   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON             , 1996

                                                    REGISTRATION NO. 33-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           CCB FINANCIAL CORPORATION

             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                         6025                     56-1347849
   (State or other jurisdiction            (Primary Standard           (I.R.S. Employer
of incorporation or organization)      Industrial Classification     Identification No.)
                                               Code No.)

                              111 CORCORAN STREET
                              POST OFFICE BOX 931
                          DURHAM, NORTH CAROLINA 27702
                                 (919) 683-7777

  (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive office)

                               ERNEST C. ROESSLER
              VICE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              111 CORCORAN STREET
                              POST OFFICE BOX 931
                          DURHAM, NORTH CAROLINA 27702
                                 (919) 683-7777

           (Name, address and telephone number of agent for service)

                                   COPIES TO:

     ROBERT A. SINGER, ESQ.              ELIZABETH L. MOORE, ESQ.
    BROOKS, PIERCE, MCLENDON             PETREE STOCKTON, L.L.P.
   HUMPHREY & LEONARD, L.L.P.          3500 ONE FIRST UNION CENTER
230 NORTH ELM STREET, SUITE 2000         301 SOUTH COLLEGE STREET
      POST OFFICE BOX 26000          CHARLOTTE, NORTH CAROLINA 28202
GREENSBORO, NORTH CAROLINA 27420              (704) 338-5082
         (910) 373-8850

 APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

   As soon as practicable after this Registration Statement become effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                    Instruction G, check the following box. [ ]

[CAPTION]

     TITLE OF EACH CLASS                                      PROPOSED MAXIMUM          PROPOSED MAXIMUM
       OF SECURITIES TO               AMOUNT TO BE             OFFERING PRICE          AGGREGATE OFFERING
        BE REGISTERED                REGISTERED (1)              PER SHARE                 PRICE (2)
Common Stock,
  $5.00 par value...........         806,820 shares               $9.18(2)                 $7,406,608
Series A Junior Participating
  Preferred Stock Purchase
  Rights (3)................         806,820 rights            Not Applicable            Not Applicable

     TITLE OF EACH CLASS               AMOUNT OF
       OF SECURITIES TO               REGISTRATION
        BE REGISTERED                   FEE (2)
Common Stock,
  $5.00 par value...........             $2,554
Series A Junior Participating
  Preferred Stock Purchase
  Rights (3)................         Not Applicable

(1) Assumes issuance of 754,905 shares of the common stock of the Registrant for 1,841,232 shares of the common stock of Salem Trust Bank ("Salem") and 51,915 shares of the common stock of the Registrant reserved for issuance under assumed Salem stock option plans.

(2) In accordance with Rule 457(f), the registration fee is based upon the book value as of July 31, 1996 ($9.18) of a share of the common stock of Salem.

(3) The Series A Junior Participating Preferred Stock purchase rights will be attached to and trade with the shares of Registrant's Common Stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

          CROSS-REFERENCE SHEET PURSUANT TO ITEM 501 OF REGULATION S-K

                           ITEM OF FORM S-4                             CAPTION IN PROSPECTUS/PROXY STATEMENT

 A. INFORMATION ABOUT THE TRANSACTION

   1.    Forepart of Registration Statement and Outside Front Cover
         Page of Prospectus...........................................  Cover page; Cross-Reference Sheet; Outside Front Cover
                                                                        Page of Prospectus/Proxy Statement

   2.    Inside Front and Outside Cover Pages of Prospectus...........  Inside Front Cover Page of Prospectus/Proxy Statement;
                                                                        AVAILABLE INFORMATION

   3.    Risk Factors, Ratio of Earnings to Fixed Charges and Other
         Information..................................................  SUMMARY; SELECTED FINANCIAL INFORMATION; COMPARATIVE
                                                                        PER SHARE DATA

   4.    Terms of the Transaction.....................................  THE SPECIAL MEETING; THE MERGER; RIGHTS OF DISSENTING
                                                                        SHAREHOLDERS; CAPITAL STOCK OF CCBF AND SALEM

   5.    Pro Forma Financial Information..............................  PRO FORMA COMBINED FINANCIAL INFORMATION; PRO FORMA
                                                                        CAPITALIZATION

   6.    Material Contracts with the Company Being Acquired...........  THE MERGER -- Recommendation and Reasons

   7.    Additional Information Required for Reoffering by Persons and
         Parties Deemed to be Underwriters............................  Not Applicable

   8.    Interests of Named Experts and Counsel.......................  THE MERGER -- Salem Fairness Opinion; LEGAL MATTERS;
                                                                        EXPERTS

   9.    Disclosure of Commission Position on Indemnification for
         Securities Act Liabilities...................................  INDEMNIFICATION

 B. INFORMATION ABOUT THE REGISTRANT

  10.    Information with Respect to S-3 Registrants..................  Not Applicable

  11.    Incorporation of Certain Information by Reference............  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE;
                                                                        SUMMARY; CCB FINANCIAL CORPORATION

  12.    Information with Respect to S-2 or S-3 Registrants...........  Not Applicable

  13.    Incorporation of Certain Information by Reference............  Not Applicable

  14.    Information with Respect to Registrants Other Than S-2 or S-3
         Registrants..................................................  Not Applicable

 C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

  15.    Information with Respect to S-3 Companies....................  Not Applicable

  16.    Information with Respect to S-2 or S-3 Companies.............  Not Applicable

  17.    Information with Respect to Companies Other than S-2 or S-3
         Companies....................................................  SUMMARY; SALEM TRUST BANK

                           ITEM OF FORM S-4                             CAPTION IN PROSPECTUS/PROXY STATEMENT
 D. VOTING AND MANAGEMENT INFORMATION

  18.    Information if Proxies, Consents or Authorizations are to be
         Solicited....................................................  SUMMARY; THE SPECIAL MEETING; RIGHTS OF DISSENTING
                                                                        SHAREHOLDERS; Appendix B; THE MERGER -- Required
                                                                        Shareholder Approvals, and -- Interests of Certain
                                                                        Persons With Respect to the Merger; CCB FINANCIAL
                                                                        CORPORATION; -- Beneficial Ownership of CCBF Stock
                                                                        and -- Management and Additional Information; SALEM
                                                                        TRUST BANK -- Beneficial Ownership of Salem Stock by
                                                                        Management and Others, -- Salem Management and
                                                                        Additional Information,  -- Mangement
                                                                        Renumeration, -- Employment Agreements, and -- Other
                                                                        Transactions with Management; INCORPORATION OF CERTAIN
                                                                        DOCUMENTS BY REFERENCE

  19.    Information if Proxies, Consents or Authorizations are not to
         be Solicited or in an Exchange Offer.........................  Not Applicable

                                SALEM TRUST BANK

                             2140 COUNTRY CLUB ROAD
                      WINSTON-SALEM, NORTH CAROLINA 27104
                           TELEPHONE: (910) 723-9102

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     NOTICE is hereby given that a Special Meeting of Shareholders of Salem
Trust Bank ("Salem") will be held at             , at          o'clock, E.S.T.
on                , 1996, for the following purpose:

          1. PROPOSAL TO APPROVE PROPOSED MERGER. To consider and vote on a proposal to approve the Amended Agreement of Combination, dated initially as of July 1, 1996 and amended as of September 6, 1996, and the related plan of merger (collectively, the "Merger Agreement"), among Salem, CCB Financial Corporation ("CCBF") and Central Carolina Bank and Trust Company ("CCB Bank") (a copy of which Agreement is attached as Appendix A to the Prospectus/Proxy Statement which accompanies this Notice), and to approve the transactions described therein, including without limitation the merger of Salem with and into CCB Bank (the "Merger") with the result that all outstanding shares of Salem's $2.50 par value common stock will be converted into shares of CCBF's $5.00 par value common stock (each with an attached preferred stock purchase right); and,

          2. OTHER BUSINESS. To transact such other business as properly may be presented for action at the Special Meeting.

     At the effective time of the Merger, each outstanding share of Salem's $2.50 par value common stock ("Salem Stock") will be converted into .41 of a share of CCBF's $5.00 par value common stock and .41 of a CCBF preferred stock purchase right. UNDER NORTH CAROLINA LAW EACH SALEM SHAREHOLDER HAS THE RIGHT TO DISSENT FROM THE MERGER AND TO DEMAND PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES OF SALEM STOCK. A SALEM SHAREHOLDER'S RIGHT TO DISSENT IS CONTINGENT UPON HIS OR HER STRICT COMPLIANCE WITH THE REQUIREMENTS OF ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT. THE FULL TEXT OF ARTICLE 13 IS ATTACHED AS APPENDIX B TO THE PROSPECTUS/PROXY STATEMENT WHICH ACCOMPANIES THIS NOTICE AND IS INCORPORATED HEREIN BY REFERENCE.

     EACH SALEM SHAREHOLDER IS INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, TO ENSURE THAT A QUORUM IS PRESENT AT THE SPECIAL MEETING, EACH SALEM SHAREHOLDER IS REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT PROMPTLY TO SALEM IN THE ENCLOSED STAMPED, RETURN ENVELOPE. SIGNING AND RETURNING AN APPOINTMENT OF PROXY WILL NOT AFFECT A SALEM SHAREHOLDER'S RIGHT TO ATTEND THE SPECIAL MEETING AND VOTE IN PERSON.

                                         By Order of the Board of Directors

                                         PRESIDENT AND
                                         CHIEF EXECUTIVE OFFICER

            , 1996

             SALEM'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SALEM'S SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT

                                   PROSPECTUS

                           CCB FINANCIAL CORPORATION

                                              SHARES

                                  COMMON STOCK
                                PAR VALUE $5.00

                             EACH WITH AN ATTACHED
                         PREFERRED SHARE PURCHASE RIGHT

                                PROXY STATEMENT
                   FOR THE SPECIAL MEETING OF SHAREHOLDERS OF
                                SALEM TRUST BANK
                        TO BE HELD ON             , 1996

     This Prospectus relates to shares of the $5.00 par value common stock ("CCBF Stock"), each with an attached right to purchase .01 of a share of CCBF Series A Junior Participating Preferred Stock (a "CCBF Right"), of CCB Financial Corporation ("CCBF") that will be issued in connection with the proposed merger (the "Merger") of Salem Trust Bank ("Salem") with and into Central Carolina Bank and Trust Company, a wholly-owned subsidiary of CCBF ("CCB Bank"). CCBF is a North Carolina corporation which is registered with the Board of Governors of the Federal Reserve System as a bank holding company. CCB Bank is a North Carolina commercial bank. Each is headquartered in Durham, North Carolina. As described in the Agreement of Combination, dated initially as of July 1, 1996 and amended as of September 6, 1996 (the "Merger Agreement"), among Salem, CCBF and CCB Bank, upon consummation of the Merger, Salem would be merged into CCB Bank and each outstanding share of Salem's $2.50 par value common stock ("Salem Stock") held by Salem's shareholders would be converted into and exchanged for
 .41 of a share of CCBF Stock and .41 of a CCBF Right. See "THE MERGER". References in this Prospectus/Proxy Statement to the CCBF Stock into which Salem Stock will be converted shall be deemed to include the CCBF Rights attached to such CCBF Stock. For additional information about the CCBF Rights, see "CAPITAL STOCK OF CCBF AND SALEM."

     Salem's shareholders are entitled to their statutory dissenters' rights in accordance with North Carolina law. See "RIGHTS OF DISSENTING SHAREHOLDERS." In lieu of issuing fractional shares of CCBF Stock, cash will be distributed to each Salem shareholder otherwise entitled to receive a fractional share in an amount equal to that fraction multiplied by the "market value" of one whole share of CCBF Stock. See "THE MERGER -- Treatment of Fractional Shares".

     This Prospectus also serves as Salem's Proxy Statement in connection with its Board of Directors' solicitation of appointments of proxy to be used at the special meeting of Salem's shareholders (the "Special Meeting"), including any adjournments thereof, to be held for the purposes described herein. See "THE SPECIAL MEETING".

     At the Special Meeting, the holders of record of Salem Stock as of the
close of business on             , 1996 will consider and vote upon a proposal
to approve the Merger Agreement and the transactions described therein. Upon consummation of the Merger, each outstanding share of Salem Stock (excluding shares held by Salem or CCBF, CCB Bank or any of their subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by Salem shareholders who exercise their statutory dissenters' rights in accordance with North Carolina law) will be converted into
 .41 of a share of CCBF Stock and .41 of a CCBF Right. See "THE MERGER -- Terms of the Merger" and "RIGHTS OF DISSENTING SHAREHOLDERS."

     The outstanding shares of CCBF Stock are listed upon the New York Stock Exchange ("NYSE"). The shares of CCBF Stock issued in the Merger will listed on the NYSE upon the consummation of the Merger.

     This Prospectus/Proxy Statement and the accompanying form of appointment of proxies are first being mailed to shareholders of Salem on or about
            , 1996.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
       STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

       The date of this Prospectus/Proxy Statement is             , 1996.

     No person is authorized to give any information or make any representation other than those contained in this Prospectus/Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized by CCBF or Salem. This Prospectus/Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase or exchange the securities offered by this Prospectus/Proxy Statement in any jurisdiction in which such offer is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation. The information contained in this Prospectus/Proxy Statement regarding CCBF and its affiliates has been furnished by CCBF, and the information herein regarding Salem and its affiliates has been furnished by Salem. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the securities being made hereunder shall, under any circumstances, create any implication that there has been no change in affairs of CCBF or Salem or their affiliates since the date of this Prospectus/Proxy Statement or that information contained herein or in the documents incorporated herein by reference is correct as of any time subsequent to the date hereof or the dates thereof.

     THE SHARES OF CCBF STOCK AND ATTACHED CCBF RIGHTS BEING OFFERED TO SALEM'S SHAREHOLDERS ARE NOT DEPOSITS OF ANY BANK OR OTHER FINANCIAL INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                               TABLE OF CONTENTS

                                                         PAGE
                                                         PAGE
AVAILABLE INFORMATION..................................    3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........    3
SUMMARY................................................    4
  Special Meeting of Salem Shareholders................    4
  The Merger...........................................    5
  CCBF Stock and Salem Stock; Dividends................    8
  Selected Financial Information.......................    9
COMPARATIVE PER SHARE DATA.............................   14
THE SPECIAL MEETING....................................   16
  General; Proposals to be Considered..................   16
  Date, Place and Time.................................   16
  Record Date..........................................   16
  Voting Securities; Votes Required for Approval.......   16
  Voting and Revocation of Proxies.....................   16
  Proxy Solicitation Expenses..........................   16
  Recommendation and Reasons...........................   17
THE MERGER.............................................   17
  General..............................................   17
  Conversion of Salem Stock and Salem Options; Exchange
     Ratio.............................................   17
  Surrender and Exchange Certificates..................   18
  Treatment of Fractional Shares.......................   18
  Recommendation and Reasons...........................   19
  Salem Fairness Opinion...............................   21
  Required Shareholder Approvals.......................   25
  Required Regulatory Approvals........................   25
  Conduct of Business Pending Merger...................   26
  Prohibition on Solicitation..........................   26
  Accounting Treatment.................................   27
  Certain Income Tax Consequences......................   27
  Conditions to Merger.................................   28
  Amendment of Merger Agreement; Waiver................   29
  Termination of Merger Agreement......................   29
  Effective Time and Closing Date......................   30
  Directors and Officers...............................   30
  Interests of Certain Persons With Respect to the
     Merger............................................   30
  NYSE Listing.........................................   32
  Dividend Reinvestment and Stock Purchase
     Plan..............................................   32
  Restrictions on Resale of CCBF Stock by Affiliates...   32
  Expenses.............................................   33
RIGHTS OF DISSENTING SHAREHOLDERS......................   33
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION.....   35
PRO FORMA CAPITALIZATION...............................   42
CCB FINANCIAL CORPORATION..............................   43
  General..............................................   43
  Subsidiaries.........................................   43
  Beneficial Ownership of CCBF Stock...................   43
  Management and Additional Information................   45
SALEM TRUST BANK.......................................   45
  Description of Business..............................   45
  Management's Discussion and Analysis of Financial
     Condition and Results of Operation................   45
  Beneficial Ownership of Salem Stock by Management and
     Others............................................   57
  Salem Management and Additional Information..........   59
  Management Remuneration..............................   59
  Employment Agreements................................   61
  Other Transactions with Management...................   62
SUPERVISION AND REGULATION.............................   63
CAPITAL STOCK OF CCBF AND SALEM........................   70
INDEMNIFICATION........................................   75
LEGAL MATTERS..........................................   76
EXPERTS................................................   76
OTHER MATTERS..........................................   76
PROPOSALS OF SHAREHOLDERS..............................   77
APPENDIX A -- Amended Agreement of Combination dated as
  of July 1, 1996 and amended as of September 6,
  1996.................................................  A-1
APPENDIX B -- Article 13 of the North Carolina Business
  Corporation Act Regarding the Rights of Dissenting
  Shareholders.........................................  B-1
APPENDIX C -- Opinion of The Carson Medlin Company.....  C-1
INDEX TO SALEM FINANCIAL STATEMENTS....................  F-1

                             AVAILABLE INFORMATION

     CCBF is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by CCBF can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located in Chicago (Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511) and in New York (7 World Trade Center, 13th Floor, New York, New York 10048). Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxies and other information regarding CCBF and other registrants. Copies of reports, proxy statements and other information filed by CCBF with the NYSE may be inspected at 20 Broad Street, New York, New York 10005.

     CCBF has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the CCBF Stock and CCBF Rights offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, all of which may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

     AS FURTHER DESCRIBED BELOW, THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS RELATING TO CCBF WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. STATEMENTS CONTAINED HEREIN OR IN ANY DOCUMENT INCORPORATED HEREIN BY REFERENCE AS TO THE CONTENTS OF ANY CONTRACTS OR OTHER DOCUMENTS REFERRED TO HEREIN OR THEREIN ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE REFERENCE IS MADE TO THE COPY OF SUCH CONTRACT OR OTHER DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OR SUCH OTHER DOCUMENT, EACH SUCH STATEMENT BEING QUALIFIED IN ALL RESPECTS BY SUCH REFERENCE. COPIES OF THOSE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) WILL BE PROVIDED WITHOUT CHARGE UPON REQUEST AS DESCRIBED BELOW. REQUESTS FOR DOCUMENTS REGARDING CCBF SHOULD BE DIRECTED TO W. HAROLD PARKER, JR., SENIOR VICE PRESIDENT AND CONTROLLER, CCB FINANCIAL CORPORATION, POST OFFICE BOX 931, DURHAM, N.C. 27702, TELEPHONE (919) 683-7631. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE SPECIAL MEETING, ANY SUCH REQUEST SHOULD BE MADE BY FIVE (5) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by CCBF with the Commission (SEC File No. 0-12358) are incorporated by reference into this Prospectus/Proxy
Statement: (i) CCBF's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) CCBF's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996 and June 30, 1996; (iii) CCBF's Current Reports on Form 8-K dated April 16, 1996 and May 14, 1996; and (iv) the description of CCBF Stock contained in its current report on Form 8-K dated July 1, 1983, as amended by Form 8-K/A2 dated June 14, 1996, and its Forms 8-A dated July 29, 1996, as each is amended by CCBF's subsequent reports filed under the 1934 Act.

     In addition, all other documents filed by CCBF pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the date the Special Meeting has been finally adjourned shall be deemed to be incorporated by reference herein. Any statements contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                                    SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION ABOUT THE SPECIAL MEETING, THE MERGER AGREEMENT AND THE TRANSACTIONS DESCRIBED THEREIN AND IS NOT TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL FACTS REGARDING SALEM, CCBF, CCB BANK, THE MERGER OR OTHER MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING. THE SUMMARY IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE MORE DETAILED INFORMATION INCLUDED IN THIS PROSPECTUS/PROXY STATEMENT, THE APPENDICES HERETO (INCLUDING THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A) AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF SALEM ARE URGED TO READ CAREFULLY THE ENTIRE PROSPECTUS/PROXY STATEMENT, INCLUDING APPENDICES.

SPECIAL MEETING OF SALEM SHAREHOLDERS

     GENERAL. This Prospectus/Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Salem of appointments of proxy for use at the special meeting (the "Special Meeting") of Salem's shareholders, and at any adjournments thereof, to be held as provided and for the purposes described below. See "THE MERGER -- Voting and Revocation of Proxies". Approval of the Merger Agreement by CCBF's shareholders is not required by applicable laws. CCBF is the sole shareholder of CCB Bank and approved the Merger by action of its Board of Directors on July 16, 1996. See "THE MERGER -- Required Shareholder Approvals".

     PURPOSE OF SPECIAL MEETING. The purpose of the Special Meeting is (i) to consider and vote on a proposal to approve the Merger Agreement among Salem, CCBF and CCB Bank attached as Appendix A and to approve the transactions described therein, including without limitation the Merger and the conversion of the outstanding shares of Salem Stock into shares of CCBF Stock, and (ii) to transact such other business as properly may be presented for action at the Special Meeting.

     DATE, PLACE AND TIME. The Special Meeting will be held at           , on
            , 1996 at       E.S.T.

     RECORD DATE. The close of business on             , 1996 has been fixed as
the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only those Salem shareholders of record on the Record Date will be eligible to vote at the Special Meeting on the matters described herein. See "THE SPECIAL
MEETING -- Record Date".

     VOTING SECURITIES. The voting securities of Salem are the shares of Salem
Stock, of which approximately       shares were issued and outstanding on the
Record Date. See "THE SPECIAL MEETING -- Voting Securities, Votes Required for Approval".

     VOTES REQUIRED FOR APPROVAL. At the Special Meeting, each Salem shareholder will be entitled to cast one vote for each share of Salem Stock held of record on the Record Date on each matter submitted for voting. The affirmative vote of the holders of at least two-thirds ( 2/3) of the shares of Salem Stock entitled to be voted at the Special Meeting is required to approve the Merger Agreement. Because the affirmative vote of two-thirds ( 2/3) of all outstanding Salem Stock is required, abstentions, broker non-votes and shares otherwise not voted in the affirmative will have the same effect as votes against the Merger Agreement. See "THE SPECIAL MEETING -- Voting Securities; Vote Required for Approval". CCBF, the sole shareholder of CCB Bank, has approved the Merger Agreement.

     VOTING OF PROXIES. The persons named to represent Salem's shareholders as proxies at the Special Meeting are Gordon H.T. Sheeran and James E. Holmes, Jr. (the "Proxies"). Shares of Salem Stock represented by each appointment of proxy which is properly executed and returned by a Salem shareholder, and not revoked, will be voted by the Proxies in accordance with the directions contained therein. If no directions are given, such shares will be voted by the Proxies "FOR" approval of the Merger Agreement and the transactions contemplated therein. On such other matters that may properly come before the Special Meeting, the Proxies will be authorized to vote in accordance with their best judgment on such matters. See "THE SPECIAL MEETING -- Voting and Revocation of Proxies".

     REVOCATION OF APPOINTMENTS OF PROXY. Any Salem shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of Salem either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Special Meeting and announcing his or her intention to vote in person. See "THE SPECIAL MEETING -- Voting and Revocation of Proxies".

     PROXY SOLICITATION EXPENSES Except under certain circumstances involving a wrongful termination or breach of the Merger Agreement, Salem will pay the expenses associated with the Special Meeting, and Salem and CCBF will share the costs of preparing, assembling and mailing this Prospectus/Proxy Statement. In addition to the use of the mail, appointments of proxy may be solicited personally or by telephone by Salem's officers, directors and employees, none of whom will be compensated separately for any such solicitation activities. See "THE SPECIAL MEETING -- Proxy Solicitation Expenses" and "THE MERGER -- Termination of Merger Agreement" and " -- Expenses".

THE MERGER

     GENERAL. Salem, CCBF and CCBF's primary banking subsidiary, CCB Bank, have entered into the Merger Agreement which provides for the Merger and certain other transactions as described therein. Salem is a North Carolina commercial bank. At June 30, 1996, Salem had assets of $158 million, deposits of $139 million, and shareholders' equity of $17 million. Its principal offices are located at 2140 Country Club Road, Winston-Salem, North Carolina 27104 and its telephone number at that address is (910) 723-9102. See "SALEM TRUST BANK".

     CCBF is a North Carolina corporation which is registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHCA"), as a bank holding company. CCBF's principal subsidiaries are (i) CCB Bank, a North Carolina commercial bank headquartered in Durham, North Carolina, (ii) Graham Savings Bank, Inc., SSB ("Graham Savings"), a North Carolina savings bank headquartered in Graham, North Carolina, and (iii) Central Carolina Bank-Georgia, a Georgia credit card bank headquartered in Columbus, Georgia. CCB Bank's subsidiaries are CCB Investment and Insurance Service Corporation, Southland Associates, Inc., and CCBDE, Inc. CCBF currently intends to merge Graham Savings with and into CCB Bank on or about October 4, 1996. See "CCB FINANCIAL CORPORATION -- Subsidiaries". At June 30, 1996, CCBF had consolidated assets of $5.1 billion, consolidated deposits of $4.3 billion, and consolidated shareholders' equity of $451.3 million. CCBF's principal offices are located at 111 Corcoran Street (Post Office Box 931), Durham, North Carolina 27702, and its telephone number at that address is (919) 683-7777. See "CCB FINANCIAL CORPORATION".

     EFFECT OF MERGER. At the time the Merger becomes effective (the "Effective Time"), Salem will be merged with and into CCB Bank. CCB Bank will be the surviving bank of the Merger and will continue to conduct its and Salem's businesses. Salem will cease to exist as a separate commercial bank. After the Effective Time, CCB Bank will continue to use the name "Salem" in conjunction with CCB Bank's name and logos to identify certain aspects of CCB Bank's activities. See "THE MERGER -- General" and " -- Effective Time and Closing Date".

     CONVERSION OF SALEM STOCK AND EXCHANGE RATIO. At the Effective Time, each outstanding share of Salem Stock (other than shares as to which Salem's shareholders exercise their "Dissenters' Rights" under North Carolina law and shares held by CCBF, subsidiaries of CCBF or Salem other than in a fiduciary capacity or as a result of debts previously contracted) will be converted into, and thereafter may be exchanged for, .41 of a share of CCBF Stock and .41 of a CCBF Right (the "Exchange Ratio"). See "THE MERGER -- Conversion of Salem Stock and Stock Options; Exchange Ratio" and " -- Surrender and Exchange of Certificates", "RIGHTS OF DISSENTING SHAREHOLDERS", and "CAPITAL STOCK OF CCBF AND SALEM".

     TREATMENT OF FRACTIONAL SHARES. In lieu of issuing fractional shares of CCBF Stock, cash will be distributed to each Salem shareholder otherwise entitled to receive a fractional share in an amount equal to that fraction multiplied by the "market value" of one whole share of CCBF Stock. See "THE MERGER -- Treatment of Fractional Shares".

     RECOMMENDATION AND REASONS. SALEM'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SALEM'S SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT. Salem's Board of Directors has adopted the Merger Agreement and believes the Merger and the actions to be taken in connection therewith are in the best interests of Salem and its shareholders, and unanimously recommends that Salem's shareholders vote FOR approval of the Merger Agreement. In making its recommendation, the Salem Board considered, among other things, the opinion of its financial advisor that the proposed consideration to be paid by CCBF to Salem's shareholders, in the form of the Exchange Ratio of .41 of a share of CCBF Stock and .41 of a CCBF Right for each outstanding share of Salem Stock, is fair to Salem's shareholders from a financial point of view. See "THE
MERGER -- Recommendation and Reasons" and " -- Salem Fairness Opinion".

     FAIRNESS OPINION. Salem's Board of Directors retained The Carson Medlin Company, Raleigh, North Carolina ("Carson Medlin") as Salem's financial advisor to provide an opinion to the Board of the fairness to Salem's shareholders of any such transaction from a financial point of view. After its review of a variety of relevant factors, Carson Medlin has given Salem's Board of Directors a written opinion dated July 15, 1996 (the "Salem Fairness Opinion"), a copy of which is attached as Appendix C to this Prospectus/Proxy Statement), to the effect that the terms of the Merger as provided in the Merger Agreement are fair to Salem's shareholders from a financial point of view. For its services, Salem has agreed to pay Carson Medlin a fee of $13,500 in compensation for rendering of the Salem Fairness Opinion (the "Opinion Fee"). The Opinion Fee was paid upon the issuance of the Salem Fairness Opinion. In addition, Salem has agreed to reimburse Carson Medlin for its reasonable and necessary out-of-pocket expenses and third party expenses incurred by Carson Medlin in connection with its engagement by Salem, and to indemnify Carson Medlin against certain liabilities. See "THE MERGER -- Salem Fairness Opinion". Salem's obligation to consummate the Merger is conditioned on its receipt of the Salem Fairness Opinion. See "THE MERGER -- Conditions to Merger". Salem also engaged Orr Management Co. ("Orr & Co.") as its financial advisor to assist the Salem Board of Directors in considering various potential merger partners and the advisability of the Merger. See "THE
MERGER -- Recommendation and Reasons".

     REQUIRED APPROVAL OF SHAREHOLDERS. Under the Merger Agreement and Chapter 53 of the North Carolina General Statutes (the "Bank Act"), the Merger Agreement must be approved by the affirmative vote of the holders of at least two-thirds
( 2/3) of the shares of Salem Stock entitled to be voted at the Special Meeting and the holder of CCB Bank's outstanding common stock. As of the Record Date, the directors and executive officers of Salem had voting control over shares of Salem Stock. CCBF, as CCB Bank's sole shareholder, has approved the Merger Agreement. See "THE MERGER -- Required Shareholder Approvals".

     REQUIRED REGULATORY APPROVALS. The Merger is subject to approvals of certain regulatory authorities. Applications for all such required approvals have been filed and are pending. While no assurances are or can be given, Salem and CCBF believe that all such required approvals will be obtained. See "THE MERGER -- Required Regulatory Approvals".

     CONDUCT OF BUSINESS PENDING MERGER. The Merger Agreement provides that, prior to the Effective Time, each of Salem, CCBF and the subsidiaries of CCBF will conduct its business in the usual, regular and ordinary course consistent with past practices, use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and take no action which would adversely affect or delay the ability of either Salem or CCBF to obtain any necessary approvals of any governmental authority required for the Merger or the other transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement. Further, except as permitted by the Merger Agreement, Salem will refrain from taking certain actions relating to the operation of its business without the prior approval of CCBF. See "THE MERGER -- Conduct of Business Pending Merger".

     PROHIBITION ON SOLICITATION. The Merger Agreement provides that Salem will not solicit or encourage, or authorize any person to solicit, from any third party any inquiries or proposals with respect to any disposition of its business or assets, or the acquisition of its voting securities, or its merger with any corporation or entity other than as provided by the Merger Agreement. Further, Salem will not provide any information or assistance or negotiate with any person in furtherance of any such inquiry or to obtain such a proposal.

     If the Merger Agreement is terminated by reason by Salem entering into a letter of intent or agreement to be acquired by, merge with or sell all or substantially all of its assets to a third party or if, prior to the termination of the Merger Agreement, Salem (without the consent of CCBF) engages in negotiations with a third party with respect to any such transaction and, within twelve months of the termination of the Merger Agreement, enters into a letter of intent or agreement with such third party, then Salem would be obligated to pay to CCBF a termination fee of $1 million. See "THE MERGER -- Prohibition on Solicitation" and " -- Termination of the Merger Agreement".

     ACCOUNTING TREATMENT. CCBF currently intends for the Merger to be accounted for under the pooling-of-interests method. Generally, if the number of fractional shares of CCBF Stock resulting from the Merger for which cash is paid in effecting the Merger, shares of CCBF Stock or Salem Stock repurchased by CCBF or by Salem, and shares held by Salem stockholders who exercise their "Dissenters' Rights" together would represent more than 10% of the shares issued by CCBF in connection with the Merger, then the Merger will not qualify for the pooling-of-interests method of accounting. If the Merger can not be accounted for as a pooling-of-interests, then the Merger will be accounted for under the purchase method of accounting. Should the pooling-of-interests method of accounting not be available, it may be necessary to amend applications seeking various regulatory approvals of the Merger and/or seek confirmations of such approvals, to amend CCBF's Registration Statement on Form S-4, to convene an additional Special Meeting of Salem's shareholders and to re-solicit proxies for use at such additional meeting, and/or to defer the consummation of the Merger. See "THE MERGER -- Accounting Treatment", " -- Conditions to the Merger" and
" -- Termination of Merger Agreement", and "RIGHTS OF DISSENTING SHAREHOLDERS."

     CERTAIN INCOME TAX CONSEQUENCES. CCBF and Salem have received an opinion (the "Tax Opinion") from KPMG Peat Marwick LLP, tax advisors to CCBF and Salem, to the effect that the Merger will constitute a reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the shareholders of Salem will not recognize gain or loss for federal income tax purposes to the extent such shareholders exchange shares of Salem Stock for shares of CCBF Stock. See "THE MERGER -- Certain Income Tax Consequences".

     Because of the complexity of federal income tax laws and because tax consequences may vary depending upon a shareholder's individual circumstances or tax status, it is recommended that each of Salem's shareholders consult his or her own tax advisor concerning the federal (and applicable state, local or other) tax consequences of the Merger.

     CONDITIONS TO MERGER. In addition to required regulatory and shareholder approvals, consummation of the Merger is conditioned upon the fulfillment of certain other conditions set forth in the Merger Agreement, including, without limitation, (i) receipt of an opinion of KPMG Peat Marwick LLP that the Merger qualifies for pooling-of-interests accounting treatment or, if such an opinion cannot be rendered and the Merger is to be accounted for under the purchase method of accounting, the satisfaction of certain additional conditions designed to ensure, if necessary or deemed appropriate by CCBF, that the Merger has been approved by applicable regulatory authorities and Salem's shareholders in compliance with applicable laws and regulations, (ii) receipt of the Tax Opinion of KPMG Peat Marwick LLP to the effect that the Merger will qualify as a tax-free reorganization under the Code, (iii) the receipt by Salem of the Salem Fairness Opinion, (iv) the absence of any order, decree or injunction enjoining or prohibiting the consummation of the Merger, (v) the absence of the perfection of "Dissenters' Rights" by the holders of more than 9.90% of the Salem Stock and
(vi) certain other conditions customary in transactions of this nature. See "THE MERGER -- Conditions to Merger", " -- Required Shareholder Approvals",
" -- Required Regulatory Approvals", and " -- Accounting Treatment".

     WAIVER AND AMENDMENT. Prior to the Effective Time, any provision of the Merger Agreement may be waived by the party entitled to the benefits of such provision, except that no condition may be waived which, if not satisfied, would result in the violation of any law or applicable governmental regulation. In addition, to the extent permitted by law, the Merger Agreement may be amended at any time upon the written agreement of Salem, CCBF and CCB Bank without the approval of Salem's shareholders or CCB Bank's shareholder, except that no change in the manner or basis in which shares of Salem Stock will be exchanged for CCBF Stock may be made after the Special Meeting without such shareholder approvals. See "THE MERGER -- Amendment of Merger Agreement; Waiver".

     TERMINATION OF MERGER AGREEMENT. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after any requisite shareholder approval, (i) by mutual consent of the Board of Directors of Salem and the Boards of Directors of CCBF and CCB Bank; or (ii) by the Board of Directors of Salem or the Boards of Directors of CCBF and CCB Bank:
(A) at any time after March 31, 1997 (unless the Merger is to be accounted for under the purchase method of accounting, in which case this date shall be June 30, 1997); (B) if any appropriate regulatory authority has denied approval of the Merger, or an order, judgment or decree of any such regulatory authority or court having jurisdiction has imposed any condition or requirement which would so substantially and adversely impact the economic or business benefits of the Merger as to render the consummation of the Merger inadvisable in the reasonable opinion of the Board of Directors of Salem or the Boards of Directors of CCBF and CCB Bank, and such denial or imposition has become final and nonappealable;
(C) in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach is not cured within 30 days after written notice thereof is given by the non-breaching party; (D) if there has occurred a suit or other proceeding by any governmental regulatory agency or body to restrain or prohibit the Merger, or a suit by a Salem or CCBF shareholder seeking to restrain the Merger or seeking material monetary damages should such transaction be consummated; or (E) if the average closing price for a share of CCBF Stock on the NYSE over the 60 trading days preceding the date of the Closing of the Merger is less than $46.78 or greater than $57.18. See "THE MERGER -- Termination of Merger Agreement".

     EFFECTIVE TIME. Assuming the receipt of all required approvals, it currently is expected that the Merger will become effective on or about January 24, 1997. See "THE MERGER -- Effective Time and Closing Date". The Board of Directors of Salem or the Boards of Directors of CCBF and CCB Bank may terminate the Merger Agreement if the Effective Time shall not have occurred by March 31, 1997 (or June 30, 1997, if the Merger is to be accounted for as a purchase). See "THE MERGER -- Termination of Merger Agreement".

     INTERESTS OF CERTAIN PERSONS. The Merger Agreement provides that, following the Effective Time, CCBF will continue to honor in accordance with their terms all employment, severance, deferred compensation, split dollar insurance, salary continuation, consulting and other compensation contracts between Salem and any current or former director, officer or employee thereof. Additionally, Salem's stock option plans (the "Salem Option Plans") will be continued and the stock options granted thereunder ("Salem Options") will be exchanged at the Exchange Ratio for options to acquire CCBF Stock. Pursuant to terms of the Salem Option Plans, all unvested Salem Options will be immediately vested at the Effective Time. The executive officers of Salem, Gordon H.T. Sheeran, President and Chief Executive Officer, Norman D. Potter, Chief Financial Officer and Secretary, William S. Green, Senior Vice President, and Deborah S. Marshall, Senior Vice President, currently hold 2,000, 2,844, 2,000 and 600 unvested Salem Options, respectively.

     The current employment agreements of Messrs. Sheeran, Potter and Green and Ms. Marshall will be amended and restated as of the Effective Time and assumed by CCB Bank. The terms of employment of each of these officers will be extended and certain additional benefits will be provided to each of them. Each will become a senior officer of CCB Bank. See "THE MERGER -- Interests of Certain Persons with Respect to the Merger".

     RIGHTS OF DISSENTING SHAREHOLDERS. Subject to certain conditions, each Salem shareholder has the right under the North Carolina Business Corporation Act (the "NCBCA") to "dissent" from the Merger and receive the "fair value" of the shareholder's shares of Salem Stock in cash ("Dissenters' Rights"). A Salem shareholder who (i) does not vote in favor of the Merger Agreement, (ii) submits timely written notice of intent to demand payment for the shareholder's shares,
(iii) demands payment and deposits the shareholder's share certificates by the date set forth in and in accordance with the terms and conditions of the "dissenters' notice" sent to such shareholder, and (iv) otherwise satisfies the requirements specified in Appendix B to this Prospectus/Proxy Statement, will be offered the amount Salem estimates to be the fair value of the shareholder's shares of Salem Stock, plus accrued interest to the date of payment, and will be paid such amount in cash provided the shareholder agrees in writing to accept such amount in full satisfaction of the shareholder's demand. In order to exercise Dissenters' Rights, a Salem shareholder must follow carefully all steps described in Appendix B. See "RIGHTS OF DISSENTING SHAREHOLDERS" and Appendix B. A Salem shareholder who returns a signed appointment of proxy, but fails to provide instructions as to the manner in which such shares are to be voted, will be deemed to have voted in favor of the Merger Agreement and will not be entitled to assert Dissenters' Rights.

     DIFFERENCES IN CAPITAL STOCK OF SALEM AND CCBF. In connection with the Merger, Salem's shareholders (other than shareholders who exercise Dissenters' Rights) will become CCBF shareholders. There are certain differences between the rights of the respective shareholders of Salem and CCBF, including certain provisions in CCBF's Restated Articles of Incorporation, as amended, that may be deemed to have an "anti-takeover" effect in that they could discourage or prevent an acquisition of CCBF unless the potential acquiror has obtained the approval of CCBF's Board of Directors. Salem shareholders should consider carefully the differences in CCBF Stock and Salem Stock under the governing instruments of those corporations and North Carolina law. See "CAPITAL STOCK OF CCBF AND SALEM".

     RESALES OF CCBF STOCK RECEIVED IN MERGER. The shares of CCBF Stock into which Salem Stock will be converted in the Merger will be freely transferable by the holders thereof except in the case of shares held by persons who may be deemed to be "Affiliates" of Salem or CCBF under applicable federal securities laws. Generally, Salem's Affiliates include its directors, executive officers, principal shareholders and other persons who may be deemed to "control" Salem. See "THE MERGER -- Restrictions on Resale of CCBF Stock by Affiliates". The CCBF Rights attached to the shares of CCBF Stock received by Salem's shareholders will not be transferable separately from the shares of CCBF Stock to which they relate. See "CAPITAL STOCK OF CCBF AND SALEM".

CCBF STOCK AND SALEM STOCK; DIVIDENDS

     CCBF STOCK AND SALEM STOCK. Transactions in CCBF Stock were quoted on the National Market System of The Nasdaq Stock Market, Inc. (the "Nasdaq National Market") until August 13, 1996. On August 14, 1996, CCBF Stock was listed on the NYSE, and the reporting of transactions in CCBF Stock on the Nasdaq National Market terminated. As of June 30, 1996, there were 15,051,625 shares of CCBF Stock outstanding and held by approximately 7,312 holders of record.

     Currently there is no established market on which Salem Stock is regularly traded nor are transactions in Salem Stock reported by any quotations system. Purchases and sales of Salem Stock occur, from time to time, in private transactions in an informal match market. As of the Record Date, there were
     shares of Salem Stock outstanding and held by approximately      holders of
record.

     The following table sets forth for the periods indicated (i) information on the price range of CCBF Stock and shows the high and low closing sales prices as quoted by the Nasdaq National Market or reported by the NYSE, as applicable,
(ii) the high and low sales prices of privately negotiated transactions in Salem Stock of which Salem is aware, and (iii) the cash dividends declared per share by each of CCBF and Salem. All sales prices for CCBF Stock and Salem Stock are shown without retail markups, markdowns, or commissions. Because transactions in Salem Stock occur in private transactions and Salem may not be aware of all such transactions occurring during the periods indicated, the sales prices for Salem Stock shown should not be taken as indicative of the market value of Salem Stock at any specific time or of the existence of any established trading market for Salem Stock.

                                                                             CCBF STOCK                     SALEM STOCK
                                                                     HIGH      LOW      DIVIDEND     HIGH      LOW      DIVIDEND
1996
1st Quarter......................................................   $55.75    $49.25      $.38      $14.00    $13.50      $.10(2)
2nd Quarter......................................................    54.75     49.75       .38       14.50     14.50        --
3rd Quarter (1)..................................................                          .42

1995
1st Quarter......................................................    38.75     34.00       .34        9.00      9.00        --
2nd Quarter......................................................    42.75     38.00       .34        9.13      9.00        --
3rd Quarter......................................................    51.63     41.75       .38       12.25      9.75        --
4th Quarter......................................................    56.50     48.50       .38       13.50     12.25        --

1994
1st Quarter......................................................    37.50     32.75       .32        8.00      8.00        --
2nd Quarter......................................................    40.00     33.25       .32        8.00      8.00        --
3rd Quarter......................................................    44.50     39.25       .34        8.50      8.00        --
4th Quarter......................................................    44.00     32.75       .34        9.00      8.63       .08

(1) Through September   , 1996

(2) Although this dividend was declared in January, 1996, it represents a dividend to shareholders based on 1995 net income.

     The following table sets forth the closing sales prices per share of CCBF Stock, the sales prices per share of Salem Stock of which Salem is aware, and the per share prices of Salem Stock equivalent to the closing sales prices of CCBF Stock (which prices represent the closing prices per share of CCBF Stock multiplied by the Exchange Ratio) on May 13, 1996, the business day preceding
the public announcement of the Merger, and on             , 1996, the most
recent practicable business day prior to the date of this Prospectus/Proxy
Statement:

                                                                                           EQUIVALENT PER
PRICE PER SHARE AT                                            CCBF STOCK    SALEM STOCK     SHARE PRICE
May 13, 1996...............................................   $    52.75        14.50(1)   $        21.63
            , 1996.........................................                          (2)   $

(1) Sales price of trade of Salem Stock on April 30, 1996, the last trade in Salem Stock known by Salem's management to have occurred before May 13, 1996.

(2) Sales price of trade of Salem Stock on             , 1996, the last trade in
    Salem Stock known by Salem's management to have occurred before
                , 1996 and after May 13, 1996.

SELECTED FINANCIAL INFORMATION

     The following tables set forth certain selected consolidated financial information for CCBF and Salem on a historical basis and for CCBF on an unaudited pro forma combined basis. This financial information has been based on, and should be read in conjunction with, CCBF's audited financial statements and interim unaudited financial statements, including the related notes thereto, which are incorporated herein by reference, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", and Salem's audited financial statements and interim unaudited financial statements, including the related notes thereto, which are set forth herein. In the opinion of the respective managements of CCBF and Salem, all adjustments necessary for a fair presentation of results of interim periods of CCBF and Salem (none of which were other than normal accruals) have been included.

     The selected unaudited pro forma combined financial information has been prepared using historical financial information for CCBF and Salem and assuming that the Merger had been effective prior to the periods presented and was accounted for under the pooling-of-interests method of accounting. For a description of the pooling-of-interests accounting method with respect to the Merger and the related effects on the historical financial statements of CCBF, see "THE MERGER -- Accounting Treatment". The pro forma combined financial information presented is not necessarily indicative of actual results that might have been achieved had the Merger been consummated prior to the periods presented, and is not indicative of future results that may be obtained on a combined basis. The pro forma combined financial information does not reflect any Merger-related expenses which may be recognized or cost savings from operating efficiencies which may be realized in connection with the Merger. Current estimates of Merger-related expenses are $1.4 million. CCBF currently anticipates cost savings of approximately $1.5 million associated with possible operating efficiencies and synergies, but no such savings are assured. It is anticipated that any such cost savings will be achieved, if at all, only in the fiscal quarters following the quarter in which the expenses of the Merger are recognized.

CCB FINANCIAL CORPORATION

                                              SIX MONTHS
                                            ENDED JUNE 30
                                             (UNAUDITED)                          YEARS ENDED DECEMBER 31
                                           1996        1995        1995        1994        1993        1992        1991
                                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income.......................  $  194,563     188,474     383,514     309,899     254,912     241,589     269,638
Interest expense......................      88,713      87,057     179,404     126,366     101,956     105,766     143,989
Net interest income...................     105,850     101,417     204,110     183,533     152,956     135,823     125,649
Provision for loan and
  lease losses........................       5,150       3,749       8,183       9,279       7,106       7,831       9,331
Net interest income after
  provision...........................     100,700      97,668     195,927     174,254     145,850     127,992     116,318
Other income..........................      29,563      27,285      53,267      48,630      46,617      39,570      41,261
Net investment securities gains
  (losses)............................          11        (977)       (978)        357       2,962       2,073         605
Other expenses (1)....................      74,866      86,782     160,223     147,287     129,452     116,114     110,983
Income before income taxes and
  cumulative changes in accounting
  principles..........................      55,408      37,194      87,993      75,954      65,977      53,521      47,201
Income taxes (2)......................      19,292      13,107      30,133      30,843      21,913      18,238      14,470
Income before cumulative changes in
  accounting principles...............      36,116      24,087      57,860      45,111      44,064      35,283      32,731
Cumulative changes in accounting
  principles (3)......................          --          --          --          --      (1,371)         --          --
Net income............................  $   36,116      24,087      57,860      45,111      42,693      35,283      32,731
PER SHARE
Income before cumulative changes in
  accounting principles:
  Primary.............................  $     2.40        1.61        3.87        2.94        3.10        2.60        2.42
  Fully diluted (4)...................        2.40        1.61        3.87        2.94        3.05        2.52        2.35
Net income:
  Primary.............................        2.40        1.61        3.87        2.94        3.00        2.60        2.42
  Fully diluted (4)...................        2.40        1.61        3.87        2.94        2.95        2.52        2.35
Cash dividends........................         .76         .68        1.44        1.32        1.24        1.14       1.047
Book value............................       29.98       27.02       28.98       24.75       24.43       22.42       20.66
Average shares outstanding:
  Primary.............................      15,034      14,961      14,949      15,354      14,230      13,580      13,539
  Fully diluted (4)...................      15,034      14,961      14,949      15,354      14,612      14,494      14,476
AVERAGE BALANCES
Assets................................  $4,968,326   4,736,131   4,811,108   4,297,775   3,613,333   3,095,352   2,983,978
Loans and lease financing.............   3,407,023   3,228,707   3,251,613   2,823,525   2,299,599   2,018,812   1,979,879
Earning assets........................   4,678,685   4,447,788   4,521,780   4,021,814   3,365,274   2,875,280   2,766,431
Deposits..............................   4,253,417   4,078,212   4,148,526   3,676,139   3,137,037   2,687,980   2,584,251
Interest-bearing liabilities..........   3,917,933   3,780,541   3,824,793   3,376,509   2,820,219   2,412,176   2,368,185
Shareholders' equity..................     439,100     384,439     397,504     382,884     330,679     289,291     265,743

                                           SIX MONTHS
                                          ENDED JUNE 30
                                           (UNAUDITED)                             YEARS ENDED DECEMBER 31
                                        1996         1995         1995         1994         1993         1992         1991
                                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
SELECTED PERIOD END BALANCES
Assets............................   $5,060,468    4,837,995    5,089,786    4,720,688    4,186,578    3,225,929    3,072,968
Loans and lease financing.........    3,499,741    3,197,549    3,345,345    3,158,863    2,651,100    2,033,829    1,999,955
Reserve for loan and lease
  losses..........................       45,423       42,726       43,578       41,046       34,190       25,936       23,171
Deposits..........................    4,310,618    4,165,165    4,297,411    4,057,680    3,601,227    2,802,141    2,660,737
Shareholders' equity..............      451,274      402,621      433,517      371,151      375,224      306,773      279,992
RATIOS (ANNUALIZED)
Income before cumulative changes
  in accounting principles to:
  Average assets..................         1.46%        1.03         1.20         1.05         1.22         1.14         1.10
  Average shareholders'
     equity.......................        16.54        12.63        14.56        11.78        13.33        12.20        12.32
Net income to:
  Average assets..................         1.46         1.03         1.20         1.05         1.18         1.14         1.10
  Average shareholders'
     equity.......................        16.54        12.63        14.56        11.78        12.91        12.20        12.32
Net interest margin, taxable
  equivalent (5)..................         4.71         4.78         4.70         4.75         4.76         4.88         4.72
Net loan and lease losses to
  average loans and lease
  financing.......................          .20          .13          .17          .17          .20          .25          .37
Dividend payout ratio.............        31.67        42.24        37.21        44.90        41.33        43.85        43.26

(1) Other expenses include merger-related expense of $10.3 million in 1995 related to CCBF's merger with Security Capital Bancorp ("SCBC") and $1.1 million in 1994 related to SCBC's acquisition of a savings and loan association. As a result, income per share was decreased by $.49 per share in 1995 and $.04 per share in 1994.

(2) Income taxes for 1994 include a one-time charge of approximately $5.6 million of deferred tax liabilities recorded in conjunction with the merger of SCBC's three savings bank subsidiaries into its commercial bank subsidiary. As a result, income per share was decreased by $.37 for the year.

(3) The cumulative changes in accounting principles reflect the 1993 adoptions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") which resulted in a one-time net charge of $2.3 million ($3.7 million pre-tax) in recognition of the entire Accumulated Postretirement Benefit Obligation, and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") which resulted in a one-time benefit of $900,000.

(4) Assumes full conversion of convertible subordinated debentures issued by CCBF in 1985. The convertible subordinated debentures were called for redemption during 1993 and substantially all were converted into CCBF Stock.

(5) Net interest margin is computed by dividing taxable equivalent net interest income by average earnings assets.

SALEM TRUST BANK

                                              SIX MONTHS
                                             ENDED JUNE 30
                                              (UNAUDITED)                         YEARS ENDED DECEMBER 31
                                           1996         1995        1995        1994        1993        1992        1991
                                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income.......................   $  6,148        4,002       9,337       5,320       4,457       4,490       5,230
Interest expense......................      3,112        1,786       4,571       2,397       2,307       2,664       3,459
Net interest income...................      3,036        2,216       4,766       2,923       2,150       1,826       1,771
Provision for loan losses.............        132          165         545          50       --             40         118
Net interest income after provision...      2,904        2,051       4,221       2,873       2,150       1,786       1,653
Other income..........................        622          315         928         646         434         167          79
Other expenses........................      2,047        1,632       3,385       2,210       1,876       1,403       1,232
Income before income taxes and
  cumulative change in accounting
  principles..........................      1,479          734       1,764       1,309         708         550         500
Income taxes..........................        571          342         720         506         250         196         123
Income before cumulative change in
  accounting principles...............        908          392       1,044         803         458         354         377
Cumulative change in accounting
  principles (1)......................      --           --          --          --          --             61       --
Net income............................   $    908          392       1,044         803         458         415         377
PER SHARE
Net income:
  Primary.............................   $    .54          .34         .72         .76         .44         .40         .36
  Fully diluted (2)...................        .51          .32         .67         .70         .42         .40         .36
Cash dividends........................        .10(3)     --          --            .08       --          --          --
Book value............................       9.06         8.11        8.52        7.29        6.60        6.16        5.76
Average shares outstanding:
  Primary.............................      1,694        1,138       1,448       1,051       1,050       1,040       1,035
  Fully diluted (2)...................      1,832        1,351       1,685       1,267       1,237       1,040       1,035
AVERAGE BALANCES
Assets................................   $156,356       94,951     113,881      83,481      80,884      76,319      66,805
Loans.................................    111,453       76,475      87,414      61,111      59,388      55,702      46,917
Earning assets........................    150,244       88,015     107,750      77,812      76,439      72,570      63,425
Deposits..............................    138,485       80,986      98,414      71,555      71,626      69,584      60,328
Interest-bearing liabilities..........    128,871       77,864      93,055      69,040      67,463      65,055      57,728
Stockholders' equity..................     14,834        8,876      11,104       7,226       6,618       6,215       5,837
SELECTED PERIOD END BALANCES
Assets................................   $157,564      115,968     154,091      90,545      88,066      86,088      79,999
Loans.................................    113,703       91,898     106,231      66,966      60,447      58,500      59,213
Allowance for loan losses.............      1,434          922       1,302         757         714         714         674
Deposits..............................    139,434       94,446     136,451      79,316      78,314      79,042      73,367
Stockholders' equity..................     16,683       12,945      13,608       7,581       6,861       6,404       5,989
RATIOS (ANNUALIZED)
Net income to:
  Average assets......................       1.17%         .83         .92         .96         .57         .54         .56
  Average stockholders' equity........      12.31         8.91        9.40       11.11        6.92        6.68        6.46
Net interest margin, taxable
  equivalent (4)......................       4.12         5.09        4.43        3.78        2.84        2.54        2.81
Net loan losses to average loans......         --           --          --         .01          --          --          --
Dividend payout ratio.................      18.52           --          --       10.53          --          --          --

(1) The cumulative change in accounting principles reflects the 1992 adoption of SFAS 109 which resulted in a one-time benefit of $61,000.

(2) Assumes full conversion of convertible subordinated notes issued in 1993. The convertible subordinated notes were called for redemption in 1996 and substantially all were converted into Salem Stock.

(3) Although this dividend was declared in January, 1996, it represents a dividend to shareholders based on 1995 net income.

(4) Net interest margin is computed by dividing taxable equivalent net interest income by average earning assets.

CCB FINANCIAL CORPORATION PRO FORMA COMBINED

                                           SIX MONTHS
                                          ENDED JUNE 30
                                           (UNAUDITED)                             YEARS ENDED DECEMBER 31
                                        1996         1995         1995         1994         1993         1992         1991
                                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income...................   $  200,711      192,476      392,851      315,219      259,369      246,079      274,868
Interest expense..................       91,825       88,843      183,975      128,763      104,263      108,430      147,448
Net interest income...............      108,886      103,633      208,876      186,456      155,106      137,649      127,420
Provision for loan and lease
  losses..........................        5,282        3,914        8,728        9,329        7,106        7,871        9,449
Net interest income after
  provision.......................      103,604       99,719      200,148      177,127      148,000      129,778      117,971
Other income......................       30,185       27,600       54,195       49,276       47,051       39,737       41,340
Net investment securities gains
  (losses)........................           11         (977)        (978)         357        2,962        2,073          605
Other expenses (1)................       76,913       88,414      163,608      149,497      131,328      117,517      112,215
Income before income taxes and
  cumulative changes in accounting
  principles......................       56,887       37,928       89,757       77,263       66,685       54,071       47,701
Income taxes (2)..................       19,863       13,449       30,853       31,349       22,163       18,434       14,593
Income before cumulative changes
  in accounting principles........       37,024       24,479       58,904       45,914       44,522       35,637       33,108
Cumulative changes in accounting
  principles (3)..................           --           --           --           --       (1,371)          61           --
Net income........................   $   37,024       24,479       58,904       45,914       43,151       35,698       33,108
PER SHARE
Income before cumulative changes
  in accounting principles:
  Primary.........................   $     2.35         1.59         3.79         2.91         3.04         2.54         2.37
  Fully diluted (4)...............         2.35         1.58         3.77         2.90         2.94         2.48         2.31
Net income:
  Primary.........................         2.35         1.59         3.79         2.91         2.94         2.55         2.37
  Fully diluted (4)...............           35         1.58         3.77         2.90         2.85         2.48         2.31
Cash dividends (5)................          .76          .68         1.44         1.32         1.24         1.14        1.047
Book value........................        29.61        26.72        28.63        24.56        24.21        22.19        20.46
Average shares outstanding:
  Primary.........................       15,729       15,428       15,543       15,785       14,661       14,006       13,964
  Fully diluted (4)...............       15,785       15,515       15,640       15,874       15,119       14,920       14,901
AVERAGE BALANCES
Assets............................   $5,124,682    4,831,082    4,924,989    4,381,256    3,694,217    3,171,671    3,050,783
Loans and lease financing.........    3,518,476    3,305,182    3,339,027    2,884,636    2,358,987    2,074,514    2,026,796
Earning assets....................    4,828,929    4,535,803    4,629,530    4,099,626    3,441,713    2,947,850    2,829,856
Deposits..........................    4,391,902    4,159,198    4,246,940    3,747,694    3,208,663    2,757,564    2,644,579
Interest-bearing liabilities......    4,046,804    3,858,405    3,917,848    3,445,549    2,887,682    2,477,231    2,425,913
Shareholders' equity..............      453,934      393,315      408,608      390,110      337,297      295,506      271,580

                                           SIX MONTHS
                                          ENDED JUNE 30
                                           (UNAUDITED)                             YEARS ENDED DECEMBER 31
                                        1996         1995         1995         1994         1993         1992         1991
                                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
SELECTED PERIOD END BALANCES
Assets............................   $5,218,032    4,953,963    5,243,877    4,811,233    4,274,644    3,312,017    3,152,967
Loans and lease financing.........    3,613,444    3,289,447    3,451,576    3,225,829    2,711,547    2,092,329    2,059,168
Reserve for loan and lease
  losses..........................       46,857       43,648       44,880       41,803       34,904       26,650       23,845
Deposits..........................    4,450,052    4,259,611    4,433,862    4,136,996    3,679,541    2,881,183    2,734,104
Shareholders' equity..............      467,957      415,566      447,125      378,732      382,085      313,177      285,981
RATIOS (ANNUALIZED)
Income before cumulative changes
  in accounting principles to:
  Average assets..................         1.45%        1.02         1.20         1.05         1.21         1.12         1.09
  Average shareholders'
     equity.......................        16.40        12.55        14.42        11.77        13.20        12.06        12.19
Net income to:
  Average assets..................         1.45         1.02         1.20         1.05         1.17         1.13         1.09
  Average shareholders'
     equity.......................        16.40        12.55        14.42        11.77        12.79        12.08        12.19
Net interest margin, taxable
  equivalent (6)..................         4.70         4.81         4.70         4.73         4.72         4.90         4.76
Net loan and lease losses to
  average loans and lease
  financing.......................          .19          .13          .17          .17          .20          .24          .36
Dividend payout ratio (5).........        32.34        42.77        37.99        45.36        42.18        44.71        44.18

(1) Other expenses include merger-related expense of $10.3 million in 1995 related to CCBF's merger with SCBC and $1.1 million in 1994 related to SCBC's acquisition of a savings and loan association. The after-tax effect of the merger-related expense was to decrease net income per share by $.47 per share in 1995 and $.04 per share in 1994.

(2) Income taxes for 1994 include a one-time charge of approximately $5.6 million of deferred tax liabilities recorded in conjunction with the merger of SCBC's three savings subsidiaries into its commercial bank subsidiary. As a result, income per share was decreased by $.35 for the year.

(3) The 1993 cumulative changes in accounting principles reflect CCBF's adoption of SFAS 106 which resulted in a one-time net charge of $2.3 million ($3.7 million pre-tax) and adoption of SFAS 109 which resulted in a one-time benefit of $900,000. The 1992 cumulative change in accounting principles reflects Salem's adoption of SFAS 109 which resulted in a one-time benefit of $61,000.

(4) Assumes (i) full conversion of convertible subordinated debentures issued by CCBF in 1985 which were outstanding until 1993 when substantially all were converted into CCBF Stock and (ii) full conversion of convertible subordinated notes issued by Salem in 1993 which were outstanding until 1996 when substantially all were converted into Salem's Stock.

(5) CCBF pro forma combined dividends per share represent historical dividends per share paid by CCBF.

(6) Net interest margin is computed by dividing taxable equivalent net interest income by average earning assets.

                           COMPARATIVE PER SHARE DATA

     The following unaudited consolidated financial information reflects certain comparative per share data at the dates and for the periods presented relating to (i) net income, book value and cash dividends per common share of CCBF Stock and Salem Stock on a historical basis, and (ii) net income, book value and cash dividends per common share on a pro forma combined and equivalent per share of Salem Stock basis (each assuming the Merger became effective prior to the periods presented and was accounted for as a pooling-of-interests). See "THE MERGER -- Accounting Treatment". The data presented should be read in conjunction with and has been derived from the historical consolidated financial statements of CCBF and the related notes thereto, incorporated herein by reference, and the historical financial statements of Salem and the related notes thereto, contained herein, and in conjunction with the unaudited pro forma combined condensed financial information, including the related notes thereto, included elsewhere in this Prospectus/Proxy Statement. See "PRO FORMA COMBINED FINANCIAL INFORMATION".

                                                                                                           AT            AT
                                                                                                        JUNE 30,    DECEMBER 31,
                                                                                                          1996          1995
BOOK VALUE PER COMMON SHARE:
  CCBF (1)...........................................................................................    $29.98         28.98
  Salem (1)..........................................................................................      9.06          8.52
  Pro Forma Combined (2).............................................................................     29.61         28.63
  Equivalent per share of Salem Stock (3)............................................................     12.14         11.74

                                                                           SIX MONTHS
                                                                             ENDED                       YEAR ENDED
                                                                            JUNE 30,                    DECEMBER 31,
                                                                         1996      1995    1995     1994    1993    1992    1991
CASH DIVIDENDS PER COMMON SHARE:
  CCBF................................................................   $ .76      .68     1.44    1.32    1.24    1.14    1.047
  Salem...............................................................     .10(4)   --        --     .08     --      --        --
  Pro Forma Combined (5)..............................................     .76      .68     1.44    1.32    1.24    1.14    1.047
  Equivalent per share of Salem Stock (3).............................     .31      .28      .59     .54     .51     .47      .43
INCOME BEFORE CUMULATIVE CHANGES IN ACCOUNTING PRINCIPLES PER PRIMARY
  COMMON SHARE:
  CCBF................................................................    2.40     1.61     3.87    2.94    3.10    2.60     2.42
  Salem...............................................................     .54      .34      .72     .76     .44     .34      .36
  Pro Forma Combined (6)..............................................    2.35     1.59     3.79    2.91    3.04    2.54     2.37
  Equivalent per share of Salem Stock (3).............................     .96      .65     1.55    1.19    1.25    1.04      .97
INCOME BEFORE CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLES PER FULLY
  DILUTED COMMON SHARE (7):
  CCBF................................................................    2.40     1.61     3.87    2.94    3.05    2.52     2.35
  Salem...............................................................     .51      .32      .67     .70     .42     .34      .36
  Pro Forma Combined (8)..............................................    2.35     1.58     3.77    2.90    2.98    2.48     2.31
  Equivalent per share of Salem Stock (3).............................     .96      .65     1.55    1.19    1.22    1.02      .95

(1) CCBF and Salem historical book values per share are computed using period end shares outstanding and do not include common share equivalents.

(2) The pro forma combined book values per share of CCBF Stock are based upon the combined historical total common equity for CCBF and Salem divided by total pro forma shares of CCBF Stock, assuming conversion of the Salem Stock at the Exchange Ratio.

(3) Salem pro forma equivalent per share amounts are computed by multiplying the CCBF pro forma combined amounts by the Exchange Ratio.

(4) Although this dividend was declared in January, 1996, it represents a dividend to shareholders based on 1995 net income.

(5) CCBF pro forma combined dividends per share represent historical dividends per share paid by CCBF.

(6) The pro forma combined income per primary common share before cumulative changes in accounting principles is based on the combined historical income before cumulative changes in accounting principles of CCBF and Salem divided by the pro forma combined weighted average primary common shares of CCBF.

(7) Assumes (i) full conversion of convertible subordinated debentures issued by CCBF in 1985 which were called for redemption during 1993 and substantially all were converted into shares of CCBF Stock, and (ii) full conversion of convertible subordinated notes issued by Salem in 1993 which were outstanding until 1996 when substantially all were converted into shares of Salem Stock.

(8) The pro forma combined income before cumulative changes in accounting principles per fully diluted share is based on the combined historical income before cumulative changes in accounting principles of CCBF and Salem divided by the weighted average pro forma combined fully diluted common shares of CCBF.

                              THE SPECIAL MEETING

GENERAL; PROPOSALS TO BE CONSIDERED

     This Prospectus/Proxy Statement is being furnished to holders of Salem Stock in connection with the solicitation of proxies by Salem's Board of Directors for use at the Special Meeting which has been called to consider and vote upon (i) a proposal to approve the Merger Agreement, and (ii) to transact such other business as may properly come before the Special Meeting or any adjournments thereof. Each copy of this Prospectus/Proxy Statement mailed to holders of Salem Stock is accompanied by an appointment of proxy for use at the Special Meeting.

     HOLDERS OF SALEM STOCK ARE URGED TO COMPLETE, DATE AND SIGN THE APPOINTMENT OF PROXY WHICH ACCOMPANIES THEIR COPY OF THIS PROSPECTUS/PROXY STATEMENT AND TO RETURN IT IMMEDIATELY TO SALEM.

DATE, PLACE AND TIME

     The Special Meeting will be held at __________ on ________, 1996 at ________ E.S.T.

RECORD DATE

     Salem's Board of Directors has fixed the close of business on _______ as the record date (the "Record Date") for the determination of the holders of Salem Stock entitled to receive notice and to vote at the Special Meeting.

VOTING SECURITIES; VOTES REQUIRED FOR APPROVAL

     As of the Record Date, there were ______ outstanding shares of Salem Stock. Each Salem shareholder will be entitled to cast one vote for each share of Salem Stock held of record on the Record Date on each matter submitted for voting at the Special Meeting. The affirmative vote of the holders of at least two-thirds ( 2/3) of the shares of Salem Stock entitled to vote at the Special Meeting is required to approve the Merger Agreement. Because the affirmative vote of at least two-thirds ( 2/3) of all outstanding Salem Stock is required, abstentions, broker non-votes and shares otherwise not voted in the affirmative will have the same effect as votes against the Merger Agreement.

     Approval of the Merger Agreement by CCBF's shareholders is not required by applicable law. CCBF, as the sole shareholder of CCB Bank, approved by Merger Agreement by action of its Board of Directors. See "THE MERGER -- Required Shareholder Approvals".

VOTING AND REVOCATION OF PROXIES

     Shares of Salem Stock represented by an appointment of proxy properly signed and received at or prior to the Special Meeting will be voted as instructed therein, unless subsequently revoked by the death or incapacity of the shareholder executing it, and notice of such death or incapacity is filed with the Secretary of Salem or with any other person authorized to tabulate votes on behalf of Salem before such shares are voted. If an appointment of proxy is signed and returned without indicating any voting instructions, shares of Salem Stock represented thereby will be voted FOR the Merger Agreement. An appointment of proxy may be revoked by the person giving it at any time before the shares represented thereby are voted by the filing with the Secretary of Salem prior to or at the Special Meeting of an instrument revoking it or of a duly executed appointment of proxy bearing a later date, or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of Salem proxies should be addressed as follows: Salem Trust Bank, 2140 Country Club Road, Winston-Salem, North Carolina 27104, Attn: Norman D. Potter, Chief Financial Officer and Secretary. Attendance at the Special Meeting will not in and of itself constitute revocation of an appointment of proxy.

     The Board of Directors of Salem is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments thereof, the Proxies appointed for the Special Meeting will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority (i) will only be exercised to the extent permissible under the applicable federal securities law and (ii) will not extend to any motion to adjourn the Special Meeting made by Salem for the purpose of soliciting additional proxies.

PROXY SOLICITATION EXPENSES

     Except under certain circumstances involving a wrongful termination or breach of the Merger Agreement, proxy solicitation costs in connection with the Special Meeting will be borne by Salem. In addition to solicitation by mail, directors, officers and employees of Salem, who will not be specifically compensated for such services, may solicit appointments of proxy from Salem's shareholders personally or by telephone or telegram or other form of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of Salem Stock and will reimbursed for their reasonable expenses incurred in doing so by Salem. See "THE
MERGER -- Termination of Merger Agreement" and " -- Expenses".

RECOMMENDATION AND REASONS

     Salem's Board of Directors has unanimously adopted the Merger Agreement. The Board believes the Merger will provide Salem's shareholders with an increase in the value of their stockholdings, an increase in the current individual return on their investments, and an opportunity to participate in further appreciation in the value of the shares of CCBF Stock they acquire in the Merger. The Board believes the combination of Salem and CCBF will allow Salem's shareholders to participate in the ownership of a larger entity which will be able to compete more effectively in the economic and competitive environments facing financial institutions than would Salem on an independent basis. On this basis, Salem's Board concluded that the Merger is fair to, and in the best interests of, Salem's shareholders, and adopted and determined to recommend that Salem's shareholders approve the Merger Agreement.

     In reaching its conclusions, Salem's Board of Directors consulted with legal, financial and other advisors, as well as Salem's management, and considered a number of factors, including (i) the Board's familiarity with and review of Salem's business, financial condition, operations, earnings, markets and future prospects as an independent entity; (ii) the Board's review, with the assistance of Salem's management and advisors, of the business, financial condition, operations and earnings of CCBF on historical, pro forma and prospective bases, and the enhanced opportunities for competitiveness and growth that the Merger will make possible; (iii) the expectation that the Merger generally will be a tax-free transaction to Salem and its shareholders; and (iv) a variety of other factors affecting and relating to Salem's overall strategic goals, the similarities in the focus of Salem's and CCBF's managements, the business line diversity that the Merger will allow, and the geographic proximity and contiguity of Salem's and CCBF's existing market areas. Salem's Board did not assign any relative or specific weights to the factors considered. See "THE MERGER -- Recommendation and Reasons".

                                   THE MERGER

     THE FOLLOWING IS A SUMMARY OF INFORMATION ABOUT THE MERGER AND CERTAIN OF THE IMPORTANT TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS DESCRIBED THEREIN, AND IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL FACTS REGARDING THE MERGER. THE SUMMARY IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE FULL MERGER AGREEMENT ATTACHED HERETO AS APPENDIX A, THE STATUTES REGARDING DISSENTERS' RIGHTS ATTACHED HERETO AS APPENDIX B, AND THE OTHER APPENDICES TO THE PROSPECTUS/PROXY STATEMENT (EACH OF WHICH IS INCORPORATED HEREIN BY REFERENCE). ALL SALEM SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT AND THE OTHER APPENDICES IN THEIR ENTIRETY.

GENERAL

     The Merger Agreement provides for the merger of Salem into CCB Bank and the conversion and exchange of each outstanding share of Salem Stock (other than shares held by shareholders who exercise their Dissenters' Rights and shares held by CCBF, subsidiaries of CCBF or Salem other than in a fiduciary capacity or as a result of debts previously contracted) into and for newly issued shares of CCBF Stock. At the Effective Time, (i) Salem will be merged into and its existence will be combined with that of CCB Bank as the surviving bank, and Salem will cease to exist as a separate entity and (ii) Salem's shareholders (other than shareholders who exercise their Dissenters' Rights) will become shareholders of CCBF. CCB Bank will continue to conduct its and Salem's businesses under the management of its then current officers and directors and under the supervision and regulation of the Federal Reserve, the FDIC and the North Carolina Commissioner of Banks ("Commissioner"); provided, however, that as of the Effective Time, certain senior executive officers of Salem will become senior officers of CCB Bank. See " -- Conversion of Salem Stock and Stock Options; Exchange Ratio" and " -- Directors and Officers," and "RIGHTS OF DISSENTING SHAREHOLDERS".

CONVERSION OF SALEM STOCK AND SALEM OPTIONS; EXCHANGE RATIO

     At the Effective Time, and without any further action on the part of Salem or its shareholders, each outstanding share of Salem Stock (other than shares held by CCBF, subsidiaries of CCBF or Salem, and other than shares as to which Salem shareholders properly exercise Dissenters' Rights) automatically will be converted into and become, and thereafter may be exchanged for, .41 of a share of a newly issued CCBF Stock and .41 of a CCBF Right. See "RIGHTS OF DISSENTING SHAREHOLDERS". If there is a change in the number of outstanding shares of Salem Stock prior to the Effective Time (other than pursuant to the exercise of Salem Options (as defined below)), then appropriate and proportionate adjustments will be made in the Exchange Ratio as necessary to eliminate any dilutive or antidilutive effect of such change in outstanding shares. Management of CCBF and Salem currently are not aware of any change (completed or proposed) in the outstanding shares of Salem Stock such as would result in any adjustment in the Exchange Ratio.

     At the Effective Time, all rights with respect to then outstanding Salem Options, whether or not then exercisable, will be converted into (at the Exchange Ratio) and will become rights with respect to CCBF Stock, and CCBF will assume Salem's obligations with respect to each such Salem Option in accordance with the terms of the applicable Salem Option Plan under which such Salem Option was granted and the related option agreement; provided, however, that pursuant to the Salem Option Plans all unvested Salem Options will become fully vested as a consequence of the Merger. See " -- Interests of Certain Persons with Respect to the Merger".

SURRENDER AND EXCHANGE OF CERTIFICATES

     As of the Effective Time, Salem's stock transfer books will be closed and no further transfer of Salem Stock will be made or recognized. As soon as possible following the Effective Time, Salem shareholders will receive transmittal forms with instructions for forwarding their certificates formerly evidencing shares of Salem Stock ("Old Certificates") for surrender to CCBF's exchange agent (the "Exchange Agent"). Upon surrender to the Exchange Agent of their Old Certificates, Salem shareholders will be entitled to receive (i) certificates ("New Certificates") evidencing the number of whole shares of CCBF Stock into which their shares of Salem Stock will have been converted, together with cash for any fractional share (see " -- Treatment of Fractional Shares"), or (ii) in the case of a shareholder properly exercising Dissenters' Rights, the amount of cash determined as provided in Article 13 of the NCBCA. See "RIGHTS OF DISSENTING SHAREHOLDERS".

     A New Certificate, or any check representing cash in lieu of fractional shares and/or declared but unpaid dividends, may be issued only if (i) the Old Certificate surrendered is properly endorsed, accompanied by a guaranteed signature if required by the transmittal form and otherwise in proper form for transfer, and (ii) the person requesting the issuance of such New Certificate either affixes any required stock transfer stamps to the Old Certificate surrendered, or pays to the Exchange Agent funds for the purpose of such tax stamps and for any other taxes required by reason of the issuance of the New Certificate in a name other than the registered holder of the Old Certificate surrendered, or establishes to the satisfaction of the Exchange Agent that all such taxes have been paid or are not applicable.

     Until surrendered as described above, each Old Certificate will be deemed for all corporate purposes to evidence only the right to receive the number of shares of CCBF Stock to which the shareholder has become entitled. However, after the Effective Time and regardless of whether they have surrendered their Old Certificates, Salem shareholders shall be entitled to vote and to receive any dividends or other distributions (for which the record date is after the Effective Time) on the number of whole shares of CCBF Stock into which their Salem Stock has been converted; provided, however, that no such dividends or other distributions that become payable after 90 days following the Effective Time to the owners of CCBF Stock will be paid to the holders of such Old Certificates unless and until their Old Certificates are surrendered. Upon surrender of each Old Certificate, there will be paid the amount, without interest thereon, of dividends and other distributions, if any, that become payable on the shares of CCBF Stock represented by such certificate after the Effective Time but had not been paid to the record owner thereof.

     Shareholders whose Old Certificates have been lost, stolen or destroyed will be required to furnish to CCBF evidence satisfactory to the Exchange Agent of ownership of such Old Certificates and of such loss, theft or destruction, and to furnish appropriate and customary indemnification (which may include an indemnity bond), in order to receive the New Certificates or cash to which they are entitled.

     Neither Salem, CCBF, the Exchange Agent nor any other person will be liable to former holders of Salem Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

     SALEM'S SHAREHOLDERS SHOULD NOT FORWARD THEIR OLD CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY RECEIVE INSTRUCTIONS TO DO SO.

TREATMENT OF FRACTIONAL SHARES

     No fraction of a share of CCBF Stock (or any fraction of a CCBF Right), or any script or certificate representing any such fractional share, will be issued in connection with the Merger. Each Salem shareholder (and each holder of a Salem

Option) who otherwise would be entitled to receive a fraction of a share of CCBF Stock upon the conversion of that shareholder's shares of Salem Stock at the Effective Time (or upon the exercise of the Salem Option) shall receive, in lieu thereof, cash (without interest) in an amount equal to that fraction multiplied by the "market value" of one whole share of CCBF Stock at the Effective Time (or, in the case of a Salem Option, on the date of exercise). As used above, "market value" shall be equal to the closing price of CCBF Stock on the NYSE on the last trading day preceding the Effective Time (or, in the case of a Salem Option, the date of exercise). No Salem shareholders will be entitled to any dividend or other distribution or any voting or other rights as a shareholder with respect to any fractional share of CCBF Stock.

RECOMMENDATION AND REASONS

     SALEM'S BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT SALEM'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     HISTORY OF NEGOTIATIONS. During April and May of 1996, Salem's Board of Directors in conjunction with management and as part of its strategic planning selected Orr & Co. to assist Salem in exploring with a selected group of companies the value of Salem in a potential merger transaction. CCBF was one of these companies. Based on the indications of interest received in that process, Salem's Board began an analysis of Salem's then current and reasonably foreseeable strategic options in light of Salem's historical and anticipated results of operations, its markets and its prospects for significant growth therein, its ability to consummate acquisitions of other financial institutions, its ability to respond to increasing competitive pressures, near-term economic factors, and the impact of a possible decline in the securities market's valuation of commercial banks generally having the size and other characteristics of Salem in order to determine the most effective means of enhancing shareholder value.

     At its meeting on May 8, 1996, Salem's Board, based on the foregoing analysis and the advice and analysis of Orr & Co., concluded that negotiation of a definitive agreement with CCBF should be undertaken.

     During the following week, CCBF presented a proposed merger agreement. Subsequently, CCBF and Salem's management negotiated mutually acceptable modifications thereto. A draft of the proposed definitive agreement was distributed to the members of Salem's Board and, on June 24 1996, the Board, together with Salem's management, reviewed and considered the provisions of the proposed agreement after consulting with Salem's advisors. After a review of the draft agreement and based on its prior analyses and conclusions, the advice of legal counsel, and the advice of Orr & Co., the Board concluded that a combination of Salem and CCBF, upon the general terms set forth in the proposed agreement, would be in the best interests of Salem and its shareholders. The Board authorized Salem's management to negotiate further certain issues and, subject to management's resolution of those issues within the parameters set by the Salem Board, unanimously determined to adopt the definitive merger agreement and recommend its approval by Salem's shareholders.

     A draft of the proposed definitive agreement was distributed to the members of the Executive Committees of the Boards of Directors of CCBF and CCB Bank, and, on June 17, 1996, those Committees, together with CCBF's and CCB Bank's managements, reviewed and considered the provisions of the proposed agreement. After a review of the agreement the Executive Committees concluded that a combination of Salem and CCB Bank, upon the general terms set forth in the proposed agreement (with CCBF's and CCB Bank's management being authorized to agree to certain modifications), would be in the best interests of CCBF, CCBF's shareholders and CCB Bank, and unanimously determined to authorize CCBF's and CCB Bank's management to execute a definitive merger agreement (subject to the condition of subsequent approvals by the Boards of CCBF and CCB Bank) and to recommend its approval by the Boards of Directors of CCBF and CCB Bank. On July 16, 1996, the Boards of Directors of CCBF and CCB Bank, together with CCBF's and CCB Bank's managements, reviewed and considered the provisions of the definitive Merger Agreement and concluded that a combination of CCB Bank and Salem, upon the terms set forth in the Merger Agreement, would be in the best interests of CCBF, CCBF's shareholders and CCB Bank.

     In September of 1996, the Boards of Directors of CCBF, CCB Bank and Salem agreed to amend the Merger Agreement to provide that if the average of the closing prices for a share of CCBF Stock on the NYSE over the 60 trading days preceding the date of the Closing is less than $46.78 or greater than $57.18, either CCBF and CCB Bank or Salem may terminate the Merger Agreement. Previously, the Merger Agreement provided that if the closing price per share of CCBF Stock on the NYSE on the last trading day before the date of the Closing was less than $46.78 or greater than $57.18, such termination rights would arise. See "THE MERGER -- Termination of Merger Agreement".

     REASONS FOR THE MERGER; RECOMMENDATION. In reaching its conclusion that the Merger is fair to, and in the best interests of, Salem's shareholders, Salem's Board of Directors consulted with legal, financial and other advisors, as well as Salem's management, and considered a number of factors. Salem's Board did not assign any relative or specific weights to the factors considered. The factors considered included:

      (i) the Salem Board's review, based in part on the advice of Orr & Co., its financial advisor, of presentations by Salem's management regarding the business, operations and earnings and financial condition of Salem and CCBF on historical, prospective and pro forma bases, the enhanced opportunities for expanded customer service, competitiveness and growth that the Merger will make possible, and the respective contributions the parties would bring to a combined institution;

      (ii) a variety of factors affecting and relating to the overall strategic goals of Salem and CCBF, including the similarity in the focus of Salem's and CCBF managements, the business line diversity that the combination of Salem with CCBF would allow, and the geographic proximity and similarities of CCBF's existing market areas to Salem's existing market areas;

     (iii) the expectation that the Merger generally will be a tax-free transaction to Salem and its shareholders (see "THE MERGER -- Certain Income Tax Consequences") and that Salem's obligation to effect the Merger would be subject to its receipt of an opinion of a financial advisor that the Merger and the Exchange Ratio is fair to Salem's shareholders from a financial point of view (see "THE MERGER -- Salem Fairness Opinion"); and

      (iv) the current and prospective economic and competitive environments facing financial institutions, including Salem, near-term economic factors and the impact of a possible general decline in the securities markets' valuation of securities of banks similar to Salem.

     Orr & Co. assisted Salem's Board of Directors in determining that negotiation of a merger agreement with CCBF was in the best interests of Salem and its shareholders. For its services as a financial advisor to Salem, Orr & Co. has received a fee of $200,000 from Salem.

     SALEM'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SALEM'S SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     CCBF's Board of Directors, as a part of its long-range strategic plan to increase shareholder value, has sought growth in CCBF's business by expanding its geographic markets and increasing its presence in its existing markets. In that regard, potential acquisition candidates have been identified and evaluated and growth through other means, including the establishment of new branch offices, has been explored. CCBF's Board of Directors believes that the acquisition of profitable, well-managed financial institutions is the most effective means of expanding CCBF's markets and market presence. The Boards of Directors of CCBF and CCB Bank have concluded that the combination of Salem and CCB Bank through the Merger fits into the Boards' long-range strategic plan to maximize shareholder value through growth.

     In reaching their conclusion that the Merger is fair to, and in the best interests of CCBF, CCBF's shareholders and CCB Bank, CCBF's and CCB Bank's Boards of Directors consulted with legal, financial, accounting and other advisors, as well as CCBF's and CCB Bank's management, and considered a number of factors. The Boards did not assign any relative or specific weights to the factors considered. The factors considered included:

      (i) The Boards' reviews of presentations by CCBF's management regarding the business, operations, earnings and financial condition of CCBF and Salem on historical, prospective and pro forma bases, the enhanced opportunities for expanded customer services, competitiveness and growth that the Merger will make possible, and the respective contributions the parties would bring to a combined institution;

      (ii) the assumptions and methodology used in setting the Exchange Ratio and other financial terms;

      (iii) a variety of factors affecting and relating to the overall strategic focus of Salem and CCBF, including the similarity in business outlook, approach and corporate cultures of Salem and CCBF, the business line diversity that the combination of Salem with CCBF would allow, the geographic proximity and similarities of CCBF's existing market areas to Salem's existing market areas, and the increased market share of the combined entity in the Winston-Salem and Wilmington, North Carolina markets;

      (iv) the expectation that the Merger will be a tax-free transaction to CCBF and CCB Bank (see "THE MERGER -- Certain Income Tax Consequences");

      (v) the expectation that the Merger will be accounted for under the pooling-of-interests method of accounting and the ramifications for CCBF if use of the alternative purchase method of accounting were required (see "THE MERGER -- Accounting Treatment");

      (vi) the potential dilution of CCBF's current book value and income per share, the one-time charges to consummate the Merger, and the demands on management resources associated with completing the transaction; and

     (vii) the current and prospective economic and competitive environments facing financial institutions, including CCBF.

SALEM FAIRNESS OPINION

     On June 25, 1996, Salem engaged Carson Medlin as its financial advisor for the purpose of providing to Salem's Board of Directors a written opinion with respect to the fairness to Salem's shareholders of the consideration to be paid in the Merger from a financial point of view.

     On July 15, 1996, Carson Medlin delivered to Salem's Board its written opinion that, as of such date, the consideration to be paid by CCBF pursuant to the Merger was fair to Salem's shareholders from a financial point of view. Carson Medlin is not affiliated with Salem or CCBF.

     The consideration to be received by Salem's shareholders in the Merger was determined by Salem and CCBF in their negotiations. No limitations were imposed by Salem's Board or management upon Carson Medlin with respect to the investigations made or the procedures followed by Carson Medlin in rendering the Salem Fairness Opinion.

     THE FULL TEXT OF THE SALEM FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, IS ATTACHED AS APPENDIX C AND SHOULD BE READ IN ITS ENTIRETY BY SALEM'S SHAREHOLDERS. THE SUMMARY OF THE SALEM FAIRNESS OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION ITSELF.

     In connection with rendering the Salem Fairness Opinion, Carson Medlin performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description.

     Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of such analyses and the facts considered therein, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the Salem Fairness Opinion. In its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Salem and CCBF and many of which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. Except as described below, none of the analyses performed by Carson Medlin were assigned a greater significance by it than any other.

     Carson Medlin, in conducting its analyses and in arriving at its opinion, did not conduct a physical inspection of any of the properties or assets of Salem, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of Salem. Carson Medlin reviewed certain financial projections prepared by Salem. It assumed that these projections were prepared on a reasonable basis utilizing the best and most current information available to management of Salem, and that such projections will be realized in the amounts and at the times contemplated thereby. Salem does not publicly disclose internal management projections of the type provided to Carson Medlin. Such projections were not prepared for, or with a view toward, public disclosure. Carson Medlin has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by Salem or that was publicly available.

     The Salem Fairness Opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to it as of, the date of its analyses. Carson Medlin is not expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses. It has not reviewed any individual credit files of Salem or CCBF. Instead, it has assumed that the allowances for each of Salem and CCBF are adequate to cover their potential loan losses. Carson Medlin assumed that the Merger will be recorded as a pooling-of-interests under generally accepted accounting principles.

     In connection with the Salem Fairness Opinion, Carson Medlin reviewed: (i) the Merger Agreement; (ii) CCBF's Annual Reports to Shareholders including its consolidated audited financial statements for the five years ended December 31, 1995 (iii) audited financial statements of Salem for the five years ended December 31, 1995; (iv) Bank Call Reports for Salem for the five years ended December 31, 1995 and three months ended March 31, 1996, and the unaudited interim financial statements for the five months ended May 31, 1996; (v) the unaudited interim financial statements of CCBF for the three months ended March 31, 1996; and (vi) certain other financial and operating information with respect to the business, operations and prospects of Salem and CCBF. In addition, Carson Medlin: (a) held discussions with members of the senior management of Salem and CCBF regarding the historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the Salem Stock and the CCBF Stock and compared them with those of certain publicly traded companies which it deemed to be relevant; (c) compared the results of operations of Salem and CCBF with those of certain banking companies which it deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (e) analyzed the pro forma financial impact of the Merger on CCBF; and (f) conducted certain other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

     The following is a summary of the principal analyses performed by Carson Medlin in connection with the Salem Fairness Opinion.

     TRANSACTION SUMMARY. Carson Medlin calculated the transaction value of the Merger utilizing the Exchange Ratio and the closing stock price of $51.25 for the CCBF Stock on June 28, 1996. Based upon the foregoing, Carson Medlin determined that the 1,841,232 shares of Salem Stock outstanding as of the time of its analyses would be converted into approximately 754,905 shares of CCBF Stock with a value of approximately $38.7 million, or $21.01 per share.

     The Merger Agreement provides that each Salem Stock Option shall be converted into and become rights with respect to a number of shares of CCBF Stock equal to the product of (i) the number of shares of Salem Stock covered by such option and (ii) the Exchange Ratio. The exercise price per share of the resulting options to acquire CCBF Stock shall be an amount computed by dividing
(a) the exercise price per share of the original Salem Stock Option by (b) the Exchange Ratio. For analytic purposes and to reflect the value of the Salem Stock Options, Carson Medlin assumed that all Salem Stock Options would be exercised prior to the Effective Time and converted into shares of Salem Stock. If this occurred, the holders of the Salem Stock Options would receive 126,622 shares of Salem Stock, which wold be converted into approximately 51,915 shares of CCBF Stock, with a value of approximately $2.7 million. To exercise their Salem Stock Options, however, the holders would be required to pay approximately $1.1 million.

     Based upon the foregoing, Carson Medlin determined that the transaction value of the Merger to the shareholders and option holders of Salem was approximately $41.4 million (consisting of $38.7 million to be received by the holders of Salem Stock and $2.7 million to be received by the holders of the Salem Stock Options, assuming the full exercise of all such options).

     Based on the price of $51.25 per share for CCBF Stock, Carson Medlin calculated that the aggregate transaction value represented 236% of Salem's adjusted book value at May 31, 1996 (assuming the exercise of all Salem Stock Options), 27.7 times Salem's budgeted 1996 earnings, a 27.2% core deposit premium (defined as the aggregate transaction value minus stated book value divided by Salem's core deposits) and 25.1% of total assets of Salem at May 31, 1996.

     COMPARABLE TRANSACTION ANALYSIS. Carson Medlin reviewed certain information relating to certain selected North Carolina bank mergers announced or completed since January 1993 (the "Comparable Transactions"). The Comparable Transactions were (acquiror/acquiree): Centura Banks/First Charlotte Financial; First Bancorp/Central State Bank; United Carolina Bancshares/Bank of Iredell; First Citizens Bancshares/State Bank Fayetteville; Triangle Bancorp/Standard Bank; Triangle Bancorp/Atlantic Community; Triangle Bancorp/Columbus National Bank; CCBF/Security Capital Bancorp; Triangle Bancorp/Village Bank; First Charter Corp/Bank of Union; United Carolina Bancshares/Triad Bank; Centura Banks/First Commercial Holding; Centura Banks/First Community Bank; Centura Banks/FirstSouth Bank; Triangle Bancorp/Granville United Bank. Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices to trailing four quarters earnings, book values, total assets and core deposit premiums.

     On the basis of Comparable Transactions, Carson Medlin calculated that the purchase prices as a percentage of book value for the Comparable Transactions ranged from a low of 167% to a high of 304%, with a mean of 224%. These transactions indicated a range of values for Salem from $29.3 to $53.3 million, with a mean of $39.3 million (based on Salem's adjusted book value of $17.537 million at May 31, 1996). The aggregate consideration implied by the terms of the Merger Agreement is approximately $41.4 million (based on a price of $51.25 for the CCBF Stock as of June 28, 1996) and implies a price to adjusted book value multiple of 236% which falls above the average of the range for the Comparable Transactions.

     Carson Medlin also calculated that the purchase prices as a multiple of earnings for the Comparable Transactions ranged from a low of 16.4 times to a high of 24.7 times, with a mean of 20.3 times. These transactions indicated a range of values for Salem from $24.5 to $36.9 million, with a mean of $30.3 million (based on Salem's budgeted 1996 earnings of $1.493 million). The aggregate consideration implied by the terms of the Merger Agreement is approximately $41.4 million and implies a price to earnings multiple of 27.7 times which is above the high end of the range for the Comparable Transactions.

     The core deposit premiums for the Comparable Transactions was also examined. Carson Medlin found a range of values from a low of 8% to a high of 28.9%, with a mean of 15.3%. These transactions indicated a range of values for Salem from $23.8 to $43.0 million, with a mean of $30.5 million based on Salem's core deposits of $91.768 million as of May 31, 1996, (i.e. total deposits less certificates of deposits greater than $100,000). The premium on Salem's core deposits implied by the terms of the Merger Agreement is 27.2%, near the high end of the range for the Comparable Transactions.

     Finally, Carson Medlin calculated that the purchase prices as a percentage of total assets for the Comparable Transactions ranged from a low of 12.2% to a high of 31%, with a mean of 21.1%. The indicated range of values for Salem under this approach was $20.1 to $51.1 million, with a mean value of $34.8 million (based on Salem's total assets of $164.919 million as of May 31, 1996). The percentage of total assets implied by the terms of the Merger Agreement is approximately 25.1% and the aggregate purchase price of approximately $41.4 million falls above the average of the range for the Comparable Transactions.

     INDUSTRY COMPARATIVE ANALYSIS. In connection with rendering the Salem Fairness Opinion, Carson Medlin compared selected operating results of Salem to those of 53 publicly-traded community commercial banks in Alabama, Florida, Georgia, North Carolina, South Carolina, Virginia and West Virginia (the "SIBR Banks") as contained in the SOUTHEASTERN INDEPENDENT BANK REVIEW, a proprietary research publication prepared by Carson Medlin quarterly since 1991. The SIBR Banks range in asset size from approximately $92.3 million to $2.1 billion and in shareholders' equity from approximately $7.8 million to $211.9 million. Approximately 96% are listed on various levels of the Nasdaq Stock Market, Inc. and 4% are not traded on an established market. Carson Medlin considers this group of financial institutions more comparable to Salem than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, profitability, capitalization, and asset quality of Salem to these financial institutions. It noted that based on results through the first quarter of 1996, (i) Salem has a return on average assets ("ROA") for the three months ended March 31, 1996 of 0.96%, compared to a mean ROA of 1.23% for the SIBR Banks; (ii) Salem had a return on average equity ("ROE") for the three months ended March 31, 1996 of 11.11% compared to a mean ROE of 11.4% for the SIBR Banks; (iii) Salem had a ratio of common equity to total assets at March 31, 1996 of 8.5%, compared to mean common equity to total assets ratio of 9.8% for the SIBR Banks; and (iv) Salem had a ratio of non-performing assets (defined as loans 90 days past due, nonaccrual loans and other real estate) to total loans (net of unearned income and other real estate) at March 31, 1996 of 0.0%, compared to a mean non-performing assets to total loans (net of unearned income and other real estate ratio) of 1.03% for the SIBR Banks. This comparison indicated that Salem's financial performance was at or exceeded the average of SIBR Banks for most of the factors considered.

     Carson Medlin also compared selected operating results of CCBF to those of eight other publicly-traded, mid-size regional bank holding companies defined as those with assets between $4 and $10 billion ( the "Peer Banks") located in the Southeast. The Peer Banks include: Centura Banks, First Citizens Bancshares, Southern National Corporation, United Carolina Bancshares, Central Fidelity, Crestar Financial, First Virginia Banks, Inc., and Signet Banking Corporation. Carson Medlin considers this group of southeastern financial institutions comparable to CCBF as to financial characteristics, stock price performance and trading volume. Carson Medlin compared selected balance sheet data, asset quality, capitalization, profitability ratios and market statistics using financial data at or for the three months ended March 31, 1996 and market data as of June 28, 1996. This comparison showed, among other things, that (i) for the three months ended March 31, 1996, CCBF's net interest margin was 4.71% compared to a mean of 4.45% and a median of 4.56% for the Peer Banks; (ii) for the three months ended March 31, 1996, CCBF's efficiency ratio (defined as non-interest expense divided by the sum of non-interest income and taxable equivalent net interest income before provision for loan losses) was 54.8% compared to a mean of 61.6% and a median of 61.9% for the Peer Banks; (iii) for the three months ended March 31, 1996, CCBF's ROA was 1.45% compared to a mean of 1.18% and a median of 1.15% for the Peer Banks; (iv) for the three months ended March 31, 1996, CCBF's ROE was 16.39% compared to a mean of 14.42% and a median of 14.11% for the Peer Banks; (v) at March 31, 1996, CCBF's ratio of stockholders' equity to total assets was 8.74% compared to a mean ratio of 8.00% and a median ratio of 7.71% for the Peer Banks; (vi) at March 31, 1996, CCBF's non-performing assets to total assets ratio was 0.36% compared to a mean ratio of 0.49% and a median ratio of 0.43% for the Peer Banks; (vii) at March 31, 1996, the ratio of CCBF's loan loss reserves to non-performing assets was 242% compared to a mean ratio of 226% and a median ratio of 216% for the Peer Banks; and, (viii) at June 28, 1996, CCBF's market capitalization was $800 million while the market capitalization of the Peer Banks ranged from a high of $3.2 billion to a low of $500 million. This comparison indicated that CCBF's financial performance is above average in comparison to the Peer Banks.

     No company or transaction used in the preceding Industry Comparative or Comparable Transaction Analyses is identical to Salem, CCBF or the Merger. Accordingly, evaluation of the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Salem and other factors that could affect the value of the companies to which it is being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable industry or transaction data.

     CONTRIBUTION ANALYSIS. Under the terms of the Merger Agreement and assuming the exercise of all Salem Stock Options prior to the Effective Time, CCBF will issue approximately 806,820 shares of CCBF Stock in the Merger. At March 31, 1996, there were 15,069,324 shares of CCBF Stock outstanding. Accordingly, on a pro forma basis, as of March 31, 1996, the 806,820 shares to be issued in the Merger would represent approximately 5.1% of the outstanding shares of CCBF after the Merger.

     Carson Medlin analyzed the contribution of each of Salem and CCBF to the assets, liabilities and historical earnings of the pro forma combined company assuming the Merger had been consummated as of March 31, 1996. For the three months ended March 31, 1996, Salem would have contributed 2.1% of net income, 3.3% of earning assets, 3.2% of total assets, 3.3% of total deposits, and 3.8% of adjusted shareholders' equity. The foregoing indicated that Salem's pro forma ownership is greater than its pro forma contribution to the assets, liabilities and earnings of the combined entity.

     PRESENT VALUE ANALYSIS. Carson Medlin calculated the present value of Salem assuming that Salem remained an independent bank. For purposes of this analysis, Carson Medlin utilized certain projections of Salem's future earnings. It assumed that all of these earnings would be retained and that the Salem Stock would be sold at the end of five years at 250% of book value. This value was then discounted to present value utilizing discount rates of 16% through 18%. These rates were selected because, in Carson Medlin's experience, they represent the rates that investors in securities such as the Salem Stock would demand in light of the potential appreciation and risks. On the basis of these assumptions, Carson Medlin calculated that the present value of Salem as an independent bank ranged from $29.5 to $32.1 million. The aggregate consideration implied by the terms of the Merger Agreement is approximately $41.4 million which falls above the high end of the range under this present value analysis. Carson Medlin engaged in a present value analysis because such an analysis is a widely used valuation methodology. However the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     STOCK TRADING HISTORY. Carson Medlin reviewed and analyzed the historical trading prices and volumes for the CCBF Stock on a monthly basis from December 1992 to June 1996. It also compared price performance of the CCBF Stock during this period to the Peer Banks.

     During the four quarters ended March 31, 1996, the ratio of stock price to trailing twelve months earnings per share for the Peer Banks ranged from a low of 12.0 times to a high of 13.8 times, with a mean of 13.0 times. CCBF's recent price to earnings ratio ranged from a low of 9.5 times to a high of 15.3 times, with a mean of 12.7 times. CCBF Stock has traded on average at a lower price to earnings ratio than the Peer Banks.

     During the four quarters ended March 31, 1996, the stock price as a percentage of book value for Peer Banks ranged from a low of 157%, a high of 170%, with a mean of 165%. CCBF's present price to book ratio ranged from a low of 142% to a high of 200% with a mean of 176%. CCBF Stock has traded on average at a higher price to book value ratio than the Peer Banks.

     Carson Medlin also examined the recent trading volume in CCBF Stock with that of the Peer Banks. During the four quarters ended March 31, 1996, the quarter end monthly trading volume of outstanding shares of the Peer Banks ranged from a low of 2.4% to a high of 3.4%, with a mean of 3.1%. CCBF's quarter and monthly trading volume to outstanding shares ranged from a low of 5.1% to a high of 6.5%, with a mean of 5.7%. Carson Medlin considers CCBF Stock to be liquid and marketable in comparison with these Peer Banks and other bank holding companies.

     Carson Medlin also examined the trading prices and volumes of Salem Stock. Salem Stock has not traded in volumes sufficient to be meaningful. Therefore, Carson Medlin did not place any weight on the trading price of the Salem Stock.

     OTHER ANALYSIS. Carson Medlin also reviewed selected investment research reports on and earnings estimates for CCBF. In addition, it prepared an overview of the historical financial performance of both Salem and CCBF, and an analysis of the total return of each of the Salem Stock and the CCBF Stock for the four-year period ended December 31, 1995.

     The Salem Fairness Opinion was based upon market, economic and other relevant considerations as they existed and were evaluated as of the date thereof. Events occurring after the date of issuance of the Salem Fairness Opinion, including but not limited to, changes affecting the securities markets, Salem's results of operations or material changes in the assets or liabilities of Salem could materially affect the assumptions used in preparing the Salem Fairness Opinion.

     COMPENSATION OF CARSON MEDLIN. Pursuant to the engagement letter between Salem and Carson Medlin, Salem agreed to pay a $13,500 Opinion Fee at the time the Salem Fairness Opinion was rendered. Salem also will reimburse Carson Medlin for its reasonable and necessary out-of-pocket expenses and the third party expenses incurred by Carson Medlin in connection with its engagement by Salem. Salem has also agreed to indemnify and hold harmless Carson Medlin and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the gross negligence or willful misconduct of Carson Medlin.

     As part of its investment banking business, Carson Medlin is regularly engaged in the valuation of securities in connection with mergers and acquisitions. Salem's Board of Directors decided to retain Carson Medlin based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the Southeast, and its knowledge of financial institutions in particular.

REQUIRED SHAREHOLDER APPROVALS

     The Merger Agreement provides that the required approvals of Salem's shareholders and CCB Bank's shareholder are conditions to consummation of the Merger. Under the Bank Act, the affirmative vote at the Special Meeting of the holders of at least two-thirds ( 2/3) of the shares of Salem Stock entitled to be voted is required for Salem's shareholders to approve the Merger Agreement. CCBF, acting as the sole shareholder of CCB Bank, has approved the Merger Agreement. Under the NCBCA, approval of the Merger Agreement by CCBF's shareholders is not required. See " -- Conditions to Merger".

REQUIRED REGULATORY APPROVALS

     The Merger is subject to approval by the FDIC and by the Commissioner and the North Carolina State Banking Commission (the "Banking Commission") under the Bank Act.

     In approving a transaction such as the Merger, the FDIC is required to take into consideration, among other factors, the financial and managerial resources and future prospects of the combined company and its financial institution subsidiaries and the convenience and needs of the communities served. Applicable federal laws and regulations prohibit the FDIC from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the FDIC finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities served. In addition, under the Community Reinvestment Act of 1977, as amended, the FDIC must take into account the record of performance of Salem and CCBF's financial institution subsidiaries in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by such institutions.

     Under the applicable federal laws and regulations, the Merger may not be consummated until the 30th day following the date of FDIC approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the FDIC's approval unless a court specifically orders otherwise. Salem and CCBF believe that the Merger does not raise substantial antitrust concerns, that no divestitures should be required to consummate the Merger, and that if any divestitures were required in order to consummate the Merger, they will not be material to the financial condition or results of operations of CCB Bank following the Merger.

     Applicable federal laws and regulations provide for the publication of notice and public comment on the applications and authorizes the FDIC to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

     The Merger Agreement provides that the obligation of each of Salem and CCBF to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals (see " -- Conditions to Merger") upon terms and conditions that would not so significantly and adversely impact the economic benefits of the transactions contemplated by the Merger Agreement as to render the consummation of the Merger inadvisable in the reasonable opinion of the Board of Directors of either Salem or CCBF. Applications for required regulatory approvals have been filed and currently are pending. Salem and CCBF have no reason to believe that such regulatory approvals will not be obtained. However, there is no assurance that any governmental agency will approve or take any other required action with respect to the Merger. Even if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger or that no action will be brought challenging such approvals or action, including a challenge by the Department of Justice, and if such a challenge is made, the result thereof.

     Salem and CCBF are not aware of any governmental approvals or actions that may be required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There is no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

CONDUCT OF BUSINESS PENDING MERGER

     The Merger Agreement provides that, during the period from July 1, 1996 (the date the Merger Agreement initially was executed) to the Effective Time, except as provided in the Merger Agreement, each of Salem and CCBF will conduct, and CCBF will cause each of its subsidiaries to conduct, its business in the usual, regular and ordinary course consistent with past practice, use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its offices and key employees, and take no action which would adversely affect or delay the ability of either Salem, CCBF or CCB Bank to obtain any necessary approvals of any governmental authority required for the Merger or the other transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement.

     In addition to other restrictions described elsewhere herein, the Merger Agreement provides that, prior to the Effective Time and except in the ordinary course of its business, as otherwise required by applicable law or regulation or with the consent of CCBF, Salem may not (in addition to other prohibited actions) (i) incur indebtedness for borrowed money, (ii) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets,
(iii) make, declare or pay any dividend or make any other distribution on, or redeem, purchase or acquire, any shares of Salem Stock, (iv) make any significant investment by purchase of securities, contributions to capital, or purchase of property or assets of any person other than its direct or indirect subsidiaries, (v) increase the compensation or fringe benefits of any of its employees, or commit itself to any retirement or benefit plan or employment agreement with or for the benefit of any employee, or (vi) settle any claim, action or proceeding against it involving monetary damages. Further, prior to the Effective Time, Salem may not (i) with certain exceptions, adjust, split, combine or reclassify any shares of its capital stock, or sell or issue additional shares of such stock, (ii) enter into or terminate, or make any change in, a significant contract or lease, (iii) amend its charter or bylaws, or (iv) agree to make any commitment to take any action prohibited by the Merger Agreement.

     Subsequent to the initial execution of the Merger Agreement, CCB Bank and Salem entered into a Services Agreement whereby CCB Bank will provide to Salem
(i) access to CCB Bank's internal stock quotation information system, (ii) access to certain portfolio manager employees of CCB Bank's Trust Department, and (iii) the ability to make available to Salem's customers certain investment products being made available by CCB Bank to its customers. The Services Agreement will expire upon the earlier of the Effective Time and the termination of the Merger Agreement. Salem will reimburse to CCB Bank the costs incurred by CCB Bank in providing services under the Services Agreement.

PROHIBITION ON SOLICITATION

     Salem has agreed in the Merger Agreement that it will not solicit, encourage or authorize any individual, corporation, or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals with respect to the disposition of its business or assets, or the acquisition of its voting securities, or its merger with any corporation or entity other than as provided in the Merger Agreement, or provide any information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal, and that it will notify CCBF if any such inquiries or proposals are received. Moreover, if the Merger Agreement is terminated by reason of Salem entering into a letter of intent or agreement to be acquired by, merge with or sell all or substantially all its assets to a third party, or if, prior to the termination of the Merger Agreement, Salem (without the consent of CCBF) engages in negotiations with a third party respecting any such transaction and, within twelve months of the termination of the Merger Agreement, enters into a letter of intent or agreement with such third party, then Salem would be obligated under the Merger Agreement to pay to CCBF a termination fee of $1.0 million. See " -- Termination of Merger Agreement".

ACCOUNTING TREATMENT

     CCBF currently intends for the Merger to be accounted for under the pooling-of-interests method. Accordingly, under generally accepted accounting principles, the assets and liabilities of Salem will be reported on the books of CCB Bank at their respective book values at the Effective Time and CCBF's consolidated financial statements for prior periods will be restated to reflect the assets, liabilities and operations of Salem for such periods. No goodwill or other intangible assets will be created in connection with the Merger. CCBF has elected to treat the Merger as a pooling-of-interests.

     Among other requirements, in order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (at least 90%) of the outstanding shares of Salem Stock must be exchanged for CCBF Stock. Generally, if the number of fractional shares of Salem Stock resulting from the Merger for which cash is paid, shares held by Salem shareholders who exercise their Dissenters' Rights, and shares of CCBF Stock or Salem Stock otherwise deemed "tainted" for pooling-of-interests purposes (e.g. shares of Salem Stock or CCBF Stock repurchased by Salem or CCBF, respectively, during certain periods), together represent more than 10% of the shares to be issued by CCBF in connection with the Merger, then the Merger will not qualify for the pooling-of-interests method of accounting. Consummation of the Merger using the pooling-of-interests accounting method is conditioned on receipt by CCBF of an opinion of its independent accountants, KPMG Peat Marwick LLP, that the Merger will qualify to be treated as a pooling-of-interests for accounting purposes. See " -- Conditions to Merger". However, the Merger Agreement provides that, if such treatment is not available, the Merger nevertheless will be consummated subject to (i) the filing, if necessary or deemed appropriate by CCBF, of amendments to applications for regulatory approvals and the re-confirmation of all required regulatory approvals of the Merger, (ii) the filing (and effectiveness) of post-effective amendments to CCBF's Registration Statement, if required by the SEC or applicable laws or if deemed appropriate by CCBF, to reflect the use of the purchase method of accounting for the Merger, (iii) the calling of an additional Special Meeting of Salem's shareholders and the distribution of an amended Prospectus/Proxy Statement to such shareholders, if required by any regulatory authority or law or if deemed appropriate by CCBF, and (iv) the approval of this Merger Agreement and the Merger by the requisite vote of Salem's shareholders at such additional Special Meeting. CCBF knows of no reason why pooling-of-interests accounting treatment will not be available or such opinion of its independent accountants will not be received.

CERTAIN INCOME TAX CONSEQUENCES

     The following is a summary discussion of the material federal income tax consequences of the Merger to shareholders of Salem. The summary is based on the law as currently constituted and is subject to change in the event of changes in the law, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which could be given retroactive effect.

     THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES OF THE MERGER. THE SUMMARY DOES NOT ADDRESS ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES, EXCEPT FOR CERTAIN NORTH CAROLINA INCOME TAX CONSEQUENCES, NOR DOES IT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY APPLY TO THE MERGER. ALSO, THE TAX OPINION DOES NOT ADDRESS INCOME TAX CONSIDERATIONS THAT MAY AFFECT THE TREATMENT OF A PARTICIPANT IN A SALEM OPTION PLAN OR A SALEM SHAREHOLDER WHO ACQUIRED SALEM STOCK PURSUANT TO SUCH A PLAN. EACH SALEM SHAREHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. THEREFORE, SALEM'S SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE EXCHANGE OF THEIR SALEM STOCK FOR SHARES OF CCBF STOCK (INCLUDING, WITHOUT LIMITATION, TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE AND LOCAL AND OTHER TAX LAWS AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS).

     CCBF and Salem have received the Tax Opinion of KPMG Peat Marwick LLP, tax advisors to CCBF and Salem, which reaches certain conclusions with respect to certain federal and North Carolina income tax consequences of the Merger. Where appropriate or useful, this discussion will refer to the Tax Opinion and particular conclusions expressed therein. Additionally, the facts and representations upon which the Tax Opinion is based are set forth in such Tax Opinion which is an exhibit to CCBF's Registration Statement. See "AVAILABLE INFORMATION". However, the Tax Opinion represents only that advisor's best judgment as to the matters expressed therein and has no binding effect on the Internal Revenue Service (the "IRS") or any official status of any kind. There is no assurance that the IRS could not successfully contest in the courts an opinion expressed by the advisor as set forth in the Tax Opinion or that legislative, administrative, or judicial decisions or interpretations may not be forthcoming that would significantly change the opinions set forth in the Tax Opinion. The IRS will not currently issue private letter rulings concerning a transaction's qualification under certain types of reorganizations or certain federal income tax consequences resulting from such qualification. Accordingly, no private letter ruling has been, nor is it anticipated that such a ruling will be, requested from the IRS with respect to the Merger.

     The Tax Opinion concludes that:

        (i) The Merger will constitute a reorganization within the meaning of
     Section 368(a)(1)(A) and Section 368(a)(2)(D)of the Code;

          (ii) No gain or loss will be recognized by CCBF, CCB Bank or Salem by reason of the Merger;

          (iii) No gain or loss will be recognized by Salem's shareholders upon their receipt solely of CCBF Stock (including any fractional share interests to which they may be entitled), together with attached CCBF Rights, in exchange for their shares of Salem Stock;

          (iv) The tax basis in the CCBF Stock received by a Salem shareholder (including any fractional share interests to which they may be entitled) will be the same as the tax basis in the Salem Stock surrendered in exchange therefor;

          (v) The holding period for CCBF Stock received by a Salem shareholder (including any fractional share interests to which they may be entitled) in exchange for Salem Stock will include the period during which the shareholder held the Salem Stock surrendered in the exchange, provided that the Salem Stock was held as a capital asset at the Effective Time; and

          (vi) The receipt of cash in lieu of a fractional share of CCBF Stock will be treated as if the fractional share of CCBF Stock was distributed as part of the exchange to the Salem shareholder and then redeemed by CCBF, resulting in capital gain or loss measured by the difference, if any, between the amount of cash received or such fractional share and the shareholder's basis in the fractional share.

     The Tax Opinion also concludes that the Merger will be treated in substantially the same manner for North Carolina income tax purposes as for federal income tax purposes.

     SALEM'S SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS IN ORDER TO MAKE AN INDIVIDUAL EVALUATION OF THE FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER.

CONDITIONS TO MERGER

     Consummation of the Merger is subject to various conditions specified in the Merger Agreement, including without limitation, (i) receipt of the required approvals of the Merger Agreement by Salem's shareholders and the shareholder of CCB Bank; (ii) receipt of all regulatory approvals required for consummation of the transactions described in the Merger Agreement without the imposition of any regulatory agency of a condition or requirement to any such approval that so materially adversely impacts the economic benefits of the Merger as to cause Salem's or CCBF's Board of Directors to reasonably consider consummation of the Merger to be inadvisable; (iii) the qualification of the Merger as a tax-free reorganization under Section 368 of the Code, and receipt by Salem and CCBF of an opinion of their tax advisor, KPMG Peat Marwick LLP, that the Merger so qualifies; (iv) the listing on the NYSE of the shares of CCBF Stock to be issued in the Merger as of the Effective Time; (v) the absence of any pending or threatened action against Salem or CCBF which enjoins or prohibits the Merger or which would have a material adverse effect on Salem or CCBF; (vi) the absence of any pending or threatened action which seeks to obtain substantial monetary or other relief in connection with the Merger (unless the party seeking to proceed with the Merger shall provide the other party with an acceptable opinion of legal counsel that such action is likely to be resolved in such a way as to not deprive any party of any of the material benefits to be derived from the Merger or in such a way as would not constitute a material adverse event as to the party subject to the action; and (vii) the aggregate number of shares of Salem Stock with respect to which Dissenters' Rights have been perfected (A) does not exceed 9.90% of the total number of outstanding shares of Salem Stock, and (B) the total number of shares of Salem Stock deemed "tainted" for purposes of pooling-of-interests accounting treatment, when added to shares of CCBF Stock deemed so "tainted," does not prevent the use of such accounting treatment.

     The separate obligations of Salem and of CCBF and CCB Bank (considered as one party for such purposes) under the Merger Agreement are subject to various other conditions specified therein, including without limitation, (i) that the representations and warranties of the other party be and remain true and correct in all material respects; (ii) that the other party perform, in all material respects, the obligations and covenants required to be performed by it under the Merger Agreement; and (iii) receipt of certain certificates and opinions of the other party's senior officers and legal counsel.

     Additionally, Salem's obligations are subject to receipt of the Salem Fairness Opinion. CCBF's and CCB Bank's obligations also are subject to receipt of a written agreement as to certain matters from persons who are considered "Affiliates" of Salem (see " -- Restrictions on Resale of CCBF Stock Received by Affiliates"), and receipt of an opinion from KPMG Peat Marwick LLP that the Merger will qualify for pooling-of-interests accounting treatment; provided, however, that if the use of such accounting treatment is not permissible, then the Merger will be accounted for as a purchase subject to the satisfaction of certain additional conditions related to the re-confirmation of regulatory approvals of the Merger and the re-solicitation of the approval of the Merger Agreement by Salem's shareholders, in each case if required by law or regulation or deemed by CCBF to be appropriate. See " -- Accounting Treatment".

AMENDMENT OF MERGER AGREEMENT; WAIVER

     Prior to the Effective Time, any provision of the Merger Agreement may be waived by the party entitled to the benefit of such provision; provided, however, that no condition may be waived which, if not satisfied, would result in a violation of any law or applicable governmental regulation. The Merger Agreement may be amended, modified or supplemented at any time prior to the Effective Time, and whether before or after the Special Meeting, by an agreement in writing approved by Salem's, CCBF's and CCB Bank's respective Board of Directors. However, following the Special Meeting and approval of the Merger Agreement by CCB Bank's shareholder, no changes involving material matters, including the manner or basis in which shares of Salem Stock will be converted into and exchanged for CCBF Stock, may be made without the approval of Salem's shareholders and CCB Bank's shareholder.

TERMINATION OF MERGER AGREEMENT

     The Merger Agreement may be terminated, whether before or after the Special Meeting, upon the mutual consent of the Board of Directors of Salem and the Boards of Directors of CCBF and CCB Bank, and may be terminated by the Board of Directors of either Salem or CCBF and CCB Bank in the event, among other things,
(i) of a material breach by the other party of any representations, warranty, covenant or other agreement in the Merger Agreement which is not cured within 30 days after written notice to the party committing such breach; (ii) that any regulatory authority has denied approval of any of the transactions contemplated by the Merger Agreement, or that an order, judgment or decree from any regulatory authority or any court having competent jurisdiction has imposed any condition or requirement which would so substantially and adversely impact the economic or business benefits of the Merger to such party as to render inadvisable in the reasonable opinion of such party's Board of Directors the consummation of the Merger (provided that such denial or imposition has become final and nonappealable); (iii) of the occurrence of a suit or other proceeding by any regulatory authority or other governmental body or agency to restrain or prohibit any of the transactions contemplated by the Merger Agreement, or a suit by a Salem or CCBF shareholder seeking to restrain such transactions or to obtain material money damages should such transactions be consummated (unless counsel for the party wishing to proceed with the Merger renders an opinion that such a suit is likely to be resolved in a way which would not deprive any party of the material benefits of the Merger or in a way which would not result in substantial money damages to one or more directors of such party which would not be covered by insurance); or (iv) that the Effective Time shall not have occurred on or before March 31, 1997; provided, however, that if pooling-of-interests accounting treatment is not permissible, this date shall be extended to June 30, 1997.

     Additionally, either Salem or CCBF and CCB Bank may terminate the Merger Agreement if the average of the closing sale prices of CCBF Stock on the NYSE over the 60 trading days preceding the date of the Closing of the Merger is less than $46.78 or more than $57.18.

     In the event of the termination and abandonment of the Merger Agreement pursuant to the termination provisions thereof, the Merger Agreement will become void and have no effect, except that certain provisions of the Merger Agreement relating to expenses, indemnification and confidentiality of information obtained pursuant to the Merger Agreement or in connection with the negotiation thereof will survive any such termination and abandonment and no party will be relieved or released from any liability arising out of a willful or grossly negligent breach of any provision of the Merger Agreement. In the event the Merger fails to be consummated because of the wrongful termination, or willful or grossly negligent breach of any representation, warranty, covenant, undertaking, term or restriction, of the Merger Agreement by a party, the party wrongfully terminating or breaching the Merger Agreement shall (i) reimburse the other party for all of its expenses incident to entering into any carrying out the Merger Agreement and the transactions contemplated thereby, including filing fees and financial adviser, legal, accounting and investment banking fees and expenses, and (ii) pay the other party liquidated damages of $1.0 million in full compensation of all other harm suffered by such party as a result thereof. Further, in the event the Merger Agreement is terminated because (x) Salem enters into a letter of intent or an agreement with a third party that provides for the third party to acquire Salem, whether by merger, asset purchase or otherwise (a "Prohibited Transaction"), or (y) prior to the termination of the Merger Agreement, Salem engages in negotiations with a third party concerning a Prohibited Transaction and, within twelve months after termination of the Merger Agreement, Salem enters into a letter of intent or agreement with such third party respecting a Prohibited Transaction (without the written consent of CCBF), then Salem shall pay CCBF a termination fee of $1.0 million.

EFFECTIVE TIME AND CLOSING DATE

     The Merger will become effective on the date and at the time (the "Effective Time") on which Articles of Merger executed by CCB Bank and Salem have been accepted for filing by the North Carolina Secretary of State, or at such later date and time as is specified by CCB Bank and Salem in the Articles of Merger so filed. However, unless otherwise mutually agreed by Salem and CCBF, the Effective Time will occur on the first business day following the last to occur of (i) the date that is 30 days after the date of the order of the FDIC approving the Merger, (ii) the effective date of the last required order, approval or exemption of any federal or state regulatory agency approving or exempting the Merger, (iii) the expiration of all required waiting periods after the filing of notices with, or the receipt of regulatory approvals from, all federal or state regulatory agencies required for consummation of the Merger, and (iv) the later of the dates on which Salem's shareholders and the shareholder of CCB Bank approve the Merger Agreement.

     Following and subject to the fulfillment of all conditions described in the Merger Agreement, the closing of the Merger will be held on the date that the Effective Time occurs or on such other prior date as is mutually agreed upon by Salem and CCBF (the "Closing Date"). Although there is no assurance as to whether or when the Merger will occur, it presently is expected that the Effective Time will occur during the first calendar quarter of 1997. See
" -- Conditions to Merger", " -- Required Shareholder Approvals", and
" -- Required Regulatory Approvals". The Board of Directors of either CCBF or Salem may terminate the Merger Agreement if the Effective Time shall not have occurred by March 31, 1997; provided, however, that if pooling-of-interests accounting treatment for the Merger is not permissible, this date shall be extended to June 30, 1997. See " -- Termination of Merger Agreement".

     After the Effective Time, CCB Bank will use the name "Salem", in conjunction with its name and logos, in certain of CCB Bank's activities. The extent of the use of the name "Salem" in such activities is subject to limitations and qualifications established by the FDIC.

DIRECTORS AND OFFICERS

     Following the Effective Time, CCBF's and CCB Bank's then current directors and officers will continue to serve for the remainder of their terms of office as directors of CCBF and CCB Bank. Certain officers of Salem will become senior officers of CCB Bank.

INTERESTS OF CERTAIN PERSONS WITH RESPECT TO THE MERGER

     Certain members of Salem's management and Board of Directors have certain interests in the Merger that are in addition to their interests as shareholders of Salem generally. Salem's Board of Directors was aware of these interests and considered them, among other things, in adopting the Merger Agreement and recommending the transactions contemplated thereby.

     INDEMNIFICATION AND INSURANCE. Pursuant to the Merger Agreement, from and after the Effective Time, CCBF and CCB Bank will indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Salem from and against all suits, actions, complaints, demands, costs, fines, losses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the full extent then permitted under North Carolina law and by Salem's Articles of Incorporation and Bylaws as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses in the defense of any action or suit.

     Furthermore, for a period of at least three years after the Effective Time, CCBF will maintain a policy or policies of directors' and officers' liability insurance covering those persons who were, on the date of the Merger Agreement, covered by Salem's directors' and officers' liability insurance policies. CCBF's policy or policies shall have terms no less favorable than those Salem had in effect on the date of the Merger Agreement.

     EMPLOYMENT AGREEMENTS. The current employment agreements of Messrs. Sheeran, Potter and Green and Ms. Marshall will be amended and restated at the Effective Time. Each of these employment agreements will be assumed by CCB Bank. Under his Amended and Restated Employment Agreement, Mr. Sheeran's term of employment will be extended from December 7, 1998 to the anniversary of the Closing Date occurring in 2002; his annual base salary, and employee benefit plan and fringe benefits rights, will be fixed at an amount and at levels no less than those existing immediately prior to the Effective Time; and certain rights to participate in employee benefit plans and receive fringe benefits after termination of his employment after a "change in control" may be extended from a period of 2.99 years to a period of up to five (5) years. In the event of a termination of Mr. Sheeran's employment without cause or upon an unapproved "change in control", Mr. Sheeran will be entitled to receive his then base salary and bonuses for a period of 2.99 years subsequent to such termination. Messrs. Potter and Green and Ms. Marshall have similar rights for a period of two years subsequent to such a termination of their employment. Under their Amended and Restated Employment Agreements, the terms of employment of Messrs. Potter and Green and Ms. Marshall will be extended from one (1) year to three
(3) years and their annual base salaries, and employee benefit plan and fringe benefit rights, will be fixed at an amount and at levels no less than those existing immediately prior to the Effective Time. In certain circumstances the Merger could constitute a "change in control" under Mr. Sheeran's Amended and Restated Employment Agreement such that he would receive severance payments if he terminated his employment.

     EFFECT ON EMPLOYEE BENEFIT PLANS AND OPTIONS. Salem and CCBF have agreed in the Merger Agreement that Salem's employee benefit plans will be reviewed and appropriate amendments, consolidations or terminations will be made thereto at or after the Effective Time; provided, however, that the employees of Salem (i) shall be eligible to receive group hospitalization, medical, life, disability and similar benefits on the same basis and under the same terms available to the present employees of CCBF and its subsidiaries, (CCBF has agreed to waive pre-existing conditions limitations, honor previously incurred deductible and out-of-pocket expenses, and group life insurance medical certifications up to the coverage limits existing under Salem's comparable plan) (ii) in the event that a Salem employee benefit plan is terminated, shall become fully vested, with each participating Salem employee having the right or option either to receive the benefits to which he or she is entitled as a result of such termination or to have such benefits "rolled" into the appropriate CCBF employee benefit plan, on the same basis and applying the same eligibility standards as would apply to the employees of CCBF and its subsidiaries as if such employee's prior service to Salem had been performed on behalf of CCBF and its subsidiaries for qualification and vesting (but not for funding purposes), and (iii) in the event a Salem employee benefit plan is merged into a CCBF employee benefit plan, shall be entitled to participate in such CCBF plan on the same basis and applying the same eligibility standards as would apply to employees of CCBF and its subsidiaries. Salem and CCBF have agreed that the overall level of benefits offered or provided to the employees of Salem under the CCBF benefits plans will be no less than that offered or provided to the present employees of CCBF and its subsidiaries, and that for purposes of qualification, participation and vesting, the employees of Salem shall receive credit for their periods of service to Salem.

     Under the Merger Agreement, at the Effective Time, all rights with respect to Salem Options which are outstanding at the Effective Time, whether or not then exercisable, will be converted into and will become rights with respect to CCBF Stock, and CCBF will assume Salem's obligations with respect to each such Salem Option, in accordance with the terms of the applicable Salem Option Plan and the related option agreements. From and after the Effective Time, (i) each Salem Option assumed by CCBF may be exercised solely for shares of CCBF Stock,
(ii) the number of shares of CCBF Stock subject to each Salem Option will be equal to the number of shares of Salem Stock subject to such Salem Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and
(iii) the per share exercise price under each such Salem Option will be adjusted by dividing the per share exercise price thereunder by the Exchange Ratio and rounding down to the nearest cent, provided that the number of shares of CCBF Stock subject to each Salem Option and the per share price will, in accordance with the terms of the Salem Option and the per share price, be subject to further adjustments as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. Under the Merger Agreement, after the date thereof, no further options to acquire Salem Stock may be granted by Salem.

     Under the Merger Agreement, all restrictions or limitations on transfer with respect to Salem Stock awarded under Salem Option Plans or any other plan, program or arrangement, to the extent that such restrictions or limitations have not already lapsed, will remain in full force and effect with respect to the CCBF Stock into which Salem Stock is converted pursuant to the Merger Agreement. Pursuant to the terms of the Salem Option Plans, all granted but unvested Salem Options will vest immediately as a consequence of the Merger. Because the Amended and Restated Employment Agreement of Mr. Sheeran contains provisions requiring additional payments thereunder to meet any "excise tax liability" under the Code incurred by the employee, it is probable, that should he be entitled to receive "change in control" payments under his Employment Agreement within one (1) year after the Effective Time, the sum of such payments and the deemed value under the Code of the acceleration of the vesting of Salem Options held by Mr. Sheeran could result in additional "gross up" payments by CCB Bank to offset such "excise tax liability".

     Additional information regarding CCBF's employee benefit plans, as well as information with regard to its executive compensation and employment agreements is incorporated by reference or set forth in CCBF's Annual Report on Form 10-K for the year ended December 31, 1995, which document is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". For additional information regarding Salem's employee benefit plans, executive compensation and employment agreements, see "SALEM TRUST BANK".

NYSE LISTING

     At the time the Merger Agreement was initially executed, CCBF Stock was qualified for quotation on the Nasdaq National Market. However, at that time, CCBF had pending an application for the listing of CCBF Stock upon the NYSE. This application was approved and CCBF Stock was listed on the NYSE on August 14, 1996. Transactions in CCBF Stock are no longer quoted on the Nasdaq National Market. The Merger Agreement provides that the listing of the shares of the CCBF Stock issuable pursuant to the Merger on the NYSE as of the Effective Time is a condition to the consummation of the Merger. See " -- Conditions to Merger".

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     CCBF has in effect a Dividend Reinvestment and Stock Purchase Plan (the "CCBF Plan") pursuant to which its shareholders may purchase shares of CCBF Stock through the reinvestment of dividends and optional cash payments. Under the CCBF Plan, CCBF Stock is purchased by the plan administrator in open market transactions and/or in negotiated transactions only, and no newly-issued shares of CCBF Stock are issued to participants in the CCBF Plan. After the Effective Time, the CCBF Plan will be continued in effect and be available to Salem's former shareholders who have become CCBF shareholders.

RESTRICTIONS ON RESALE OF CCBF STOCK BY AFFILIATES

     Certain restrictions under the 1933 Act will apply to the resale of shares of CCBF Stock issued to certain persons in connection with the Merger. Any person who is an "Affiliate" of Salem or CCBF at the time the Merger Agreement is submitted to a vote of Salem's shareholders may not resell or transfer shares of CCBF Stock received in connection with the Merger during a period of three years following the Effective Time unless (i) such person's offer and sale of those shares has been registered under the 1933 Act, (ii) such person's offer and resale is made in compliance with Rule 145 promulgated under the 1933 Act (which permits limited sales under certain circumstances), or (iii) another exemption from registration is available. Additionally, as a condition of treating the Merger as a pooling-of-interests for accounting purposes, Affiliates of Salem and CCBF will be prohibited from selling or transferring any shares of CCBF Stock from the date 30 days prior to consummation of the Merger until CCBF shall have published results of its operations for a period covering at least 30 days following the Effective Time. Because the CCBF Rights to be received by Salem's shareholders pursuant to the Merger are attached to, and cannot be transferred separately from, the shares of CCBF Stock to which they relate, the CCBF Rights held by Affiliates will be subject to these same restrictions.

     An "Affiliate" of Salem, as defined by rules promulgated under the 1933 Act, is a person who directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Salem. The above restrictions are expected to apply to the directors and executive officers of Salem (and to any relative or spouse of any person or any relative of any such spouse, any of whom live in the same house as such person, and any trust, estate, corporation or other entity in which such person has a 10% or greater beneficial or equity interest), and may apply to any current Salem shareholder that owns an amount of stock sufficient to be considered to "control" Salem or that otherwise is an "Affiliate" of Salem. Stock transfer instructions will be given by CCBF to its stock transfer agent with respect to the CCBF Stock to be received by persons deemed by CCBF to be subject to these restrictions, and the certificates for such stock may be appropriately legended.

     The Merger Agreement provides that Salem will use its best efforts to cause each of its Affiliates to deliver to CCBF, at least 30 days prior to the Effective Time, a written agreement (an "Affiliate Agreement") providing that such person will not offer, sell, pledge, transfer or otherwise dispose of any shares of CCBF Stock except in compliance with the restrictions described above. CCBF's obligation to consummate the Merger is conditioned on its receipt of the Affiliate Agreements. See " -- Conditions to Merger".

     PERSONS WHO ARE OR MAY BE AFFILIATES OF SALEM SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL REGARDING THE APPLICATION OF THE ABOVE RESTRICTIONS TO THE CCBF STOCK.

EXPENSES

     The Merger Agreement provides that Salem and CCBF will each pay its own expenses incident to preparing, entering into and carrying out the Merger Agreement and the transactions contemplated thereby, including filing fees and the fees and expenses of its financial advisors, investment bankers, accountants and counsel. However, if a party wrongfully terminates or engages in a willful or grossly negligent breach of any representation, warranty, covenant, undertaking, term or restriction contained in the Merger Agreement, such party shall pay all of the above-described costs and expenses of the other party, together with the sum of $1.0 million as liquidated damages in full compensation of all other harm suffered by the non-defaulting party as a result thereof. See " -- Termination of Merger Agreement".

                       RIGHTS OF DISSENTING SHAREHOLDERS

     The Merger will give rise to Dissenters' Rights under Article 13 of the NCBCA for Salem's shareholders. Pursuant to Article 13, any Salem shareholder who objects to the Merger may exercise Dissenters' Rights and become entitled to be paid the fair value of such shareholders' shares of Salem Stock if the Merger is consummated. The following is only a summary of the Dissenters' Rights of Salem's shareholders. A COMPLETE COPY OF ARTICLE 13 IS ATTACHED HERETO AS APPENDIX B AND INCORPORATED BY REFERENCE TO THIS PROSPECTUS/PROXY STATEMENT. ANY SHAREHOLDER WHO INTENDS TO EXERCISE DISSENTERS' RIGHTS SHOULD REVIEW THE TEXT OF
ARTICLE 13 CAREFULLY AND COMPLY WITH ITS REQUIREMENTS, AND ALSO SHOULD CONSULT WITH HIS OR HER ATTORNEY. EXCEPT AS PROVIDED BELOW, NO FURTHER NOTICES WILL BE GIVEN TO SHAREHOLDERS REGARDING THE EXISTENCE OF DISSENTERS' RIGHTS OR ANY TIME PERIODS WITHIN WHICH THOSE RIGHTS MUST BE EXERCISED.

     Article 13 provides in detail the procedure that must be followed by a dissenting shareholder in order to exercise Dissenter's Rights. That procedure is summarized below.

     Any Salem shareholder who desires to assert Dissenters' Rights MUST (i) give to Salem, and Salem must actually receive, BEFORE THE VOTE ON THE MERGER IS TAKEN, written notice of the shareholder's intent to demand payment for his shares if the Merger is consummated, and (ii) not vote his shares in favor of the Merger. Failure by a shareholder to satisfy either requirement will mean that the shareholder will not be entitled to assert Dissenters' Rights and obtain payment for his shares under Article 13. A dissenting shareholder's notice to Salem should be mailed to Salem Trust Bank, 2140 Country Club Road, Winston-Salem, North Carolina 27104, Attn: Norman D. Potter, Chief Financial Officer and Secretary. A Salem shareholder's failure to vote against the Merger will not constitute a waiver of the shareholder's Dissenters' Rights so long as the shareholder gives the required notice in a timely manner as described above and does not vote, in person or by proxy, in favor of the Merger. However, the notice requirement will not be satisfied by a shareholder's vote in person against the Merger, or submission of an appointment of proxy with instructions to vote against the Merger. Accordingly, a Salem shareholder who votes against the Merger still must give the required notice in a timely manner in order to assert Dissenters' Rights. Shareholders should note that if they sign and return a blank appointment of proxy with no instructions as to how their shares should be voted, they will be deemed to have voted in favor of the Merger and thereafter will not be entitled to assert Dissenters' Rights.

     If the Merger Agreement is approved by Salem's shareholders, then, within ten days of the date the Merger is consummated, Salem must send a written notice (by registered or certified mail, return receipt requested) to each of its Shareholders who has taken the actions described above and is entitled to exercise Dissenters' Rights. That notice will: (i) state where the dissenting shareholder's payment demand must be sent, and where and when share certificates must be deposited; (ii) supply a form for demanding payment; (iii) set a date by which Salem must receive the dissenting shareholder's payment demand (which may not be fewer than 30 nor more than 60 days after the date the dissenters' notice is mailed); and (iv) be accompanied by a copy of Article 13.

     A Salem shareholder who has been sent the dissenters' notice must demand payment and must deposit his share certificates by the date set forth in an in accordance with the terms and conditions of the dissenters' notice; otherwise, such shareholder is not entitled to payment for his shares under Article 13. A shareholder who demands payment and deposits his share certificates as required retains all other rights as a shareholder until such rights are canceled or modified by consummation of the Merger.

     As soon as the Merger is consummated or upon receipt of a payment demand, Salem will offer to pay its dissenting shareholders who complied with all statutory requirements the amount Salem estimates to be the fair value of the shareholder's shares, plus interest accrued to the date of payment, and will pay this amount to each dissenting shareholder who agrees in writing to accept it in full satisfaction of his demand. Salem's offer of payment will be accompanied by: (i) certain of Salem's most recent available financial statements; (ii) a statement of Salem's estimate of the fair value of its shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenting shareholder's right to demand payment if dissatisfied with Salem's offer; and, (v) a copy of Article 13.

     If the Merger is not consummated within 60 days after the date set by Salem for demand payment and depositing share certificates, Salem must return the deposited certificates and if, thereafter, the Merger is consummated, Salem must send a new dissenters' notice and repeat the payment demand procedure set forth above.

     If a dissenter believes the amount offered for his shares as described above is less than their fair value or that interest due is incorrectly calculated, or if Salem fails to make payment within 30 days to a dissenter who accepts its offer, or if Salem fails to consummate the Merger and does not return the deposited certificates within 60 days after the date is set for demanding payment, then the dissenting shareholder may notify Salem in writing of the shareholder's own estimate of the fair value of his shares or the amount of interest due and may demand payment of such estimate, or may reject Salem's offer and demand payment of the fair value of his shares and interest due within 30 days of Salem's action or inaction. In any such event, if a dissenting shareholder fails to take any such action within the 30-day period, that shareholder will be deemed to have waived his rights under Article 13 and to have withdrawn his dissent and demand for payment.

     If a dissenting shareholder has taken all required actions and his demand for payment remains unsettled, the shareholder may commence a proceeding within 60 days after the date of his payment demand and petition the court to determine the fair value of his shares and accrued interest. Upon service on it of the petition filed with the court, Salem must pay to the dissenting shareholder the amount originally offered by it. If the shareholder does not commence the proceeding within said 60-day period, he has an additional 30 days to either (i) accept in writing the amount offered by Salem, upon which acceptance Salem will pay such amount in full satisfaction of the dissenter's demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenting shareholder who takes no action within this 30-day period is deemed to have withdrawn his dissent and demand for payment.

     In the court proceeding described above, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value, and has discretion to make all dissenting shareholders whose demands remain unsettled parties to the proceeding. Each dissenting shareholder made a party to the proceeding must be served with a copy of the petition and is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, to exceed the amount paid by Salem. Court costs, appraisal and counsel fees may be assessed by the court as it deems equitable.

     Article 13 contains certain additional provisions with respect to dissent by nominees who hold shares for others, and by beneficial owners whose shares are held in the name of other persons, and reference is made to Appendix B for a more complete description thereof.

               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited Pro Forma Combined Condensed Balance Sheet and Statements of Income and accompanying notes are presented to show the impact of the Merger on CCBF's and Salem's historical financial position and results of operations. The Merger is reflected in the Pro Forma Combined Condensed Balance Sheet and Statements of Income under the pooling-of-interests method of accounting. CCBF currently intends for the Merger to be accounted for under the pooling-of-interests method. However, if application of such accounting method should not be permissible, the Merger would be accounted for under the purchase method of accounting. See "THE MERGER -- Accounting Treatment" and
" -- Conditions to Merger". Under the purchase method of accounting, the acquiring corporation records at its costs the acquired assets less liabilities assumed. The difference between the cost of the acquired enterprise and the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed is recorded as goodwill. The reported income of an acquiring corporation includes the operations of the acquired enterprise after acquisition, adjusted for amortization of any assets arising from the acquisition.

     The unaudited Pro Forma Combined Condensed Balance Sheet presented assumes that the Merger was consummated on June 30, 1996 and the unaudited Pro Forma Combined Condensed Statements of Income assume that the Merger was consummated at the beginning of each period presented.

     The pro forma earnings are not necessarily indicative of actual results that might have been achieved had the Merger been consummated at the beginning of the periods presented, and may not be indicative of future results that will be obtained on a combined basis. The Pro Forma Combined Condensed Balance Sheet and Statements of Income do not reflect any Merger-related expenses which may be recognized or cost savings from operating efficiencies which may be realized in connection with the Merger. Current estimates of Merger-related expenses are $1.4 million. CCBF currently anticipates cost savings of approximately $1.5 million associated with these possible operating efficiencies and synergies, but no such savings are assured. It is anticipated that any such cost savings will not be achieved until the fiscal quarters following the quarter in which the expenses of the Merger are recognized.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF JUNE 30, 1996
                                  (UNAUDITED)

                                                                                                                       CCBF
                                                                                                       PRO FORMA     PRO FORMA
                                                                                CCBF        SALEM     ADJUSTMENTS    COMBINED
                                                                                              (IN THOUSANDS)
ASSETS
Cash and due from banks...................................................   $  214,260      5,622       --            219,882
Time deposits in other banks..............................................       57,435      --          --             57,435
Federal funds sold and other short-term investments.......................      198,000     17,340       --            215,340
Investment securities:
  Available for sale......................................................      890,440      2,462       --            892,902
  Held to maturity........................................................       75,822     16,667       --             92,489
Loans and lease financing.................................................    3,499,741    113,703       --          3,613,444
  Less reserve for loan and lease losses..................................       45,423      1,434       --             46,857
     Net loans and lease financing........................................    3,454,318    112,269       --          3,566,587
Premises and equipment....................................................       66,862      1,860       --             68,722
Other assets..............................................................      103,331      1,344       --            104,675
     Total assets.........................................................   $5,060,468    157,564                   5,218,032
LIABILITIES
Deposits:
  Noninterest-bearing.....................................................   $  550,568     17,010       --            567,578
  Interest-bearing........................................................    3,760,050    122,424       --          3,882,474
     Total deposits.......................................................    4,310,618    139,434       --          4,450,052
Other short-term borrowed funds...........................................      144,939      --          --            144,939
Long-term debt............................................................       61,243      --          --             61,243
Other liabilities.........................................................       92,394      1,447       --             93,841
     Total liabilities....................................................    4,609,194    140,881       --          4,750,075
SHAREHOLDERS' EQUITY
Common stock..............................................................       75,258      4,603        (828)(1)      79,033
Additional paid-in capital................................................       90,174      8,063         828(1)       99,065
Retained earnings.........................................................      285,922      4,017       --            289,939
Unrealized gain on investment securities available for sale...............        1,166      --          --              1,166
Less: Unearned common stock held by management
  recognition plans.......................................................       (1,246)     --          --             (1,246)
     Total shareholders' equity...........................................      451,274     16,683       --            467,957
     Total liabilities and shareholders' equity...........................   $5,060,468    157,564       --          5,218,032

(1) Based on the Exchange Ratio of .41 for conversion of Salem Stock into CCBF Stock. At June 30, 1996, CCBF and Salem had 15,051,625 and 1,841,232 shares outstanding, respectively.

(2) The pro forma combined retained earnings do not reflect any Merger-related expenses which may be recognized or cost savings from operating efficiencies which may be realized in connection with the Merger.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)

                                                                                                                     CCBF
                                                                                                                  PRO FORMA
                                                                                          CCBF        SALEM      COMBINED (1)
                                                                                               (DOLLARS IN THOUSANDS)
INTEREST INCOME
  Loans and leases...................................................................   $156,730      5,111         161,841
  Investment securities..............................................................     30,190        489          30,679
  Other..............................................................................      7,643        548           8,191
     Total interest income...........................................................    194,563      6,148         200,711
INTEREST EXPENSE
  Deposits...........................................................................     83,945      3,071          87,016
  Long-term debt and other borrowings................................................      4,768         41           4,809
     Total interest expense..........................................................     88,713      3,112          91,825
Net interest income..................................................................    105,850      3,036         108,886
Provision for loan and lease losses..................................................      5,150        132           5,282
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES........................    100,700      2,904         103,604
OTHER INCOME
  Service charges on deposit accounts................................................     14,237         69          14,306
  Non-deposit fees and commissions...................................................     10,874        127          11,001
  Other..............................................................................      4,452        426           4,878
  Investment securities gains, net...................................................         11       --                11
     Total other income..............................................................     29,574        622          30,196
OTHER EXPENSES
  Personnel..........................................................................     40,253      1,250          41,503
  Net occupancy and equipment........................................................     10,791        219          11,010
  Deposit and other insurance........................................................      1,082         17           1,099
  Other operating....................................................................     22,740        561          23,301
     Total other expenses............................................................     74,866      2,047          76,913
Income before income taxes...........................................................     55,408      1,479          56,887
Income taxes.........................................................................     19,292        571          19,863
NET INCOME...........................................................................   $ 36,116        908          37,024
NET INCOME PER SHARE:
  Primary............................................................................   $   2.40        .54            2.35
  Fully diluted......................................................................       2.40        .51            2.35
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Primary............................................................................   15,033,812    1,694,409  15,728,520(2)
  Fully diluted......................................................................   15,033,812    1,831,878  15,784,882(2)

(1) No pro forma adjustments are reflected in the Pro Forma Combined Condensed Statements of Income.

(2) Based on the Exchange Ratio of .41 for conversion of Salem Stock into CCBF Stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1995
                                  (UNAUDITED)

                                                                                                                     CCBF
                                                                                                                  PRO FORMA
                                                                                          CCBF        SALEM      COMBINED (1)
                                                                                               (DOLLARS IN THOUSANDS)
INTEREST INCOME
  Loans and leases...................................................................   $150,289      3,644         153,933
  Investment securities..............................................................     31,609        107          31,716
  Other..............................................................................      6,576        251           6,827
     Total interest income...........................................................    188,474      4,002         192,476
INTEREST EXPENSE
  Deposits...........................................................................     81,413      1,722          83,135
  Long-term debt and other borrowings................................................      5,644         64           5,708
     Total interest expense..........................................................     87,057      1,786          88,843
Net interest income..................................................................    101,417      2,216         103,633
Provision for loan and lease losses..................................................      3,749        165           3,914
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES........................     97,668      2,051          99,719
OTHER INCOME
  Service charges on deposit accounts................................................     12,352         31          12,383
  Non-deposit fees and commissions...................................................      9,243        147           9,390
  Other..............................................................................      5,690        137           5,827
  Investment securities losses, net..................................................       (977)      --              (977)
     Total other income..............................................................     26,308        315          26,623
OTHER EXPENSES
  Personnel..........................................................................     39,673        983          40,656
  Net occupancy and equipment........................................................     10,797        174          10,971
  Deposit and other insurance........................................................      4,787        101           4,888
  Merger-related expense.............................................................     10,333       --            10,333
  Other operating....................................................................     21,192        374          21,566
     Total other expenses............................................................     86,782      1,632          88,414
Income before income taxes...........................................................     37,194        734          37,928
Income taxes.........................................................................     13,107        342          13,449
NET INCOME...........................................................................   $ 24,087        392          24,479
NET INCOME PER SHARE:
  Primary............................................................................   $   1.61        .34            1.59
  Fully diluted......................................................................       1.61        .32            1.58
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Primary............................................................................   14,960,977    1,137,896  15,427,514(2)
  Fully diluted......................................................................   14,960,977    1,351,196  15,514,967(2)

(1) No pro forma adjustments are reflected in the Pro Forma Combined Condensed Statements of Income.

(2) Based on the Exchange Ratio of .41 for conversion of Salem Stock into CCBF Stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                                                                     CCBF
                                                                                                                  PRO FORMA
                                                                                           CCBF        SALEM     COMBINED (1)
                                                                                                (DOLLARS IN THOUSANDS)
INTEREST INCOME
  Loans and leases....................................................................   $305,165      8,145        313,310
  Investment securities...............................................................     61,281        267         61,548
  Other...............................................................................     17,068        925         17,993
     Total interest income............................................................    383,514      9,337        392,851
INTEREST EXPENSE
  Deposits............................................................................    168,983      4,437        173,420
  Long-term debt and other borrowings.................................................     10,421        134         10,555
     Total interest expense...........................................................    179,404      4,571        183,975
Net interest income...................................................................    204,110      4,766        208,876
Provision for loan and lease losses...................................................      8,183        545          8,728
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES.........................    195,927      4,221        200,148
OTHER INCOME
  Service charges on deposit accounts.................................................     25,600         99         25,699
  Non-deposit fees and commissions....................................................     18,827        471         19,298
  Other...............................................................................      8,840        358          9,198
  Investment securities losses, net...................................................       (978)      --             (978)
     Total other income...............................................................     52,289        928         53,217
OTHER EXPENSES
  Personnel...........................................................................     79,298      2,061         81,359
  Net occupancy and equipment.........................................................     20,929        353         21,282
  Deposit and other insurance.........................................................      7,096         87          7,183
  Merger-related expenses.............................................................     10,333       --           10,333
  Other operating.....................................................................     42,567        884         43,451
     Total other expenses.............................................................    160,223      3,385        163,608
Income before income taxes............................................................     87,993      1,764         89,757
Income taxes..........................................................................     30,133        720         30,853
NET INCOME............................................................................   $ 57,860      1,044         58,904
NET INCOME PER SHARE:
  Primary.............................................................................   $   3.87        .72           3.79
  Fully diluted.......................................................................       3.87        .67           3.77
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Primary.............................................................................   14,949,063    1,447,700 15,542,620(2)
  Fully diluted.......................................................................   14,949,063    1,684,659 15,639,773(2)

(1) No pro forma adjustments are reflected in the Pro Forma Combined Condensed Statements of Income.

(2) Based on the Exchange Ratio of .41 for conversion of Salem Stock into CCBF Stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)

                                                                                                                     CCBF
                                                                                                                  PRO FORMA
                                                                                           CCBF        SALEM     COMBINED (1)
                                                                                                (DOLLARS IN THOUSANDS)
INTEREST INCOME
  Loans and leases....................................................................   $243,577      4,620        248,197
  Investment securities...............................................................     58,301        319         58,620
  Other...............................................................................      8,021        381          8,402
     Total interest income............................................................    309,899      5,320        315,219
INTEREST EXPENSE
  Deposits............................................................................    117,408      2,267        119,675
  Long-term debt and other borrowings.................................................      8,958        130          9,088
     Total interest expense...........................................................    126,366      2,397        128,763
Net interest income...................................................................    183,533      2,923        186,456
Provision for loan and lease losses...................................................      9,279         50          9,329
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES.........................    174,254      2,873        177,127
OTHER INCOME
  Service charges on deposit accounts.................................................     23,452         78         23,530
  Non-deposit fees and commissions....................................................     18,923        315         19,238
  Other...............................................................................      6,255        253          6,508
  Investment securities gains, net....................................................        357       --              357
     Total other income...............................................................     48,987        646         49,633
OTHER EXPENSES
  Personnel...........................................................................     71,990      1,312         73,302
  Net occupancy and equipment.........................................................     21,492        228         21,720
  Deposit and other insurance.........................................................      9,032        170          9,202
  Merger-related expense..............................................................      1,100       --            1,100
  Other operating.....................................................................     43,673        500         44,173
     Total other expenses.............................................................    147,287      2,210        149,497
Income before income taxes............................................................     75,954      1,309         77,263
Income taxes..........................................................................     30,843        506         31,349
NET INCOME............................................................................   $ 45,111        803         45,914
NET INCOME PER SHARE:
  Primary.............................................................................   $   2.94        .76           2.91
  Fully diluted.......................................................................       2.94        .70           2.90
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Primary.............................................................................   15,354,319    1,050,534 15,785,038(2)
  Fully diluted.......................................................................   15,354,319    1,267,064 15,873,815(2)

(1) No pro forma adjustments are reflected in the Pro Forma Combined Condensed Statements of Income.

(2) Based on the Exchange Ratio of .41 for conversion of Salem Stock into CCBF Stock.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                  (UNAUDITED)

                                                                                                                     CCBF
                                                                                                                  PRO FORMA
                                                                                           CCBF        SALEM     COMBINED (1)
                                                                                                (DOLLARS IN THOUSANDS)
INTEREST INCOME
  Loans and leases....................................................................   $196,588      3,872        200,460
  Investment securities...............................................................     53,011        319         53,330
  Other...............................................................................      5,313        266          5,579
     Total interest income............................................................    254,912      4,457        259,369
INTEREST EXPENSE
  Deposits............................................................................     97,194      2,200         99,394
  Long-term debt and other borrowings.................................................      4,762        107          4,869
     Total interest expense...........................................................    101,956      2,307        104,263
Net interest income...................................................................    152,956      2,150        155,106
Provision for loan and lease losses...................................................      7,106         --          7,106
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES.........................    145,850      2,150        148,000
OTHER INCOME
  Service charges on deposit accounts.................................................     23,184         95         23,279
  Non-deposit fees and commissions....................................................     16,143        131         16,274
  Other...............................................................................      7,290        208          7,498
  Investment securities gains, net....................................................      2,962       --            2,962
     Total other income...............................................................     49,579        434         50,013
OTHER EXPENSES
  Personnel...........................................................................     66,718      1,034         67,752
  Net occupancy and equipment.........................................................     20,034        182         20,216
  Deposit and other insurance.........................................................      7,300        171          7,471
  Other operating.....................................................................     35,400        489         35,889
     Total other expenses.............................................................    129,452      1,876        131,328
Income before income taxes and cumulative changes in accounting principles............     65,977        708         66,685
Income taxes..........................................................................     21,913        250         22,163
INCOME BEFORE CUMULATIVE CHANGES IN ACCOUNTING PRINCIPLES (2).........................   $ 44,064        458         44,522
INCOME BEFORE CUMULATIVE CHANGES IN ACCOUNTING PRINCIPLE PER SHARE (2):
  Primary.............................................................................   $   3.10        .44           3.04
  Fully diluted.......................................................................       3.05        .42           2.94
WEIGHTED AVERAGE SHARES OUTSTANDING
  Primary.............................................................................   14,230,099    1,049,896 14,660,556(3)
  Fully diluted.......................................................................   14,611,692    1,236,647 15,118,717(3)

(1) No pro forma adjustments are reflected in the Pro Forma Combined Condensed Statements of Income.

(2) Income before cumulative changes in accounting principles and primary and fully diluted income per share before cumulative changes in accounting principles do not include the cumulative effect of changes in accounting principles resulting from the adoption by CCBF on January 1, 1993 of SFAS 106 and SFAS 109. The impact of adoption of SFAS 106 and SFAS 109 on net income, primary net income per share and fully diluted net income per share was a net charge of $1,371,000, $(.10) and $(.09), respectively.

(3) Based on the Exchange Ratio of .41 for conversion of Salem Stock into CCBF Stock.

                            PRO FORMA CAPITALIZATION

     The following table sets forth: (i) the unaudited historical capitalization of CCBF as of June 30, 1996; (ii) the unaudited historical capitalization of Salem as of June 30, 1996; and (iii) the unaudited pro forma capitalization of CCBF and Salem assuming the Merger had been consummated on June 30, 1996. This financial information has been based on, and should be read in conjunction with, CCBF's unaudited financial statements, including the related notes thereto, which are incorporated by reference in this Prospectus/Proxy Statement (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"), and Salem's interim unaudited financial statements, including the related notes thereto, which are attached hereto and incorporated herein by reference.

                                                                                                                   PRO FORMA
                                                                                            CCBF        SALEM      COMBINED
                                                                                                (DOLLARS IN THOUSANDS)
LONG-TERM DEBT
  CCBF:
     Advances from Federal Home Loan Bank with varying maturities to 2016 with rates
      from 3.0% to 9.25% (1)...........................................................   $ 28,122                   28,122
     6 3/4% subordinated notes due 2003................................................     32,985                   32,985
     Other long-term debt..............................................................        136                      136
  Salem................................................................................                   --
       Total long-term debt............................................................     61,243        --         61,243
SHAREHOLDERS' EQUITY
  CCBF:
     Serial preferred stock. Authorized 5,000,000 shares; none issued..................      --                       --
     Common stock, $5 par value; 50,000,000 shares authorized; 15,051,625 shares issued
      and 15,806,530 pro forma combined issued, respectively (2).......................     75,258                   79,033
     Additional paid-in capital........................................................     90,174                   99,065
     Retained earnings (3).............................................................    285,922                  289,939
     Plus: Unrealized gain on investment securities available for sale.................      1,166                    1,166
     Less: Unearned common stock held by management recognition plans..................     (1,246)                  (1,246)
  Salem:
     Preferred stock, $25.00 par value; 60,000 shares authorized; none issued..........                   --
     Common stock, $2.50 par value; 5,000,000 shares authorized,
       1,841,232 issued................................................................                  4,603
     Additional paid-in capital........................................................                  8,063
     Retained earnings.................................................................                  4,017
       Total shareholders' equity......................................................    451,274      16,683      467,957
       Total long-term debt and shareholders' equity...................................   $512,517      16,683      529,200

(1) These obligations are direct obligations of subsidiaries of CCBF and, as such, constitute claims against such subsidiaries prior to CCBF's equity interest therein.

(2) Based on the Exchange Ratio of .41 for conversion of Salem Stock into CCBF Stock.

(3) The pro forma combined retained earnings do not reflect any Merger-related expenses which may be recognized or cost savings from operating efficiencies which may be realized in connection with the Merger.

                           CCB FINANCIAL CORPORATION

GENERAL

     CCBF is a North Carolina business corporation organized in 1982 and registered as a bank holding company with the Federal Reserve under the BHCA and the bank holding company laws of North Carolina. CCBF's principal business is providing banking and other financial services through its banking subsidiaries. CCBF's principal offices are located at 111 Corcoran Street, Durham, North Carolina.

     Through its subsidiaries, CCBF offers numerous banking services consistent with the needs and conveniences of the areas that it serves. These services include accepting time and demand deposits, making secured and unsecured loans, renting safe deposit boxes, sending and receiving wire transfers, performing trust functions for corporations, pension trusts, and individuals, and providing certain insurance and securities brokerage services. In addition, it provides advisory services to individuals, institutions and corporations regarding financial matters.

     Vigorous competition exists in all major areas where CCBF is presently engaged in business. Its financial institution subsidiaries compete not only with other major commercial banks, but also with diversified and other financial institutions such as thrift institutions, money market and other mutual funds, mortgage companies, leasing companies, finance companies and a variety of financial services and advisory companies. CCBF has primarily focused its business and strategy on meeting this competition and the commercial banking needs of its retail and commercial customers through its branch network.

     For additional information about CCBF and its business operations, reference should be made to CCBF's Annual Report on Form 10-K for the year ended December 31, 1995 and the other documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

SUBSIDIARIES

     CCBF's wholly-owned subsidiaries include the following:

      (i) CCB Bank, a North Carolina commercial bank headquartered in Durham, North Carolina, and which operates 154 banking offices in 26 counties, primarily in the Piedmont region of North Carolina;

      (ii) Graham Savings, a North Carolina savings bank headquartered in Graham, North Carolina, which operates two banking offices in Alamance County, North Carolina and which it is currently anticipated will be merged into CCB Bank on or about October 4, 1996; and

     (iii) CCB-Georgia, a Georgia credit card bank headquartered in Columbus, Georgia.

     Additionally, CCB Bank has three wholly-owned subsidiaries: CCB Investment and Insurance Service Corporation, CCBDE, Inc., and Southland Associates, Inc.

BENEFICIAL OWNERSHIP OF CCBF STOCK

     Set forth below is information regarding the only person or entity known to management of CCBF to beneficially own more than 5% of the issued and outstanding shares of CCBF Stock as of June 30, 1996.

                                                                                              AMOUNT AND NATURE OF      PERCENT
                                     NAME AND ADDRESS                                         BENEFICIAL OWNERSHIP    OF CLASS (1)
Central Carolina Bank and Trust Company
111 Corcoran Street
Post Office Box 931
Durham, North Carolina 27702-0931..........................................................          925,710(2)           6.15%

(1) The calculation of the percentage of CCBF Stock beneficially owned is based on the 15,051,625 shares of CCBF Stock issued and outstanding on June 30, 1996.

(2) Shares beneficially owned by CCB Bank are held through its Trust Department in various fiduciary capacities. In addition to the shares reflected above, CCB Bank holds certain other shares in various fiduciary capacities as to which CCB Bank disclaims beneficial ownership. The aggregate number of shares of CCBF Stock held by CCB Bank includes 794,731 shares over which it exercises sole voting power, 51,886 shares over which it has shared voting power, 34,493 shares over which it has sole investment power, and 270,785 shares over which it has shared investment power.

     Set forth below is information as of June 30, 1996 regarding the beneficial ownership of CCBF Stock by CCBF's current directors and its executive officers individually, and by all directors and executive officers of CCBF as a group.

                                                                                            AMOUNT AND NATURE OF
                                                                                               PERCENTAGE OF          PERCENTAGE OF
                                         NAME                                             BENEFICIAL OWNERSHIP (1)      CLASS (2)
John M. Barnhardt......................................................................              8,777(3)              0.06%
J. Harper Beall, III...................................................................             15,339(4)              0.10
James B. Brame, Jr.....................................................................              3,057                 0.02
Timothy B. Burnett.....................................................................              1,662                 0.01
W. L. Burns, Jr........................................................................            141,510(5)              0.94
Edward S. Holmes.......................................................................              4,320(6)              0.03
Bonnie McElveen-Hunter.................................................................              2,184                 0.01
David B. Jordan........................................................................             42,364(7)              0.28
Owen G. Kenan..........................................................................              3,730(8)              0.03
Eugene J. McDonald.....................................................................              2,011(9)              0.01
Hamilton W. McKay, Jr., M.D............................................................              7,243(10)             0.05
George J. Morrow.......................................................................                500                *
Eric B. Munson.........................................................................                702                *
Ernest C. Roessler.....................................................................             19,364(11)             0.13
Miles J. Smith, Jr.....................................................................             67,615(12)             0.45
Jimmy K. Stegall.......................................................................             29,689(13)             0.20
H. Allen Tate, Jr......................................................................             10,830(14)             0.07
James L. Williamson....................................................................              4,044                 0.03
Dr. Phail Wynn, Jr.....................................................................              1,202                 0.01
J. Scott Edwards.......................................................................             22,012(15)             0.15
Richard L. Furr........................................................................             19,530(16)             0.13
All current directors and executive
  officers as a group (21 persons).....................................................            407,685(17)             2.71

 (1) Except as otherwise noted, each individual exercises sole voting and investment power with respect to all shares shown as beneficially owned.

 (2) An asterisk (*) indicates less than .01%. The calculations of the percentage of class beneficially owned by each individual and the group as a whole are based, in each case, on the 15,051,625 shares of CCBF Stock issued and outstanding at June 30, 1996 plus the number of shares capable of being issued to that individual (if any) and to the group, respectively, as a whole within 60 days upon the exercise of stock options held by each of them (if any) and by the group, respectively.

 (3) Includes 976 shares held by a company Mr. Barnhardt controls and 1,963 shares with respect to which he exercises shared voting and investment power.

 (4) Includes 2,880 shares with respect to which Mr. Beall exercises sole voting power only and 4,321 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

 (5) Includes 34,884 shares with respect to which Mr. Burns exercises shared voting and investment power and 4,000 shares with respect to which he exercises sole voting power only.

 (6) Does not include 21,648 shares held by Mr. Holmes' spouse and with respect to which he disclaims any beneficial ownership.

 (7) Includes 2,240 shares with respect to which Mr. Jordan exercises shared voting and investment power.

 (8) Includes 3,530 shares with respect to which Mr. Kenan exercises shared voting and investment power.

 (9) Includes 1,902 shares with respect to which Mr. McDonald exercises shared voting and investment power.

(10) Does not include 1,256 shares held by Dr. McKay's spouse and son and with respect to which he disclaims any beneficial ownership.

(11) Includes 3,247 shares with respect to which Mr. Roessler exercises shared voting and investment power, and 3,403 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(12) Includes 4,813 shares with respect to which Mr. Smith exercises shared voting and investment power.

(13) Includes 4,238 shares with respect to which Mr. Stegall exercises shared voting and investment power.

(14) Includes 108 shares with respect to which Mr. Tate exercises shared voting and investment power. Does not include a total of 8,068 shares held by or for Mr. Tate's spouse, mother and children and with respect to which he disclaims any beneficial ownership.

(15) Includes 1,156 shares with respect to which Mr. Edwards could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(16) Includes 4,097 shares with respect to which Mr. Furr exercises shared voting and investment power and 2,367 shares which he could purchase under a presently exercisable option and as to which he is considered to have sole investment power only.

(17) Includes an aggregate of 327,060 shares with respect to which the directors and listed executive officers exercise sole voting and investment power, 62,498 shares with respect to which they have shared voting and investment power, and 6,880 shares with respect to which they have sole voting power only and 11,247 shares which such persons could purchase under presently exercisable options and as to which they have sole investment power only.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to CCBF's directors and executive officers, executive and director compensation and compensation plans, certain relationships and related transactions and other related matters as to CCBF is incorporated by reference or set forth in CCBF's Annual Report on Form 10-K for the year ended December 31, 1995 which is incorporated herein by reference. Shareholders of Salem desiring a copy of that document may contact CCBF at its address or phone number listed elsewhere in this Prospectus/Proxy Statement under the heading "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

                                SALEM TRUST BANK

DESCRIPTION OF BUSINESS

     Salem is a state-chartered financial institution that is engaged in general commercial and retail banking in Forsyth and New Hanover Counties, North Carolina. Salem operates a single office in each of Winston-Salem and Wilmington, North Carolina.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to complement Salem's unaudited financial statements as of June 30, 1996 and 1995 and its audited financial statements as of December 31, 1995 and 1994 and for the three-years ended December 31, 1995 and should be read in conjunction therewith.

  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     NET INCOME. Net income for the six months ended June 30, 1996 totaled $908,000, a $516,000 increase over the same period in 1995. The increase was due primarily to a higher volume of loans. Primary earnings per share for the six months ended June 30, 1996 amounted to $.54 compared to $.34 for the comparable period in 1995. Fully diluted earnings per share for the same periods were $.51 and $.32, respectively. Return on assets equaled 1.17% for the 1996 period compared to .83% for 1995. Return on average stockholders equity was 12.31% for the first six months of 1996 and 8.91% for the same period in 1995.

     Net income for the year ended December 31, 1995 was $1 million which represented a 30.1% increase over net income of $803,000 for 1994. Despite this increase, primary earnings per share declined $.04 from the $.76 earned in 1994 due to the higher number of average shares outstanding during 1995. The increased average shares outstanding resulted from Salem's 1995 secondary stock offering which increased average shares outstanding by 37.8% from year end 1994 to year end 1995.

     Net income for 1994 increased 75.5% from $458,000 in 1993 to $803,000 in 1994. Primary earnings per share increased $.32 to $.76 per share for the year ended December 31, 1994. Fully diluted earnings per share totaled $.70 compared to $.42 in 1993. Return on average assets and average stockholders equity was .96% and 11.11%, respectively, for 1994 compared to .57% and 6.92%, respectively, for 1993.

     INTEREST-EARNING ASSETS. Salem's financial condition and results of operations can be analyzed in part by reviewing the changes and trends in its interest-earning assets and interest-bearing liabilities. Table 1 sets forth average balance sheets and net interest income analyses for the six-month periods ended June 30, 1996 and 1995 and Table 3 reflects the same information for the three-year period ended December 31, 1995.

                                    TABLE 1
               AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                 (TAXABLE EQUIVALENT BASIS -- IN THOUSANDS) (1)

                                                                                      SIX MONTHS ENDED JUNE 30
                                                                                1996                             1995

                                                                               INTEREST   AVERAGE               INTEREST   AVERAGE
                                                                   AVERAGE     INCOME/    YIELD/     AVERAGE    INCOME/    YIELD/
                                                                   BALANCE     EXPENSE     RATE      BALANCE    EXPENSE     RATE
EARNING ASSETS:
Loans (2).......................................................   $111,453     5,111       9.22%    76,475      3,644       9.61
U.S. Treasury and U.S. Government agencies and corporations.....     16,398       489       6.00      3,443         97       5.68
States and political subdivisions...............................      1,211        30       4.98        124          3       4.88
Equity and other securities.....................................        390         9       4.64        284         11       7.81
Other earning assets............................................     20,792       548       5.30      7,689        251       6.58
Total earning assets............................................    150,244     6,187       8.28%    88,015      4,006       9.18
NON-EARNING ASSETS:
Cash and due from banks.........................................      4,499                           3,503
Premises and equipment..........................................      1,884                           1,741
All other assets, net...........................................       (271)                          1,692
Total assets....................................................   $156,356                          94,951
INTEREST-BEARING LIABILITIES:
Savings and time deposits.......................................   $127,494     3,071       4.84%    73,645      1,722       4.72
Other borrowed funds............................................      1,377        41       5.98      4,219         64       3.06
Total interest-bearing liabilities..............................    128,871     3,112       4.86     77,864      1,786       4.63
OTHER LIABILITIES AND SHAREHOLDERS' EQUITY:
Demand deposits.................................................     10,991                           7,341
Other liabilities...............................................      1,660                             870
Shareholders' equity............................................     14,834                           8,876
Total liabilities and shareholders' equity......................   $156,356                          94,951
NET INTEREST INCOME AND NET INTEREST MARGIN (3).................               $3,075       4.12%                2,220       5.09
INTEREST RATE SPREAD (4)........................................                            3.42%                            4.55

(1) The taxable equivalent basis is computed using 35% federal and 7.75% state tax rates where applicable.

(2) The average loan balances include nonaccruing loans. Loan fees of $126,000 and $89,000 for the six months ended June 30, 1996 and 1995, respectively, are included in interest income.

(3) Net interest margin is computed by dividing net interest income by total earning assets.

(4) Interest rate spread equals the earning asset yield minus the interest-bearing liability rate.

     As shown in Table 1, average earning assets at June 30, 1996 grew $62.2 million (or 71%) from the June 30, 1995 level. Average loan growth during this period of $35 million was due to increased loan demand from the Wilmington office which opened in the first quarter of 1995.

     Table 2 presents Salem's outstanding loans by category as of June 30, 1996 and 1995 and for each of the past five years:

                                    TABLE 2
                                     LOANS
                                 (IN THOUSANDS)

                                                        AS OF JUNE 30                        AS OF DECEMBER 31
                                                        1996       1995        1995       1994      1993      1992      1991
Commercial, financial and agricultural.............   $ 17,881    15,745       18,307     9,879     9,765     9,395    16,758
Real estate -- construction........................     18,120     7,476       12,253     4,259     2,040     3,035     2,820
Real estate -- mortgage............................     73,194    64,804       71,297    48,765    43,965    41,309    34,186
Installment loans to individuals...................      3,853     3,303        3,736     3,512     3,940     4,216     5,029
Credit card receivables............................        655       570          638       551       737       545       420
Total loans and lease financing....................   $113,703    91,898      106,231    66,966    60,447    58,500    59,213

     Despite increases in average loans, loans as a percentage of total average interest-earning assets fell from 87% for the six months ended June 30, 1995 to 74% for the same period in 1996. The shift from loans to lower-yielding investment securities and other interest-earning assets was a result of management s decision to improve Salem's overall liquidity position. The mix of average interest-earning assets also shifted during 1995. Average loans outstanding comprised 81% of average earning assets for 1995 compared to 79% for 1994. This shift occurred due to strong loan demand.

     As shown in Table 3, average earning assets for the year ended December 31, 1995 grew $30 million over the level for the prior year, with average loan growth comprising $26.3 million of the increase. Most of this growth resulted from the opening of the Wilmington office. The higher loan levels were funded primarily by increases in savings and time deposits.

                                    TABLE 3
               AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                 (TAXABLE EQUIVALENT BASIS -- IN THOUSANDS) (1)

                                                                             YEARS ENDED DECEMBER 31
                                                              1995                          1994                     1993

                                                             INTEREST  AVERAGE             INTEREST  AVERAGE             INTEREST
                                                  AVERAGE    INCOME/   YIELD/    AVERAGE   INCOME/   YIELD/    AVERAGE   INCOME/
                                                  BALANCE    EXPENSE    RATE     BALANCE   EXPENSE    RATE     BALANCE   EXPENSE
EARNING ASSETS:
Loans (2).......................................  $ 87,414    8,145      9.32%   61,111     4,620      7.56    59,388     3,872
U.S. Treasury and U.S. Government agencies and
  corporations..................................     4,215      241      5.72     5,800       259      4.47     5,655       239
States and political subdivisions...............        74        5      6.76       313        16      5.11       377        13
Equity and other securities.....................       458       31      6.77     1,077        62      5.76       995        90
Other earning assets............................    15,589      925      5.93     9,511       380      4.00    10,024       266
Total earning assets............................   107,750    9,347      8.67%   77,812     5,337      6.86    76,439     4,480
NON-EARNING ASSETS:
Cash and due from banks.........................     3,736                        2,349                         2,478
Premises and equipment..........................     1,809                        1,741                         1,735
All other assets, net...........................       586                        1,579                           232
Total assets....................................  $113,881                       83,481                        80,884
INTEREST-BEARING LIABILITIES:
Savings and time deposits.......................  $ 89,860    4,437      4.94%   65,025     2,267      3.49    65,424     2,199
Other borrowed funds............................     3,195      134      4.19     4,015       130      3.24     2,039       107
Total interest-bearing liabilities..............    93,055    4,571      4.91%   69,040     2,397      3.47    67,463     2,306
OTHER LIABILITIES AND SHAREHOLDERS' EQUITY:
Demand deposits.................................     8,554                        6,530                         6,202
Other liabilities...............................     1,168                          685                           601
Shareholders' equity............................    11,104                        7,226                         6,618
Total liabilities and shareholders' equity......  $113,881                       83,481                        80,884
NET INTEREST INCOME AND NET INTEREST MARGIN
  (3)...........................................             $4,776      4.43%              2,940      3.78               2,174
Interest rate spread (4)........................                         3.76%                         3.39

                                                  AVERAGE
                                                  YIELD/
                                                   RATE
EARNING ASSETS:
Loans (2).......................................    6.52
U.S. Treasury and U.S. Government agencies and
  corporations..................................    4.23
States and political subdivisions...............    3.45
Equity and other securities.....................    9.05
Other earning assets............................    2.65
Total earning assets............................    5.86
NON-EARNING ASSETS:
Cash and due from banks.........................
Premises and equipment..........................
All other assets, net...........................
Total assets....................................
INTEREST-BEARING LIABILITIES:
Savings and time deposits.......................    3.36
Other borrowed funds............................    5.25
Total interest-bearing liabilities..............    3.42
OTHER LIABILITIES AND SHAREHOLDERS' EQUITY:
Demand deposits.................................
Other liabilities...............................
Shareholders' equity............................
Total liabilities and shareholders' equity......
NET INTEREST INCOME AND NET INTEREST MARGIN
  (3)...........................................    2.84
Interest rate spread (4)........................    2.44

(1) The taxable equivalent basis is computed using 35% federal and 7.75% state tax rates where applicable.

(2) The average loan balances include nonaccruing loans. Loan fees of $194,000, $88,000 and $76,000 for the years ended December 31, 1995, 1994, and 1993, respectively, are included in interest income.

(3) Net interest margin is computed by dividing net interest income by total earning assets.

(4) Interest rate spread equals the earning asset yield minus the interest-bearing liability rate.

     Salem's investment securities portfolio is comprised primarily of U. S. Government and state, county and municipal obligations. The portfolio can be segregated into three possible categories: available for sale, held to maturity and held for trading. Salem categorizes the majority of its investment securities as held to maturity. Salem has never held any investments for trading. Table 4 sets forth detailed schedules of investment securities as of June 30, 1996 and 1995 and as of December 31 for the three-year period ended December 31, 1995. As of June 30, 1996 and December 31, 1995, the carrying value of Salem's investments held to maturity exceeded their market value by $73,000 and $14,000, respectively.

                                    TABLE 4
                        INVESTMENT SECURITIES PORTFOLIO
                                 (IN THOUSANDS)

                                           AS OF JUNE 30                                     AS OF DECEMBER 31
                                    1996                   1995                   1995                   1994             1993

                            AMORTIZED   CARRYING   AMORTIZED   CARRYING   AMORTIZED   CARRYING   AMORTIZED   CARRYING   AMORTIZED
                              COST       VALUE       COST       VALUE       COST       VALUE       COST       VALUE       COST
SECURITIES AVAILABLE FOR
  SALE
States and political
  subdivisions............   $ 2,000      2,000         --          --          --         --         --          --         --
Equity securities.........       462        462        295         295         295        295        269         269         --
    Total securities
      available
      for sale............   $ 2,462      2,462        295         295         295        295        269         269         --
Maturity and Yield
Schedule as of June 30,
1996
                            CARRYING
                             VALUE
SECURITIES AVAILABLE FOR
  SALE
States and political
  subdivisions............       --
Equity securities.........       --
    Total securities
      available
      for sale............       --
Maturity and Yield
Schedule as of June 30,
1996
States and political
  Subdivisions:
  Within 1 year...........
Equity securities.........
    Total securities
      available
      for sale............

                                        WEIGHTED
                            CARRYING    AVERAGE
                              VALUE      YIELD
States and political
  subdivisions:
  Within 1 year...........   $ 2,000       5.25%
Equity securities.........       462       5.50
    Total securities
      available
      for sale............   $ 2,462       5.30%

                                           AS OF JUNE 30                                     AS OF DECEMBER 31
                                    1996                   1995                   1995                   1994             1993
                            CARRYING     MARKET    CARRYING     MARKET    CARRYING     MARKET    CARRYING     MARKET    CARRYING
                              VALUE      VALUE       VALUE      VALUE       VALUE      VALUE       VALUE      VALUE       VALUE
SECURITIES HELD TO
  MATURITY
U.S. Treasury.............   $ 7,949      7,915      1,477       1,481         500        503      1,476       1,466      1,482
U.S. Governmental agencies
  and corporations........     8,694      8,654      1,482       1,489      16,650     16,632      2,975       2,941      3,982
States and political
  subdivisions............        24         25         24          25          24         25        500         498         --
Corporate debt and other
  securities..............        --         --         --          --          --         --         --          --      2,821
    Total securities held
      to
      maturity............   $16,667     16,594      2,983       2,995      17,174     17,160      4,951       4,905      8,285
Maturity and Yield
Schedule as of June 30,
1996
                             MARKET
                             VALUE
SECURITIES HELD TO
  MATURITY
U.S. Treasury.............    1,480
U.S. Governmental agencies
  and corporations........    3,988
States and political
  subdivisions............       --
Corporate debt and other
  securities..............    2,801
    Total securities held
      to
      maturity............    8,269
Maturity and Yield
Schedule as of June 30,
1996
                                        WEIGHTED
                            CARRYING    AVERAGE
                              VALUE      YIELD
U.S. Treasury:
  Within 1 year...........   $ 2,522       5.63%
  After 1 but within 5
  years...................     5,427       5.78
    Total U.S. Treasury...     7,949       5.73
U.S. Governmental agencies
  and corporations:
  Within 1 year...........     6,699       5.30
  After 1 but within 5
  years...................     1,995       6.39
    Total U.S. Govenmental
      agencies and
      corporations........     8,694       5.55
States and political
  subdivisions:
  After 1 but within 5
  years...................        24       5.26
    Total securities held
      to
      maturity............   $16,667       5.61%


     INTEREST-BEARING LIABILITIES. Interest-bearing liabilities, Salem's primary source of funding, are mainly comprised of savings and time deposits. Table 5 provides a summary of average total deposits and average rates paid thereon as of June 30, 1996 and 1995 and for the three-year period ended December 31, 1995. Demand deposits comprise approximately 10% of total deposits and serve as an interest-free funding source for interest-earning assets. Included within savings and time deposits are higher-costing deposits in denominations greater than $100,000. For the six months ended June 30, 1996 and year ended December 31, 1995, average deposits greater than $100,000 amounted to $54.5 million and $48.8 million, respectively.

                                    TABLE 5
                        AVERAGE TOTAL DEPOSITS AND RATES
                                 (IN THOUSANDS)

                                                 SIX MONTHS ENDED JUNE 30                     YEARS ENDED DECEMBER 31
                                                  1996               1995               1995               1994           1993

                                            BALANCE     RATE    BALANCE    RATE    BALANCE    RATE    BALANCE    RATE    BALANCE
Savings and time deposits:
Savings and NOW accounts.................   $ 10,814    1.71%    8,029     2.08     8,638     2.06     7,298     1.99     6,087
Money market accounts....................     29,926    3.93    18,215     3.52    20,538     3.66    19,459     2.72    20,386
Time deposits............................     86,754    5.55    47,401     5.62    60,684     5.78    38,268     4.16    38,951
Total savings and time deposits..........    127,494    4.84%   73,645     4.71    89,860     4.94    65,025     3.49    65,424
Demand deposits..........................     10,991             7,341              8,554              6,530              6,202
Total deposits...........................   $138,485            80,986             98,414             71,555             71,626

                                           RATE
Savings and time deposits:
Savings and NOW accounts.................  2.14
Money market accounts....................  2.60
Time deposits............................  3.95
Total savings and time deposits..........  3.36
Demand deposits..........................
Total deposits...........................

     Salem's convertible subordinated notes are included within other borrowed funds in Table 1 and Table 2. The notes, which bore interest at 6%, were called in May 1996 and averaged $1.4 million in the six months ended June 30, 1996 and $2.1 million for the same period in 1995. No convertible subordinated notes were outstanding at June 30, 1996.

     NET INTEREST INCOME. Net interest income, which is Salem's principal source of earnings, has increased steadily over the past three years in conjunction with its balance sheet growth. Tables 1, 2 and 6 present information about net interest income earned and the effects of changes in rate and volume thereon.

     As shown in Table 6, decreases in rates earned on interest-earning assets during the six-month period in 1996 ($579,000) were more than offset by increases in interest income due to higher volume ($2.8 million). However, due to the previously discussed shift in the mix of interest-earning assets and the changes in rates earned, the yield on interest-earning assets fell from 9.18% in 1995 to 8.28% in 1996. Interest expense was impacted by the higher rates paid on savings and time deposits and by the higher volume of accounts. The rate paid on other borrowed funds remained relatively constant from June 30, 1995 to June 30, 1996 with increases in volume being largely offset by decreases in rate paid. As a result of these factors, the rate paid on interest-bearing liabilities rose from 4.63% for the six-month period ended June 30, 1995 to 4.86% for 1996. Consequently, the net interest margin on a taxable equivalent basis fell from 5.09% for 1995 to 4.12% for 1996 and the interest rate spread tightened from 4.55% to 3.42% for the same periods.

                                    TABLE 6
                       VOLUME AND RATE VARIANCE ANALYSIS
                 (TAXABLE EQUIVALENT BASIS -- IN THOUSANDS) (1)

                                                                                    YEARS ENDED DECEMBER 31
                                SIX MONTHS ENDED JUNE 30, 1996                        1995                        1994

                               VOLUME          RATE        TOTAL        VOLUME          RATE        TOTAL        VOLUME
                            VARIANCE (2)   VARIANCE (2)   VARIANCE   VARIANCE (2)   VARIANCE (2)   VARIANCE   VARIANCE (2)
INTEREST INCOME:
Loans......................    $1,895          (428)        1,467        2,283          1,242        3,525         119
U.S. Treasury and U.S.
Government agencies and
corporations...............       386             6           392          (81)            63          (18)          6
States and political
subdivisions...............        27             0            27          (15)             4          (11)         (2)
Equity and other
securities.................         8           (10)           (2)         (40)             9          (31)          7
Other earning assets.......       444          (147)          297          314            231          545         (16)
  Total interest income....     2,760          (579)        2,181        2,461          1,549        4,010         114
INTEREST EXPENSE:
Savings and time
deposits...................     1,296            53         1,349        1,038          1,132        2,170         (14)
Other borrowed funds.......      (112)           89           (23)         (30)            34            4          75
  Total interest expense...     1,184           142         1,326        1,008          1,166        2,174          61
INCREASE (DECREASE) IN NET
  INTEREST INCOME..........    $1,576          (721)          855        1,453            383        1,836          53

                            <
                                 RATE        TOTAL
                             VARIANCE (2)   VARIANCE
                            <
INTEREST INCOME:
Loans......................       629          748
U.S. Treasury and U.S.
Government agencies and
corporations...............        14           20
States and political
subdivisions...............         5            3
Equity and other
securities.................       (35)         (28)
Other earning assets.......       130          114
  Total interest income....       743          857
INTEREST EXPENSE:
Savings and time
deposits...................        82           68
Other borrowed funds.......       (52)          23
  Total interest expense...        30           91
INCREASE (DECREASE) IN NET
  INTEREST INCOME..........       713          766

(1) The taxable equivalent basis is computed using 35% federal and 7.75% state tax rates where applicable.

(2) The rate /volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the absolute value of the two variances.

     For the year ended December 31, 1995, average yields on earning assets increased significantly from those earned in 1994. Loan yields increased from 7.56% in 1994 to 9.32% in 1995 due to a higher volume of loans earning higher rates. Increases in volume accounted for two-thirds of the increase in loan interest income as reflected in Table 6. Rates paid on savings and time deposits increased from 3.49% for 1994 to 4.94% for 1995 due to increased volume and increased rate. A new time deposit product offered in the Wilmington market caused the cost of interest-bearing deposits to go up 50 to 60 basis points but brought in significant amounts of deposits. The combination of these factors resulted in the net interest margin rising 65 basis points to 4.43% and the interest rate spread growing 37 basis points during 1995.

     OTHER INCOME AND EXPENSES. Other income rose $307,000 in the six months ended June 30, 1996 from the $315,000 earned in the 1995 period. Service charges on deposit accounts rose to $69,000 from 1995 s $31,000 due to the previously discussed increased deposit volume. Income from trust activities increased $87,000 from 1995 due to the higher level of assets managed. Salem's trust operations provide investment management services to individuals and companies and operational services to institutional clients. Salem's investment operations provide discount brokerage services to individuals and institutional clients. Fees from investment operations decreased $7,000 to $59,000 due to decreased trading volumes. Salem's mortgage operations generate income through the sale of mortgage loans that are originated by Salem or are purchased by it for resale. All purchased loans are presold to secondary market investors prior to their purchase by Salem. Income from the mortgage operation increased $102,000 to $180,000 for the six months ended June 30, 1996.

     Other expenses, comprised primarily of personnel expenses, increased $415,000 from 1995's level to $2 million for the six months ended June 30, 1996. Personnel expense increased $267,000 due in part to the Wilmington branch being open only four months during the six months ended June 30, 1995 but all of the six month period ended June 30, 1996. Equipment and occupancy expense increased between the two six-month periods for the same reason. Deposit and other insurance experienced a significant drop from $101,000 for the six months ended June 30, 1995 to $17,000 for the same period in 1996 due to a reduction in FDIC deposit premium rates.

     The provision for loan losses fell from $165,000 for the six months ended June 30, 1995 to $132,000 for the same period in 1996. The decreased provision was due primarily to the low level of nonperforming assets and nonaccrual loans as will be discussed below.

     For the year ended December 31, 1995, other income increased $282,000. Of that increase, $239,000 is due to higher levels of activity in Salem's mortgage, trust and investment operations. Mortgage operations increased due in part to the opening of a mortgage origination office in Wilmington and due to improved overall volumes. As of December 31, 1995, the trust operation managed assets totaling $195.4 million versus $78.4 million at year end 1994. The investment operation had assets in brokerage accounts totaling $21.2 million at year end 1995 compared to $26.2 million at year end 1994.

     Other expenses increased $1.2 million in 1995 over 1994. The largest increase was experienced in personnel expense, $750,000, due primarily to the opening of the Wilmington office during 1995. Net occupancy and equipment also increased $125,000 for this same reason. FDIC insurance expense fell 48% to $88,000 for 1995 due to the previously discussed reduction in deposit assessment rates.

     The provision for loan losses totaled $545,000 for 1995 compared to $50,000 for 1994. The increased provision was a result of the dramatic loan growth experienced in 1995, not from an increase in nonperforming loans.

     For the year ended December 31, 1994, other income increased $212,000 over the prior year's level. The largest increases were experienced in higher levels of fees earned from the mortgage, trust and investment operations. Assets managed by trust operations grew from $36.5 million at year end 1993 to $78.4 million at year end 1994. Other expenses increased $333,000 from 1993 to 1994 due primarily to increased personnel expense. Salem made a $50,000 provision for loan losses in 1994; no provision was deemed necessary in 1993 due to the level of the allowance for loan losses in comparison to the perceived risks in the loan portfolio.

     Table 7 sets forth certain of Salem's operating efficiency ratios. Salem's noninterest income as a percentage of average assets has improved steadily over the prior three years due to the previously discussed increases in fee revenues. The noninterest expense items as a percentage of average assets for both the six months ended June 30, 1995 and the year ended December 31, 1995 were adversely impacted by non-recurring expenses incurred in the March 1995 opening of the Wilmington office, including overtime paid to employees, marketing expenses and legal and consulting fees. Except for the ratio for the six months ended June 30, 1995, Salem's operating efficiency ratio (noninterest income as a percentage of net interest income and other income) has improved steadily from year end 1995 through June 30, 1996.

                                    TABLE 7
                    OPERATING EFFICIENCY RATIOS (ANNUALIZED)

                                                                          SIX MONTHS ENDED
                                                                              JUNE 30             YEARS ENDED DECEMBER 31
                                                                          1996       1995       1995       1994       1993
As a percentage of average assets:
  Noninterest income...................................................     .80%       .67        .81        .77        .54
  Personnel expense....................................................    1.60       2.10       1.81       1.57       1.28
  Occupancy and equipment expense......................................     .28        .38        .31        .27        .23
  Other operating expense..............................................     .74        .99        .85        .80        .81
  Total noninterest expense............................................    2.62       3.47       2.97       2.64       2.32
  Net overhead (noninterest expense less noninterest income)...........    1.82%      2.80       2.16       1.87       1.78
Noninterest expense as a percentage of net interest income and other
  income (1)...........................................................   55.37%     64.38      59.34      61.63      71.93

(1) The taxable equivalent basis is computed using 35% federal and 7.75% state tax rates where applicable.

  NONPERFORMING LOANS

     Nonperforming loans consist of nonaccrual and restructured loans. Risk assets are comprised of nonperforming loans and accruing loans 90 days or more past due. As shown in Table 8, Salem has experienced very few instances of non-performing loans or risk assets over the past five years.

                                    TABLE 8
                         NONPERFORMING AND RISK ASSETS
                                 (IN THOUSANDS)

                                                              AS OF JUNE 30                    AS OF DECEMBER 31
                                                             1996       1995      1995      1994      1993      1992      1991
Nonaccrual loans.........................................     $ --         --        --         1        --        --        --
Restructured loans.......................................       --          5        --         6         7         8         8
  Total nonperforming assets.............................       --          5        --         7         7         8         8
Accruing loans 90 days or more past due..................       --         --        --        --        50        --        --
Total risk assets........................................     $ --          5        --         7        57         8         8

Ratio of nonperforming assets to:
  Loans outstanding......................................       -- %      .01        --       .01       .01       .01       .01
  Total assets...........................................       --         --        --       .01       .01       .01       .01
Ratio of risk assets to:
  Loans outstanding......................................       --        .01        --       .01       .09       .01       .01
  Total assets...........................................       --         --        --       .01       .06       .01       .01
Allowance for loan losses to risk assets.................       --     184.40        --    108.14     12.53     89.25     84.25

  ALLOWANCE FOR LOAN LOSSES

     Salem's management analyzes the growth and risk characteristics of the loan portfolio under current and anticipated future economic conditions to evaluate the adequacy of the allowance for loan losses. The financial condition of the borrower, value of collateral and general economic projections are among the factors considered in evaluation of the allowance's adequacy. Management strives to maintain the allowance at a level sufficient to absorb both potential losses on identified nonperforming assets as well as projected general losses. The allowance for loan losses stood at $1.4 million as of June 30, 1996 and $1.3 million as of December 31, 1995. Table 9 summarizes the allowance for loan losses for the six months ended June 30, 1996 and 1995 and for the prior five years and Table 10 sets forth the allocation of the allowance for loan losses to the various types of loans as of June 30, 1996 and 1995 and as of the end of the year for the prior five years. Management considers the allowance at June 30, 1996 adequate to absorb future losses that relate to loans outstanding as of that date.

                                    TABLE 9
                        SUMMARY OF LOAN LOSS EXPERIENCE
                       AND THE ALLOWANCE FOR LOAN LOSSES
                                 (IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30                      YEARS ENDED DECEMBER 31
                                                                1996       1995      1995       1994      1993      1992      1991
Balance at beginning of period.............................   $  1,302       757        757       714       714       674       556
Loan losses charged to allowance:
  Installment loans to individuals.........................         --        --         --        (9)       --        --        --
  Credit card receivables..................................         --        --         --        (1)       --        --        --
    Total loan losses charged to allowance.................         --        --         --       (10)       --        --        --
Recoveries of loans previously charged off:
  Installment loans to individuals.........................         --        --         --         3        --        --        --
Net charge-offs............................................         --        --         --        (7)       --        --        --
Provision charged to operations............................        132       165        545        50        --        40       118
Balance at end of period...................................   $  1,434       922      1,302       757       714       714       674
Loans outstanding at end of period.........................   $113,703    91,898    106,231    66,966    60,447    58,500    59,213
Ratio of allowance for loan losses to loans outstanding at
  end of period............................................       1.26%     1.00       1.23      1.13      1.18      1.22      1.14
Average loans outstanding..................................   $111,453    76,475     87,414    61,111    59,388    55,702    46,917
Ratio of net charge-offs of loans to average loans.........         --%       --         --      0.01        --        --        --

                                    TABLE 10
                ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (1)
                                 (IN THOUSANDS)

                                         AS OF JUNE 30                                     AS OF DECEMBER 31
                                  1996                   1995                   1995                   1994             1993

                                        % OF                   % OF                   % OF                   % OF
                          AMOUNT OF   LOAN IN    AMOUNT OF   LOAN IN    AMOUNT OF   LOAN IN    AMOUNT OF   LOAN IN    AMOUNT OF
                          ALLOWANCE     EACH     ALLOWANCE     EACH     ALLOWANCE     EACH     ALLOWANCE     EACH     ALLOWANCE
                          ALLOCATED   CATEGORY   ALLOCATED   CATEGORY   ALLOCATED   CATEGORY   ALLOCATED   CATEGORY   ALLOCATED
Commercial, financial
  and agricultural......   $   359       15.7%      231         17.1        326        17.2       190         14.8       179
Real
  estate-construction...       215       15.9       138          8.2        195        11.6       113          6.4       107
Real estate-mortgage....       215       64.4       138         70.5        195        67.1       113         72.8       107
Installment loans to
  individuals...........       359        3.4       231          3.6        326         3.5       189          5.2       179
Credit card
  receivables...........       143         .6        92           .6        130          .6        76           .8        71
Unallocated portion of
  reserve...............       143         --        92           --        130          --        76           --        71
Total...................   $ 1,434      100.0%      922        100.0      1,302       100.0       757        100.0       714

                                             1992                   1991
                            % OF                   % OF                   % OF
                          LOAN IN    AMOUNT OF   LOAN IN    AMOUNT OF   LOAN IN
                            EACH     ALLOWANCE     EACH     ALLOWANCE     EACH
                          CATEGORY   ALLOCATED   CATEGORY   ALLOCATED   CATEGORY
Commercial, financial
  and agricultural......     16.2       179         16.1       169         28.3
Real
  estate-construction...      3.4       107          5.2       101          4.8
Real estate-mortgage....     72.7       107         70.6       101         57.7
Installment loans to
  individuals...........      6.5       179          7.2       169          8.5
Credit card
  receivables...........      1.2        71           .9        67           .7
Unallocated portion of
  reserve...............       --        71           --        67           --
Total...................    100.0       714        100.0       674        100.0

(1) The allocation of the allowance for loan losses by loan type is based on management's on-going evaluation of the adequacy of the allowance for loan losses as referenced above. Since the factors involved in such an evaluation are subject to change, the allocation of the allowance to the respective loan types is not necessarily indicative of future losses in each loan type. Additionally, no assurances can be made that the allocation shown will be indicative of future allocations.

  CAPITAL RESOURCES

     Prior to 1995, Salem's primary source of equity capital was the retention of earnings. During May of 1996, Salem's convertible subordinated notes were called for redemption and substantially all were converted into shares of Salem's stock which added $2.1 million of equity capital. During 1995, Salem completed a $5 million secondary stock offering which resulted in the issuance of 556,000 additional shares of Salem Stock. The net proceeds from the offering were used primarily for Salem's expansion in the Wilmington market. The majority of these shares were purchased by residents of the Wilmington market.

     Dividends of $.10 and $.08 per share were paid in the six months ended June 30, 1996 and the year ended December 31, 1994, respectively. No dividends were paid in 1995 or prior to 1994.

     Banks are required to comply with the risk-based capital guidelines which require a minimum ratio of total capital to risk-weighted assets of 8%. At least half of the total capital is required to be "Tier 1" capital, principally consisting of common shareholders equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock less certain goodwill items. The remainder, "Tier 2 capital", may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general reserve for loan and lease losses. In addition to the risk-based capital guidelines, regulatory agencies have adopted a minimum leverage capital ratio under which a bank must maintain a minimum level of Tier 1 capital to average total consolidated assets of at least 3% in the case of a bank which has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other banks are expected to maintain a leverage capital ratio of at least 1% to 2% above the stated minimum. See "SUPERVISION AND REGULATION -- Regulation of CCB Bank and Salem."

     Salem continues to maintain higher capital ratios than required under regulatory guidelines. Salem's Tier 1 capital, total capital and leverage ratios are 15.99%, 17.24% and 10.47%, respectively, at June 30, 1996.

  LIQUIDITY AND INTEREST-SENSITIVITY

     Liquidity is the ability to meet present and future financial obligations, particularly the funding of loans or withdrawal of deposits. Management ensures adequate liquidity by maintaining a significant portion of Salem's earning assets in short-term instruments that are easily convertible to cash and by monitoring and improving its ability to attract deposits and alternative sources of funds in the money and capital markets.

     Deposits from Salem's customers are its primary source of funding. Core deposits, defined as deposits less than $100,000, grew 90% from June 30, 1995 to June 30, 1996. In addition, Salem utilizes deposits greater than $100,000 as a source of funding. During the six-months ended June 30, 1996, these deposits averaged from 35% to 40% of total average deposits. Due to the nature of Salem's business, individual deposit relationships are higher than those at a traditional commercial bank. Consequently, unlike traditional commercial banks, Salem considers deposits greater than $100,000 to be relatively stable. At June 30, 1996, time deposits in amounts of $100,000 or more totaled $51.7 million. The following is a remaining maturity schedule of these deposits (in thousands):

                                                   3        OVER 3      OVER 6
                                                MONTHS     THROUGH      THROUGH
                                                OR LESS    6 MONTHS    12 MONTHS     TOTAL
Jumbo deposits...............................   $31,935     18,070       1,708      $ 51,713

     Another source of funding was Salem's convertible subordinated notes until their call and redemption in May of 1996. In February 1993, Salem issued $2.1 million of these notes bearing interest at 6%. Additional sources of liquidity are short-term borrowed funds such as federal funds purchased or repurchase agreements. In addition, Salem has the ability to access a $10 million line of credit maintained with the Federal Home Loan Bank. Maturities of investment securities also provide liquidity.

     Management is also concerned with managing Salem's balance sheet to maintain relatively stable net interest margins despite changes in the interest rate environment. This objective is achieved by balancing the impact of changes in interest rates on interest-sensitive assets and interest-sensitive liabilities. Management monitors Salem's interest-sensitivity by means of gap analyses prepared on a periodic basis. Table 11 sets forth Salem's gap analysis as of June 30, 1996. In reviewing this gap analysis, it is important to note that such an analysis represents Salem's sensitivity position as of a point in time and can be changed significantly by management within a short period of time.

                                    TABLE 11
                       INTEREST-SENSITIVITY ANALYSIS (1)
                                 (IN THOUSANDS)

                                                                                      3 MONTH                    NON-
                                                                         3 MONTH     TO 1 YEAR      TOTAL      INTEREST
                                                                         SENSITIVE   SENSITIVE    SENSITIVE    SENSITIVE     TOTAL
Earning assets:
Federal funds sold and other short-term investments...................   $ 17,340          --        17,340          --      17,340
Investment securities.................................................      4,962       6,720        11,682       7,447      19,129
Loans.................................................................    104,067       3,066       107,133       6,570     113,703
  Total earning assets................................................    126,369       9,786       136,155      14,017     150,172
Interest-bearing liabilities:
Savings deposits......................................................     39,013          --        39,013          --      39,013
Other time deposits...................................................     42,930      37,502        80,432       2,979      83,411
  Total interest-bearing liabilities..................................     81,943      37,502       119,445       2,979     122,424
Interest-sensitivity gap..............................................   $ 44,426     (27,716)       16,710
Cumulative gap........................................................   $ 44,426      16,710
Cumulative ratio of interest-sensitive assets to interest-sensitive
  liabilities.........................................................       1.54x       1.14
Cumulative gap to total earning assets................................     29.58%       11.13

(1) Assets and liabilities that mature in one year or less and/or have interest rates that can be adjusted during this period are considered interest-sensitive. The interest-sensitivity position has meaning only as of the date for which it is prepared.

     Salem utilizes strategic pricing of asset and liability accounts to control interest rate volatility. Most of Salem's loans are tied to the prime rate which would result in greater asset sensitivity. However, most of Salem's deposits also are of shorter-term and would reprice soon after changes in the prime rate. While there is some lag before interest-bearing deposits reprice, Salem's strategy is to match up the repricing periods of their interest-earning assets and interest-bearing liabilities as much as possible. Table 12 presents a schedule of loan maturity distribution and interest rate sensitivity at June 30, 1996 and December 31, 1995.

                                    TABLE 12
       MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES
                                 (IN THOUSANDS)

                                                             AS OF JUNE 30, 1996                 AS OF DECEMBER 31, 1995
                                                    COMMERCIAL,                                COMMERCIAL,
                                                   FINANCIAL AND    REAL ESTATE               FINANCIAL AND    REAL ESTATE
                                                   AGRICULTURAL     CONSTRUCTION     TOTAL    AGRICULTURAL     CONSTRUCTION
Due in one year or less.........................      $ 9,656          18,120        27,776       12,631          12,253
Due after one year through five years:
  Fixed interest rates..........................        1,076              --         1,076        1,025              --
  Floating interest rates.......................        6,612              --         6,612        4,101              --
Due after five years:
  Fixed interest rates..........................           75              --            75          110              --
  Floating interest rates.......................          462              --           462          440              --
Total...........................................      $17,881          18,120        36,001       18,307          12,253

                                                   TOTAL
Due in one year or less.........................   24,884
Due after one year through five years:
  Fixed interest rates..........................    1,025
  Floating interest rates.......................    4,101
Due after five years:
  Fixed interest rates..........................      110
  Floating interest rates.......................      440
Total...........................................   30,560

Salem does not utilize off-balance sheet or synthetic hedge instruments such as derivatives to control interest rate volatility.

  ACCOUNTING ISSUES

     In March 1995, the FASB issued SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for those to be disposed of. This statement requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Adoption of SFAS No. 121 is required for fiscal years beginning after December 15, 1995. Salem adopted this statement on January 1, 1996, without any impact on its financial statements.

     Salem adopted SFAS No. 123, "Accounting for Stock-Based Compensation" on January 1, 1996. SFAS No. 123 establishes a fair value method of accounting for such compensation plans. Stock-based compensation plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or in which an entity issues its equity instruments to acquire goods or services from nonemployees. Under SFAS No. 123, these types of transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measured. While SFAS No. 123 encourages all entities to adopt the fair value method of accounting, it does allow an entity to continue to measure the compensation cost of stock compensation plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"). Most fixed stock option plans (the most common type of stock compensation plan) have no intrinsic value at grant date, and under APB Opinion No. 25 no compensation cost is recognized. Entities electing to continue using the guidance under APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting prescribed by SFAS No. 123 had been applied. Salem intends to continue measuring stock compensation expense under APB Opinion No. 25.

     In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of Statement No. 65." The statement amends SFAS No. 65 to require that the rights to service mortgage loans for others, however those servicing rights are acquired, be recognized as separate assets, eliminating the previously existing accounting distinction between servicing rights acquired through purchase transactions and those acquired through loan originations. SFAS No. 122 is required to be adopted and applied prospectively for fiscal years beginning after December 15, 1995 to transactions involving the sale or securitization of mortgage loans with servicing rights retained. Salem adopted this statement on January 1, 1996 without any impact on its financial statements.

     SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS No. 125 ") was issued in June of 1996. It provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities using a financial-components approach that focuses on control of the asset or liability. SFAS No. 125 requires that an entity recognize only assets it controls and liabilities it has incurred and should derecognize assets only when control has been surrendered and derecognize liabilities only when they have been extinguished. Adoption of SFAS No. 125 will impact transactions in which the transferor has some continuing involvement with the assets transferred or with the transferee including recourse, servicing, agreements to reacquire and options written or held. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application of SFAS No. 125 is not permitted. Salem is in the process of assessing the impact of adopting SFAS No. 125 but does not believe that it s adoption will have a material impact upon Salem's financial condition or results of operations.

BENEFICIAL OWNERSHIP OF SALEM STOCK BY MANAGEMENT AND OTHERS

     No person or entity is known to the management of Salem to beneficially own more than 5% of the issued and outstanding shares of Salem Stock as of June 30, 1996.

     Set forth below is information as of June 30, 1996, regarding the beneficial ownership of Salem Stock by Salem's directors and certain executive officers individually, and by its directors and executive officers as a group.

                                                                                            AMOUNT AND NATURE OF      PERCENTAGE OF
                                         NAME                                             BENEFICIAL OWNERSHIP (1)      CLASS (2)
John H. Bremer.........................................................................             15,260                  .83
William A. Burnette....................................................................             12,617                  .69
Edward K. Crawford.....................................................................             31,360(3)              1.70
James E. Holmes, Jr....................................................................              3,200(4)               .17
Dennis G. Hatchell.....................................................................              1,500                  .08
Robert B. Kline........................................................................             22,822(5)              1.24
Mrs. C. Glenn Sawyer...................................................................             11,100(6)               .60
Gordon H.T. Sheeran....................................................................             44,816(7)              2.42
William A. Simpson.....................................................................             30,500(8)              1.66
G. Dee Smith...........................................................................             30,000                 1.63
B. Rex Stephens........................................................................             25,600(9)              1.39
John B. Talbert, Jr....................................................................             38,000(10)             2.06
John A. Taylor.........................................................................             62,075(11)             3.37
William S. Green.......................................................................             12,516(12)              .68
Norman D. Potter.......................................................................             15,540(13)              .84
All directors and executive officers
  as a group (16 persons)(11)..........................................................            369,479(14)            19.57

 (1) Except as otherwise noted, each individual exercises sole voting and investment power with respect to all shares shown as beneficially owned.

 (2) The calculations of the percentage of class beneficially owned by each individual and the group as a whole are based, in each case, on the 1,841,232 shares of Salem Stock issued and outstanding at June 30, 1996 plus the number of shares capable of being issued to that individual (if any) and to the group, respectively, as a whole within 60 days upon the exercise of stock options held by each of them (if any) and by the group, respectively.

 (3) Does not include 1,000 shares held by Mr. Crawford's spouse and with respect to which he disclaims any beneficial ownership.

 (4) Does not include 1,000 shares held by Mr. Holmes' spouse and with respect to which he disclaims any beneficial ownership.

 (5) Includes 600 shares which Mr. Kline could purchase under a presently exercisable Salem Option.

 (6) Does not include 5,100 shares held by Mrs. Sawyer's spouse and with respect to which she disclaims any beneficial ownership.

 (7) Does not include 284 shares held by or for Mr. Sheeran's spouse and with respect to which he disclaims any beneficial ownership, and includes 13,000 shares which Mr. Sheeran could purchase under a presently exercisable Salem Option.

 (8) Does not include 4,500 shares held by Mr. Simpson's spouse and 1,000 shares held by Mr. Simpson's spouse in a fiduciary capacity, and with respect to which he disclaims any beneficial ownership, and does include 2,500 shares as to which Mr. Simpson shares voting and investment power.

 (9) Does not include 3,000 shares held by Mr. Stephens' spouse and 4,000 shares over which his spouse exercises shared voting power in a fiduciary capacity, and with respect to which he disclaims beneficial ownership, and does include 600 shares which Mr. Stephens could purchase under a presently exercisable Salem Option.

(10) Does not include 5,000 shares held by Mr. Talbert's spouse and with respect to which he disclaims any beneficial ownership and does include 600 shares which Mr. Talbert could purchase under a presently exercisable Salem Option.

(11) Does not include 12,500 shares held by Mr. Taylor's spouse, with respect to which he disclaims any beneficial ownership, and includes 1,800 shares held by a company which Mr. Taylor controls and as to which he shares voting and investment power.

(12) Includes 9,550 shares which Mr. Green could purchase under a presently exercisable Salem Option.

(13) Includes 12,221 shares which Mr. Potter could purchase under a presently exercisable Salem Option.

(14) Includes an aggregate of 318,237 shares with respect to which directors and executive officers exercise sole voting and investment power, 4,521 shares with respect to which they have shared voting and investment power, and 46,721 shares which such persons could purchase under presently exercisable options.

SALEM MANAGEMENT AND ADDITIONAL INFORMATION

     DIRECTORS AND EXECUTIVE OFFICERS. The following table sets forth certain information with respect to Salem's directors and executive officers.

                                                   PRINCIPAL OCCUPATION                             DIRECTOR OR EXECUTIVE
       NAME AND AGE                               AND OTHER DIRECTORSHIPS                               OFFICER SINCE
John H. Bremer (64)         Owner, J.H. Bremer Insurance                                                     1986
William A. Burnette (56)    Owner, W.A. Burnette and Associates                                              1993
Edward K. Crawford (63)     Fund Manager, Atlantic Venture Partners; Chairman and Director,
                            Doxey Furniture Corp.                                                            1986
Dennis G. Hatchell (47)     President and Chief Operating Officer, Alex-Lee, Inc.                            1995
James E. Holmes, Jr. (73)   Chairman of the Board, Salem Trust Bank; Partner Emeritus, Alex.
                            Brown & Sons, Inc.                                                               1986
Robert B. Kline (67)        Chairman and President, Blair Properties, Inc.; formerly Corporate
                            Vice President, Owens Corning Fiberglass Corporation                             1995
Mrs. C. Glenn Sawyer (71)   Former Member of Winston-Salem/Forsyth County School Board                       1986
Gordon H.T. Sheeran (46)    Vice Chairman, President, and Chief Executive Officer, Salem Trust
                            Bank                                                                             1986
William A. Simpson (54)     President and Chief Executive Officer, Republic Mortgage Insurance
                            Company; Director, Old Republic International, Inc.                              1986
G. Dee Smith (66)           President and Chief Executive Office, GDS MGMT, Inc.; recently
                            retired as Chairman of the Board, Paragon Properties, Inc.                       1991
B. Rex Stephens (55)        Vice President, Landmark Organization, Inc.                                      1995
John B. Talbert, Jr. (57)   Retired President and Chief Executive Officer, Hanes Companies,
                            Inc.                                                                             1986
John A. Taylor (66)         Chief Executive Officer, Taylor Oil Company                                      1995
William S. Green (43)       Senior Vice President, Salem Trust Bank                                          1989
Norman D. Potter (39)       Chief Financial Officer and Secretary, Salem Trust Bank                          1989
Deborah S. Marshall (46)    Senior Vice President, Salem Trust Bank                                          1987

MANAGEMENT REMUNERATION

     MANAGEMENT CASH REMUNERATION. The following table shows for the years ended December 31, 1995, 1994 and 1993, the cash and certain other compensation paid to or received or deferred by the executive officers of Salem, including its Chief Executive Officer, in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                                    ANNUAL COMPENSATION             AWARDS                      PAYOUTS

                                                                                  RESTRICTED     SECURITIES
             NAME AND                                             OTHER ANNUAL       STOCK       UNDERLYING       LTIP
            PRINCIPAL                         SALARY     BONUS    COMPENSATION      AWARDS      OPTIONS/SARS    PAYOUTS
             POSITION                YEAR     ($)(1)    ($)(2)        ($)             ($)           (#)           ($)

Gordon H.T. Sheeran                   1995    130,500    50,000       4,592           --           --              --
  Vice Chairman, President and        1994    123,000    34,000       2,857           --          5,000            --
  Chief Executive Officer             1993    117,500    17,000       2,375           --           --              --

William S. Green                      1995     80,788    21,000       2,876           --            1,000          --
  Senior Vice President               1994     76,515    12,400         254           --            2,000          --
                                      1993     72,530     7,200       1,348           --            1,000          --

Norman D. Potter                      1995     76,875    31,500       3,985           --            1,000          --
  Chief Financial Officer and         1994     67,500    14,200         800           --            2,500          --
  Secretary                           1993     62,250     9,000         700           --               --          --



                                        ALL
             NAME AND                  OTHER
            PRINCIPAL               COMPENSATION
             POSITION                  ($)(3)
Gordon H.T. Sheeran                     4,557
  Vice Chairman, President and          2,855
  Chief Executive Officer               1,987
William S. Green                           --
  Senior Vice President                    --
                                           --
Norman D. Potter                           --
  Chief Financial Officer and              --
  Secretary                                --

(1) Consists of salary payable to the executive officers.

(2) Consists entirely of cash bonuses paid to the executive officers.

(3) Consists of insurance premiums paid by Salem for whole-life, term and disability insurance policies maintained for the benefit of Mr. Sheeran.

     During 1995, outside directors of Salem received a fee of $150 for each meeting of the Board of Directors or a committee thereof attended. In addition, non-employee directors are reimbursed for out-of-pocket expenses in connection with attending meetings of the Board of Directors or committees thereof.

     RETIREMENT PLAN. Salem maintains a 401(k) Plan (the "401(k) Plan") for the benefit of its employees. Employees may participate in the 401(k) Plan upon the later of the attainment of age 21 and 30 days of service. Subject to certain limitations, a participant may elect to defer from 1% to 25% of his or her total annual compensation (whether taken in cash or otherwise deferred by the employee). Also, subject to certain limitations, Salem contributes to the participant's 401(k) Plan account an amount equal to 3% of the first 6% of total annual compensation deferred by the participant. Salem may also contribute annually to the trust maintained under the 401(k) Plan for the benefit of the 401(k) Plan accounts of all participants such "profit sharing"amount, within certain limitations, as the Board of Directors may deem advisable. Messrs. Sheeran, Green and Potter are participants under the 401(k) Plan. Messrs. Sheeran and Potter are trustees of the 401(k) Plan.

     A participant is at all times fully vested in the accrued benefits attributable to compensation deferred by him or her under the 401(k) Plan. The participant is vested in increments of 20% during each of the first through fifth years of service, and remains fully vested after the fifth year of service, in the accrued benefits attributable to employer matching contributions and profit sharing contributions made for the benefit of the participant's accounts. Generally, upon a participant's retirement at age 65, he or she is entitled to receive accrued benefits (all compensation deferred by the participant and employer contributions and profit sharing contributions attributable to his or her 401(k) Plan accounts, plus or minus all income, losses, appreciation, depreciation and forfeitures, if applicable, attributed to such accounts) under the 401(k) Plan in a lump sum or, at the request of the participant, in substantially equal quarterly or annual installments over a fixed period of time or by the purchase of a term certain, nontransferable annuity. Early retirement at age 55 and after five years of service is permitted under the 401(k) Plan, with payment of accrued benefits under the methods described in the preceding sentence. Upon death or disability, a participant is fully vested in his or her accrued benefits, with payment of such benefits being made to the spouse, or other beneficiary, of the deceased participant or to the disabled participant under the above-described methods.

     STOCK OPTION PLANS. In 1986, Salem adopted its 1986 Incentive Stock Option Plan (the "1986 Plan"), which provides for the grant of both incentive and non-qualified stock options. A total of 159,522 shares of Salem Stock were reserved for possible issuance pursuant to the 1986 Plan. The 1986 Plan states that no option may be granted thereunder after January 10, 1996, and at that date, all options available thereunder had been granted. Options for 86,640 shares of Salem Stock were exercisable at December 31, 1995, and options for 79,964 shares of Salem Stock were exercisable at June 30, 1996. All options granted under the 1986 Plan had an option price equal to the fair market value of a share of Salem Stock at the date of grant.

     Under the 1986 Plan, with respect to the grants of incentive stock options, the option price could not be less than the fair market value of a share of Salem Stock at the date of grant, the price of options granted to persons who owned ten percent (10%) of the voting power of the Salem Stock could not be less than 110% of the fair market value on the date of grant, the aggregate fair market value of the shares for which an optionee could be granted incentive stock options in any calendar year could not exceed $100,000, and the expiration of an incentive stock option could not be later than ten years after the date the option was granted.

     With respect to non-qualified stock options under the 1986 Plan, the option price for options granted could not be less than the current fair market value of a share of Salem Stock on the date of grant, there was no limit on the fair market value of the shares for which an employee could be granted options, and the expiration date of the option could not be later than eleven years after the date of grant.

     Under the 1986 Plan, non-qualified options could be granted to directors and advisory directors of Salem, and all options outstanding become immediately exercisable in the event of a change in control with respect to Salem.

     On June 24, 1996, the shareholders of Salem approved the 1996 Stock Option Plan (the "1996 Plan"), subject to final approval by the Banking Commission. A maximum of 183,033 shares of Salem Stock may be issued under the 1996 Plan to eligible employees of Salem, and Salem's Board of Directors has reserved that number of shares for issuance. The description of terms noted above as to the 1986 Plan apply to the 1996 Plan except that directors and advisory directors are not eligible to receive options under the 1996 Plan.

     To date, no options have been granted under the 1996 Plan, and pursuant to the Merger Agreement, no options may be granted thereunder prior to the consummation of the Merger.

     The following table sets forth information with regard to grants of incentive stock options during the year ended December 31, 1995. All such grants were made under the 1986 Plan.

                               INDIVIDUAL GRANTS

                                           NUMBER OF SECURITIES      PERCENT OF TOTAL
                                            UNDERLYING OPTIONS      OPTIONS GRANTED TO     EXERCISE BASE PRICE
                  NAME                         GRANTED(#)(1)        EMPLOYEES IN 1995            ($/SH.)            EXPIRATION DATE
William S. Green........................           1,000                   2.47%                  $9.00            January 23, 2005
Norman D. Potter........................           1,000                   2.47                    9.00            January 23, 2005

(1) Each option granted in 1995 will be eligible for treatment as an "incentive stock option" under the Code if certain holding period and other requirements are met and, absent the Merger, would have vested in equal annual installments over a five-year period beginning January 23, 1995 (20% of the optioned granted vested immediately upon grant). Pursuant to the terms of the 1986 Incentive Stock Option Plan, all such options will vest at the Effective Time.

     The following table sets forth information with regard to option exercises during the fiscal year ended December 31, 1995.

                      AGGREGATED OPTION EXERCISES IN 1995

                                                                         NUMBER OF SECURITIES
                                                                              UNDERLYING                   VALUE OF UNEXERCISED
                                                                        UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                                                         DECEMBER 31, 1995(#)             DECEMBER 31, 1995($)(1)
                               NAME                                  EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
Gordon H.T. Sheeran...............................................      35,000           5,000          $ 255,000         $27,500
William S. Green..................................................       8,200           2,800             47,250          14,500
Norman D. Potter..................................................      10,200           3,300             56,075          14,450

(1) The market price of Salem's Stock at December 31, 1995 was $13.50. There is no established trading market for Salem Stock. Rather, such shares are traded by an informal matching of buyers and sellers. The market price stated is based on the purchase closest to December 31, 1995 known to management of Salem.

EMPLOYMENT AGREEMENTS

     Mr. Sheeran's existing employment agreement provides that he will be employed as President and Chief Executive Officer of Salem through December 7, 1998. His annual base salary is a minimum of $135,000 per year. He is entitled to participate in an annual bonus program, as provided by Salem's Board of Directors, and in any employee benefit plans or other fringe benefits adopted by Salem for its employees. In addition, if a "change in control" occurs and Mr. Sheeran is terminated without cause, terminated because he refuses to relocate or his duties and responsibilities are materially altered and he resigns as a result, for a period of 2.99 years subsequent to the change in control, Salem must continue to provide to Mr. Sheeran his compensation and benefits (including bonus and perquisites) until 2.99 years subsequent to such change in control and must pay the amount of any federal excise tax imposed because of the payment of such severance compensation.

     Mr. Potter's existing employment agreement provides that he will be employed as Salem's Chief Financial Officer until November 21, 1996. His annual base salary is a minimum of $88,000 per year. He is entitled to participate in an annual bonus program, as approved by Salem's Board of Directors and in any employee benefit plans or other fringe benefits adopted by Salem for its employees. In addition, if a "change in control" occurs and Mr. Potter is terminated without cause, terminated because he refuses to relocate, or his duties and responsibilities are materially altered and he resigns as a result, for a period of two years subsequent to the change in control, Salem must continue to provide to Mr. Potter his compensation and benefits (including bonus and perquisites) until two years subsequent to such change in control.

     Mr. Green's existing employment agreement provides that he will be employed as Salem's Senior Vice President until November 21, 1996. His annual base salary is a minimum of $86,820 per year. Ms. Marshall's existing employment agreement provides that she will be employed as Salem's Senior Vice President until November 21, 1996. Her annual base salary is a minimum of $78,750 per year. In all other respects, Mr. Green's, Mr. Potter's and Ms. Marshall's current employment agreements are essentially the same.

OTHER TRANSACTIONS WITH MANAGEMENT

     Salem has had, and expects to have in the future, lending transactions in the ordinary course of business with many of its officers and directors and with associates of such persons. All loans included in such transactions during 1995 were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     B. Rex Stephens, a director of Salem, owns 50% of a corporation that leases a building to Salem in which Salem's Wilmington, North Carolina office is located. The current annual rental under this annually renewable lease is $75,486.

                           SUPERVISION AND REGULATION

     Federal and state legislation and regulation have significantly affected the operations of banks and bank holding companies, and other types of financial institutions, in the past several years and have increased competition among commercial banks, savings institutions and other providers of financial services. In addition, federal legislation has imposed new limitations on the investment authority of, and higher insurance and examination assessments on, financial institutions and has made other changes that may adversely affect the future operations and competitiveness of regulated financial institutions with other financial intermediaries. The operations of banks and their holding companies, including Salem and CCBF and CCBF's depository institution subsidiaries, will continue to be subject to changes in applicable statutes and regulations from time to time. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect upon CCBF, CCB Bank and Salem. Supervision, regulation and examination of financial institutions by regulatory agencies are intended primarily for the protection of depositors rather than holders of the capital stock of the institutions or their holding companies.

REGULATION OF CCBF

     GENERAL. As a bank holding company registered under the BHCA, CCBF is subject to supervision and examination by, and the regulations and reporting requirements of the Federal Reserve. Under the BHCA, CCBF's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. CCBF is also subject to regulation by the Commissioner under the Bank Act.

     The BHCA prohibits CCBF from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any financial institution, or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. Additionally, the BHCA prohibits CCBF from engaging in, or acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a non-banking activity unless such activity is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. In approving an application by CCBF to engage in a non-banking activity, the Federal Reserve must consider whether that activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

     Under the BHCA, Federal Reserve approval generally must be obtained before any person may acquire control of a bank holding company. Control is presumed to exist if, among other things, a person acquires more than 25% of any class of voting stock of a holding company or if a person acquires more than 10% of any class of voting stock and the holding company or controls in any manner the election of a majority of the directors of a holding company, has registered securities under Section 12 of the 1934 Act or the acquiror will be the largest shareholder after the acquisition.

     INTERSTATE BANKING ACT. In September of 1994, Congress passed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"). The Interstate Banking Act permits adequately capitalized banks and savings institution holding companies to acquire control of banks and savings institutions in any state. North Carolina adopted nationwide reciprocal interstate acquisition legislation in 1994.

     Such interstate acquisitions are subject to certain restrictions. States may require the bank or savings institution being acquired to have been in existence for a certain length of time but not in excess of five years. In addition, no bank or savings institution may acquire more than 10% of the insured deposits in any one state, unless the state has specifically legislated a higher deposit cap. States are free to legislate stricter deposit caps. At present, 18 states have deposit caps lower than 30%.

     The Interstate Banking Act also provides for interstate branching. The McFadden Act of 1927 established state lines as the ultimate barrier to geographic expansion of a banking network by branching. The Interstate Banking Act withdraws these barriers, effective June 1, 1997, allowing interstate branching in all states, provided that a particular state has not specifically prohibited interstate branching by legislation prior to such time. Unlike interstate acquisitions, a state may prohibit interstate branching if it specifically elects to do so by June 1, 1997. States may choose to allow interstate branching prior to June 1, 1997 by opting-in to a group of states that permits these transactions. These states generally allow interstate branching via a merger of an out-of-state bank with an in-state bank, or on a de novo basis. North Carolina has enacted legislation permitting interstate branching transactions. It is anticipated that the Interstate Banking Act will increase (and, in some instances, has increased) competition within the markets in which CCBF now operates, although the extent to which such competition will increase throughout such markets and the timing of such increase cannot be predicted.

     The Interstate Banking Act also modifies the controversial safety and soundness provisions contained in Section 39 of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "1991 Banking Law") which required the banking regulatory agencies to promulgate regulations governing such topics as internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation and fees and other matters those agencies determine to be appropriate. The Interstate Banking Act exempts bank holding companies from these provisions and requires the agencies to prepare guidelines, as opposed to regulations, dealing with these areas. It also gives more discretion to the banking regulatory agencies in prescribing standards for banks' asset quality, earnings and stock valuation.

     The Interstate Banking Act also expands current exemptions from the requirement that banks be examined on a 12-month cycle. Exempted banks will be inspected every 18 months. Other provisions address paperwork reduction and regulatory improvements, small business and commercial real estate loan securitization, truth-in-lending amendments regarding high cost mortgages, strengthening of the independence of certain financial regulatory agencies, money laundering, flood insurance and extension of certain statutes of limitations.

     RESTRICTIONS AND CAPITAL REQUIREMENTS. There are a number of obligations and restrictions imposed on a bank holding company and its insured depository institution subsidiaries by law and regulatory policies that are designed to minimize potential loss to depositors of such depository institutions and the FDIC insurance funds in the event the depository institution becomes in danger of default or in default. For example, under the 1991 Banking Law, to reduce the likelihood of receivership of an insured depository institution subsidiary that may become "undercapitalized" under the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency, a bank holding company is required to guarantee up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution become undercapitalized or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all acceptable capital standards as of the time the institution fails to comply with such capital restoration plan. Under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its depository institution subsidiaries and to commit resources to support such institutions in circumstances where it might not do so absent such policy. Under the BHCA, the Federal Reserve also has the authority to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any depository institution subsidiary of the bank holding company.

     In addition, the "cross-guarantee" provisions of the Federal Deposit Insurance Act (the "FDIA") require insured depository institutions under common control to reimburse the FDIC for any loss suffered by either the Savings Association Insurance Fund (the "SAIF") or the Bank Insurance Fund ("BIF") of the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim is superior to claims of shareholders of the insured depository institution or its holding company but subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

     CCBF is subject to the obligations and restrictions described above, and its depository institution subsidiaries are subject to the cross-guarantee provisions of the FDIC. However, management of CCBF currently does not expect that any of these provisions will have an impact on the operations of CCBF or its subsidiaries.

     Bank holding companies subject to the Federal Reserves capital adequacy guidelines are required to comply with the Federal Reserve's risk-based capital guidelines which require a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) of 8%. At least half of the total capital is required to the "Tier I capital," principally consisting of common shareholders' equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less certain goodwill items. The remainder ("Tier II capital") may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum leverage capital ratio, under which a bank holding company must maintain a minimum ratio of Tier I capital to average total consolidated assets of at least 3% in the case of a bank holding company which has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a leverage capital ratio of at least 1% to 2% above the stated minimum.

     The following table sets forth the regulatory capital positions of CCBF and Salem on a historical basis, and of CCBF on a pro forma combined basis, as of June 30, 1996. (For the regulatory capital positions of CCBF's depository institution subsidiaries as of June 30, 1996, see the discussion below).

                                                                                               RISK-BASED CAPITAL
                                                       LEVERAGE CAPITAL                TIER 1                      TOTAL
                                                     AMOUNT     % OF ASSETS     AMOUNT     % OF ASSETS     AMOUNT     % OF ASSETS
                                                                               (DOLLARS IN THOUSANDS)
CCBF
  Actual.........................................   $419,329        8.48       $419,329       11.75       $496,942       13.92
  Minimum capital standard.......................    148,423        3.00        142,779        4.00        285,559        8.00
  Excess of actual regulatory over
     minimum regulatory capital standard.........   $270,906        5.48        276,550        7.75       $211,383        5.92
SALEM
  Actual.........................................   $ 16,683       10.47       $ 16,683       15.99       $ 17,987       17.24
  Minimum capital standard.......................      4,781        3.00          4,174        4.00          8,348        8.00
  Excess of actual regulatory over minimum
     regulatory capital standard.................   $ 11,902        7.47       $ 12,509       11.99       $  9,639        9.24
CCBF PRO FORMA COMBINED
  Actual.........................................   $436,012        8.54       $436,012       11.87       $514,929       14.02
  Minimum capital standard.......................    153,204        3.00        146,953        4.00        293,907        8.00
  Excess of actual regulatory over minimum
     regulatory capital standard.................   $282,808        5.54       $289,059        7.87       $221,022        6.02

     AFFILIATE TRANSACTIONS. Under the current federal law, transactions between a depository institution and any affiliate are governed by Section 23A and 23B of the Federal Reserve Act. An affiliate of a depository institution is any company or entity that controls, is controlled by or is under common control with the institution. In a holding company context, the parent holding company of a depository institution and any companies which are controlled by such parent holding company are affiliates of the depository institution. Generally,
Section 23A and 23B (i) establish certain collateral requirements for loans to affiliates, (ii) limit the extent to which the depository institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (iii) require that all such transactions be on terms substantially the same, or at least as favorable, to the savings institution or the subsidiary as those provided to a nonaffiliate. The term "covered transaction" includes the making of loans or other extensions of credit to an affiliate, the purchase of assets from an affiliate, the purchase of, or an investment in, the securities of an affiliate, the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person, or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

     Further, current federal law in Section 22(h) of the Federal Reserve Act places restrictions on financial institution subsidiaries of a bank holding company with respect to loans to directors, executive officers and principal stockholders. Under Section 22(h), loans to directors, executive officers and stockholders who own more than 10% of a bank, and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the bank's loan-to-one borrower limit as established by federal law. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers and stockholders who own more than 10% of a bank, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the bank. Any "interested" director may not participate in the voting. The Federal Reserve has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of unimpaired capital and unimpaired surplus (up to $500,000) of the bank. Further, pursuant to Section 22(h), the Federal Reserve requires that loans to directors, executive officers, and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and not involve more than the normal risk of repayment or present other unfavorable features.

     NORTH CAROLINA REGULATION. As a result of its ownership of a North Carolina-chartered commercial bank, CCBF is registered under the bank holding company laws of North Carolina. Accordingly, CCBF and its subsidiaries are subject to regulation by the Commissioner. The Commissioner has asserted authority to examine North Carolina bank holding companies and their affiliates and is in the process of formulating regulations in this area. Further, as a result of its ownership of Graham

Savings, a North Carolina-chartered savings bank, CCBF also is registered under the savings bank holding company laws of North Carolina. Thus, CCBF is also subject to regulation and supervision by the Administrator or the North Carolina Savings Institution Division (the "Administrator"). CCBF currently intends to merge Graham Savings into CCB Bank on or about October 4, 1996. At such time, CCBF will cease to be a savings bank holding company under North Carolina law and neither CCBF nor its subsidiaries will be subject to the regulation by the Administrator.

REGULATION OF CCB BANK AND SALEM

     GENERAL. CCB Bank and Salem are each organized as North Carolina-chartered commercial banks and are subject to various statutory requirements and to rules and regulations promulgated and enforced by the Commission and the FDIC. Salem's and the substantial part of CCB Bank's deposits are insured by the BIF of the FDIC. A portion of CCB Bank's deposits are insured by the SAIF of the FDIC as a result of the assumption of certain deposits of a thrift institution during 1993, CCBF's 1995 merger with Security Capital Bancorp (a bank and savings bank holding company), and the 1995 merger of CCB Savings Bank of Lenoir, Inc., SSB, a subsidiary of CCBF, into CCB Bank. CCB Bank and Salem are members of the Federal Home Loan Bank system ("FHLBS").

     CCB Bank and Salem are subject to examination by the FDIC and the Commissioner. In addition, CCB Bank and Salem are subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit, fair credit reporting laws and laws relating to branch banking. CCB Bank and Salem, as insured North Carolina commercial banks, each are prohibited from engaging as a principal in activities that are not permitted for national banks, unless (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund and (ii) the bank is, and continues to be, in compliance with all applicable capital standards. CCB Bank and Salem also are prohibited from directly acquiring or retaining any equity investment of a type or in an amount not permitted for national banks.

     Under the Bank Act, if the capital stock of a North Carolina commercial bank is impaired by losses or otherwise, the Commissioner is authorized to require payment of the deficiency by assessment upon all of the bank's shareholders, pro rata, and to the extent necessary, if any such assessment is not paid by any shareholder, upon 30 days notice, to sell as much as is necessary of the stock of such shareholder to make good the deficiency. CCBF is the sole shareholder of CCB Bank.

     RESTRICTIONS ON DIVIDENDS. North Carolina commercial banks, such as CCB Bank and Salem, are subject to legal limitations on the amounts of dividends they are permitted to pay. Prior approval of the Commissioner is required if the total of all dividends declared by CCB Bank or Salem in any calendar year exceed its net profits (as defined by statute) for that year combined with its retained net profits (as defined by statute) for the preceding two calendar years, less any required transfers to surplus. Also, under the 1991 Banking Law an insured depository institution, such as CCB Bank or Salem, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is defined in the statute). Based on their current financial condition, CCB Bank and Salem do not expect that this provision will have any impact on their ability to pay dividends.

     CAPITAL REQUIREMENTS. As North Carolina chartered, FDIC-insured commercial banks which are not members of the Federal Reserve System, CCB Bank and Salem each are subject to capital requirements imposed by the FDIC. Under the FDIC's regulations, state nonmember banks that receive the highest rating during the examination process and are not anticipating or experiencing any significant growth are required to maintain a minimum leverage ratio of 3% of Tier I capital to average total consolidated assets; all other banks are required to maintain a minimum ratio of 1% or 2% above the stated minimum, with a minimum leverage ratio of not less than 4%. The FDIC also requires CCB and Salem to have a ratio of total capital to risk-weighted assets of at least 8%.

     The following table sets forth the regulatory capital positions of CCB Bank and Salem on a historical basis, and of CCB Bank on a pro forma combined basis, as of June 30, 1996:

                                                                                               RISK-BASED CAPITAL
                                                       LEVERAGE CAPITAL                TIER 1                      TOTAL
                                                     AMOUNT     % OF ASSETS     AMOUNT     % OF ASSETS     AMOUNT     % OF ASSETS
                                                                               (DOLLARS IN THOUSANDS)
CCB
  Actual.........................................   $406,378        8.35       $406,378       11.54       $453,156       12.87
  Minimum capital standard.......................    145,938        3.00        140,810        4.00        281,620        8.00
  Excess of actual regulatory over minimum
     regulatory capital standard.................   $260,440        5.35       $265,568        7.54       $171,536        4.87
SALEM
  Actual.........................................   $ 16,683       10.47       $ 16,683       15.99       $ 17,987       17.24
  Minimum capital standard.......................      4,781        3.00          4,174        4.00          8,348        8.00
  Excess of actual regulatory over minimum
     regulatory capital standard.................   $ 11,902        7.47       $ 12,509       11.99       $  9,639        9.24

CCB BANK PRO FORMA COMBINED
  Actual.........................................   $423,061        8.42       $423,061       11.67       $471,143       13.00
  Minimum capital standard.......................    150,719        3.00        144,984        4.00        289,968        8.00
  Excess of actual regulatory over minimum
     regulatory capital standard.................   $272,342        5.42       $278,077        7.67       $181,175        5.00

     CCB Bank and Salem are also subject to insurance assessments imposed by the FDIC. The FDIC administers two separate deposit insurance funds. The SAIF maintains a fund to insure the deposits of institutions the deposits of which were formerly insured by the Federal Savings and Loan Insurance Corporation (the "FSLIC"), and the BIF maintains a fund to insure the deposits of institutions the deposits of which were insured by the FDIC prior to the termination of the FSLIC. At June 30, 1996, CCBF had approximately $4.3 billion in BIF-insured deposits and approximately $1.4 billion (including $95 million attributable to Graham Savings) in SAIF-insured deposits. All of Salem's deposits are BIF-insured.

     Effective January 1, 1993, the FDIC adopted a transitional risk-based assessment schedule which became fully effective in January of 1994 and provided for annual assessment rates ranging from .23% to .31% of an institution's average assessment base. During 1995, the FDIC reduced BIF assessment rates for the highest rated banks to .04%, but left unchanged the .31% rate for the weakest banks; and, effective January 1, 1996, the FDIC again reduced BIF assessments to a range of 0% to .27%. These recent premium reductions do not affect the deposit premiums paid on SAIF insured deposits. The actual assessment to be paid by each institution is based on the institution's assessment risk classification, which is determined based on whether the institution is considered "well capitalized," "adequately capitalized" or "under capitalized" (as such terms have been defined in applicable federal regulations), and whether the institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. The FDIC also is authorized to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the FDIC from the United States Treasury Department.

     The Balanced Budget Act of 1995, which was passed by the United States Congress but vetoed by the President for reasons unrelated to the deposit insurance issues, and proposals currently being considered by committees of the United States Congress address a possible merger of the SAIF and BIF insurance funds of the FDIC. One of the principal issues under discussion is the amount of additional funds needed to recapitalize the SAIF prior to such a merger. These proposals generally contemplate a one-time special assessment to be levied on SAIF-insured deposits (including such deposits held by commercial banks), with the amount of such an assessment possibly being as much as $.85 for each $100 in SAIF-insured deposits held as of the assessment date. Due to the uncertainty as to whether any such proposals will be adopted and signed into law, and the ultimate amount and tax deductibility of any assessment that may be levied on CCBF's subsidiaries having SAIF-insured deposits, CCBF currently is not able to predict the impact of these proposals or such an assessment on CCBF.

     COMMUNITY REINVESTMENT ACT. CCB Bank and Salem are subject to the Community Reinvestment Act of 1977, as amended ("CRA"). A purpose of the CRA is to encourage financial institutions to help meet the credit needs of its entire community, including the needs of low-and moderate-income neighborhoods. During their most recent respective compliance examinations, CCB Bank received an "outstanding" rating and Salem received a "satisfactory" rating with respect to CRA compliance.

     The federal banking regulatory agencies have issued a revision of the CRA regulations, which became effective January 1, 1996, to implement a new evaluation system that rates institutions based on their actual performance in meeting community credit needs. Under the regulations, a financial institution will first be evaluated and rated under three categories: a lending test, an investment test and a service test. For each of these three tests, the savings bank will be given a rating of "outstanding," "high satisfactory," "low satisfactory," "needs to improve" or "substantial noncompliance." A set of criteria for each rating has been developed and is included in the regulation. If an institution disagrees with a particular rating, the institution has the burden of rebutting the presumption by clearly establishing that the quantitative measures do not accurately present its actual performance, or that demographics, competitive conditions or economic or legal limitations peculiar to its service should be considered. The ratings received under the three tests will be used to determine the overall composite CRA rating. The composite ratings will be the same as those that are currently given "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance."

     IMPACT OF 1991 BANKING LAW. Among other things, the 1991 Banking Law provided increased funding for the BIF and the SAIF, and provided for expanded regulation of depository institutions and their affiliates, including parent holding companies.

     The 1991 Banking Law provided the federal banking agencies with broad powers to take corrective action to resolve the problems of insured depository institutions. The extent of these powers will depend upon whether the institutions in question are "well capitalized," adequately capitalized,"undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Under current FDIC regulations, an institution is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier I risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific level for any capital measure. An "adequately capitalized" institution is defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier I risk-based capital ratio of 4% or greater and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of an institution with the highest examination rating and which is not experiencing or anticipating significant growth). An institution is considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) Tier I risk-based capital ratio of less than 4% or (iii) a leverage ratio of less than 4% (or 3% in the case of an institution with the highest examination rating and which is not experiencing or anticipating significant growth); (B) "significantly undercapitalized" if the institution has
(i) a total risk-based capital ratio of less than 6%, or (ii) a Tier I risk-based capital ratio of less than 3% or (iii) a leverage ratio of less than 3%, and (C) "critically undercapitalized" if the institution has a ratio of tangible equity to total assets equal to or less than 2%.

     To facilitate the early identification of problems, the 1991 Banking Law requires the federal banking agencies to review and, under certain circumstances, prescribe more stringent accounting and reporting requirements than those required by generally accepted accounting principles. The FDIC issued a final rule, effective July 2, 1993, implementing those provisions. The rule, among other things, requires that management report on the institution's responsibility for preparing financial statements and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness, and that independent auditors attest to and report separately on assertions in management's reports concerning compliance with such laws and regulations, using FDIC-approved audit procedures.

     The 1991 Banking Law further required the federal banking agencies to develop regulations requiring disclosure of contingent assets and liabilities and, to the extent feasible and practicable, supplemental disclosure of the estimated fair market value of assets and liabilities. The 1991 Banking Law also requires annual examinations of all insured depository institutions by the appropriate federal banking agency, with some exceptions for small, well-capitalized institutions and state chartered institutions examined by state regulators. Moreover, 1991 Banking Law, as modified by the Federal Housing Enterprises Financial Security and Soundness Act, requires the federal banking agencies to set operational and managerial, asset quality, earnings and stock valuation standards for insured depository institutions and depository institution holding companies, as well as compensation standards for insured depository institutions that prohibit excessive compensation, fees or benefits to officers, directors, employees, and principal shareholders. In July 1992, the federal banking agencies issued a joint advance notice of proposed rulemaking soliciting comments on all aspects of the implementation of these standards in accordance with the 1991 Banking Law, including whether the compensation standards should apply to depository institution holding companies. An interagency notice of proposed rulemaking was issued in November 1993. However, sections of the Riegle Community Development and Regulatory Improvement Act of 1994 will affect the nature and scope of the proposed regulations and eliminates the requirement that the regulations apply to depository institution holding companies.

     The foregoing necessarily is a general description of certain provisions of the 1991 Banking Law, and subsequent related legislation, and does not purport to be complete.

REGULATION OF GRAHAM SAVINGS

     CCBF's savings bank subsidiary, Graham Savings, is a North Carolina-chartered savings bank and a member of the FHLBS. Its deposits are insured by the FDIC through the SAIF, and it is subject to examination and regulation by the FDIC and the Administrator and to regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities, and general investment authority. In general, except as discussed generally below, Graham Savings is subject to the same restrictions, limitations and obligations of CCB Bank and Salem. CCBF currently intends to merge Graham Savings into CCB Bank on or about October 4, 1996.

     In addition to the FDIC-imposed capital requirements discussed above with respect to CCB Bank and Salem, the Administrator requires that North Caroling savings banks, such as Graham Savings, maintain a net worth of at least 5% of total assets. At June 30, 1996, Graham Savings complied with the net worth requirements of the FDIC and the Administrator.

     The following table sets forth the FDIC regulatory capital position of Graham Savings as of June 30, 1996.

                                                                                                 RISK-BASED CAPITAL
                                                           LEVERAGE CAPITAL              TIER ONE                   TOTAL
                                                        AMOUNT     % OF ASSETS    AMOUNT     % OF ASSETS    AMOUNT     % OF ASSETS
                                                                                  (DOLLARS IN THOUSANDS)
GRAHAM SAVINGS
  Actual.............................................   $13,226       10.79       $13,226       18.82       $14,106       20.08
  Minimum capital standard...........................     3,677        3.00         2,811        4.00         5,621        8.00
  Excess of actual regulatory over minimum regulatory
     capital standard................................   $ 9,549        7.79       $10,415       14.82       $ 8,485       12.08

     Federal Reserve regulations adopted pursuant to the Depository Institutions Deregulation and Monetary Control Act of 1980 require savings associations and savings banks to maintain reserves against their transaction accounts (primarily negotiable order of withdrawal accounts). The reserve requirements are subject to adjustment by the Federal Reserve. As of June 30, 1996, Graham Savings was in compliance with the applicable reserve requirements of the Federal Reserve.

     Graham Savings is subject to North Carolina law which requires that at least 60% of its assets be investments that qualify under certain Internal Revenue Service guidelines. As of June 30, 1996, Graham Savings was in compliance with North Carolina law.

     Graham Savings is also subject to the CRA. It received a "satisfactory" rating with respect to CRA compliance in its most recent compliance examination.

     The Administrator has the right to promulgate rules and regulations necessary for the supervision and regulation of savings banks under his jurisdiction and for the protection of the public investment in such limitations. The Administrator conducts regular annual examinations of savings banks as well as other state-chartered savings institutions in North Carolina. The purpose of such examinations is to assure that institutions are being operated in compliance with applicable North Carolina law and regulations in a safe and sound manner. These examinations are usually conducted on a joint basis with the FDIC. In addition, the Administrator is required to conduct an examination of any institution when he has good reason to believe the standing and responsibility of the institution is of doubtful character or when he otherwise deems it prudent.

     A stock savings bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations or if the effect thereof would be to cause its net worth to be reduced below the amount of the liquidation account established in connection with conversion from mutual to stock form. In addition, a North Carolina savings bank, such as Graham Savings, which has been converted from mutual form for less than five years may not, without the prior written approval of the Administrator, declare or pay a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year or (ii) the average of its net income after dividends for the most recent fiscal year end and not more than two of the immediately preceding fiscal year ends.

     Subject to limitations established by the Administrator, state savings banks may make any loan or investment or engage in any activity which is permitted to federally chartered savings institutions. In addition to such lending authority, savings banks are authorized to invest funds, in excess of loan demand, in certain statutorily permitted investments.

                        CAPITAL STOCK OF CCBF AND SALEM

     The Salem shareholders' current rights as shareholders are governed by Salem's Articles of Incorporation (the "Salem Articles") and Bylaws, the Bank Act and the NCBCA. Upon consummation of the Merger, Salem's shareholders (other than those who exercise Dissenters' Rights) will become shareholders of CCBF and their rights will be the same as all other CCBF shareholders and will be governed by CCBF's Restated Articles of Incorporation, as amended (the "CCBF Articles"), CCBF's Bylaws, a Rights Agreement dated as of February 26, 1990 pertaining to the CCBF Rights (the "CCBF Rights Agreement"), and by the NCBCA. Certain differences exist between the current rights of Salem's shareholders as holders of Salem Stock and their rights after the Effective Time as holders of CCBF Stock.

     THE FOLLOWING IS ONLY A GENERAL SUMMARY OF CERTAIN MATERIAL DIFFERENCES IN THE RIGHTS OF SALEM'S AND CCBF'S SHAREHOLDERS AND IS NOT INTENDED TO BE COMPLETE. REFERENCE IS MADE TO THE ARTICLES, BYLAWS AND OTHER GOVERNING INSTRUMENTS OF SALEM AND CCBF, TO THE BANK ACT AND THE NCBCA FOR A MORE COMPLETE DESCRIPTION OF SUCH DIFFERENCES. SALEM'S SHAREHOLDERS ALSO SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL WITH RESPECT TO SPECIFIC DIFFERENCES AND CHANGES IN THEIR RIGHTS AS SHAREHOLDERS WHICH WILL RESULT FROM THE MERGER.

AUTHORIZED CAPITAL STOCK

     Salem's authorized capital stock consists of 5,000,000 shares of common stock $2.50 par value per share, of which 1,841,232 shares were issued and outstanding at June 30, 1996.

     CCBF's authorized capital stock consists of 50,000,000 shares of $5.00 par value common stock of which 15,051,625 shares were issued and outstanding at June 30, 1996, and 5,000,000 shares of serial preferred stock, none of which were issued and outstanding at that date.

     By amendment to the CCBF Articles which may be adopted without shareholder approval, CCBF's Board of Directors may divide shares of its authorized serial preferred stock into, and issue the same in, one or more classes and in one or more series within each class, and such Board of Directors is authorized to determine and fix the designations, relative rights, preferences and limitations of shares in each such class and series of preferred stock so established. Subject to the provisions of the NCBCA and the rules of the NYSE, shares of each such class or series may be issued from time to time without shareholder approval at such times, for such purposes and for such consideration as the CCBF Board of Directors may deem advisable.

     For use in connection with the "Rights Plan" (as described below), CCBF's Board of Directors has established a series of preferred stock designated as its Series A Junior Participating Preferred Stock ("Series A Preferred") consisting of shares and having certain special rights for purposes of dividends and other distributions, voting, dissolution and liquidation and in connection with certain mergers of CCBF. Although 200,000 shares of preferred stock have been designated as Series A Preferred, none have been issued.

CCBF RIGHTS PLAN

     The CCBF Rights Agreement provides for a plan (the "Rights Plan") pursuant to which one CCBF Right was distributed during 1990 to CCBF's shareholders for each of their shares of CCBF Stock. Also under the Rights Plan, after the date of the CCBF Rights Agreement and before the earlier of the "Distribution Date" (as defined below) or the date of redemption or expiration of the CCBF Rights, each new share of CCBF Stock issued (including the shares into which Salem Stock will be converted in connection with the Merger) also has attached to it one CCBF Right.

     The CCBF Rights currently are not exercisable, but may become so in the future on a date (the "Distribution Date") which is 20 business days after (i) a public announcement that any person or group has become an "Acquiring Person" by acquiring beneficial ownership of 15% or more of the outstanding CCBF Stock, or
(ii) the date of commencement by any person of, or the announcement by any person of his intention to commence, a tender or exchange offer which would result in his becoming an Acquiring Person. However, after the time any person becomes an Acquiring Person, all CCBF Rights held by or transferred to such Acquiring Person (or any associate or affiliate of such Acquiring Person) shall be void and of no effect.

     Until the Distribution Date, each CCBF Right will be evidenced by the certificate evidencing the CCBF Stock to which it relates and may be transferred only with such CCBF Stock, and the surrender for transfer of any CCBF Stock certificate also will constitute the transfer of the CCBF Rights related thereto. After the Distribution Date, separate certificates evidencing each CCBF Right will be distributed to the record holders of the CCBF Stock to which such CCBF Rights are attached, and each such CCBF Right may then be exercised to purchase .01 of a share of Series A Preferred for a price of $100 (the "Purchase Price") (all as adjusted from time to time as described in the CCBF Rights Agreement). In the alternative (and subject to certain exceptions), after any person becomes an Acquiring Person (i) each CCBF Right may be exercised to purchase the number of shares of CCBF Stock equal to the result obtained by multiplying the then current Purchase Price by the number of Series A Preferred interests covered by the CCBF Right, and dividing that product by 50% of the market price of a share of CCBF Stock, or, (ii) unless the Acquiring Person has become the beneficial owner of more than 50% of the outstanding CCBF Stock, CCBF's Board of Directors at its option may exchange one share of CCBF Stock, or a number of shares of Series A Preferred having voting rights equivalent to one share of CCBF Stock, for all or part of the outstanding CCBF Rights.

     If CCBF is acquired in a merger or other business combination or if 50% of its consolidated assets or earnings power is sold, each CCBF Right will entitle the holder, other than the Acquiring Person, to purchase securities of the surviving company having a market value equal to twice the exercise price of the CCBF Right.

     The CCBF Rights will expire on February 26, 2000 and may be redeemed by CCBF at any time prior to the acquisition by a person or group of 15% or more of the outstanding CCBF Stock, at a price of $.01 per CCBF Right.

SPECIAL MEETINGS OF SHAREHOLDERS

     Under Salem's Bylaws, a special meeting of Salem's shareholders may be called only by the Chairman of Salem's Board; its President, Secretary or Board of Directors; or by any shareholder pursuant to the written request by the holders of at least 10% of all Salem Stock entitled to be voted at such a meeting.

     CCBF's Bylaws require that a special meeting of shareholders may be called by the Chairman, Vice Chairman, President or Board of Directors of CCBF or by any CCBF shareholder pursuant to the written request of the holders of at least 10% of all shares of CCBF Stock entitled to be voted at such a meeting.

DIRECTORS

     NUMBER OF DIRECTORS. The Salem Articles provide that the number of Salem's directors shall be not less than five nor more than 25. Salem's Bylaws authorize Salem's Board of Directors to set and change the number of directors from time to time within the minimum and maximum numbers. Salem's directors are elected to one-year terms, and the terms of all of Salem's directors expire each year. As permitted by the Bank Act, Salem's shareholders authorized the creation of two
(2) additional directorships at Salem's 1996 Annual Meeting of Shareholders, which directorships may be filled at the discretion of Salem's Board of Directors prior to the next meeting of Salem's shareholders. CCBF's shareholders do not have a comparable right under the CCBF Articles or the NCBCA.

     Under CCBF's Bylaws, its Board of Directors consists of not less than five nor more than 30 directors, with the actual number of directors to be determined by the CCBF Board or CCBF's shareholders from time to time within the above minimum and maximum numbers. CCBF's directors are elected to one-year terms, and the terms of all CCBF's directors expire each year.

     ELECTION OF DIRECTORS. Under the Bank Act and the NCBCA, Salem's shareholders have the right to cumulate their votes in the election of directors. Salem's directors are elected to one-year terms, and the terms of all Salem directors expire each year.

     CCBF's directors are elected to one-year terms, and the terms of all CCBF directors expire each year. Under the CCBF Articles and By-Laws, shareholders of CCBF have the right to cumulate their votes in the election of CCBF directors; provided, however, under the NCBCA, because CCBF has a class of capital stock registered under the 1934 Act, so long as such registration remains in effect (i.e., CCBF is a "public corporation") such right is withdrawn.

     VACANCIES RESULTING FROM INCREASE IN NUMBER. Salem's Bylaws provide that vacancies existing on the Board of Directors resulting from an increase in the number of directors may be filled by Salem's shareholders at an annual or special meeting of shareholders, except as otherwise described above under "NUMBER OF DIRECTORS".

     CCBF's Bylaws authorize the CCBF Board or the shareholders of CCBF to appoint new directors to fill vacancies resulting from an increase (within the above minimum and maximum numbers) by the Board of Directors in the number of CCBF's directors.

     RELEASE FROM LIABILITY. Under the Bank Act, Salem's directors are personally liable for any knowing violation, or knowingly permitting violations by Salem's officers, employees or agents, of the Bank Act. The Commissioner has promulgated a rule providing that North Carolina commercial banks may not eliminate director personal liability with regard to acts or omissions where such elimination would be contrary to the provision of the Bank Act. The Salem Articles generally provide that no director will have personal liability arising out of an action for monetary damages for breach of his or her duty as a director; provided, however, that the foregoing does not eliminate personal liability for acts and omissions prior to the effectiveness of such limitation in the Salem Articles, acts or omissions not made in good faith that such director, at the time of such breach, knew or believed were in conflict with the best interests of Salem, any liability under Section 55-32 of the Bank Act or any successor provision, any transaction from which the director derived an improper personal benefit or any liability specifically created under the Bank Act.

     The CCBF Articles provide that to the extent permitted by the NCBCA, CCBF's directors shall not be personally liable for monetary damages in any action by or in the right of CCBF or otherwise for breach of their duties as directors.

     NOMINATIONS. Under the Bank Act and Salem's By-laws, at least three-fourths of Salem's directors must be residents of North Carolina.

     CCBF's Bylaws do not contain specific provisions restricting or conditioning nominations of directors. CCBF's directors need not be North Carolina residents.

BUSINESS COMBINATIONS AND CHANGES IN CONTROL

     CHARTER PROVISIONS. In general, the NCBCA requires that any merger, share exchange, voluntary liquidation or transfer of substantially all the assets (other than in the ordinary course of business) of a business corporation be approved by the corporation's shareholders by a majority of the votes entitled to be cast on the proposed transaction. However, the CCBF Articles contain "supermajority" provisions that, in the case of certain business combination transactions, require a higher vote of CCBF's shareholders than otherwise would be required by the NCBCA.

     This supermajority provision ("CCBF's 85% Vote Requirement") requires that notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any securities exchange or otherwise, certain "CCBF Business Combinations" with an "Interested Shareholder" (as those terms are defined below) require the affirmative vote of both (i) the holders of at least 85% of each class of outstanding shares of capital stock entitled to vote generally in the election of directors (each voting separately as a class), and (ii) the holders of at least a majority of the issued and outstanding voting stock of CCBF held by persons other than the Interested Shareholder or an affiliate or associate of the Interested Shareholder. However, CCBF's 85% Vote Requirement will not apply in the case of a CCBF Business Combination that has been approved by a majority of CCBF's directors who are not affiliated with the Interested Shareholder and who become directors before the Interested Shareholder became such (the "CCBF Continuing Directors") or which satisfies the "CCBF Fair Price Provisions" (as described below) also contained in the CCBF Articles.

     The term "CCBF Business Combination" generally includes: (i) any merger or consolidation of CCBF or a subsidiary with an Interested Shareholder or an affiliate or associate of an Interested Shareholder; (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition to or with an Interested Shareholder or an affiliate or associated of an Interested Shareholder of all or substantially all, or as much as 10% of, the assets or businesses of CCBF or any subsidiary; (iii) any purchase, exchange, lease or other acquisition by CCBF or any subsidiary of all or substantially all, or as much as 10% of, the assets or businesses of an Interested Shareholder or an affiliate or associate of an Interested Shareholder; (iv) the issuance or transfer of any securities of CCBF or any subsidiary to an Interested Shareholder or an affiliate or associate of an Interested Shareholder for consideration having a value of more than $5 million; (v) the adoption of any plan proposed by or on behalf of an Interested Shareholder or an affiliate or associate of an Interested Shareholder for the liquidation or dissolution of CCBF; (vi) any recapitalization or reclassification of securities, or any merger or consolidation of CCBF with any of its subsidiaries, or any other transaction (whether or not involving an Interested Shareholder) that would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of

CCBF or any subsidiary which is directly or indirectly owned by an Interested Shareholder or an affiliate or associate of an Interested Shareholder.

     An "Interested Shareholder" for purposes of CCBF's 85% Vote Requirement generally is any person who: (i) together with his or its affiliates, beneficially owns, directly or indirectly, 20% or more of any class of CCBF's outstanding voting stock, (ii) is an affiliate of CCBF and at any time within the preceding two years beneficially owned, directly or indirectly, 20% or more of any class of CCBF's outstanding voting stock; or (iii) is an assignee of or has otherwise succeeded to any shares of any class of outstanding voting stock which at any time within the preceding two years were beneficially owned by any Interested Shareholder.

     FAIR PRICE PROVISIONS. A provision of the CCBF Articles (the "CCBF Fair Price Provisions") provides that the CCBF 85% Vote Requirement will not apply in the case of a CCBF Business Combination if: (i) the aggregate consideration to be received per share of CCBF Stock by CCBF's shareholders is not less than the higher of (A) the highest price per share paid by the Interested Shareholder for CCBF Stock within two years preceding the announcement of the CCBF Business Combination or the date the person became an Interested Shareholder or (B) the fair market value per share of CCBF Stock on such announcement date or on the date the person became an Interested Shareholder; (ii) the aggregate consideration to be received by CCBF's shareholders per share of any other class of CCBF's voting stock other than the CCBF Stock is not less than the higher of
(A) the highest price per share paid by the Interested Shareholder for shares of such other class of voting stock within two years preceding the announcement of the CCBF Business Combination or the date the person became an Interested Shareholder, (B) the highest preferential amount per share to which holders of shares of such other class are entitled in the event of any liquidation, dissolution or winding up of CCBF, or (C) the fair market value per share of such other class on such announcement date or on the date the person became an Interested Shareholder; (iii) the consideration to be received by CCBF's shareholders is in cash or in the same form as the consideration paid by the Interested Shareholder in acquiring shares already owned (provided, that if the Interested Shareholder has paid varying forms of consideration, the form of consideration paid to CCBF's shareholders in the CCBF Business Combination shall either be cash or in the form used to acquire the largest number of shares of such class of voting stock already owned); (iv) except as approved by the CCBF Continuing Directors, after the Interested Shareholder has become such and prior to consummation of the CCBF Business Combination (A) there has been no failure to pay any regular quarterly dividend on any outstanding preferred stock or reduction in the annual dividend rate on CCBF Stock, and (B) the Interested Shareholder shall not have acquired beneficial ownership of any additional shares of CCBF voting stock; (iv) after becoming an Interested Shareholder, such person shall not have received the benefit of certain financial assistance or tax advantages; and (v) a proxy statement in conformity with the 1934 Act and regulations thereunder shall be mailed to all CCBF shareholders.

     NORTH CAROLINA SHAREHOLDER PROTECTION ACT. The North Carolina Shareholder Protection Act (the "Shareholder Protection Act") generally requires that, unless certain "fair price" and procedural requirements are satisfied, an affirmative vote of 95% of a corporation's voting shares is required to approve certain business combination transactions with another entity that is the beneficial owner, directly or indirectly, of more than 20% of the corporation's voting shares or which is an affiliate of the corporation and previously has been a 20% beneficial holder of such shares. The Shareholder Protection Act is applicable to CCBF.

     CONTROL SHARE ACQUISITION ACT. The North Carolina Control Share Acquisition Act (the "Control Share Act") generally provides that, except as provided below, "Control Shares" will not have any voting rights. Control Shares are shares acquired be a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third or a majority of all voting power in the election of the corporation's directors. However, voting rights will be restored to Control Shares by resolution approved by the affirmative vote of the holders of a majority of the corporation's voting stock (other than shares held by the owner of the Control Shares, officers of the corporation, and directors of the corporation). If voting rights are granted to Control Shares which give the holder a majority of all voting power in the election of the corporation's directors, then the corporation's other stockholders may require the corporation to redeem their shares at their fair value. The Control Share Act is applicable to both Salem and CCBF.

AMENDMENTS OF ARTICLES AND BYLAWS.

     ARTICLES. Subject to certain conditions, an amendment to the CCBF Articles may be effected if the amendment is approved by the vote of the holders of a majority of the CCBF Stock present at the shareholders meeting at which such amendment proposal is considered. However, unless recommended to CCBF's shareholders by a vote of three-fourths of the CCBF Continuing Directors, the affirmative vote of both (i) the holders of not less than 85% of CCBF's outstanding voting stock (each voting separately as a class) and (ii) the holders of a majority of outstanding CCBF voting stock held by persons other than an Interested Shareholder or any affiliate or associate of an Interested Shareholder, is required to amend or repeal, or to adopt provisions inconsistent with, the provisions of the CCBF 85% Vote Requirement and the CCBF Fair Price Provisions.

     An amendment to the Salem Articles may be effected by the vote of the holders of a majority of the Salem Stock voting at a shareholders meeting at which a quorum is present.

     BYLAWS. Salem's Bylaws may be amended or repealed, and new Bylaws may be adopted, by the affirmative vote of a majority of Salem's directors in office at the time such action is submitted to a vote of the Salem Board of Directors.

     CCBF's Bylaws may be amended or repealed, and new Bylaws may be adopted, by the affirmative vote of a simple majority of CCBF's directors.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

     Certain of the provision of the CCBF Articles and CCBF's Bylaws discussed above may have the effect of preventing, discouraging or delaying a change in control of CCBF not approved by its Board of Directors, but pursuant to which its shareholders might receive a substantial premium for their shares over current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so.

     The authority of CCBF's Board of Directors to issue preferred stock with such rights and privileges as it may deem appropriate may enable such Board to prevent a change in control despite a shift in ownership of CCBF Stock. In addition, such Board's power to issue additional shares of CCBF Stock, as the case may be, may help delay or discourage a change in control by increasing the number of shares needed to gain control.

     The ability of CCBF's Board to expand the number of directors up to 30, without shareholder approval, and to fill vacancies resulting from such an increase, may allow the Board to prevent, for a period of time, a person or entity owning a majority of the voting shares of CCBF from electing a majority of the directors of CCBF's Board.

     The CCBF 85% Vote Requirement is designed to make more difficult an acquisition of CCBF by an Interested Shareholder who has accumulated a sufficient number of shares of CCBF Stock to influence or cause a CCBF Business Combination on terms favoring or giving preferential treatment to the Interested Shareholder. Should such a CCBF Business Combination be proposed and not receive the approval of CCBF Continuing Directors, absent compliance with the CCBF Fair Price Provisions, the holders of a small minority of CCBF stock who elect to oppose the proposed CCBF Business Combination could prevent the consummation of such transaction.

     The CCBF Fair Price Provisions are designed to discourage attempts to take over CCBF in nonnegotiated transactions utilizing two-tier pricing tactics (which typically involve the accumulation of a substantial block of the target corporation's stock followed by a merger or other reorganization of the acquired company on terms determined by the purchaser). Therefore, due to the difficulties of complying with the requirements of such provisions, they have an anti-takeover effect and generally may discourage attempts to obtain control of CCBF. As a result, holders of CCBF Stock may be deprived of an opportunity to sell their shares at a premium above the market price. In addition, the CCBF Fair Price Provisions would give veto power to the holders of a minority of the shares of CCBF's voting shares, and could give veto power to a minority of CCBF's Board of Directors, with respect to a CCBF Business Combination, which a majority of the shareholders and directors may believe to be desirable and beneficial. In any Business Combination not receiving the requisite approval of CCBF's shareholders or directors, requirements regarding minimum price, while providing objective pricing criteria, could be arbitrary and not indicative of value. The purpose of the CCBF Fair Price Provisions is to encourage potential acquirors to engage in arm's length negotiations with CCBF before attempting to takeover transactions in order to provide protection for CCBF and its shareholders and to insure that all shareholders receive a fair price for their shares. These provisions also are intended to prevent an acquiror from obtaining an initial position and thereafter acquiring CCBF's remaining shares for a lower price or with a less desirable form of consideration.

     Similarly, CCBF's Rights Plan may have an anti-takeover effect. The Rights Plan would enable CCBF's existing shareholders to purchase shares of Series A Preferred at the stated Purchase Price or a number of shares of CCBF Stock at a price equal to approximately 50% of the then current fair market value of such stock. The effect of the Rights Plan may be to discourage an uninvited or unfriendly attempt to acquire control of CCBF as the effect of purchases of Series A Preferred or CCBF Stock likely would be to cause an Acquiring Person to suffer substantial dilution of its voting power and significant deterioration in the value of its shares.

     The cumulative impact of the applicability of the Shareholder Protection Act and the Control Share Act is to render more difficult, or to discourage, a merger, tender offer or proxy contest, or the assumption of control by the holder of a large block of Salem's or CCBF's voting securities, and would make more difficult any attempt to remove incumbent management, even if any one or more of the foregoing matters may be favorable to, or in the bests interests, of Salem's or CCBF's shareholders.

                                INDEMNIFICATION

     The NCBCA provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys' fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.

     PERMISSIBLE INDEMNIFICATION. Under the NCBCA, a corporation may, but is not required to, indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and (i) in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation's best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation's best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

     MANDATORY INDEMNIFICATION. Unless limited by the corporation's charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director of the corporation against reasonable expenses incurred in connection with the proceeding.

     ADVANCE FOR EXPENSES. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors of the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

     COURT-ORDERED INDEMNIFICATION. Unless otherwise provided in the corporation's charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

     VOLUNTARY INDEMNIFICATION. In addition to and separate and apart from "permissible" and "mandatory" indemnification described above, a corporation may, by charter, bylaw, contract, or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including any proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation's charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorney's fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

     PARTIES ENTITLED TO INDEMNIFICATION. The NCBCA defines "director" to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

     INDEMNIFICATION BY CCBF AND SALEM. Subject to restrictions as are provided by federal securities law, CCBF's Bylaws and Salem's By-laws provide for indemnification of their respective directors and officers to the fullest extent permitted by the NCBCA, and require their respective Board of Directors to take all actions necessary and appropriate to authorize such indemnification. In addition, CCBF and Salem each currently maintains directors' and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling CCBF or Salem pursuant to the foregoing provision, CCBF and Salem have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable.

     RELEASE OF DIRECTOR LIABILITY. As discussed above (see
" -- Directors -- RELEASE FROM LIABILITY"), the CCBF Articles eliminates, to the fullest extend permitted by the NCBCA, the personal liability of its directors in any action by or in the right of CCBF or otherwise for monetary damages for breach of their duties as directors. The Salem Articles generally provide that no director will have personal liability arising out of an action for monetary damages for breach of his or her duty as a director; provided, however, that the foregoing does not eliminate personal liability for acts and omissions prior to the effectiveness of such limitation in the Salem articles, acts or omissions not made in good faith that such director, at the time of such breach, knew or believed were in conflict with the best interests of Salem, any liability under
Section 55-32 of the Bank Act or any successor provision, any transaction from which the director derived an improper personal benefit or any liability specifically created under the Bank Act or any successor provision.

                                 LEGAL MATTERS

     The validity of the shares of CCBF Stock to be issued to Salem's shareholders in connection with the Merger will be passed upon for CCBF by Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., who serves as counsel to CCBF and CCB Bank with respect to the Merger. Robert A. Singer, a partner in such firm, beneficially owns, or has sole or shared voting control as a trustee or otherwise over, a total of 5,873 shares of CCBF Stock. Certain legal matters will be passed upon for Salem by Petree Stockton, L.L.P.

                                    EXPERTS

     The consolidated financial statements of CCBF as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     KPMG Peat Marwick LLP's report refers to the fact that on January 1, 1994, CCBF adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and on January 1, 1993, CCBF adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting for Income Taxes."

     The financial statements of Salem as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS

     Salem's Board of Directors does not intend to bring any matter before the Special Meeting other than as specifically set forth in this Prospectus/Proxy Statement and the accompanying Notice, and the Board knows of no other business that properly may be brought before the Special Meeting by any other person. However, should other matters properly be presented for action at the Special Meeting, the Proxies representing Salem shareholders at the Special Meeting, or their substitutes, will be authorized to vote shares of Salem Stock represented by those appointments of proxy according to their best judgment on such matters.

                           PROPOSALS OF SHAREHOLDERS

     If for any reason the Merger is not consummated, Salem's 1997 Annual Meeting of Shareholders likely would be held on or about June 15, 1997. In such event, any proposal (other than nominations for directors) of a shareholder intended to be presented at that meeting would have to have been received by Salem at its main office in Winston-Salem, North Carolina no later than February 1, 1997 to be considered timely received for inclusion in the proxy statement and appointment of proxy issued in connection with the meeting.

     The 1997 Annual Meeting of Shareholders of CCBF will be held on or about April 15, 1997. Any proposal (other than nominations for directors) of a CCBF shareholder intended to be presented at that meeting would have to have been received by CCBF at its main office in Durham, North Carolina no later than November 15, 1996 to be considered timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with the meeting.

                                                                      APPENDIX A

                        AMENDED AGREEMENT OF COMBINATION

                                  BY AND AMONG

                           CCB FINANCIAL CORPORATION,

                    CENTRAL CAROLINA BANK AND TRUST COMPANY

                                      AND

                                SALEM TRUST BANK

                          DATED AS OF JULY 1, 1996 AND
                        AMENDED AS OF SEPTEMBER 6, 1996

                               TABLE OF CONTENTS

                                   ARTICLE I

                                  DEFINITIONS

                                   ARTICLE II

                      THE MERGER AND RELATED TRANSACTIONS

                                                                                                                        PAGE
 2.1    Merger.......................................................................................................    A-9
 2.2    Directors of Surviving Bank..................................................................................   A-10
 2.3    Time and Place of Closing....................................................................................   A-10
 2.4    Effective Time...............................................................................................   A-10
 2.5    Subsequent Actions...........................................................................................   A-10

                                  ARTICLE III

                          MANNER OF CONVERTING SHARES

 3.1    Conversion of Shares.........................................................................................   A-10
 3.2    Conversion of Options........................................................................................   A-10
 3.3    Anti-Dilution Provisions.....................................................................................   A-10
 3.4    Shares Held by CCBF or Salem.................................................................................   A-10
 3.5    Fractional Share.............................................................................................   A-10
 3.6.   Transfers....................................................................................................   A-11
 3.7    Dissenting Shareholders......................................................................................   A-11

                                   ARTICLE IV

                               EXCHANGE OF SHARES

 4.1    Exchange Procedures..........................................................................................   A-12
 4.2    Voting and Dividends.........................................................................................   A-12

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SALEM

 5.1    Organization, Standing, and Authority........................................................................   A-12
 5.2    Capital Stock................................................................................................   A-13
 5.3    Authorization of Merger and Related Transactions.............................................................   A-13
 5.4    Financial Statements.........................................................................................   A-13
 5.5    Books and Corporate Records..................................................................................   A-14
 5.6    Absence of Undisclosed Liabilities...........................................................................   A-14
 5.7    Tax Matters..................................................................................................   A-14
 5.8    Allowance for Loan Losses....................................................................................   A-14
 5.9    Properties...................................................................................................   A-14
 5.10   Compliance with Laws.........................................................................................   A-14
 5.11   Employee Benefit Plans.......................................................................................   A-15
 5.12   Commitments and Contracts....................................................................................   A-16
 5.13   Material Contract Defaults...................................................................................   A-16
 5.14   Legal Proceedings............................................................................................   A-16
 5.15   Absence of Certain Changes or Events.........................................................................   A-16
 5.16   Reports......................................................................................................   A-16
 5.17   Insurance....................................................................................................   A-16
 5.18   Labor........................................................................................................   A-17
 5.19   Material Interests of Certain Persons........................................................................   A-17

                                                                                                                        PAGE
 5.20   Registration Obligations.....................................................................................   A-17
 5.21   Environmental Matters........................................................................................   A-17
 5.22   Accounting; Tax; Regulatory Matters..........................................................................   A-18
 5.23   Brokers and Finders..........................................................................................   A-18
 5.24   Statements True and Correct..................................................................................   A-18

                                   ARTICLE VI

              REPRESENTATIONS AND WARRANTIES OF CCBF AND CCB BANK

 6.1    Organization, Standing, and Authority........................................................................   A-18
 6.2    Capital Stock................................................................................................   A-18
 6.3    CCBF Subsidiaries............................................................................................   A-18
 6.4    Authorization of Merger and Related Transactions.............................................................   A-19
 6.5    Financial Statements.........................................................................................   A-19
 6.6    Books and Corporate Records..................................................................................   A-19
 6.7    Absence of Undisclosed Liabilities...........................................................................   A-20
 6.8    Tax Matters..................................................................................................   A-20
 6.9    Allowance for Loan Losses....................................................................................   A-20
 6.10   Compliance With Laws.........................................................................................   A-20
 6.11   Employee Benefit Plans.......................................................................................   A-20
 6.12   Material Contract Defaults...................................................................................   A-21
 6.13   Legal Proceedings............................................................................................   A-21
 6.14   Absence of Certain Changes or Events.........................................................................   A-21
 6.15   Reports......................................................................................................   A-22
 6.16   Insurance....................................................................................................   A-22
 6.17   Labor........................................................................................................   A-22
 6.18   Accounting; Tax; Regulatory Matters..........................................................................   A-22
 6.19   Brokers and Finders..........................................................................................   A-22
 6.20   Capital Stock Issued in Merger...............................................................................   A-22
 6.21   Statements True and Correct..................................................................................   A-22

                                  ARTICLE VII

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

 7.1    Conduct of Business Prior to the Effective Time..............................................................   A-22
 7.2    Forbearances.................................................................................................   A-22
 7.3    Access and Information; Confidentiality......................................................................   A-23
 7.4    Current Information..........................................................................................   A-24
 7.5    Registration Statement; Regulatory Matters...................................................................   A-24
 7.6    Directors' and Shareholders' Approvals.......................................................................   A-24
 7.7    Agreements of Affiliates.....................................................................................   A-25
 7.8    Delivery of Monthly Financial Statements.....................................................................   A-25
 7.9    Accounting Treatment; Tax-Free Reorganization................................................................   A-25
 7.10   Press Releases...............................................................................................   A-25
 7.11   Miscellaneous Agreements and Consents........................................................................   A-25

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

 8.1    Indemnification and Insurance................................................................................   A-26
 8.2    Employee Contracts and Employee Benefits.....................................................................   A-26
 8.3    Modification of Employee Benefits............................................................................   A-26
 8.4    Due Diligence Investigations.................................................................................   A-27

                                                                                                                        PAGE

                                   ARTICLE IX

                                   CONDITIONS

 9.1    Conditions to Each Party's Obligation to Effect the Merger...................................................   A-27
 9.2    Conditions to the Obligation of Salem........................................................................   A-28
 9.3    Conditions to the Obligations of CCBF and CCB Bank...........................................................   A-28
 9.4    Additional Conditions........................................................................................   A-29

                                   ARTICLE X

                                  TERMINATION

10.1    Termination..................................................................................................   A-29
10.2    Effect of Termination........................................................................................   A-30
10.3    Expenses.....................................................................................................   A-30
10.4    Wrongful Termination.........................................................................................   A-30
10.5    Termination Fee..............................................................................................   A-30

                                   ARTICLE XI

                               GENERAL PROVISIONS

11.1    Non-Survival of Representations, Warranties and Covenants Following the Effective Time.......................   A-30
11.2    Entire Agreement.............................................................................................   A-30
11.3    Amendments...................................................................................................   A-31
11.4    Waivers......................................................................................................   A-31
11.5    No Assignment................................................................................................   A-31
11.6    Notices......................................................................................................   A-31
11.7    Severability.................................................................................................   A-32
11.8    Governing Law................................................................................................   A-32
11.9    Counterparts.................................................................................................   A-32
11.10   Captions.....................................................................................................   A-32

APPENDIX A Plan of Merger

                        AMENDED AGREEMENT OF COMBINATION

     This AMENDED AGREEMENT OF COMBINATION (this "Agreement"), made and entered into as of July 1, 1996 and amended as of September 6, 1996, by and among CCB Financial Corporation, a North Carolina corporation ("CCBF"), Central Carolina Bank and Trust Company, a North Carolina commercial bank ("CCB Bank"), and Salem Trust Bank, a North Carolina commercial bank ("Salem").

                              W I T N E S S E T H:

     WHEREAS, CCBF is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"); and

     WHEREAS, at the Effective Time, Salem will merge with and into CCB Bank (the "Merger") with CCB Bank as the surviving bank (the "Surviving Bank"); and

     WHEREAS, the Boards of Directors of CCBF and CCB Bank and the Board of Directors of Salem resolved that the Merger and the other transactions described herein are in the best interests of the parties and their respective shareholders and adopted the initial Agreement and authorized the execution thereof; and

     WHEREAS, the Boards of Directors of CCBF and CCB Bank and the Board of Directors of Salem have approved the Agreement as hereby amended and authorized the execution hereof; and

     WHEREAS, the shareholder of CCB Bank and the shareholders of Salem shall consider and act upon resolutions to approve and adopt this Agreement and to authorize the execution and delivery of such other agreements and other documents as are necessary to consummate the Merger and such other transactions; and

     WHEREAS, CCBF, CCB Bank and Salem desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     "Action" shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local or foreign government, governmental, regulatory or administrative authority, agency or commission, or any court, or tribunal, or judicial or arbitral body.

     "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the 1934 Act.

     "Agreement" shall mean this Amended Agreement of Combination.

     "Allowance" shall have the meaning set forth in Section 5.8 of this Agreement.

     "Articles of Merger" shall have the meaning set forth in Section 2.6 of this Agreement.

     "Authorizations" shall have the meaning set forth in Section 5.1 of this Agreement.

     "Bank Act" shall mean Chapter 53 of the North Carolina General Statutes.

     "BHCA" shall have the meaning set forth in the preamble to this Agreement.

     "Carson Medlin" shall have the meaning set forth in Section 5.23 of this Agreement.

     "CCBF" shall have the meaning set forth in the preamble to this Agreement.

     "CCB Bank" shall have the meaning set forth in the preamble to this Agreement.

     "CCBF Common Stock" shall have the meaning set forth in Section 3.1 of this Agreement.

     "CCBF Financial Statements" shall mean (i) the audited consolidated balance sheets of CCBF as of December 31, 1995 and 1994 and the related audited consolidated statements of income, shareholders' equity and cash flows (including related notes, schedules, if any, and independent auditors' reports) for each of the years ended December 31, 1995, 1994 and 1993, as have been Previously Disclosed and (ii) CCBF's unaudited consolidated balance sheet (including related notes and schedules, if any) as of March 31, 1996 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the three-month period ended March 31, 1996 as have been Previously Disclosed and, with respect to interim quarterly periods ended subsequent to March 31, 1996 as will be provided to Salem prior to the Effective Time.

     "CCBF Rights" shall have the meaning set forth in Section 3.1 of this Agreement.

     "CCBF Rights Plan" shall have the meaning set forth in Section 3.1 of this Agreement.

     "CCBF Stock Price" shall mean the closing sales price of CCBF Common Stock on the NYSE on the trading day, or the average closing sales price of CCBF Common Stock on the NYSE over the number of consecutive trading days, specified in the context in which the defined term is used.

     "CCBF Subsidiaries" shall mean any or all of CCB Bank, Graham Savings Bank, Inc., SSB, and Central Carolina Bank -- Georgia, all of which are subsidiaries of CCBF, and CCB Investment and Insurance Service Corporation, Southland Associates, Inc., and CCBDE, Inc., all of which are subsidiaries of CCB Bank.

     "CERCLA" shall have the meaning set forth in Section 5.21(e) of this Agreement.

     "Closing" shall have the meaning set forth in Section 2.3 of this Agreement.

     "Closing Date" shall have the meaning set forth in Section 2.3 of this Agreement.

     "Commission" shall mean the North Carolina Banking Commission.

     "Commissioner" shall mean the North Carolina Commissioner of Banks.

     "Costs" shall have the meaning set forth in Section 10.3 of this Agreement.

     "Due Diligence Period" shall have the meaning set forth in Section 8.4 of this Agreement.

     "D&O Insurance" shall have the meaning set forth in Section 8.1(c) of this Agreement.

     "Effective Time" shall mean the time and date specified pursuant to Section
2.4 hereof as the effective time of the Merger.

     "Employee Benefit Plan" shall mean any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, (iv) Employee Welfare Benefit Plan or material fringe benefit plan or program, or (v) stock option, stock purchase, stock appreciation, stock or cash bonus, or similar plan or arrangement.

     "Employee Pension Benefit Plan" shall have the meaning set forth in ERISA
Section 3(2).

     "Employee Welfare Benefit Plan" shall have the meaning set forth in ERISA
Section 3(1).

     "Environmental Agency" shall have the meaning set forth in Section 5.21(f) of this Agreement.

     "Environmental Law" shall have the meaning set forth in Section 5.21(d) of this Agreement.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Agent" shall have the meaning set forth in Section 3.6 of this Agreement.

     "Exchange Ratio" shall have the meaning set forth in Section 3.1 of this Agreement.

     "FDIC" shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

     "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

     "Federal Reserve" shall mean the Federal Reserve Bank of Richmond acting under delegated authority from the Federal Reserve Board, or any successor thereto.

     "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System, or any successor thereto.

     "Fiduciary" shall have the meaning set forth in ERISA Section 3(21).

     "GAAP" shall mean generally accepted accounting principles in effect in the United States from time to time, as applied by the entity in respect of which the term is used consistently with its past practices.

     "Hazardous Materials" shall have the meaning set forth in Section 5.21(e) of this Agreement.

     "HSR Act" shall have the meaning set forth in Section 5.3(c).

     "IRS" shall mean the Internal Revenue Service.

     "Indemnifiable Losses" shall mean any and all Actions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement or compromise, Liabilities, expenses, fees (including attorneys' fees awarded to third parties), court costs, and reasonable attorneys', expert witnesses', consultants', and accountants' fees and expenses incurred by an Indemnified Party as a result or by reason of the Indemnifying Party's breach of its obligations under this Agreement or violation of law, except to the extent that such otherwise Indemnifiable Losses arise as a result or by reason of the Indemnified Party's breach of its obligations under this Agreement or its violation of law.

     "Indemnified Party" shall mean any Person entitled to indemnification under this Agreement.

     "Indemnifying Party" shall mean any Person required to provide indemnification under this Agreement.

     "Knowledge," when used in the phrase "to the knowledge" or a similar phrase, shall mean the knowledge of the senior executive officers (including, without limitation, the senior executive officers responsible for Tax matters) of CCBF or Salem, as applicable, after reasonable inquiry of the other executive officers and the directors of CCBF or Salem, as applicable, and, with respect to CCBF, the Persons responsible for the day-to-day operations of the CCBF Subsidiaries.

     "Liabilities" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured, including without limitation, those arising under Law and those arising under any contract, agreement, arrangement, commitment, undertaking or Action.

     "Law" shall mean any federal, state, local or foreign statute, law, ordinance, regulation, rule, code or order, including, without limitation, the Bank Act, the FDIA and the NCBCA.

     "Lien" shall mean any lien, claim, encumbrance, security interest, assessment, mortgage, deed of trust, equity or other similar or like charge.

     "Material Adverse Event" shall mean any event, matter, item, circumstance (other than as a result of changes (a) in banking or other financial institution Laws of general applicability or interpretations thereof by the courts or Regulatory Authorities, (b) in GAAP, or (c) Laws generally), Action or Liability that in and of itself, or when combined with all similar events, matters, item, circumstances, Actions or Liabilities reasonably could be expected to have, now or in the future, a material adverse effect on the business, financial condition, operations, results of operations or prospects of CCBF and the CCBF Subsidiaries, taken as a consolidated whole (unless otherwise indicated herein), or Salem, as the case may be, or which, with respect to either CCBF or Salem, would be reasonably likely to deprive the other of the material benefits reasonably anticipated by it to be derived from the consummation of the Merger.

     "Merger" shall have the meaning set forth in the preamble to this Agreement.

     "Multiemployer Plan" shall have the meaning set forth in ERISA Section
3(37).

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "NCBCA" shall mean the North Carolina Business Corporation Act.

     "NMS" shall mean the Nasdaq National Market of The Nasdaq Stock Market,
Inc.

     "NYSE" shall mean the New York Stock Exchange.

     "1933 Act" shall mean the Securities Act of 1933, as amended.

     "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Ordinary Course of Business" shall mean the ordinary course of business of the entity respecting which this term is used, conducted in the same manner as theretofore conducted during the two year period preceding the date of this Agreement and consistent with the entity's past policies, practices, and methods (including with respect to quantity and frequency) in effect during such two year period.

     "OMC" shall have the meaning set forth in Section 5.23 of this Agreement.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "PCBs" shall have the meaning set forth in Section 5.21(b) of this Agreement.

     "Person" shall mean an individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Plan of Merger" shall have the meaning set forth in Section 2.4 of this Agreement.

     "Previously Disclosed" shall mean, as to Salem, all information disclosed in a letter delivered by Salem to CCBF, and, as to CCBF, all information disclosed in a letter delivered by CCBF to Salem, in each case making such disclosure specifically referring to this Agreement and arranged in sections, subsection, and items corresponding to the Sections, subsections and items of this Agreement applicable thereto, which letters were delivered at or before 5:00 o'clock, p.m., on July 16, 1996. Information shall be deemed Previously Disclosed for the purpose of a given Section, subsection or item only to the extent a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.

     "Prohibited Transaction" shall have the meaning set forth in ERISA Section 406 and Tax Code Section 4975.

     "Proxy Statement" shall have the meaning set forth in Section 7.5 of this Agreement.

     "RCRA" shall have the meaning set forth in Section 5.21(e) of this Agreement.

     "Regulatory Agreement" shall have the meaning set forth in Section 5.10(b) of this Agreement.

     "Regulatory Approvals" shall have the meaning set forth in Section 2.4 of this Agreement.

     "Regulatory Authorities" shall have the meaning set forth in Section 5.10(b) of this Agreement.

     "Reportable Event" shall have the meaning set forth in ERISA Section 4043.

     "Rights" shall mean warrants, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), convertible securities and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein.

     "Salem" shall have the meaning set forth in the preamble to this Agreement.

     "Salem Benefit Plans" shall have the meaning set forth in Section 5.11(a) of this Agreement.

     "Salem Common Stock" shall have the meaning set forth in Section 3.1 of this Agreement.

     "Salem Dissenting Shareholders" shall have the meaning set forth in Section
3.7 of this Agreement.

     "Salem Financial Statements" shall mean (i) the audited balance sheets of Salem as of December 31, 1995 and 1994 and the related audited statements of income, stockholders' equity and cash flows (including related notes, schedules, if any, and independent auditors' reports) for each of the years ended December 31, 1995, 1994 and 1993, as have been Previously Disclosed, and (ii) Salem's unaudited consolidated balance sheet (including related notes and schedules, if any) as of March 31, 1996 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the three-month period ended March 31, 1996 as have been Previously Disclosed and, with respect to interim quarterly periods ended subsequent to March 31, 1996 as will be provided to CCBF prior to the Effective Time.

     "Salem Options Plans" shall mean Salem's 1996 Stock Option Plan, the 1986 Incentive Stock Option Plan, as amended in June of 1995, and all stock option plans and other plans providing for options to acquire Salem Common Stock adopted or assumed by Salem.

     "Salem Retirement Plan" shall mean Salem's 401(k) defined contribution retirement plan.

     "Salem Stock Options" shall mean all options outstanding as of May 7, 1996 under any Salem Options Plan.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC Document" shall mean any registration statement, document, report, notice or other filing filed by CCBF or Salem, as applicable, with the SEC or the FDIC pursuant to the 1933 Act or the 1934 Act.

     "Securities Laws" shall have the meaning set forth in Section 5.3(c) of this Agreement.

     "Shareholders' Meeting" shall have the meaning set forth in Section 7.6 of this Agreement.

     "Significant Contract" shall mean (a) any note, bond, mortgage or other instrument which evidences or secures indebtedness of such Person (other than a deposit) with a balance outstanding of $25,000 or more, which cannot be redeemed or prepaid at the option of such Person for an amount which, when added to the outstanding principal balance, would be less than $25,000, (b) any agreement, arrangement, commitment, contract or other instrument, except a lease of real or personal property, to which such Person is a party or by which they are bound, if (i) such agreement, arrangement, commitment, contract or instrument was not made in the Ordinary Course of Business by such Person, or (ii) the performance or nonperformance of such agreement, arrangement, commitment, contract or instrument could either (X) increase the Liabilities or decrease the assets of the Person, or (Y) decrease the income or increase the expenses of such Person, in each case by $25,000 or more over the remaining term of the obligation, exclusive of all optional renewal periods and extensions of the term; provided, however, that any such agreement, arrangement, commitment, contract or other instrument shall not be deemed to be a Significant Contract in the event such Person has the contractual right to terminate the agreement, arrangement, commitment, contract or other instrument in question on 30 days' notice or less, without incurring a penalty or premium in excess of $25,000. It is understood that Significant Contracts do not include loans or commitments to fund loans or to extend credit. When this defined term is used with respect to CCBF and its Subsidiaries, the dollar amount of $25,000 shall be deemed to be $750,000.

     "Significant Lease" shall mean (a) any lease of real or personal property, or any sublease of real property, by such Person, as lessee, pursuant to which such Person reasonably anticipates the payment of aggregate rent, Taxes, insurance, utilities (if applicable) and other charges in excess of $25,000 over the remaining term of the lease, exclusive of all optional renewal periods and optional extensions of the term (provided, however, that any such lease shall not be deemed a Significant Lease in the event that such Person has the contractual right to terminate the lease in question on 30 days' notice or less, without incurring a penalty or premium in excess of $25,000); or (b) any lease of real or personal property, or any sublease of real property, by such Person, as lessor, pursuant to which such Person reasonably anticipates the collection of aggregate rent in excess of $25,000 over the remaining term of the lease, exclusive of all optional renewal periods and extensions of the term (provided, however, that any such lease shall not be deemed a Significant Lease in the event that such Person has the contractual right to terminate the lease in question on 30 days' notice or less, without incurring a penalty or premium in excess of $25,000). When this defined term is used with respect to CCBF and its Subsidiaries, the dollar amount of $25,000 shall be deemed to be $750,000.

     "Surviving Bank" shall have the meaning set forth in the preamble to this Agreement.

     "Tax" or "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, withholding, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Tax Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or taxes of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Other terms used herein are defined elsewhere in this Agreement.

                                   ARTICLE II

                      THE MERGER AND RELATED TRANSACTIONS

     2.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time Salem shall be merged with and into CCB Bank in accordance with the provisions of the Bank Act and Article 11 of the NCBCA and with the effect provided in Section 53-13 of the Bank Act and Section 55-11-06 of the NCBCA. The separate corporate existence of Salem shall thereupon cease, and CCB Bank shall be the Surviving Bank.

     2.2 DIRECTORS OF SURVIVING BANK. At the Effective Time, the members of the Board of Directors of CCB Bank shall continue in office as the directors of CCB Bank.

     2.3 TIME AND PLACE OF CLOSING. The closing of the Merger, and the other transactions contemplated hereby (the "Closing") will take place at the principal offices of CCBF in Durham, North Carolina at 11:00 o'clock, a.m., on the date that the Effective Time occurs, or at such other prior time, and at such place, as may be mutually agreed upon by CCBF and Salem (the "Closing Date").

     2.4 EFFECTIVE TIME. The Merger shall become effective on the date and at the time (the "Effective Time") on which Articles of Merger containing a Plan of Merger in substantially the form of Appendix A hereto (the "Plan of Merger") and the other provisions required by, and executed in accordance with, Section 53-12 of the Bank Act and Section 55-11-05 of the NCBCA (the "Articles of Merger") shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later date and time as may be specified in the Articles of Merger). Unless otherwise mutually agreed upon by CCBF and Salem, subject to the terms and conditions hereof, the Effective Time shall occur on the first business day following the last to occur of (i) the date that is 30 days after the date of the later to occur of the order of the FDIC approving the Merger pursuant to the FDIA, (ii) the effective date of the last required order, approval, or exemption of the FDIC, the Commission, the Commissioner, or any other federal or state regulatory agency approving or exempting the Merger (the "Regulatory Approvals"), (iii) the expiration of all required waiting periods after the filing of notices with, or the receipt of Regulatory Approvals from, all federal or state regulatory agencies required for consummation of the Merger, and (iv) the later of the dates on which the shareholder of CCB Bank and the shareholders of Salem approve this Agreement and the transactions contemplated hereby, to the extent such approvals are required under the Bank Act, the NCBCA, other North Carolina Laws or the rules, regulations or bylaws of the NASD or the NYSE.

     2.5 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, CCBF shall consider or be advised that any corporate or regulatory filings, regulatory approvals, deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record, or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of either CCB Bank or Salem acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Bank shall be authorized to execute and deliver, and file, if required in the name and on behalf of each of CCB Bank and Salem or otherwise, all such corporate or regulatory filings, deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of CCB Bank and Salem or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Bank, or otherwise to carry out this Agreement.

                                  ARTICLE III

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each of the shares of common stock, $2.50 par value per share, of Salem (the "Salem Common Stock") issued and outstanding immediately prior to the Effective Time (excluding shares held by CCBF, Salem, any CCBF Subsidiary or any Salem Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by Salem Dissenting Shareholders) shall be converted into and become the right to receive .41 of a share of the common stock, $5.00 par value per share, of CCBF (the "CCBF Common Stock") and the right to receive .41 of a preferred share purchase right (a "CCBF Rights") as described in CCBF's Shareholder Rights Plan, adopted February 26, 1990 (the "CCBF Rights Plan") (the "Exchange Ratio"). Each of the shares of CCBF Common Stock (and the attached CCBF Rights) and any shares of any CCBF Subsidiary outstanding immediately prior to the Effective Time shall continue to be issued and outstanding, and shall not be converted, exchanged or altered in any manner as a result of the Merger.

     3.2. CONVERSION OF OPTIONS. At the Effective Time, all Rights with respect to Salem Stock Options granted under Salem Options Plans, whether or not then exercisable, shall be converted into and become Rights with respect to CCBF Common Stock, and CCBF shall assume all obligations of Salem with respect to each Salem Stock Option, in accordance with the terms of the respective Salem Options Plan under which it was issued and the stock option agreement by which it may be evidenced. From and after the Effective Time, (i) each Salem Stock Option shall be assumed by CCBF in accordance with the foregoing, except that each such Salem Stock Option may be exercised solely for shares of CCBF Common Stock (which shall have attached thereto CCBF Rights), (ii) the number of shares of CCBF Common Stock (with attached CCBF Rights) subject to each Salem Stock Option shall be equal to the number of shares of Salem Common Stock subject to such Salem Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the number of shares of CCBF Common Stock (with attached CCBF Rights) subject to each Salem Stock Option and the per share exercise price shall be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction declared or effected by CCBF subsequent to the Effective Time. It is intended that the foregoing adjustments and assumption shall be undertaken in a manner that will constitute a "modification" within the meaning of, and that is otherwise consistent with, Tax Code Section 424(a) as to any stock option which is an "incentive stock option" (as defined in Section 422 of the Tax Code).

     3.3 ANTI-DILUTION PROVISIONS. Except for the issuance of Salem Common Stock pursuant to the exercise of Salem Stock Options, in the event that Salem changes the number of shares of Salem Common Stock issued and outstanding between the date hereof and the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.4 SHARES HELD BY CCBF OR SALEM. Each of the shares of Salem Common Stock held by CCBF or any CCBF Subsidiary or Salem, other than shares held by CCBF or any CCBF Subsidiary or Salem in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Salem Common Stock converted pursuant to the Merger or of Salem Stock Options, who would otherwise have been entitled to receive a fraction of a share of CCBF Common Stock and an attached CCBF Right (after taking into account the aggregate of all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of the CCBF Common Stock multiplied by the market value of one share of CCBF Common Stock at the Effective Time, in the case of shares of Salem Common Stock converted pursuant to the Merger, or as of the date of exercise, in the case of Salem Stock Options. The market value of one share of CCBF Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the CCBF Stock Price on the last trading day preceding the Effective Time or the date of exercise, as the case may be. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

     3.6 TRANSFERS. At the Effective Time, the stock transfer books of Salem shall be closed as to holders of Salem Common Stock immediately prior to the Effective Time and no transfer of Salem Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Article IV of this Agreement to the Registrar and Transfer Company, acting as the exchange agent for CCBF Common Stock (the "Exchange Agent"), such certificates shall be canceled and exchanged for certificates representing the number of whole shares of CCBF Common Stock, and a check representing the amount of cash for fractional shares, if any, into which the Salem Common Stock represented thereby was converted in the Merger. Any other provision of this Agreement notwithstanding, none of CCBF, Salem, the Exchange Agent or any Affiliate of the foregoing shall be liable to a holder of Salem Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

     3.7 DISSENTING SHAREHOLDERS. Notwithstanding any other provision of this Agreement, shares of Salem Common Stock held by holders who did not vote in favor of the Merger and who otherwise perfect dissenters' rights under Section 55-13-01 ET SEQ. of the NCBCA ("Salem Dissenting Shareholders") shall not be converted into or become shares of CCBF Common Stock, but such shares of Salem Common Stock shall represent only the right to receive the "fair value" of such shares as provided in the NCBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such shares of Salem Common Stock shall thereupon be deemed to have been converted and become shares of CCBF Common Stock in accordance with the Exchange Ratio as of the Effective Time without any interest thereon. Salem shall give CCBF prompt notice of any purported exercise of dissenters' rights and CCBF shall have the right to direct in all negotiations and proceedings with respect to any such demands. Salem shall not, except with the prior written consent of CCBF, voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for payment.

                                   ARTICLE IV

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, CCBF shall cause the Exchange Agent to mail appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Salem Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to the former shareholders of Salem. After the Effective Time, each holder of shares of Salem Common Stock issued and outstanding at the Effective Time (other than shares to be canceled pursuant to Sections 3.4 or 3.7 of this Agreement) shall surrender the certificate or certificates theretofore representing such shares, together with such transmittal materials properly executed, to the Exchange Agent and promptly upon surrender shall receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all declared but unpaid dividends in respect of such shares. The certificate or certificates of Salem Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. To the extent provided by Section 3.5 of this Agreement, each holder of shares of Salem Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional shares of CCBF Common Stock of which such holder would otherwise be entitled. CCBF shall not be obligated to deliver the consideration to which any former holder of Salem Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Salem Common Stock for exchange as provided in this Article IV. In addition, certificates surrendered for exchange by any person constituting an "affiliate" of Salem for purposes of Rule 145(c) under the 1933 Act shall not be exchanged for certificates representing whole shares of CCBF Common Stock until CCBF has received a written agreement from such person as provided in Section 7.7. In the event any certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to ownership of such certificate by the person claiming such certificate to be lost, stolen or destroyed and the receipt by the Exchange Agent of appropriate and customary indemnification, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate shares of CCBF Common Stock (with attached CCBF Rights) and a check representing cash in lieu of fractional shares and/or declared but unpaid dividends deliverable in respect thereof. Each certificate surrendered as provided herein shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered, shall provide funds for their purchase or for any transfer or other Taxes required by reason of the delivery of such certificate or check or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

     4.2 VOTING AND DIVIDENDS. Former shareholders of record of Salem shall be entitled to vote after the Effective Time, at any meeting of shareholders of CCBF, the number of whole shares of CCBF Common Stock into which their respective shares of Salem Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Salem Common Stock for certificates representing CCBF Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Salem Common Stock (other than shares to be canceled pursuant to Section 3.4 or 3.7 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive shares of CCBF Common Stock (with attached CCBF Rights), and cash in lieu of fractional shares as set forth in this Agreement. Whenever a dividend or other distribution is declared by CCBF on the CCBF Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning on the 91st day after the date on which the Effective Time shall occur, no dividend or other distribution payable to the holders of record of CCBF Common Stock at or as of any time after the Effective Time shall be paid to the holder of any certificate representing shares of Salem Common Stock issued and outstanding at the Effective Time until such holder physically surrenders such certificate for exchange as provided in Section 4.1 of this Agreement, promptly after which time all such dividends or distributions shall be paid (without interest).

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SALEM

     Salem represents and warrants to CCBF and CCB Bank as follows:

     5.1 ORGANIZATION, STANDING, AND AUTHORITY. Salem is a commercial bank duly organized, validly existing and in good standing under the Laws of the State of North Carolina, and is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where both its ownership or leasing of property or the conduct of its business requires it to be so qualified and the failure to do so would constitute a Material Adverse Event. Salem has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute, deliver and perform its obligations under this Agreement. Except as Previously Disclosed, Salem has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses (collectively, "Authorizations") necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

     5.2 CAPITAL STOCK.

     (a) The authorized capital stock of Salem consists of 5,000,000 shares of Salem Common Stock, of which 1,841,232 shares were issued and outstanding on May 31, 1996. All of the issued and outstanding shares of Salem Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable, except as otherwise provided in Section 53-42 of the Bank Act. None of the outstanding shares of Salem Common Stock has been issued in violation of any preemptive Rights. Except as contemplated by this Agreement and except for the Salem Stock Options, there are no other shares of capital stock or other equity securities of Salem outstanding and no Rights relating to the capital stock of Salem. There are outstanding Salem Stock Options to acquire 126,622 shares of Salem Common Stock.

     (b) The Salem Common Stock is not subject to any restrictions as to transfer thereof (exclusive of restrictions respecting shares of Salem Common Stock held by its directors, officers or other "affiliates" imposed in accordance with the Securities Laws). To the Knowledge of Salem and except as Previously Disclosed, as of the date hereof, no Person is a beneficial owner of, or has a Right to own beneficially, five percent (5%) or more of the Salem Common Stock. For purposes of this Section 5.2, the term "beneficial owner" shall have the meaning provided in Rule 13d-3 of the rules and regulations of the SEC as in effect on the date hereof, except that the terms shall not include ownership of any of the Salem Common Stock held by Salem as trustee or in some other fiduciary or custodial capacity.

     5.3. AUTHORIZATION OF MERGER AND RELATED TRANSACTIONS.

     (a) The execution and delivery of this Agreement by Salem and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Salem, subject to the approval of its shareholders to the extent required by applicable Law. This Agreement, subject to requisite shareholder approvals and Regulatory Approvals, represents a valid and legally binding obligation of Salem enforceable against Salem in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement by Salem, nor the consummation by Salem of the transactions contemplated hereby, nor compliance by Salem with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the respective Articles of Incorporation or Bylaws of Salem, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon, any property or assets of Salem or pursuant to any Significant Contract or Significant Lease, or (iii) subject to receipt of all requisite shareholder approvals and Regulatory Approvals, violate any Law applicable to Salem or any of its properties or assets.

     (c) Other than (i) in connection or compliance with the provisions of applicable state securities Laws, the 1933 Act, the 1934 Act, and the rules and regulations of the SEC, and the FDIC and any state securities or "Blue Sky" administrators promulgated thereunder (collectively, the "Securities Laws"),
(ii) consents, authorizations, approvals or exemptions required from the Federal Reserve Board, the Federal Reserve, the FDIC, the Commission, or the Commissioner, and (iii) notices to or filings with the IRS or the PBGC with respect to any employee benefit plans, or under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no notice to, filing with, authorization of, exemption by, or consent or approval of any public body or authority is necessary for the consummation by Salem of the Merger and the other transactions contemplated in this Agreement.

     5.4 FINANCIAL STATEMENTS. Salem (i) has delivered (or will deliver, when issued) to CCBF copies of the Salem Financial Statements. The Salem Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or will be in accordance with the books and records of Salem, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, (ii) present or will present fairly in all material respects the financial position and the results of operations, changes in stockholders' equity and cash flows of Salem as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of interim financial statements to normal recurring year-end adjustments, and (iii) with respect to the Salem Financial Statements as of and for the years ended December 31, 1995, December 31, 1994 and December 31, 1993, have been audited by independent certified public accountants.

     5.5 BOOKS AND CORPORATE RECORDS.

     (a) Except as Previously Disclosed, the books of account of Salem have been maintained in substantial compliance with all applicable legal and accounting requirements and in such manner as to reflect accurately its items of income and expense and all of its assets, Liabilities and stockholders' equity. To the Knowledge of Salem, Salem has filed all material reports and returns, including Tax Returns, required by any Law to be filed and has duly paid or accrued on its books of account all Taxes and charges due pursuant to such reports and returns, or assessed against it, including, without limitation, all such reports, statements and assessments which Salem is required to have filed or paid pursuant to all Laws, none of which reports, returns, statements or assessments has been the subject of any material objection by the Regulatory Authority with which filed.

     (b) The minute books of Salem accurately reflect in all material respects the corporate actions which its shareholders and Board of Directors, and all committees thereof, have taken during the time periods covered by such minute books. Such minute books have been or will be made available to CCBF and its representatives.

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed or set forth in the Salem Financial Statements, since December 31, 1992, Salem has not incurred or paid any Liability which could constitute a Material Adverse Event.

     5.7 TAX MATTERS.

     (a) Except as Previously Disclosed, all Tax Returns required to be filed by or on behalf of Salem have been timely filed, or requests for extensions have been timely filed and granted and have not expired, for periods ending on or before December 31, 1995, and all such Tax Returns filed are complete and accurate in all material respects. Except as Previously Disclosed, all Taxes due under such Tax Returns have been paid. Except as Previously Disclosed, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any material amount of Taxes. All Taxes due from Salem with respect to completed and settled examinations or concluded Tax litigation have been paid.

     (b) Except as Previously Disclosed, Salem has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) In the opinion of Salem's management, adequate provision for any Taxes due or to become due from Salem for any period or periods through and including March 31, 1996, has been made and is reflected on the March 31, 1996 financial statements of Salem included in the Salem Financial Statements.

     (d) Deferred Taxes of Salem have been provided for in the Salem Financial Statements in accordance with GAAP, subject in the case of interim financial statements to normal recurring year-end adjustments.

     5.8 ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses (the "Allowance") shown on the statements of financial condition of Salem as of March 31, 1996 included in the Salem Financial Statements was, and the Allowance shown on the statements of financial condition of Salem as of dates subsequent to the execution of this Agreement included in the Salem Financial Statements will be, in each case as of the dates thereof, in the opinion of management of Salem, adequate to provide for losses relating to or inherent in the loan portfolios of Salem.

     5.9 PROPERTIES. Except as Previously Disclosed, Salem has good and marketable title to all its material properties and assets, whether tangible or intangible, real, personal or mixed, including, but not limited to, all material properties and assets reflected in the balance sheet of Salem as of March 31, 1996 included in the Salem Financial Statements or reflected in the notes thereto, and all properties and assets purchased by Salem since such date, except for such properties and assets which have been sold or otherwise disposed of in the Ordinary Course of Business, are in each case free and clear of all Liens, except for (a) Liens Previously Disclosed, (b) zoning ordinances, easements of record, permits and other restrictions or limitations on the use of real property which do not materially detract from the value of, or impair the use of, such property by Salem in the operation of its business, (c) Liens for current Taxes on property not yet due, and (d) Liens which do not materially affect the operation of the business of Salem. Salem has Previously Disclosed all material properties and assets which have been purchased or disposed of by Salem since March 31, 1996. Salem has Previously Disclosed all business locations of Salem, including whether such locations are owned or leased and a statement of when such locations were first occupied by Salem.

     5.10 COMPLIANCE WITH LAWS.

     (a) To the Knowledge of Salem and except as Previously Disclosed, Salem is in compliance in all material respects with all Laws and licensing requirements applicable to its business or to its employees conducting its business, with any Regulatory Agreements and with its internal policies and procedures.

     (b) Except as Previously Disclosed, Salem has not received any notification or communication from, or consented to or entered into any memorandum, agreement or order with, any agency or department of any federal, state or local government, including the Federal Reserve Board, the Federal Reserve, the FDIC, the SEC, the Commission or the Commissioner, or the staffs thereof (collectively, the "Regulatory Authorities"), (i) asserting that Salem is not in substantial compliance with any of the Laws which such Regulatory Authority has promulgated or enforces, or the internal policies and procedures of such company, (ii) threatening to revoke any Authorization, (iii) requiring or threatening to require Salem, or indicating that Salem may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of Salem, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of Salem, including, without limitation, any restriction on the payment of dividends (any such notification, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement"). True and correct copies of all Regulatory Agreements, if any, have been or will be delivered to CCBF by Salem.

     5.11 EMPLOYEE BENEFIT PLANS.

     (a) Salem has Previously Disclosed to CCBF, and will deliver to CCBF true and complete copies of, the Salem Options Plans, the Salem Retirement Plan, and all material pension, retirement, profit-sharing, long term incentive compensation, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material written employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical (including post-retirement medical), vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all Employee Benefit Plans, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Salem or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "Salem Benefit Plans"). Any of the Salem Benefit Plans which is an Employee Pension Benefit Plan is referred to herein as an "Salem ERISA Plan."

     (b) Each such Salem Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable material requirements of ERISA and the Tax Code.

     (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Salem Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Tax Code Section 4980B have been met with respect to each such Salem Benefit Plan which is an Employee Welfare Benefit Plan and which is subject to such requirements.

     (d) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Salem Benefit Plan which is an Salem ERISA Plan and all contributions for any period ending at or before the Effective Time which are not yet due have been paid to each such Salem ERISA Plan or accrued by Salem in the Ordinary Course of Business. All premiums or other payments for all periods ending on or before the Effective Time have been paid with respect to each such Salem Benefit Plan which is an Employee Welfare Benefit Plan.

     (e) Each such Salem Benefit Plan which is a Salem ERISA Plan and which is intended to be a "qualified plan" meets the requirements of a "qualified plan" under Tax Code Section 401(a) and, except as Previously Disclosed, has received, since December 31, 1989, a favorable determination letter from the IRS.

     (f) With respect to each Salem Benefit Plan that Salem maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

          (i) No such Salem Benefit Plan which is a Salem ERISA Plan has been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Salem ERISA Plan has been instituted or, to the Knowledge of Salem, threatened.

          (ii) There have been no Prohibited Transactions with respect to any such Salem Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Salem Benefit Plan. No Action with respect to the administration or the investment of the assets of any such Salem Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Salem, threatened.

     (g) Salem does not contribute to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

     (h) Except as Previously Disclosed, Salem does not maintain any defined benefit plans. Salem has not incurred, and to the Knowledge of Salem, Salem has no reason to expect that it will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Tax Code with respect to any such Salem Benefit Plan which is a Salem ERISA Plan and that is maintained or ever has been maintained by Salem.

     5.12 COMMITMENTS AND CONTRACTS. Except as Previously Disclosed, Salem is not a party or subject to any of the following (whether written or oral, express or implied):

     (a) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay Liabilities or fringe benefits) with any present or former officer, director, employee, including in any such Person's capacity as a consultant;

     (b) any labor contract or agreement with any labor union;

     (c) any contract, agreement or arrangement which limits the ability of Salem to compete in any line of business or which involves any restriction of the geographic area in which Salem may carry on its business (other than as may be required by law or applicable Regulatory Authorities), or which would restrict in any way the ability of the Surviving Bank to so compete; or

     (d) any Significant Contract or Significant Lease.

     5.13 MATERIAL CONTRACT DEFAULTS. Salem is not and has not received any notice or has any Knowledge that any other party is, in default in any respect under any Significant Contract or Significant Lease to which Salem is a party or by which Salem or the assets, business or operations thereof may be bound or affected or under which it or its assets, business or operations receives benefits, except for those defaults which would not constitute, individually or in the aggregate, a Material Adverse Event and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     5.14 LEGAL PROCEEDINGS. Except as Previously Disclosed, there are no Actions instituted or pending or, to the Knowledge of Salem, threatened against Salem, or against any property, asset, interest or right of Salem, that if decided adversely to Salem, individually or in the aggregate, could constitute a Material Adverse Event or that might reasonably be expected to threaten or significantly impede the consummation of the transactions contemplated by this Agreement. Salem is not subject to any judgment, order, writ, injunction, decree or ruling, that, individually or in the aggregate, could constitute a Material Adverse Event or that might reasonably be expected to threaten or significantly impede the consummation of the transactions contemplated by this Agreement.

     5.15 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1992, except as Previously Disclosed, Salem has not (A) failed to operate in the Ordinary Course of Business, (B) suffered any change that could constitute a Material Adverse Event, (C) incurred any material Liabilities or engaged in any material transaction or entered into any material agreement outside of the Ordinary Course of Business, (D) increased the salaries, compensation or general benefits payable to its employees other than in the Ordinary Course of Business, (E) suffered any loss, destruction or damage to any of its properties or assets that could constitute a Material Adverse Event, or (F) made a material acquisition or disposition of any assets or entered into any Significant Contract or Significant Lease other than in the Ordinary Course of Business.

     5.16 REPORTS. Since December 31, 1992, Salem has filed all reports and statements, together with all amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. A copy of each such report or document has been delivered or will be made available to CCBF. As of their respective dates, each such report or document complied in all material respects with all of the Laws enforced or promulgated by the respective Regulatory Authority and no such report contained any information that was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements therein not misleading.

     5.17 INSURANCE. Salem is presently insured, and during each of the past five (5) calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Salem provide adequate coverage against loss, and the fidelity bonds in effect as to which Salem is a named insured are sufficient for their purpose.

     5.18 LABOR. No work stoppage involving Salem is pending or, to the Knowledge of Salem, threatened. Salem is not involved in, or, to the Knowledge of Salem, threatened with or affected by, any labor dispute or labor Action, that could constitute a Material Adverse Event. Salem has, to the Knowledge of Salem, complied in all material respects with all Laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, and no person has, to the Knowledge of Salem, asserted that Salem has Liabilities for any arrears or wages or any Taxes or penalties for failure to comply with any of the foregoing. Except as Previously Disclosed, there is no material Action by any Person pending or, to the Knowledge of Salem, threatened, against Salem (or any of the employees thereof), involving employment discrimination, sexual harassment, wrongful discharge or similar claims. Employees of Salem are not represented by any labor union, and, to the Knowledge of Salem, no labor union is attempting to organize employees of Salem.

     5.19 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as Previously Disclosed, no officer or director of Salem, or any "associate" (as such term is defined in Rule 14a-1 under the 1934 Act) of any such officer or director, has any material interest in any Significant Contract or Significant Lease or any property (real or personal), tangible or intangible, used in or pertaining to the business of Salem.

     5.20 REGISTRATION OBLIGATION. Except as Previously Disclosed, Salem is not under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities or Rights relating thereto under the 1933 Act.

     5.21 ENVIRONMENTAL MATTERS.

     (a) Except as Previously Disclosed, neither Salem nor any properties owned or operated by Salem has been or is in violation of or liable under any Environmental Law. There are no Actions or notices (including, without limitation, notices, demand letter or requests for information from any Environmental Agency) instituted, pending or threatened relating to any Liability respecting any properties owned or operated by Salem under any Environmental Law.

     (b) Except as Previously Disclosed, (i) no Hazardous Materials have been generated, treated, stored or disposed of at, or transported to or from, any properties owned or operated by Salem at any time, except in compliance with the Environmental Laws, (ii) no friable asbestos containing material is in use, or is or has been stored or disposed of on or upon any properties owned or operated by Salem, (iii) no polychlorinated biphenyls ("PCBs") are located on or in any properties owned or operated by Salem in any form or device, including, without limitation, in the form of electrical transformers, fluorescent light fixtures with ballasts, or cooling oils, except in compliance with the Environmental Laws, and (iv) no underground storage tanks are located on any properties owned or operated by Salem or were located on any properties owned or operated by Salem and subsequently removed or filled except in compliance with all Environmental Laws.

     (c) The representations in Sections 5.21(a) and (b) shall also apply to any properties in which Salem has a security interest; provided, however, that such representations and warranties are to the Knowledge of Salem.

     (d) "Environmental Law" means any Law, license, permit, authorization, approval, consent, judgment, decree, injunction or agreement with any Environmental Agency relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

     (e) "Hazardous Materials" means solid waste (as that term is defined under the Resource Conservation and Recovery Act, 42 U.S.C.A. (section mark)6901 ET SEQ. ("RCRA"), and the regulations adopted pursuant to RCRA), hazardous waste (as that term is defined under RCRA, and the regulations adopted pursuant to RCRA), hazardous substances (as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A.
(section mark)9601 ET SEQ. ("CERCLA"), and the regulations adopted pursuant to CERCLA), and other pollutants, including, without limitation, any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkalis or chemicals.

     (f) "Environmental Agency" means the United States Environmental Protection Agency, the North Carolina Department of Environment, Health and Natural Resources or any other federal, state or local agency responsible for regulating or enforcing Laws, relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plan and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

     5.22 ACCOUNTING; TAX; REGULATORY MATTERS. To its Knowledge, Salem has not taken or agreed to take any action nor does Salem have any Knowledge of any fact or circumstance that would (i) prevent (or, together with other events, would be reasonably likely to prevent) the Merger from qualifying, (A) if CCBF elects pooling-of-interests accounting treatment for the Merger, for pooling-of-interests accounting treatment or (B) as a Tax-free reorganization within the meaning of Tax Code Section 368, or (ii) significantly impede or delay receipt of any Regulatory Approval.

     5.23 BROKERS AND FINDERS. Except for Orr Management Company ("OMC") and The Carson Medlin Company ("Carson Medlin"), neither Salem nor any of its respective officers, directors or employees has employed any broker or finder or incurred any Liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for Salem in connection with this Agreement or the transactions contemplated hereby.

     5.24 STATEMENTS TRUE AND CORRECT. The representations and warranties of Salem in this Agreement and the information which is deemed to be Previously Disclosed by Salem for the purpose of this Agreement are true and accurate in all material respects.

                                   ARTICLE VI

              REPRESENTATIONS AND WARRANTIES OF CCBF AND CCB BANK

     CCBF and CCB Bank jointly and severally represent and warrant to Salem as follows:

     6.1 ORGANIZATION, STANDING AND AUTHORITY. CCBF is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina, and is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where both its ownership or leasing of property or the conduct of its business requires it to be so qualified and the failure to do so would constitute a Material Adverse Event. CCBF has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute, deliver and perform its obligations under this Agreement. CCBF is duly registered as a bank holding company under the BHCA. Except as Previously Disclosed, CCBF has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

     6.2 CAPITAL STOCK.

     (a) The authorized capital stock of CCBF consists of (i) 50,000,000 shares of CCBF Common Stock, of which 15,069,324 shares were issued and outstanding as of May 31, 1996, and (ii) 5,000,000 shares of serial preferred stock, none of which were issued and outstanding on such date. All of the issued and outstanding shares of CCBF Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of CCBF Common Stock has been issued in violation of any preemptive Rights. Except as Previously Disclosed or set forth herein, there are no other shares of capital stock or other equity securities of CCBF outstanding or Rights relating to the capital stock of CCBF.

     (b) The CCBF Common Stock is duly registered under the 1934 Act. The CCBF Common Stock is not subject to any restrictions as to the transfer thereof (exclusive of restrictions respecting CCBF Common Stock held by its directors, officers or other Affiliates in accordance with the Securities Laws). To the Knowledge of CCBF and except as Previously Disclosed, as of the date hereof, no Person is a beneficial owner of, or has a Right to own beneficially, five percent (5%) or more of the CCBF Common Stock. For purposes of this Section 6.2, the term "beneficial owner"shall have the meaning provided in Rule 13d-3 of the rules and regulations of the SEC as in effect on the date hereof except that the term shall not include ownership of any of the CCBF Common Stock held by CCBF or any CCBF Subsidiary as trustee or in some other fiduciary or custodial capacity.

     6.3. CCBF SUBSIDIARIES.

     (a) Each of CCBF's Subsidiaries (i) is duly organized, validly existing and in good standing under the Laws of the state of its incorporation, (ii) is duly qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where both its ownership or leasing of property or the conduct of its business requires it to be so qualified and the failure to do so would constitute a Material Adverse Event, and (iii) has all requisite corporate power and authority to, and, except as Previously Disclosed, has in effect all Authorizations necessary for it to, carry on its business as now conducted and to own, lease and operate its assets, properties and business. Other than the CCBF Subsidiaries, CCBF neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person.

     (b) CCBF is the direct, record and beneficial owner of 100% of the outstanding shares of the capital stock of each of the CCBF Subsidiaries which are its direct subsidiaries, and CCB Bank is the direct, record and beneficial owner of 100% of the outstanding shares of capital stock of each of the CCBF Subsidiaries which are its direct subsidiaries. All of the shares of capital stock of each of the CCBF Subsidiaries are fully paid and nonassessable (except, with respect to CCB Bank, as otherwise provided under Section 53-42 of the Bank
Act) and are owned by CCBF or CCB Bank free and clear of any Lien. No equity securities of any CCBF Subsidiary are or may become required to be issued (other than to CCBF or CCB Bank) under any Rights.

     6.4 AUTHORIZATION OF MERGER AND RELATED TRANSACTIONS.

     (a) The execution and delivery of this Agreement by CCBF and CCB Bank and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CCBF and CCB Bank, subject to (a) ratification by the Boards of Directors of CCBF and CCB Bank of the actions of their respective Executive Committees in adopting this Agreement, and (b) the approval of the shareholder of CCB Bank to the extent required by applicable Law. This Agreement, subject to requisite director and shareholder approvals and Regulatory Approvals, represents a valid and legally binding obligation of CCBF and CCB Bank, enforceable against CCBF and CCB Bank in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement by CCBF or CCB Bank, nor the consummation by CCBF or CCB Bank of the transactions contemplated hereby to which they are a party, nor compliance by CCBF with any of the provisions hereof will (i) conflict with or result in a breach of any provision of CCBF's Amended and Restated Articles of Incorporation or Bylaws or CCB Bank's Articles of Incorporation or Bylaws, or (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon, any property or assets of any of CCBF or any CCBF Subsidiary or pursuant to any Significant Contract or Significant Lease, or (iii) subject to receipt of all requisite shareholder approvals and Regulatory Approvals, violate any Law applicable to CCBF or any CCBF Subsidiary or any of their properties or assets.

     (c) Other than (i) in connection or compliance with the provisions of applicable Securities Laws and the rules and regulations of the NASD or the NYSE, as applicable, (ii) consents, authorizations, approvals or exemptions required from the Federal Reserve Board, the Federal Reserve, the FDIC, the Commission or the Commissioner and (iii) notices to or filings with the IRS or the PBGC with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, authorization of, exemption by, or consent or approval of any public body or authority is necessary for the consummation by CCBF and CCB Bank of the Merger, and the other transactions contemplated in this Agreement.

     6.5 FINANCIAL STATEMENTS. CCBF (i) has delivered (or will deliver, when issued) the CCBF Financial Statements to Salem. Except as Previously Disclosed, the CCBF Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or will be in accordance with the books and records of CCBF and the CCBF Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, (ii) present or will present fairly in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of CCBF and the CCBF Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of interim financial statements to normal recurring year-end adjustments, and (iii) with respect to the CCBF Financial Statements as of and for the years ended December 31, 1995, December 31, 1994 and December 31, 1993, have been audited by independent certified public accountants.

     6.6 BOOKS AND RECORDS.

     (a) The books of account of CCBF and the CCBF Subsidiaries have been maintained in substantial compliance with all applicable legal and accounting requirements and in such manner as to reflect accurately their respective items of income and expense and all of their respective assets, Liabilities and shareholders' equity. To the Knowledge of CCBF, CCBF and the CCBF Subsidiaries have filed all material reports and returns, including Tax Returns, required by any Law to be filed and have duly paid or accrued on their books of account all Taxes and charges due pursuant to such reports and returns, or assessed against them, including, without limitation, all such reports, statements and assessments which CCBF or any CCBF Subsidiary is required to have filed or paid pursuant to all holding company, state commercial bank and state savings bank Laws, none of which reports, returns, statements or assessments has been the subject of any material objection by the the NASD, the NYSE, or any Regulatory Authority with which filed.

     (b) The minute books of CCBF and CCB Bank accurately reflect in all material respects the approval, adoption or ratification of all corporate actions requiring shareholder or director approval which their respective shareholders or Boards of Directors, and all committees thereof, have taken during the time periods covered by such minute books, except for such actions that the failure to be so reflected, approved, adopted or ratified would not constitute a Material Adverse Event.

     6.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed or reflected in any SEC Document filed by CCBF since December 31, 1992 and prior to the date hereof, neither CCBF nor any CCBF Subsidiary has any Liabilities that could constitute, individually or in the aggregate, a Material Adverse Event. Except as Previously Disclosed or reflected in any SEC Document filed by CCBF since December 31, 1992 and prior to the date hereof, since December 31, 1992, neither CCBF nor any CCBF Subsidiary has incurred or paid any Liability that could constitute a Material Adverse Event.

     6.8 TAX MATTERS.

     (a) Except as Previously Disclosed, all Tax Returns required to be filed by or on behalf of CCBF have been timely filed, or requests for extensions have been timely filed and granted and have not expired, for periods ending on or before December 31, 1995, and all such Tax Returns filed are complete and accurate in all material respects. Except as Previously Disclosed or reflected on any SEC Document filed by CCBF since December 31, 1992 and prior to the date hereof, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any material amount of Taxes. All Taxes due from CCBF with respect to completed and settled examinations or concluded Tax litigation have been paid.

     (b) Except as Previously Disclosed, CCBF has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) In the opinion of CCBF's management, adequate provision for any Taxes due or to become due from CCBF for any period or periods through and including March 31, 1996, has been made and is reflected on the March 31, 1996 financial statements of CCBF included in the CCBF Financial Statements.

     6.9 ALLOWANCE FOR LOAN LOSSES. The Allowance shown on the balance sheet of CCBF as of March 31, 1996 included in the CCBF Financial Statements was, and the Allowance shown on the balance sheets as of dates subsequent to the execution of this Agreement included in the CCBF Financial Statements will be, in each case as of the dates thereof, in the opinion of management of CCBF, adequate to provide for losses relating to or inherent in the loan portfolios of CCBF.

     6.10 COMPLIANCE WITH LAWS.

     (a) To the Knowledge of CCBF and except as Previously Disclosed, each of CCBF and the CCBF Subsidiaries is in compliance in all material respects with all Laws and licensing requirements applicable to its business or to its employees conducting its business, with any Regulatory Agreement (substituting CCBF and the CCBF Subsidiaries for Salem within the definition of such term) and with its internal policies and procedures.

     (b) Except as Previously Disclosed, neither CCBF nor any CCBF Subsidiary has received, consented to or entered into any Regulatory Agreement (substituting CCBF and the CCBF Subsidiaries for Salem within the definition of such term). True and complete copies of all such Regulatory Agreements, if any, have been or will be delivered to Salem by CCBF.

     6.11 EMPLOYEE BENEFIT PLANS.

     (a) CCBF has Previously Disclosed to Salem, and will deliver to Salem true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material written employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical (including post-retirement medical), vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all Employee Benefit Plans currently adopted, maintained by, sponsored in whole or in part by or contributed to by CCBF or any CCBF Subsidiary or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "CCBF Benefit Plans"). Any of the CCBF Benefit Plans which is an Employee Pension Benefit Plan is referred to herein as an "CCBF ERISA Plan."

     (b) Each such CCBF Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable material requirements of ERISA and the Tax Code.

     (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such CCBF Benefit Plan.

The requirements of Part 6 of Subtitle B of Title I of ERISA and of Tax Code
Section 4980B have been met with respect to each such CCBF Benefit Plan which is an Employee Welfare Benefit Plan and which is subject to such requirements.

     (d) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such CCBF Benefit Plan which is a CCBF ERISA Plan and all contributions for any period ending at or before the Effective Time which are not yet due have been paid to each such CCBF ERISA Plan or accrued by CCBF and the CCBF Subsidiaries in the Ordinary Course of Business. All premiums or other payments for all periods ending on or before the Effective Time have been paid with respect to each such CCBF Benefit Plan which is an Employee Welfare Benefit Plan.

     (e) Each such CCBF Benefit Plan which is a CCBF ERISA Plan and which is intended to be a "qualified plan" meets the requirements of a "qualified plan" under Tax Code Section 401(a) and, except as Previously Disclosed, has received, since December 31, 1989, a favorable determination letter from the IRS.

     (f) With respect to each CCBF Benefit Plan that CCBF or any CCBF Subsidiary maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

          (i) No such CCBF Benefit Plan which is a CCBF ERISA Plan has been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such CCBF ERISA Plan has been instituted or, to the Knowledge of CCBF, threatened.

          (ii) There have been no Prohibited Transactions with respect to any such CCBF Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such CCBF Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such CCBF Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of CCBF, threatened.

     (g) Neither CCBF nor any CCBF Subsidiary contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

     (h) Except as Previously Disclosed, neither CCBF nor any CCBF Subsidiary maintains any defined benefit plans. Neither CCBF nor any CCBF Subsidiary has incurred, and to the Knowledge of CCBF, neither CCBF or any CCBF Subsidiary has any reason to expect that any of them will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Tax Code with respect to any such CCBF Benefit Plan which is a CCBF ERISA Plan and that is maintained or ever has been maintained by CCBF or any CCBF Subsidiary.

     6.12 MATERIAL CONTRACT DEFAULTS. CCBF is not and has not received any notice or has any Knowledge that any other party is, in default in any respect under any Significant Contract or Significant Lease to which CCBF is a party or by which CCBF or the assets, business or operations thereof may be bound or affected or under which it or its assets, business or operations receives benefits, except for those defaults which would not constitute, individually or in the aggregate, a Material Adverse Event and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     6.13 LEGAL PROCEEDINGS. Except as Previously Disclosed, there are no Actions, instituted or pending or, to the Knowledge of CCBF, threatened against CCBF or any CCBF Subsidiary, or against any property, asset, interest or right of any of them, that, individually or in the aggregate, could constitute a Material Adverse Event or that might reasonably be expected to threaten or significantly impede the consummation of the transactions contemplated by this Agreement. Neither CCBF nor any CCBF Subsidiary is subject to any judgment, order, writ, injunction, decree, or ruling that, individually or in the aggregate, might reasonably be expected to threaten or significantly impede the consummation of the transactions contemplated by this Agreement.

     6.14 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1992, except
(i) as disclosed in any SEC Document filed by CCBF since December 31, 1992 and prior to the date hereof or (ii) as Previously Disclosed, neither CCBF nor any CCBF Subsidiary has (A) failed to operate in the Ordinary Course of Business,
(B) suffered any change that could constitute a Material Adverse Event, (C) incurred any material Liabilities or engaged in any material transaction or entered into any material agreement outside of the Ordinary Course of Business,
(D) increased the salaries, compensation or general benefits payable to its employees other than in the Ordinary Course of Business, (E) suffered a material loss, destruction or damage to any of its properties or assets, that could constitute a Material Adverse Event, or (F) made a material acquisition or disposition of any assets.

     6.15 REPORTS. Since December 31, 1992, CCBF has filed all reports and statements, together with all amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. A copy of each such report or document will be made available to Salem upon request. As of their respective dates, each such report or document complied in all material respects with all of the Laws enforced or promulgated by the respective Regulatory Authority and no such report contained any information that was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements therein not misleading.

     6.16 INSURANCE. CCBF is presently insured, and during each of the past five
(5) calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of CCBF provide adequate coverage against loss, and the fidelity bonds in effect as to which CCBF is a named insured are sufficient for their purpose.

     6.17 LABOR. No work stoppage involving CCBF is pending or, to the Knowledge of CCBF, threatened. CCBF is not involved in, or, to the Knowledge of CCBF, threatened with or affected by, any labor dispute or labor Action, that could constitute a Material Adverse Event. CCBF has, to the Knowledge of CCBF, complied in all material respects with all Laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, and no person has, to the Knowledge of CCBF, asserted that CCBF has Liabilities for any arrears or wages or any Taxes or penalties for failure to comply with any of the foregoing. Except as Previously Disclosed, there is no material Action by any Person pending or, to the Knowledge of CCBF, threatened, against CCBF (or any of the employees thereof), involving employment discrimination, sexual harassment, wrongful discharge or similar claims. Employees of CCBF are not represented by any labor union, and, to the Knowledge of CCBF, no labor union is attempting to organize employees of CCBF.

     6.18 ACCOUNTING; TAX; REGULATORY MATTERS. Neither CCBF nor any CCBF Subsidiary has taken or agreed to take any action or has any Knowledge of any fact or circumstance that would (i) prevent the Merger from qualifying (A) if CCBF elects pooling-of-interest accounting treatment for the Merger, for pooling-of-interests accounting treatment or (B) as a Tax-free reorganization within the meaning of Tax Code Section 368, or (ii) significantly impede or delay receipt of any Regulatory Approval.

     6.19 BROKERS AND FINDERS. Neither CCBF nor any CCBF Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder on a fee basis or incurred any Liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

     6.20 CAPITAL STOCK ISSUED IN MERGER. At the Effective Time, CCBF Common Stock (and the attached CCBF Rights) issued pursuant to the Merger will be duly authorized, validly issued, fully paid (except as provided in the CCBF Rights
Plan) and nonassessable and not subject to preemptive Rights, or any Rights (other than the CCBF Rights), created by CCBF or any CCBF Subsidiary, and such CCBF Common Stock will be qualified for quotation on the NMS or, if the CCBF Common Stock shall then be listed on the NYSE, will be approved for listing on the NYSE.

     6.21 STATEMENTS TRUE AND CORRECT. The representations and warranties of CCBF and CCB Bank in this Agreement and the information which is deemed to be Previously Disclosed by CCBF for the purposes of this Agreement are true and accurate in all material respects.

                                  ARTICLE VII

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     7.1 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from July 1, 1996 to the Effective Time, each of CCBF and Salem shall, and CCBF shall cause each of the CCBF Subsidiaries to, (i) conduct its business in the Ordinary Course of Business, (ii) use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and (iii) except as required by Law, take no action which would adversely affect or delay the ability of CCBF, CCB Bank, or Salem to obtain any Regulatory Approval or to perform its covenants and agreements under this Agreement or the agreements referenced or contemplated herein.

     7.2 FORBEARANCES. During the period from July 1, 1996 to the Effective Time, except as Previously Disclosed by Salem that it intends to take such action, and except as required by Law, Salem shall not without the prior written consent of CCBF:

     (a) other than in the Ordinary Course of Business, incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the Ordinary Course of Business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, and sales of certificates of deposits), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

     (b) adjust, split, combine or reclassify any of its capital stock or sell, grant or issue any shares of its capital stock or any Rights with respect to its capital stock; provided, however, that Salem may issue shares of Salem Common Stock pursuant to the exercise of Salem Stock Options;

     (c) make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock;

     (d) sell, transfer, impose or suffer the imposition of a Lien, or otherwise dispose of any of its properties or assets to any Person other than CCBF, a CCBF Subsidiary or Salem, or cancel, release or assign any indebtedness to any such prohibited Person or any claims held by any such prohibited Person, except in the Ordinary Course of Business;

     (e) except as Previously Disclosed by Salem to CCBF or in the Ordinary Course of Business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person;

     (f) enter into or terminate, or (except as otherwise provided in Section 8.2) make any change in, any Significant Contract or Significant Lease, other than renewals of contracts and leases without material adverse changes of terms;

     (g) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend (except as otherwise provided in Section 8.2) or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than in the Ordinary Course of Business (it being understood that payment of bonuses to certain Salem employees respecting Salem's financial performance for the year ended December 31, 1996 in accordance with Salem's existing policies for the payment of such bonuses shall be deemed to have been made in the Ordinary Course-of Business);

     (h) solicit, encourage or authorize any Person to solicit from any third party any inquiries or proposals relating to the disposition of business or assets by, or the acquisition of the voting securities of, or the merger of, to or with any Person other than as provided by this Agreement, or provide any Person with information or assistance or negotiate with any Person in furtherance of such inquiries or to obtain such a proposal (and Salem shall promptly notify CCBF of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);

     (i) settle any Action against it involving money damages, except in the Ordinary Course of Business or pursuant to agreements Previously Disclosed to CCBF;

     (j) make any loan or extend credit, or commit to make a loan or extend credit, in an amount in excess of $250,000 without prior consultation with CCBF;

     (k) take any action that would prevent or impede the Merger from qualifying
(i) if CCBF elects pooling-in-interests accounting treatment for the Merger, for pooling-of-interests accounting treatment or (ii) as a Tax-free reorganization within the meaning of Tax Code Section 368;

     (l) amend its Articles of Incorporation or Bylaws; or

     (m) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.2.

     7.3. ACCESS AND INFORMATION; CONFIDENTIALITY.

     (a) During the Due Diligence Period and thereafter, CCBF (and each CCBF Subsidiary) and Salem shall each afford to the other party, and to the other party's accountants, counsel, financial advisors and other representatives, full access during normal business hours, to all of their respective properties, books, contracts, commitments and records and, during such period, each shall furnish promptly to the other party (i) a copy of each SEC Document filed by it, and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request, including, without limitation, reports of condition (including call reports) filed with any Regulatory Authority.

     (b) Each party hereto shall, and shall cause its Affiliates, advisors and representatives to, (i) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (ii) in the event of the termination of this Agreement return all documents (including copies thereof) obtained hereunder from the other party, and (iii) use its best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation hereof to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public through no fault of such party. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 7.3(b) would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof, in addition to damages or any other relief available at law, and to recover its reasonable attorneys' fees and expenses incurred in such enforcement.

     7.4 CURRENT INFORMATION. During the period from the July 1, 1996 to the Effective Time, each of CCBF and Salem shall, and each shall cause its representatives to, confer on a regular and request basis with representatives of the other. Each of CCBF and Salem shall promptly notify the other of (i) any material change in its business, operations or prospects, (ii) any Actions or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority or Environmental Agency, (iii) the institution or the threat of material Action involving such party, or (iv) any event or condition that might be reasonably expected to cause any of such party's representations or warranties set forth herein not to be true and correct in all material respects as of the Effective Time; and in each case shall keep the other fully informed with respect thereto.

     7.5 REGISTRATION STATEMENT; REGULATORY MATTERS.

     (a) None of the information supplied or to be supplied by CCBF or Salem for inclusion in the registration statement on Form S-4, or other appropriate form, to be filed by CCBF with the SEC under the 1933 Act for the registration of the offering of the shares of CCBF Common Stock (including the shares to be issued upon exercise of Salem Stock Options) and CCBF Rights to be issued in Merger (the "Registration Statement"), the proxy statement to be used by Salem to solicit any required approval of its shareholders as contemplated by this Agreement (the "Proxy Statement") or any other document to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will contain when filed, or, in the case of the Proxy Statement, when it is first mailed to the shareholders of Salem, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Registration Statement, when it becomes effective under the 1933 Act, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, including any adjournments thereof, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting.

     (b) CCBF shall (i) with the assistance of Salem, prepare and file with the SEC as soon as practicable the Registration Statement and the Proxy Statement,
(ii) use its best efforts to cause the Registration Statement to become effective under the 1933 Act, and (iii) take any action required to be taken under any applicable state securities or "Blue Sky" Laws in connection therewith. Salem shall furnish CCBF with all information concerning Salem and the holders of Salem Common Stock as CCBF may reasonably request in connection with the foregoing. If required by Law, Salem shall file the Proxy Statement with the FDIC and use its best efforts to cause the FDIC to approve the Proxy Statement for use in connection with the Shareholders' Meeting.

     (c) CCBF, CCB Bank and Salem shall cooperate and use their respective best efforts (i) as soon as practicable to prepare all documentation, to effect all filings and to obtain all Regulatory Approvals and all other permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and other governmental authorities necessary to consummate the Merger and the other transactions contemplated by this Agreement, and (ii) to cause the Merger and the other transactions contemplated by this Agreement to be consummated as soon as reasonably practicable. Each of CCBF, CCB Bank and Salem shall advise one another concerning all filings to be made by it and all other consents, approvals and authorizations required to be obtained by it, and shall promptly furnish the other or others with copies of all such filings and all correspondence, orders and other communications in connection with all such filings, consents, approvals and authorizations and all Regulatory Approvals.

     7.6 DIRECTORS' AND SHAREHOLDERS' APPROVALS. Salem shall cause a duly called and noticed meeting of its shareholders to be held as soon as practicable for the purpose of voting upon the Merger (including the Plan of Merger), and related matters (the "Shareholders' Meeting"). CCBF shall cause a duly called and noticed meeting of its directors and CCB Bank shall cause duly called and noticed meetings of its directors and shareholder, to be held on July 16, 1996 for the purposes of (a) the Boards of Directors of CCBF and CCB Bank voting upon ratification of their respective Executive Committee's adoption of this Agreement, and (b) the shareholder of CCB Bank voting upon the Merger and related matters (including the Plan of Merger). In connection with the Shareholders' Meeting, CCBF and Salem shall prepare the Proxy Statement and mail it to Salem's shareholders. The Board of Directors of Salem shall submit for approval of Salem's shareholders the matters to be voted upon at the Shareholders' Meeting, and shall, subject to its fiduciary obligations, recommend approval of such matters and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain such shareholder approval.

     7.7 AGREEMENTS OF AFFILIATES. Salem shall, within thirty (30) days after July 1, 1996, deliver to CCBF a letter identifying all Persons whom Salem believes will be, at the time the Merger is submitted to a vote of the shareholders of Salem, "affiliates" of Salem for purposes of Rule 145 under the 1933 Act. Salem shall use its best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to CCBF at least 30 days prior to the Effective Time a written agreement providing that each such Person will not offer, sell, pledge, transfer or otherwise dispose of any shares of CCBF Common Stock except in compliance with the applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder until such time as financial results covering at least 30 days of combined operations of CCBF and Salem shall have been published, and will otherwise comply with the holding period requirements set forth in SEC Accounting Series Release Nos. 130 and 135 and in SEC Staff Accounting Bulletin No. 65 (or successor Releases and Bulletins). Prior to the Effective Time, Salem shall amend and supplement such letter and use its best efforts to cause each additional Person who is identified as an "affiliate"to execute a written agreement as set forth in this Section 7.7.

     7.8 DELIVERY OF MONTHLY FINANCIAL STATEMENTS. Within fifteen (15) days after the end of each calendar month occurring after July 1, 1996 and prior to the Effective Time, CCBF and Salem shall each deliver to the other its unaudited monthly consolidated (if applicable) financial statements normally generated by it for such month, in each case certified by its Chief Financial Officer. Such financial statements shall fairly present in all material respects the financial condition and results of operations of CCBF and the CCBF Subsidiaries or Salem, as applicable, on a consolidated (if applicable) basis on the dates and for the periods indicated in accordance with GAAP, subject to normal and recurring year-end audit adjustments and accruals.

     7.9 ACCOUNTING TREATMENT; TAX-FREE REORGANIZATION. Each of CCBF, CCB Bank and Salem undertakes and agrees to use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment (if CCBF elects the pooling-of-interests accounting treatment for the Merger) and as a Tax-free reorganization under Tax Code Section 368.

     7.10 PRESS RELEASES. CCBF and Salem shall promptly consult with each other as to the form and substance, and prior to the release or issuance, of any press release or other public disclosure materially related to this Agreement, the Merger or any other transaction contemplated hereby. CCBF and Salem agree not to release or issue any such press release or other public disclosure without the approval of the other unless required by law.

     7.11 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using its best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. CCBF and Salem shall use, and shall cause each of the CCBF Subsidiaries to use, their best efforts to obtain all Regulatory Approvals and all other consents, approvals and authorizations of third parties, including the NASD, NYSE and Regulatory Authorities, necessary or, in the reasonable opinion of CCBF and Salem, desirable for the consummation of the transactions contemplated by this Agreement. After the Effective Time, CCBF shall cause appropriate documents to be delivered to holders of Salem Stock Options to reflect the options to acquire CCBF Stock into which such Salem Stock Options were converted. CCBF shall reserve shares of CCBF Stock sufficient to issue the requisite number of shares of CCBF Stock upon exercise of the former Salem Stock Options and shall take appropriate action to cause such shares to be offered in a registered offering.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

     8.1 INDEMNIFICATION AND INSURANCE.

     (a) CCBF agrees to indemnify, defend and hold harmless Salem and each of the present and former officers, directors, employees and agents of Salem from and against all Indemnifiable Losses attributable to CCBF or CCB Bank. Salem agrees to indemnify, defend and hold harmless CCBF and each of the present and former officers, directors, employees and agents of CCBF and the CCBF Subsidiaries from and against all Indemnifiable Losses attributable to Salem.

     (b) In addition to the provisions of Section 8.1(a), after the Effective Time, CCBF and the Surviving Bank shall jointly and severally indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Salem from and against all Indemnifiable Losses arising from or related to matters occurring at or prior to the Effective Time and, further, to indemnify such present and former officers, directors, employees and agents of Salem to the full extent then permitted under the Bank Act and NCBCA, including provisions relating to advances of expenses incurred in the defense of any action or suit.

     (c) CCBF shall maintain a policy or policies of directors' and officers' liability insurance (the "D&O Insurance") covering Persons who are currently covered by Salem's existing D&O Insurance, or shall otherwise continue D&O Insurance coverage for such Persons for a period of at least three (3) years after the Effective Time, which coverage shall have terms at least as favorable as those of Salem's existing D&O Insurance in effect on the date hereof.

     (d) If CCBF or the Surviving Bank or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such successors and assigns shall assume the obligations set forth in this Section 8.1.

     8.2 EMPLOYEE CONTRACTS AND EMPLOYEE BENEFITS. Following the Effective Time, CCBF and the Surviving Bank each and together will continue to honor, and will assume and perform in accordance with their terms, all Previously Disclosed employment, severance, deferred compensation, split dollar insurance, salary continuation, consulting and other compensation contracts between Salem and any current or former director, officer or employee thereof (including, but not limited to, the Salem Options Plans), and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under any Salem Benefit Plan; provided, however, that CCBF and the Surviving Bank need not honor, in connection with the Merger, those provisions of those certain employment agreements between Salem and certain of the employees of Salem relating to benefits payable upon a "change in control" of Salem which have been Previously Disclosed, to the extent such provisions have been waived by such employees to facilitate, and solely in connection with, the consummation of the Merger; provided further, however, that any Salem employee who receives a bonus from Salem as described in Section 7.2(g) shall not be entitled to receive any bonus payment from CCBF or CCB Bank for the calendar year for which such employee received a bonus from Salem. The employment agreements between certain Salem's senior executive officers and Salem may be amended and restated effective as of the Effective Time in the forms mutually agreed upon by CCBF, Salem and such senior executive officers.

     8.3 MODIFICATION OF EMPLOYEE BENEFITS. Except as otherwise provided in
Section 8.2 or this Section 8.3, the Salem Benefit Plans will be reviewed and appropriate amendments, consolidations or terminations will be made thereto at or after the Effective Time; provided, however, that the employees of Salem (i) shall be eligible to receive group hospitalization, medical, life, disability and similar benefits on the same basis and under the same terms available to the present employees of CCBF and the CCBF Subsidiaries, (ii) in the event a Salem Benefit Plan is terminated, shall become fully vested, with each participating Salem employee having the right or option either to receive the benefits to which he or she is entitled as a result of such termination or to have such benefits "rolled" into the appropriate CCBF Benefit Plan, on the same basis and applying the eligibility standards as would apply to the employees of CCBF and the CCBF Subsidiaries as if such employee's prior service to Salem had been performed on behalf of CCBF and the CCBF Subsidiaries for qualification, participation and vesting, but not for funding, purposes, and (iii) in the event a Salem Benefit Plan is merged into a CCBF Benefit Plan, shall be entitled to participate in such CCBF Benefit Plan on the same basis and applying the same eligibility standards as would apply to employees of CCBF and the CCBF Subsidiaries. CCBF and Salem agree that the overall level of benefits offered or provided to the employees of Salem under the CCBF Benefit Plans will be no less than that offered or provided to the present employees of CCBF and the CCBF Subsidiaries, and that for purposes of qualification and vesting (but not for purposes of calculating the amount of benefits), the employees of Salem shall receive credit for their periods of service to Salem.

     For purposes of item (i) above, CCBF shall cause the relevant CCBF Benefit Plans (A) to waive any pre-existing condition limitations for conditions covered under the applicable Salem Benefit Plans, (B) to honor any deductible and out-of-pocket expenses incurred by the employees and their beneficiaries under the Salem Benefit Plans during the portion of 1996 preceding the Effective Time, and
(C) with respect to any Salem Benefit Plan providing group term life insurance, to waive any medical certification for Salem employees up to the amount of term life insurance coverage such employees had under such Salem Benefit Plan at the Effective Time.

     8.4 DUE DILIGENCE INVESTIGATIONS. Beginning July 1, 1996 and continuing until 5:00 o'clock, p.m., on July 16, 1996 (the "Due Diligence Period"), CCBF (and its representatives and advisors) conducted such investigations, reviews and analyses (including environmental assessments and studies) of the business, operations, assets, personnel and other relevant characteristics of Salem, and Salem (and its representatives and advisors) conducted like investigations, reviews and analyses of CCBF and the CCBF Subsidiaries, in each case to the degree they deemed advisable and in a reasonable manner, taking into consideration employee morale and the need to conduct undisrupted business operations. No investigation made pursuant to this Section 8.4 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                                   ARTICLE IX

                                   CONDITIONS

     9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each of CCBF, CCB Bank and Salem to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

     (a) The shareholder of CCB Bank and the shareholders of Salem shall have approved all matters relating to this Agreement and the Merger required to be approved by such shareholders by the votes required under the Bank Act and the NCBCA.

     (b) The Merger and the other transactions contemplated hereby shall have received all Regulatory Approvals, including all required approvals by the Federal Reserve Board, Federal Reserve, the FDIC, the Commission, the Commissioner, the NASD, the NYSE and any other Regulatory Authority whose approval is required for consummation of the transactions contemplated hereby, and no such Regulatory Approvals or other required approval shall have imposed any condition or requirement which would so materially adversely impact the economic benefits of the transactions contemplated by this Agreement as to render inadvisable in the reasonable opinion of the Board of Directors of either CCBF or Salem the consummation of the Merger.

     (c) The Registration Statement shall have been declared effective by the SEC and CCBF shall have received all state securities or "Blue Sky" law permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements, as may be necessary to issue CCBF Common Stock and CCBF Rights pursuant to the terms of this Agreement. Neither the Registration Statement nor any such permit, authorization or confirmation shall be subject to any stop order, threatened stop order, rescission or withdrawal by the SEC or any state securities or "Blue Sky" authority with competent jurisdiction.

     (d) If required by Law, the Proxy Statement shall have been approved by the FDIC for use in connection with the Shareholders' Meeting.

     (e) Neither CCBF, CCB Bank nor Salem shall be subject to any Action which enjoins or prohibits the consummation of the Merger or which would constitute a Material Adverse Event as to CCBF or Salem. No Action shall be pending or threatened which seeks to restrain or prohibit the Merger or to obtain any substantial monetary or other relief in connection with this Agreement unless in the reasonable opinion of counsel to the party wishing to proceed (which opinion shall be satisfactory in substance to the other party in its reasonable judgment), such Action is likely to be resolved in such a way as to not deprive any party hereto of any of the material benefits to be derived from the consummation of the Merger or in such a way which would not constitute a Material Adverse Event as to the party subject thereto.

     (f) The aggregate number of shares of Salem Common Stock with respect to which dissenter's rights have been perfected under Section 55-13-01 ET SEQ. of the NCBCA shall not (i) exceed 9.90% of the total number of outstanding shares of Salem Common Stock, and (ii) if CCBF elects pooling-of-interests accounting treatment for the Merger, total an amount which, when added to all other shares of CCBF Common Stock and Salem Common Stock deemed to have been repurchased or otherwise "tainted" for pooling-of-interests accounting treatment purposes, would result in the Merger not qualifying for pooling-of-interests accounting treatment.

     (g) The shares of CCBF Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE.

     (h) CCBF and Salem shall have received an opinion of KPMG Peat Marwick LLP, satisfactory in form and substance to each of CCBF and Salem, to the effect that the Merger will constitute a Tax-free reorganization within the meaning of Tax Code Section 368 and that (i) no gain or loss will be recognized by a shareholder of Salem to the extent that such shareholder receives CCBF Common Stock (and attached CCBF Rights) in exchange for such shareholder's Salem Common Stock in the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares; any cash received by a shareholder of Salem in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in Salem Common Stock allocable to such fractional share interest; (ii) the tax basis of the shares of CCBF Common Stock received by each shareholder of Salem will equal the tax basis of such shareholder's shares of Salem Common Stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged in the Merger; and (iii) the holding period for the shares of CCBF Common Stock received by each shareholder of Salem will include the holding period for the shares of Salem Common Stock of such shareholder exchanged in the Merger.

     9.2 CONDITIONS TO THE OBLIGATION OF SALEM. The obligation of Salem to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CCBF and CCB Bank set forth in Article VI hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and Salem shall have received a certificate signed by the Chief Executive Officer and the Senior Vice-President/Controller of CCBF to that effect.

     (b) PERFORMANCE OF OBLIGATIONS. CCBF and CCB Bank shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to the Effective Time, and Salem shall have received a certificate signed by the Chief Executive Officer and the Senior Vice President/Controller of CCBF to that effect.

     (c) LEGAL OPINION. Salem shall have received from Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., counsel to CCBF and CCB Bank, an opinion as to such matters as Salem and its counsel may reasonably request. In rendering the foregoing opinion, such counsel may rely as to questions of fact and of good standing upon the representation and warranties of CCBF and CCB Bank contained in this Agreement or upon the certificate of appropriate officers of CCBF and CCB Bank and of public officials.

     (d) FAIRNESS OPINION. Salem shall have received an opinion from Carson Medlin that the Merger is fair, from a financial point of view, to Salem's shareholders.

     9.3 CONDITIONS TO THE OBLIGATIONS OF CCBF AND CCB BANK. The obligations of CCBF and CCB Bank to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Salem set forth in Article V hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and CCBF and CCB Bank shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Salem to that effect.

     (b) PERFORMANCE OF OBLIGATIONS. Salem shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to the Effective Time, and CCBF and CCB Bank shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Salem to that effect.

     (c) LEGAL OPINION. CCBF and CCB Bank shall have received from Petree Stockton, L.L.P., counsel to Salem, an opinion as to such matters as CCBF and its counsel may reasonably request. In rendering the foregoing opinion, such counsel may rely as to questions of fact and of good standing upon the representation and warranties of Salem contained in this Agreement or upon the certificate of appropriate officers of Salem and of public officials.

     (d) AFFILIATES LETTERS. Salem shall have delivered to CCBF the written agreements of its "affiliates" described in Section 7.7.

     (e) POOLING OF INTERESTS OPINION. If CCBF elects pooling-of-interests accounting treatment for the Merger, CCBF shall have received an opinion of KPMG Peat Marwick LLP, satisfactory in form and substance to CCBF, that the Merger will qualify for pooling-of-interests accounting treatment; provided, however, that if KPMG Peat Marwick LLP shall be unable to provide such opinion, the provisions of Section 9.4 shall control.

     9.4 ADDITIONAL CONDITIONS. In the event KMPG Peat Marwick LLP shall be unable to provide the pooling-of-interests accounting treatment opinion in the circumstances referenced in Section 9.3(e), then the condition to the obligations of CCBF and CCB Bank set forth in Section 9.3(e) shall be deemed waived, but the following additional conditions shall then become operative:

     (a) CCBF, CCB Bank and Salem shall have received re-confirmation of all Regulatory Approvals referenced in Section 9.1(b), and, if necessary, shall have filed all amended applications with such Regulatory Authorities;

     (b) Such post-effective amendments to the Registration Statement as are required by the SEC or the Laws or are deemed appropriate by CCBF to reflect the waiver of Section 9.3(e) and the use of the purchase method of accounting for the Merger shall have been filed with the SEC and all other applicable Regulatory Authorities, and such amendments shall have been declared or become effective;

     (c) If required by any Regulatory Authority or the Laws or deemed appropriate by CCBF, a further Special Meeting of Salem's shareholders shall have been duly called to approve this Agreement and the Merger and the Proxy Statement, as amended pursuant to Section 9.4(b), shall have been distributed to Salem's shareholders to re-solicit such approval; and

     (d) Salem's shareholders shall have approved this Agreement and the Merger as set forth in such amended Proxy Statement.

     Except as provided herein to the contrary, the conditions set forth in
Section 9.1, 9.2 and 9.3 shall remain in force and effect in the circumstances described in this Section 9.4.

                                   ARTICLE X

                                  TERMINATION

     10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger, and the other transactions contemplated hereby by the shareholder of CCB Bank or the shareholders of Salem, or each entity's shareholders, this Agreement may be terminated and such transactions abandoned at any time prior to the Effective
Time:

     (a) by mutual consent of the Boards of Directors of CCBF and CCB Bank and the Board of Directors of Salem;

     (b) upon notice to the other party or parties, by the Boards of Directors of CCBF and CCB Bank or the Board of Directors of Salem (provided that the terminating party or parties are not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the Effective Time shall not have occurred on or before March 31, 1997; provided, however, that should the circumstances described in Section 9.4 occur, such date shall be extended until June 30, 1997;

     (c) upon notice to the other party or parties, by the Boards of Directors of CCBF and CCB Bank or the Board of Directors of Salem if any Regulatory Authority has denied approval of the Merger or any Regulatory Approval (or any condition to the receipt of a Regulatory Approval) or an order, judgment or decree from any Regulatory Authority or any court having competent jurisdiction has imposed any condition or requirement which would so substantially and adversely impact the economic or business benefits of the Merger to CCBF and CCB Bank or to Salem and its shareholders, as applicable, as to render inadvisable in the reasonable opinion, exercised in good faith, of the Boards of Directors of CCBF and CCB Bank or the Board of Directors of Salem, as applicable, the consummation of the Merger, and such denial or imposition has become final and nonappealable;

     (d) upon notice to the other party or parties, by the Boards of Directors of CCBF and CCB Bank or the Board of Directors of Salem in the event of a material breach by the other party or parties of any representation, warranty, covenant or other agreement contained herein, which breach is not cured after 30 days' written notice thereof is given to the party or parties committing such breach;

     (e) upon notice to the other party or parties, by the Boards of Directors of CCBF and CCB Bank or the Board of Directors of Salem if there has occurred an Action to restrain or prohibit the Merger, an Action by a shareholder of CCBF or Salem seeking to restrain the Merger or an Action by a shareholder of CCBF or Salem to obtain material money damages should such transactions be consummated (unless counsel for the party wishing to proceed with the Merger renders an opinion that such Action is likely to be resolved in a way which would not deprive any party of the material benefits of the Merger or in a way which would not result in substantial money damages to one or more directors of such party which would not be covered by D&O Insurance);

     (f) upon notice to the other party or parties, by the Boards of Directors of CCBF and CCB Bank or the Board of Directors of Salem if there has occurred a declaration of war by the United States of America or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America or the State of North Carolina; or

     (g) upon notice to the other party or parties, by the Boards of Director of CCBF and CCB Bank or the Board of Directors of Salem if the CCBF Stock Price for the sixty (60) trading days preceding the scheduled Closing Date shall be less than $46.78 or greater than $57.18.

     10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of Section 7.3(b), Section 8.1(a), Section 10.3 and Section 10.4 (insofar as it applies to a termination under Section 10.1(d)) shall survive any such termination and abandonment, and
(ii) no party shall be relieved or released from any Liability arising out of a willful or grossly negligent breach of any provision of this Agreement.

     10.3 EXPENSES. Unless this Agreement is terminated as described in Section 10.4, each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and the transactions contemplated thereby, including filing fees, and consultant, financial advisor, legal, accounting and investment banking fees and expenses (the "Costs").

     10.4 WRONGFUL TERMINATION. Notwithstanding the provisions of Sections 10.2 and 10.3, and except as otherwise provided in Section 10.5, if the Merger fails to be consummated because of the wrongful termination of this Agreement or a willful or grossly negligent breach by CCBF or CCB Bank (considered for purposes of this Section 10.4 to be one party), or by Salem of any representation, warranty, covenant, undertaking, term, agreement or restriction contained herein, then the party or parties wrongfully terminating or breaching this Agreement shall (i) reimburse the other party for all of such other party's Costs, and (ii) pay the other party $1,000,000 as liquidated damages in full compensation of all other harm suffered by such party as a result hereof. A termination of this Agreement under the provisions of Section 10.1, other than a termination under Section 10.1(d), shall not cause application of this Section 10.4.

     10.5 TERMINATION FEE. If (a) this Agreement is terminated because Salem has entered theretofore into a letter of intent or an agreement with a Person other than CCBF or CCB Bank that provides for such Person to acquire Salem, merge with or into Salem, or purchase all or substantially all of the assets of Salem or
(b) prior to termination of this Agreement Salem engages in negotiations relating to any such transaction and a letter of intent or agreement with respect thereto is entered into within twelve (12) months following the termination of this Agreement, and CCBF has not consented in writing to such negotiations by Salem pursuant to Section 7.2(h) hereof, then Salem shall pay to CCBF a termination fee of $1,000,000.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     11.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS FOLLOWING THE EFFECTIVE TIME. Except for Articles III and IV and Sections 7.11, 8.1, 8.2 and 8.3, none of the respective representations, warranties, obligations, covenants and agreements of the parties hereto shall survive the Effective Time.

     11.2 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Other than the provisions of Article III and Sections 7.11, 8.1, 8.2 and 8.3, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than CCBF, the CCBF Subsidiaries, Salem, and the Surviving Bank and their respective successors, any rights, remedies, or Liabilities under or by reason of this Agreement.

     11.3 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of CCBF, CCB Bank and Salem upon the approval of the Board of Directors of each of CCBF, CCB Bank and Salem; provided, however, that the provisions hereof relating to the manner or basis in which shares of Salem Common Stock will be exchanged for CCBF Common Stock shall not be amended after the Shareholders' Meeting or the meeting of CCB Bank's shareholder without any requisite approval of the holders of the Salem Common Stock entitled to vote thereon and the approval of CCB Bank's shareholder.

     11.4 WAIVERS. Prior to or at the Effective Time, each of CCBF, CCB Bank and Salem shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.

     11.5 NO ASSIGNMENT. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person. Any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect.

     11.6 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by registered or certified mail, postage prepaid, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder):

     If to CCBF or CCB Bank:

        Ernest C. Roessler
        Vice-Chairman, President and Chief Executive Officer
        CCB Financial Corporation
        Post Office Box 931
        Durham, North Carolina 27702
        Telecopy: (919) 683-7254

     With a required copy to:

        Robert A. Singer
        Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
        2000 Renaissance Plaza
        Post Office Box 26000
        Greensboro, North Carolina 27420-6000
        Telecopy: (910) 378-1001

     If to Salem:

        Gordon H.T. Sheeran
        President and Chief Executive Officer
        2140 Country Club Road
        Winston-Salem, North Carolina 27104
        Telecopy: (910) 723-9102

     With a required copy to:

        Elizabeth L. Moore
        Petree Stockton, L.L.P.
        3500 One First Union Center
        301 South College Street
        Charlotte, North Carolina 28202-6001
        Telecopy: (704) 338-5125
or to such other Person as any party shall specify by notice in writing to each of the other party. All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third business day after deposit in the United States mail when delivery is made by registered or certified mail, and (iii) upon transmission, when evidenced by a sender transmission completed confirmation, when made by facsimile transmission.

     11.7 SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a Regulatory Authority or court of competent jurisdiction to be invalid, void, unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

     11.8 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the Laws of the State of North Carolina.

     11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     11.10 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     IN WITNESS WHEREOF, CCBF, CCB Bank and Salem have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of September 6, 1996.

                                         CCB FINANCIAL CORPORATION

                                         By: s/ Ernest C. Roessler
                                            ERNEST C. ROESSLER, VICE-CHAIRMAN,
                                                          PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

                                         CENTRAL CAROLINA BANK AND TRUST COMPANY

                                         By: s/ Ernest C. Roessler
                                            ERNEST C. ROESSLER, VICE-CHAIRMAN,
                                                          PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

                                         SALEM TRUST BANK

                                         By: s/ Gordon H.T. Sheeran
                                              GORDON H.T. SHEERAN, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

                                   APPENDIX A
                                 PLAN OF MERGER
                                       OF
                                SALEM TRUST BANK
                                 WITH AND INTO
                    CENTRAL CAROLINA BANK AND TRUST COMPANY

I. CORPORATIONS PARTICIPATING IN THE MERGER.

     Salem Trust Bank, a North Carolina commercial bank ("Salem" or the "Merging Bank"), shall merge with and into Central Carolina Bank and Trust Company, a North Carolina commercial bank ("CCB Bank" or the "Surviving Bank"), pursuant to the provisions of, and with the effect provided under, Section 55-11-06 and
Section 53-13 of the North Carolina General Statutes.

II. NAME OF SURVIVING CORPORATION.

     Upon the effectiveness of the merger (the "Effective Time"), the name of the Surviving Bank shall be "Central Carolina Bank and Trust Company."

III. TERMS AND CONDITIONS OF THE MERGER.

     1. Subject to the terms and conditions of the Amended Agreement of Combination, dated as of July 1, 1996 and amended as of September 6, 1996, by and among CCB Financial Corporation ("CCBF"), CCB Bank and Salem (the "Agreement of Combination"), and except insofar as the same may be continued by law or in order to carry out the purposes of this Plan of Merger and the Agreement of Combination, and except as continued in and merged into the Surviving Bank, the separate existence of the Merging Bank shall cease as of the Effective Time. The Surviving Bank, upon the merger and without any order or other action on the part of any court of otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the Merging Bank at the time of the merger. The Surviving Bank shall be responsible and liable for all liabilities of every kind and description of the Merging Bank, existing immediately prior to the Effective Time, to the extent provided by law.

     2. The Articles of Incorporation of CCB Bank in effect immediately prior to the Effective Time shall continue in full force and effect until amended in accordance with applicable laws.

     3. The Bylaws of CCB Bank in effect immediately prior to the Effective Time shall continue in full force and effect until amended in accordance with applicable laws.

IV. EFFECTIVENESS OF THE MERGER.

     The merger shall be effective on the date and at the time set forth in the Articles of Merger setting forth, among other things, this Plan of Merger, that are filed with, and accepted for filing by, the Secretary of State of North Carolina as required under Section 55-11-05 of the North Carolina General Statutes.

V. CONVERSION AND EXCHANGE OF SHARES.

     As of the Effective Time, the outstanding shares of the corporation and commercial banks participating in the merger will be converted and exchanged as follows:

     1. Any of the shares of common stock of CCBF ("CCBF Common Stock") outstanding immediately prior to the Effective Time shall continue to be issued and outstanding, and shall not be converted, exchanged or altered in any manner as a result of the Merger.

     2. Each of the shares of common stock of Salem ("Salem Common Stock") outstanding immediately prior to the Effective Time (excluding shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by CCBF, CCB Bank or Salem or any of their subsidiaries and shares held by shareholders of Salem who have perfected dissenters' rights under
Article 13 of Chapter 55 of the North Carolina General Statutes) shall be converted into and exchanged for .41 of a share of the common stock of CCBF and
 .41 of a preferred share purchased right as described in CCBF's Shareholder Rights Plan, adopted February 26, 1990 (a "CCBF Right")(the "Exchange Ratio").

     3. Any shares of any of the subsidiaries of CCBF, CCB Bank or the Merging Bank outstanding immediately prior to the Effective Time shall continue to be issued and outstanding, and shall not be converted, exchanged or altered in any manner as a result of the merger.

     4. As of the Effective Time, all rights with respect to options to purchase shares of Salem Common Stock granted by Salem (the "Salem Stock Options") pursuant to stock option plans or other plans or agreements of Salem (the "Salem Option Plans"), which are outstanding as of the Effective Time in compliance with the Agreement of Combination, whether or not then exercisable, shall be converted into and become rights with respect to CCBF Common Stock (with attached CCBF Rights), and CCBF shall assume all obligations of Salem with respect to each Salem Stock Option, in accordance with the terms of the respective Salem Option Plan under which it was issued and the stock option agreement by which it may be evidenced. From and after the Effective Time, (i) each Salem Stock Option assumed by CCBF may be exercised solely for shares of the CCBF Common Stock (with attached CCBF Rights), (ii) the number of shares of the CCBF Common Stock (with attached CCBF Rights) subject to each Salem Stock Option shall be equal to the number of shares of Salem Common Stock subject to such Salem Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Salem Stock Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding to the nearest cent; PROVIDED, HOWEVER, that the number of shares of CCBF Common Stock (with attached CCBF Rights) subject to each Salem Stock Option and the per share exercise price shall be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time.

     5. Each holder of shares of Salem Common Stock converted pursuant to the merger or of Salem Stock Options, who would otherwise have been entitled to receive a fraction of a share of the CCBF Common Stock and a fraction of a CCBF Right (after taking into account the aggregate of all certificates delivered or all Salem Stock Options held by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of the CCBF Common Stock multiplied by the market value of one share of the CCBF Common Stock as of the Effective Time, in the case of shares of Salem Common Stock converted pursuant to the merger, or the date of exercise, in the case of Salem Stock Options. The market value of one share of the CCBF Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the closing sales price of the CCBF Common Stock on the National Market System of The Nasdaq Stock Market, Inc. or the New York Stock Exchange (if the CCBF Common Stock shall be listed thereon as of such time) on the last trading day preceding the Effective Time or the date of exercise, as the case may be. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

     6. From and after the Effective Time, each holder of any of the shares of Salem Common Stock to be converted as above provided shall be entitled, upon presentation and surrender to CCBF of the certificates representing such shares, to receive in exchange therefor certificates representing the number of whole shares of the CCBF Common Stock (with attached CCBF Rights), and a check representing the amount of cash for fractional shares, if any, into which such shares shall have been converted. The surrendered shares of Salem Common Stock shall be canceled. Until so surrendered, each outstanding certificate which prior to the Effective Time represented Salem Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of the CCBF Common Stock (with attached CCBF Rights) into which the same shall have been converted; PROVIDED, HOWEVER, beginning on the 91st day after the date on which the Effective Time shall occur, no dividend or other distribution payable to the holders or record of the CCBF Common Stock at or as of any time after the Effective Time shall be paid to the holder of any certificate representing shares of Salem Common Stock issued and outstanding as of the Effective Time until such holder physically surrenders such certificate for exchange, promptly after which time all such dividends or distributions shall be paid (without interest). In the event any certificate representing shares to be converted pursuant to the merger shall have been lost, stolen or destroyed, upon receipt of appropriate indemnification therefor, certificates representing the CCBF Common Stock (with attached CCBF Rights) will be issued in exchange therefor as described above along with a check representing cash in lieu of fractional shares, if any, and/or declared but unpaid dividends deliverable in respect thereof.

     7. Shares of Salem Common Stock held by holders who did not vote in favor of the merger and who otherwise perfect dissenters' rights under Article 13 of Chapter 55 of the North Carolina General Statutes shall not be converted into or become shares of the CCBF Common Stock, but such shares of Salem Common Stock shall represent only the right to receive the "fair value" of such shares as provided in such Article 13. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such shares of Salem Common Stock shall thereupon be deemed to have been converted and become shares of the CCBF Common Stock, and cash in lieu of fractional shares, in accordance with the Exchange Ratio as of the Effective Time without any interest thereon.

     8. Shares of Salem Common Stock held immediately prior to the Effective Time by CCBF, CCB Bank or Salem or any of their subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled as of the Effective Time.

VI. ABANDONMENT.

     This Plan of Merger may be terminated and the merger abandoned at any time prior to the Effective Time upon termination of the Agreement of Combination by CCBF and CCB Bank, by Salem or by all three such parties in accordance with the terms thereof.

                                                                      APPENDIX B

              EXERPT FROM NORTH CAROLINA BUSINESS CORPORATION ACT

                                  ARTICLE 13.

                              DISSENTERS' RIGHTS.

PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES.

(SECTION MARK)55.13.01. DEFINITIONS.

     In this Article:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

          (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24.1.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

(SECTION MARK)55-13-02. RIGHT TO DISSENT.

     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a part unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that avowing or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(SECTION MARK)55-13-03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares hold on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent no later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder.

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

(SECTION MARK)55-13-20. NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

(SECTION MARK)55-13-21. NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

(SECTION MARK)55-13-22. DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

     (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

          (1) State where the payment demand must be sent and where and when certificates for certified shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

          (5) Be accompanied by a copy of this Article.

(SECTION MARK)55-13-23. DUTY TO DEMAND PAYMENT.

     (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his share under this Article.

(SECTION MARK)55-13-24. SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(SECTION MARK)55-13-25. OFFER OF PAYMENT.

     (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment, and shall pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of offer of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

          (5) A copy of this Article.

(SECTION MARK)55-13-26. FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

(SECTION MARK)55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S OFFER OR FAILURE TO PERFORM.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate or reject the corporation's offer under G.S. 55-13-25 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment to a dissenter who accepts the corporation's offer under G.S. 55-13-25 within 30 days after the dissenter's acceptance; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation offered a payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

PART 3. JUDICIAL APPRAISAL OF SHARES.

(SECTION MARK)55-13-30. COURT ACTION.

     (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 and petition the court to determine the fair value of the shares and accrued interest. Upon service upon it of the petition filed with the court, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.

     (a1) If the dissenter does not commence the proceeding within the 60-day period, the dissenter shall have an additional 30 days to either (i) accept in writing the amount offered by the corporation under G.S. 55-13-25, upon which the corporation shall pay such amount to the dissenter in full satisfaction of his demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

     (b) Reserved for future codification purposes.

     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. However, in a proceeding by a dissenter in a public corporation, there is no right to a trial by jury.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

(SECTION MARK)55-13-31. COURT COSTS AND COUNSEL FEES.

     (a) The court is an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

          (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      APPENDIX C

July 15, 1996

Board of Directors
Salem Trust Bank
2140 Country Club Road
Winston-Salem, NC 27104

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the unaffiliated shareholders of Salem Trust Bank ("Salem") under the terms of a certain Agreement of Combination dated July 1, 1996 (the "Agreement") pursuant to which Salem will merge with and into Central Carolina Bank and Trust Company, a wholly owned subsidiary of CCB Financial Corporation ("CCFB") ("Merger"). Under the terms of the Agreement, each Salem share outstanding shall be converted into and become the right to receive .41 of a share of the common stock of CCBF (the "Exchange Ratio") and the right to receive .41 of a preferred share purchase right as described in CCBF's Shareholder Rights Plan, as subject to adjustment pursuant to the Agreement. In addition, all rights with respect to each option to acquire Salem common shares outstanding as of May 7, 1996 under the Salem Options Plan shall be converted into and become rights with respect to a number of shares of CCBF common stock equal to the product of (i) the number of Salem shares covered by such Salem stock option and (ii) the Exchange Ratio; and the exercise price per share of the resulting CCBF stock options shall be an amount computed by dividing (i) the exercise price per share of the original Salem stock option by
(ii) the Exchange Ratio. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

     The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in North Carolina and the major commercial banks operating in that market. We have been retained by Salem to render our opinion hereunder, for which we will receive compensation.

     In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of CCBF and Salem. We have reviewed: (i) the Agreement; (ii) the annual reports to shareholders of CCBF, including audited financial statements for the five years ended December 31, 1995; (iii) audited financial statements of Salem for the five years ended December 31, 1995; (iv) Bank Call Reports for Salem for the five years ended December 31, 1995 and the three months ended March 31, 1996; (v) the unaudited interim financial statements of CCBF for the three months ended March 31, 1996; and,
(vi) certain financial and operating information with respect to the business, operations and prospects of CCBF and Salem. We also (a) held discussions with members of the senior management of CCBF and Salem regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of CCBF and Salem and compared them with those of certain publicly traded companies which we deemed to be relevant; (c) compared the results of operations of CCBF and Salem with those of certain banking companies which we deemed to be relevant; (d) compared with the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (e) analyzed the pro forma financial impact of the Merger on CCBF; and (f) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

     We have relied upon and assumed without independent verification the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of CCBF and Salem. The opinion we express herein in necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

     Based upon the foregoing, it is our opinion that the consideration provided for in the Agreement is fair, from a financial point of view, to the unaffiliated shareholders of Salem Trust Bank.

                                       Very truly yours,

                                       (Signature of The Carson Medlin Company)
                                       THE CARSON MEDLIN COMPANY

                                 INDEX TO SALEM

                              FINANCIAL STATEMENTS

Independent Auditors' Report...........................................................................................   F-3
  Balance Sheets as of December 31, 1995 and 1994......................................................................   F-4
  Statements of Income for the Years Ended December 31, 1995, 1994 and 1993............................................   F-5
  Statements of Stockholders' Equity for the Years Ended December 31, 1995, 1994 and 1993..............................   F-6
  Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and 1993........................................   F-7
  Notes to Financial Statements........................................................................................   F-8

Unaudited Financial Statements
  Balance Sheets as of June 30, 1996 and 1995..........................................................................  F-16
  Statements of Income for the Six Months Ended June 30, 1996 and 1995.................................................  F-17
  Statements of Stockholders' Equity for the Six Months Ended June 30, 1996 and 1995...................................  F-18
  Statements of Cash Flows for the Six Months Ended June 30, 1996 and 1995.............................................  F-19
  Notes to Financial Statements........................................................................................  F-20

                                SALEM TRUST BANK

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
Salem Trust Bank:

     We have audited the accompanying balance sheets of Salem Trust Bank as of December 31, 1995 and 1994 and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salem Trust Bank at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                         KPMG PEAT MARWICK LLP

GREENSBORO, NORTH CAROLINA
JANUARY 9, 1996

                                SALEM TRUST BANK

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                                                                                      1995           1994
ASSETS
Cash and due from banks (note 2)...............................................................   $  6,145,430     5,068,419
Interest-bearing bank time deposits............................................................             --       100,000
Federal funds sold.............................................................................     22,665,000    11,725,000
Investment securities held to maturity (estimated fair value of $17,159,975 and $4,905,440 at
  December 31, 1995 and 1994, respectively) (note 3)...........................................     17,174,175     4,951,023
Loans (note 4).................................................................................    106,230,918    66,965,991
Less allowance for loan losses (note 4)........................................................     (1,301,767)     (757,054)
  Loans, net...................................................................................    104,929,151    66,208,937
Federal Home Loan Bank Stock, at cost..........................................................        294,900       268,800
Premises and equipment, net (note 5)...........................................................      1,890,350     1,696,001
Accrued interest receivable....................................................................        715,989       408,395
Other assets...................................................................................        276,147       118,214
  Total assets.................................................................................   $154,091,142    90,544,789
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand:
     Noninterest-bearing.......................................................................   $ 16,473,398    10,052,631
     Interest-bearing..........................................................................      8,353,221     8,075,157
  Savings......................................................................................     32,073,996    23,759,066
  Time, $100,000 or more.......................................................................     48,243,566    25,688,134
  Other time...................................................................................     31,306,415    11,741,491
     Total deposits............................................................................    136,450,596    79,316,479
Federal funds purchased........................................................................             --       500,000
Convertible subordinated notes (note 6)........................................................      2,118,000     2,133,000
Accrued interest payable.......................................................................      1,444,019       507,981
Accrued and other liabilities..................................................................        470,081       506,138
     Total liabilities.........................................................................    140,482,696    82,963,598
Stockholders' equity (note 8):
  Preferred stock, $25.00 par value; authorized 60,000 shares..................................             --            --
  Common stock, $2.50 par value; authorized 5,000,000 shares; issued 1,597,132 shares in 1995
     and 1,039,676 shares in 1994..............................................................      3,992,830     2,599,190
  Additional paid-in capital...................................................................      6,345,290     2,756,005
  Retained earnings............................................................................      3,270,326     2,225,996
     Total stockholders' equity................................................................     13,608,446     7,581,191
Commitments (note 11)
     Total liabilities and stockholders' equity................................................   $154,091,142    90,544,789

                See accompanying notes to financial statements.

                                SALEM TRUST BANK

                              STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                            1995         1994         1993
Interest and fee income:
  Loans...............................................................................   $8,145,130    4,620,315    3,872,257
  Federal funds sold..................................................................      901,426      371,475      195,002
  Securities..........................................................................      266,770      319,484      318,690
  Other...............................................................................       23,771        8,870       71,156
     Total interest income............................................................    9,337,097    5,320,144    4,457,105
Interest expense:
  Demand..............................................................................      131,512      109,370       99,485
  Savings.............................................................................      973,952      565,702      561,437
  Time, $100,000 or more..............................................................    2,247,552    1,011,201      868,041
  Other time..........................................................................    1,083,961      580,795      671,292
  Long-term debt......................................................................      127,746      128,095      106,702
  Other...............................................................................        6,571        2,037           --
     Total interest expense...........................................................    4,571,294    2,397,200    2,306,957
     Net interest income..............................................................    4,765,803    2,922,944    2,150,148
Provision for loan losses (note 4)....................................................      545,124       50,000           --
     Net interest income after provision for loan losses..............................    4,220,679    2,872,944    2,150,148
Other income:
  Mortgage operations.................................................................      323,055      239,759      194,683
  Trust and investment fees...........................................................      470,882      315,225      130,735
  Service charges and fees on deposit accounts........................................       99,745       78,097       94,752
  Other...............................................................................       34,596       12,581       13,965
     Total other income...............................................................      928,278      645,662      434,135
Other operating expenses:
  Salaries and benefits...............................................................    2,061,280    1,311,669    1,034,077
  Furniture and equipment.............................................................      176,970      136,683      122,871
  FDIC insurance......................................................................       87,882      169,564      171,270
  Occupancy...........................................................................      176,007       91,631       88,013
  Other...............................................................................      882,028      500,074      460,064
     Total other operating expenses...................................................    3,384,167    2,209,621    1,876,295
     Income before income taxes.......................................................    1,764,790    1,308,985      707,988
Income tax expense (note 7)...........................................................      720,460      506,099      250,428
     Net income.......................................................................   $1,044,330      802,886      457,560
Earnings per share:
  Primary.............................................................................   $      .72          .76          .44
  Fully diluted.......................................................................   $      .67          .70          .42

                See accompanying notes to financial statements.

                                SALEM TRUST BANK

                       STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                        ADDITIONAL                     TOTAL
                                                                            COMMON       PAID-IN      RETAINED     STOCKHOLDERS'
                                                                            STOCK        CAPITAL      EARNINGS         EQUITY
Balance at December 31, 1992...........................................   $2,599,190     2,756,005    1,048,725       6,403,920
Net income for 1993....................................................           --            --      457,560         457,560
Balance at December 31, 1993...........................................    2,599,190     2,756,005    1,506,285       6,861,480
Net income for 1994....................................................           --            --      802,886         802,886
Cash dividends ($.08 per share)........................................           --            --      (83,175)        (83,175)
Balance at December 31, 1994...........................................    2,599,190     2,756,005    2,225,996       7,581,191
Net income for 1995....................................................           --            --    1,044,330       1,044,330
Common stock issued:
  Stock offering.......................................................    1,388,890     3,576,835           --       4,965,725
  Stock options exercised..............................................        1,000         1,200           --           2,200
  Convertible subordinated notes.......................................        3,750        11,250           --          15,000
Balance at December 31, 1995...........................................   $3,992,830     6,345,290    3,270,326      13,608,446

                See accompanying notes to financial statements.

                                SALEM TRUST BANK

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                        1995           1994           1993
Cash flows from operating activities:
  Net income.....................................................................   $  1,044,330        802,886       457,560
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
     Depreciation and amortization...............................................        157,054        132,848       104,929
     Accretion of premiums and discounts, net....................................       (128,073)       (83,722)       36,815
     Provision for loan losses...................................................        545,124         50,000            --
     Deferred tax benefit........................................................       (167,700)            --            --
     Increase in deferred costs on loan originations.............................        (41,682)        (4,021)       (6,309)
     Purchases and originations of loans for sale................................    (63,597,000)   (73,541,000)   (7,442,700)
     Proceeds from sale of loans.................................................     63,189,759     71,186,580     6,977,700
     (Increase) decrease in accrued interest receivable..........................       (307,594)       (47,820)       41,870
     Increase in other assets....................................................           (991)       (21,363)      (29,184)
     Increase (decrease) in accrued interest payable.............................        936,038        (71,784)       62,676
     (Decrease) increase in accrued and other liabilities........................        (36,057)       329,374        51,356
       Net cash provided by (used in) operating activities.......................      1,593,208     (1,268,022)      254,713
Cash flows from investing activities:
  Increase in loans..............................................................    (38,816,415)    (4,167,303)   (1,475,973)
  Maturities of interest-bearing bank time deposits..............................        100,000      2,000,000     1,999,915
  Purchase of interest-bearing bank time deposits................................             --             --    (2,000,000)
  Purchases of stock in the Federal Home Loan Bank...............................        (26,100)            --            --
  Purchases of securities held to maturity.......................................    (29,765,079)    (6,381,125)   (8,298,800)
  Maturities of securities held to maturity......................................     17,670,000      8,530,000    10,000,000
  Redemption of investment in mutual fund........................................             --      1,000,000            --
  Purchases of equipment.........................................................       (340,645)       (39,425)     (178,295)
       Net cash (used in) provided by investing activities.......................    (51,178,239)       942,147        46,847
Cash flows from financing activities:
  Increase (decrease) in total deposits..........................................     57,134,117      1,001,246      (726,684)
  Increase in federal funds purchased............................................       (500,000)       500,000            --
  Proceeds from stock options exercised..........................................          2,200             --            --
  Proceeds from issuance of common stock.........................................      4,965,725             --            --
  Proceeds from issuance of long-term debt.......................................             --             --     2,133,000
  Cash dividends.................................................................             --        (83,175)           --
       Net cash provided by financing activities.................................     61,602,042      1,418,071     1,406,316
Net increase in cash and cash equivalents........................................     12,017,011      1,092,196     1,707,876
Cash and cash equivalents at beginning of year...................................     16,793,419     15,701,223    13,993,347
Cash and cash equivalents at end of year.........................................   $ 28,810,430     16,793,419    15,701,223
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest.........................................   $  3,635,256      2,468,984     2,244,281
  Income taxes paid during the year..............................................      1,011,800        241,200       217,845
  Noncash transactions:
       Conversion of convertible subordinated notes to common stock..............         15,000             --            --

                See accompanying notes to financial statements.

                                SALEM TRUST BANK

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Salem Trust Bank (the Bank) was incorporated January 9, 1986 and began operations March 3, 1986. The Bank is engaged in general commercial and retail banking in both Forsyth County and New Hanover County, North Carolina and operates under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation. The Bank undergoes periodic examinations by those regulatory authorities. The Bank is headquartered in Winston-Salem, North Carolina. In March 1995, the Bank opened a full-service banking operation in Wilmington, North Carolina.

     In May, 1995, the Bank completed a secondary stock offering to support the growth of the Wilmington operation. The Bank sold 555,556 shares of common stock with a par value of $2.50 for $9.00 per share. Total proceeds of $4,999,765 were reduced by issuance expenses of $34,040. The net proceeds were credited to common stock and additional paid in capital.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the amounts of income and expenses during the reported period. Actual results could differ from those estimates.

     The following is a description of the significant accounting and reporting policies the Bank follows in preparing and presenting its financial statements.

       (a) INVESTMENT SECURITIES

          Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which prescribes the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Securities held for current resale are classified as trading securities and reported at fair value, with unrealized gains and losses included in income. Securities not classified as held to maturity or trading securities are classified as available for sale and reported at fair value, with unrealized gains and losses net of the related tax effect excluded from income and reported as a separate component of stockholders' equity. The classification of securities as held to maturity, trading or available for sale is determined at the date of purchase.

          Realized gains or losses on the sale of securities are recognized on the specific identification method. Premiums and discounts are amortized to interest income over the life of the security using a method approximating a level yield method.

       (b) FEDERAL HOME LOAN BANK STOCK

          As a member of the Federal Home Loan Bank of Atlanta (the "FHLB"), the Bank is required to maintain an investment in the stock of the FHLB. This stock is carried at cost since it has no quoted market value.

       (c) LOANS AND ALLOWANCE FOR LOAN LOSSES

          The Bank uses the allowance method in providing for loan losses. Accordingly, all loan losses are charged to the allowance for loan losses and all recoveries are credited to the allowance.

          Effective January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting for Creditors for Impairment of a Loan -- Income Recognition and Disclosures." Under the new standard, the 1995 allowance for loan losses related to loans that are determined to be impaired in accordance with SFAS No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. The Bank previously measured loan impairment in a manner generally comparable to the methods prescribed in SFAS No. 114. Accordingly, no additional reserves for credit losses were required as a result of adoption of SFAS No. 114.

                                SALEM TRUST BANK

          The provision for loan losses charged to operating expense is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, the amounts and timing of future cash flows expected to be received on impaired loans, the relationship of the allowance for loan losses to outstanding loans, and economic conditions. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

          In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize changes to the allowance based on their judgments about information available at the time of their examination.

          Interest income is recorded as earned on an accrual basis. Recognition of interest income on loans, including a loan impaired under SFAS No. 114, is discontinued when, in management's opinion, collectibility of interest is doubtful.

       (d) LOANS HELD FOR SALE

          The Bank originates and purchases residential mortgage loans with the intent to sell. These loans are carried at the lower of cost or market.

       (e) PREMISES AND EQUIPMENT

          Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets.

       (f) INCOME TAXES

          Income taxes are accounted for under the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the income tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

       (g) CASH AND CASH EQUIVALENTS

          For purposes of the statements of cash flows, cash and cash equivalents include cash and due from banks in addition to federal funds sold. Generally, federal funds are sold for one-day periods.

       (h) LOAN ORIGINATION FEES

          The Bank defers certain costs directly associated with originating new loans net of certain loan fees collected associated with such originations. Net deferred costs per loan are amortized to interest income over the actual life of the loan using a method approximating a level yield method.

       (i) EARNINGS PER SHARE

          Primary earnings per share is based on the weighted average number of common shares and common stock equivalents outstanding during the year (1,447,400 shares in 1995, 1,050,534 shares in 1994 and 1,049,896 in 1993).
     Fully diluted earnings per share is computed based on the weighted average number of common shares outstanding, common stock equivalents and common shares issuable upon full conversion of the convertible subordinated notes (1,684,659 shares in 1995, 1,267,064 in 1994 and 1,236,647 in 1993).

       (j) RECLASSIFICATIONS

          Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform with the presentation adopted in 1995. These reclassifications did not change net income or retained earnings as previously reported.

                                SALEM TRUST BANK

(2) CASH AND DUE FROM BANKS

     The Bank is required to maintain certain daily reserve and clearing balances on hand in accordance with Federal Reserve Board requirements. The reserve and clearing balances maintained in accordance with such requirements as of December 31, 1995 and 1994, was approximately $432,000 and $338,000, respectively.

(3) INVESTMENT SECURITIES

     Investment securities held to maturity consist of the following:

                                                                                             GROSS         GROSS       ESTIMATED
                                                                             AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                                               COST          GAINS         LOSSES        VALUE
December 31, 1995:
  U.S. treasury securities...............................................   $   499,522       2,978             --        502,500
  Obligations of U.S. government agencies................................    16,650,069       1,047        (18,638)    16,632,478
  State, county and municipal obligations................................        24,584         413             --         24,997
                                                                            $17,174,175       4,438        (18,638)    17,159,975
December 31, 1994:
  U.S. treasury securities...............................................   $ 1,476,349          --        (10,529)     1,465,820
  Obligations of U.S. government agencies................................     2,975,161          --        (34,016)     2,941,145
  State, county and municipal obligations................................       499,513          --         (1,038)       498,475
                                                                            $ 4,951,023          --        (45,583)     4,905,440

     The maturity distribution of debt securities at December 31, 1995 is as follows:

                                                                                                     AMORTIZED     ESTIMATED
                                                                                                       COST        FAIR VALUE
Held to maturity due:
  In one year or less............................................................................   $17,149,591    17,134,978
  After one year through five years..............................................................        24,584        24,997
       Totals....................................................................................   $17,174,175    17,159,975

     There were no sales of investment securities during 1995, 1994 or 1993.

     Investments with an amortized cost of approximately $2,992,515 were pledged to secure public deposits at December 31, 1995.

(4) LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans at December 31, 1995 and 1994 are summarized as follows:

                                                                                                      1995           1994
Commercial.....................................................................................   $ 15,008,078     9,873,835
Consumer.......................................................................................     16,771,516     9,884,099
Real estate....................................................................................     71,093,783    44,299,439
Mortgage loans held for sale...................................................................      3,226,661     2,819,420
Deferred origination costs, net................................................................        130,880        89,198
                                                                                                  $106,230,918    66,965,991

     The Bank purchases single family, residential first mortgage loans from third parties (see note 11) in addition to originating them through its mortgage division.

                                SALEM TRUST BANK

     Directors, officers and their related interests were indebted to the Bank in the aggregate amount of $5,505,383 and $3,014,980 at December 31, 1995 and 1994, respectively. During 1995, directors, officers and their related interests borrowed $3,060,368 and repaid $569,965. In the opinion of management, these loans do not involve more than the normal risk of collectibility, and are made substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers.

     The Bank's loan portfolio principally consists of loans in Forsyth County, North Carolina to professionals in the medical, legal and accounting fields and their related interests and loans in New Hanover County, North Carolina to individuals and small businesses. These loans are mainly retail, commercial and commercial real estate type loans for which repayment is dependent on the current real estate market and general economic conditions.

     The allowance for loan losses for 1995, 1994 and 1993 is summarized as follows:

                                                                                                1995        1994       1993
Balance at beginning of year..............................................................   $  757,054    713,978    713,978
Provision charged to operations...........................................................      545,124     50,000         --
Charge-offs...............................................................................         (411)    (9,711)        --
Recoveries................................................................................           --      2,787         --
Balance at end of year....................................................................   $1,301,767    757,054    713,978

(5) PREMISES AND EQUIPMENT

     Premises and equipment at December 31, 1995 and 1994 are summarized as follows:

                                                                                                         1995         1994
Land...............................................................................................   $  430,000      430,000
Building...........................................................................................    1,226,372    1,226,372
Furniture, fixtures and equipment..................................................................      960,961      648,261
                                                                                                       2,617,333    2,304,633
Less accumulated depreciation......................................................................      726,983      608,632
Premises and equipment, net........................................................................   $1,890,350    1,696,001

     The Bank leases office space in Wilmington, North Carolina. Rent expense related to these leases approximated $58,000 in 1995.

(6) CONVERTIBLE SUBORDINATED NOTES

     In February 1993, the Bank issued $2,133,000 of convertible subordinated notes with a 6% fixed interest rate. Interest is payable semiannually in arrears in June and December to registered holders. The notes mature in February 2003 and are callable, at the Bank's option, in whole or in part, at any time or from time to time after December 31, 1995 at par. Each note is convertible at the option of the holder into common stock at a conversion price of $10 per share and the notes are not subject to any mandatory redemption or sinking fund requirement prior to maturity. In 1995, $15,000 of the convertible subordinated notes were converted into 1,500 shares of common stock at a conversion price of $10 per share.

                                SALEM TRUST BANK

(7) INCOME TAXES

     Components of income tax expense for 1995, 1994 and 1993 are as follows:

                                                                                                 1995        1994       1993
Current:
  Federal...................................................................................   $735,270    425,000    207,046
  State.....................................................................................    152,890     81,099     31,382
                                                                                                888,160    506,099    238,428
Deferred:
  Federal...................................................................................   (134,474)        --     12,000
  State.....................................................................................    (33,226)        --         --
                                                                                               (167,700)        --     12,000
     Total..................................................................................   $720,460    506,099    250,428

     The actual income tax expense for 1995, 1994 and 1993 differs from the "expected" income tax expense (computed at the statutory rate of 34%) as shown below:

                                                                                                 1995       1994       1993
Income tax expense at Federal rate..........................................................   $600,029    445,055    240,716
Increase in income taxes resulting from:
  State income taxes, net of Federal benefit................................................     78,978     53,525     20,712
  Other, net................................................................................     41,453      7,519    (11,000)
                                                                                               $720,460    506,099    250,428

     The tax effects of temporary differences are presented below:

                                                                                                            1995       1994
Deferred tax assets:
  Loan loss reserves...................................................................................   $393,100    156,000
  Other................................................................................................         --      1,000
     Total gross deferred tax asset....................................................................    393,100    157,000
     Less valuation allowance..........................................................................         --         --
     Net deferred tax asset............................................................................    393,100    157,000
Deferred tax liabilities:
  Depreciable basis of fixed assets....................................................................    130,100    120,000
  Deferred loan fees...................................................................................     91,000     26,600
  Other................................................................................................      4,300     10,400
  Total gross deferred tax liability...................................................................    225,400    157,000
  Net deferred tax asset...............................................................................   $167,700         --

(8) STOCK OPTIONS

     The Bank has reserved 159,522 shares of its common stock for possible issuance pursuant to the 1986 Incentive Stock Option Plan (the Plan), as amended on July 29, 1995. Under the terms of the Plan, stock options are periodically granted to key personnel at a price not less than the fair market value of the shares at the date of grant. The options generally vest over five years from the date of grant. The exercise period for incentive stock options granted under the Plan is determined to be a period no longer than ten years from the date the options are granted.

     Also, under the Plan, non-qualified stock options for 6,820 shares of the shares reserved have been granted to an executive officer at $5.50 per share exercisable for a period of eleven years.

                                SALEM TRUST BANK

     Changes in the number of shares under the above mentioned stock option plans are as follows:

                                                                                                      NUMBER OF
                                                                                                       SHARES        OPTION PRICE
Outstanding at December 31, 1993...................................................................     74,900        $5.50-$8.44
  Granted..........................................................................................     23,600        $8.00-$8.63
  Forfeited........................................................................................     (4,500)          $8.38
Outstanding at December 31, 1994...................................................................     94,000        $5.50-$8.63
  Granted..........................................................................................     58,000           $9.00
  Exercised........................................................................................       (400)          $5.50
Outstanding at December 31, 1995...................................................................    151,600        $5.50-$9.00
Exercisable at December 31, 1995...................................................................     86,640        $5.50-$9.00

(9) BENEFIT PLAN

     The Bank has a defined contribution retirement plan which qualifies under
Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to contribute a fixed percentage of their compensation, with the Bank matching a portion of each employee's contribution. The Bank's matching contributions were approximately $60,000 in 1995 and $14,000 in 1994 and 1993.

(10) REGULATORY MATTERS

     The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits as determined pursuant to North Carolina General statutes. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

     Current Federal regulations require that the Bank maintain a minimum ratio of total capital to "risk weighted" assets of 8.0%, with at least 4.0% being in the form of tier I capital, as defined in the regulations. As of December 31, 1995, the Bank was in compliance with each of these requirements.

(11) COMMITMENTS

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral obtained varies but may include real estate, stock, bonds, and certificates of deposit. Undisbursed commitments under outstanding lines of credit aggregated approximately $23,820,000 at December 31, 1995.

     The Bank had standby letters of credit of approximately $487,500 outstanding at December 31, 1995.

     During 1994, the Bank entered into an agreement to purchase single family, residential first mortgage loans on a short term basis from originating corporations. All such purchased loans have been presold to secondary market investors prior to their purchase by the Bank. Generally, secondary market investors will purchase these loans from the Bank within a 30 to 60 day period. Mortgage loans purchased by the Bank are classified as held for sale (see note
4). The agreement specifies that purchases outstanding at any one time shall not exceed $2,500,000. At December 31, 1995, the Bank had $1,837,111 outstanding under the agreement.

                                SALEM TRUST BANK

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires a company to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

     The fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as December 31, 1995. Such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

  CASH AND CASH EQUIVALENTS

     The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

  INVESTMENT SECURITIES

     Fair values were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments.

  LOANS RECEIVABLE

     The carrying values, reduced by estimated inherent credit losses, of variable-rate loans and other loans with short-term characteristics were considered fair values. For other loans, the fair values were calculated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and credit quality.

  DEPOSIT ACCOUNTS

     The fair value of deposits with no stated maturity, such as demand deposits and savings deposits, was, by definition, equal to the amount payable on demand as of December 31, 1995. The fair value of certificates of deposit was estimated using discounted cash flow analyses, using interest rates currently offered for deposits of similar remaining maturities.

  CONVERTIBLE SUBORDINATED DEBT

     The fair value of the convertible subordinated debt was estimated using interest rates currently offered for similar debt.

                                SALEM TRUST BANK

     The estimated fair values of financial instruments are as follows:

                                                                                                           DECEMBER 31, 1995
                                                                                                         CARRYING    ESTIMATED
                                                                                                          VALUE      FAIR VALUE
                                                                                                             (IN THOUSANDS)
FINANCIAL ASSETS:
  Cash and cash equivalents...........................................................................   $ 28,810        28,810
  Investment securities held to maturity..............................................................     17,174        17,160
  Loans receivable, net of allowance for loan losses..................................................    104,929       105,323
  Stock in the FHLB...................................................................................        295           295

FINANCIAL LIABILITIES:
  Deposit accounts....................................................................................   $136,451       136,690
  Convertible subordinated note.......................................................................      2,118         2,262



     At December 31, 1995, the Bank had outstanding commitments to originate new loans and to extend credit. These off-balance sheet financial instruments were exercisable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, they were deemed to have no current fair market value.

     FAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. The disclosures also do not include premises and equipment and certain intangible assets, such as customer relationships. Accordingly, the aggregate fair value amounts presented above do not represent the underlying value of the Bank.

                                SALEM TRUST BANK

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                        (UNAUDITED)                    (UNAUDITED)
                                                                                         JUNE 30,      DECEMBER 31,     JUNE 30,
                                                                                           1996            1995           1995
ASSETS:
Cash and due from banks..............................................................    $   5,622          6,145          6,591
Federal funds sold...................................................................       17,340         22,665         12,685
Investment securities:
  Available for sale.................................................................        2,462            295            295
  Held to maturity (market values of $16,594, $17,160 and $2,995)....................       16,667         17,174          2,983
Loans (notes 2 and 4)................................................................      113,703        106,231         91,898
  Less allowance for loan losses (note 3)............................................        1,434          1,302            922
     Loans, net......................................................................      112,269        104,929         90,976
Premises and equipment...............................................................        1,860          1,890          1,811
Other assets.........................................................................        1,344            993            627
       Total assets..................................................................    $ 157,564        154,091        115,968
LIABILITIES:
Deposits:
  Noninterest bearing................................................................    $  17,010         16,473         12,142
  Interest-bearing...................................................................      122,424        119,978         82,304
     Total deposits..................................................................      139,434        136,451         94,446
Short-term borrowed funds............................................................           --             --          5,500
Long-term debt (note 5)..............................................................           --          2,118          2,133
Other liabilities....................................................................        1,447          1,914            944
       Total liabilities.............................................................      140,881        140,483        103,023
STOCKHOLDERS' EQUITY:
Preferred stock, $25.00 par value; authorized 60,000 shares..........................           --             --             --
Common stock, $2.50 par value; authorized 5,000,000 shares; 1,841,232 1,597,132, and
  1,595,232 shares issued............................................................        4,603          3,993          3,988
Additional paid-in capital...........................................................        8,063          6,345          6,339
Retained earnings....................................................................        4,017          3,270          2,618
       Total stockholders' equity....................................................       16,683         13,608         12,945
       Total liabilities and stockholders' equity....................................    $ 157,564        154,091        115,968

                See accompanying notes to financial statements.

                                SALEM TRUST BANK

                              STATEMENTS OF INCOME

                       (UNAUDITED, DOLLARS IN THOUSANDS)

                                                                                                           SIX MONTHS ENDED
                                                                                                               JUNE 30,
                                                                                                            1996       1995
INTEREST INCOME:
  Loans................................................................................................    $5,111      3,644
  Investment securities................................................................................       489        107
  Other................................................................................................       548        251
     Total interest income.............................................................................     6,148      4,002
INTEREST EXPENSE:
Deposits...............................................................................................     3,071      1,722
Long-term debt and other borrowings....................................................................        41         64
     Total interest expense............................................................................     3,112      1,786
NET INTEREST INCOME....................................................................................     3,036      2,216
Provision for loan losses (note 3).....................................................................       132        165
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES....................................................     2,904      2,051
OTHER INCOME:
Service charges on deposit accounts....................................................................        69         31
Non-deposit fees and commissions.......................................................................       127        147
Other..................................................................................................       426        137
     Total other income................................................................................       622        315
OTHER EXPENSES:
Personnel expense......................................................................................     1,250        983
Net occupancy expense..................................................................................       123         95
Equipment expense......................................................................................        96         79
FDIC insurance.........................................................................................        17        101
Other operating expenses...............................................................................       561        374
     Total other expenses..............................................................................     2,047      1,632
INCOME BEFORE INCOME TAXES.............................................................................     1,479        734
Income taxes...........................................................................................       571        342
NET INCOME.............................................................................................    $  908        392
INCOME PER SHARE:
  Primary..............................................................................................    $  .54        .34
  Fully diluted........................................................................................       .51        .32
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Primary..............................................................................................    1,694,409   1,137,896
  Fully diluted........................................................................................    1,831,878   1,351,196

                See accompanying notes to financial statements.

                                SALEM TRUST BANK

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                           (UNAUDITED, IN THOUSANDS)

                                                                                          ADDITIONAL                    TOTAL
                                                                                COMMON     PAID-IN      RETAINED    STOCKHOLDERS'
                                                                                STOCK      CAPITAL      EARNINGS        EQUITY
Balance December 31, 1994....................................................   $2,599       2,756        2,226          7,581
Net income...................................................................      --           --          392            392
Stock offering...............................................................   1,389        3,583           --          4,972
Balance June 30, 1995........................................................   $3,988       6,339        2,618         12,945
Balance December 31, 1995....................................................   $3,993       6,345        3,270         13,608
Net income...................................................................      --           --          908            908
Stock options exercised......................................................      80          130           --            210
Cash dividends ($.10 per share)..............................................      --           --         (161)          (161)
Conversion of subordinated notes.............................................     530        1,588           --          2,118
Balance June 30, 1996........................................................   $4,603       8,063        4,017         16,683

                See accompanying notes to financial statements.

                                SALEM TRUST BANK

                            STATEMENTS OF CASH FLOWS

                    SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                           (UNAUDITED, IN THOUSANDS)

                                                                                                            1996       1995
OPERATING ACTIVITIES:
Net income..............................................................................................   $   908        392
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation..........................................................................................        76         64
  Provision for loan and lease losses...................................................................       132        165
  Increase in deferred costs on loan originations.......................................................       (11)       (24)
  Purchases and originations of loans for sale..........................................................   (16,681)   (28,210)
  Proceeds from sale of loans...........................................................................    18,930     29,157
  Increase in other assets..............................................................................      (351)      (100)
  Decrease in other liabilities.........................................................................      (467)       (71)
     NET CASH PROVIDED BY OPERATING ACTIVITIES..........................................................     2,536      1,373
INVESTING ACTIVITIES:
Maturities of interest-bearing deposits.................................................................        --        100
Proceeds from maturities of investment securities held to maturity......................................    14,255      3,468
Purchases of investment securities held to maturity.....................................................   (13,748)    (1,500)
Purchases of investment securities available for sale...................................................    (2,167)       (26)
Net originations of loans and leases receivable.........................................................    (9,710)   (25,855)
Purchases of premises and equipment.....................................................................       (46)      (179)
     NET CASH USED BY INVESTING ACTIVITIES..............................................................   (11,416)   (23,992)
FINANCING ACTIVITIES:
Net increase in deposit accounts........................................................................     2,983     15,130
Net decrease in short-term borrowed funds...............................................................        --      5,000
Exercise of stock options...............................................................................       210         --
Proceeds from issuance of common stock..................................................................        --      4,972
Cash dividends..........................................................................................      (161)        --
     NET CASH PROVIDED BY FINANCING ACTIVITIES..........................................................     3,032     25,102
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....................................................    (5,848)     2,483
Cash and cash equivalents at January 1..................................................................    28,810     16,793
CASH AND CASH EQUIVALENTS AT JUNE 30....................................................................   $22,962     19,276
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid during the period.........................................................................   $ 3,477      1,745
Income taxes paid during the period.....................................................................       568        470
NONCASH TRANSACTIONS:
     Conversion of convertible subordinated notes to common stock.......................................   $ 2,118         --

                See accompanying notes to financial statements.

                                SALEM TRUST BANK

                         NOTES TO FINANCIAL STATEMENTS

                          AS OF JUNE 30, 1996 AND 1995

(1) MANAGEMENT OPINION

     The financial statements of Salem Trust Bank ("Salem") as of June 30, 1996 and 1995 are unaudited. In the opinion of management, all adjustments (none of which were other than normal accruals) necessary for a fair presentation of the financial position and results of operations for the periods presented have been included.

(2) LOANS AND LEASE FINANCING

     A summary of loans and lease financing at June 30, 1996 and 1995 follows (in thousands):

                                                                                     1996       1995
Commercial, financial and agricultural..........................................   $ 17,881    15,745
Real estate-construction........................................................     18,120     7,476
Real estate-mortgage............................................................     73,194    64,804
Installment loans to individuals................................................      3,853     3,303
Credit card receivables.........................................................        655       570
  Total loans and lease financing...............................................   $113,703    91,898

     Loans held for sale totaled $978,000 and $1,872,000 at June 30, 1996 and 1995, respectively, and are reported at the lower of aggregate cost or market.

     At June 30, 1996 and 1995, Salem had no impaired loans.

(3) ALLOWANCE FOR LOAN LOSSES

     Following is a summary of the allowance for loan losses for the six months ended June 30, 1996 and 1995 (in thousands):

                                                                                          1996     1995
Balance at beginning of year..........................................................   $1,302    757
Provision charged to operations.......................................................      132    165
Balance at end of period..............................................................   $1,434    922

(4) NONPERFORMING ASSETS

     As of June 30, 1996, Salem had no nonperforming assets. Nonperforming assets at June 30, 1995 were comprised of $5,000 of restructured loans.

(5) SUBORDINATED NOTES

     In May 1996, Salem called its convertible subordinated notes which bore interest at 6.00%. Substantially all subordinated notes were converted into shares of Salem's $2.50 par value common stock.

(6) CONTINGENCIES

     Certain legal claims have arisen in the normal course of business, which, in the opinion of management and counsel, will have no material adverse effect on the financial position of the Corporation or its subsidiaries.

(7) ACCOUNTING ISSUES

     Salem adopted SFAS No. 123, "Accounting for Stock-Based Compensation" on January 1, 1996. SFAS No. 123 establishes a fair value method of accounting for such compensation plans. Stock-based compensation plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or in which an entity issues its

                                SALEM TRUST BANK
equity instruments to acquire goods or services from nonemployees. Under SFAS No. 123, these types of transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measured. While SFAS No. 123 encourages all entities to adopt the fair value method of accounting, it does allow an entity to continue to measure the compensation cost of stock compensation plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"). Salem intends to continue measuring stock compensation expense under APB Opinion No. 25.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The NCBCA provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys' fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.

     PERMISSIBLE INDEMNIFICATION. Under the NCBCA, a corporation may, but is not required to, indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and (i) in the case of conduct in his or her official corporate capacity, reasonably believed that his or her conduct was in the corporation's best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation's best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

     MANDATORY INDEMNIFICATION. Unless limited by the corporation's charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

     ADVANCE FOR EXPENSES. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

     COURT-ORDERED INDEMNIFICATION. Unless otherwise provided in the corporation's charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

     VOLUNTARY INDEMNIFICATION. In addition to and separate and apart from "permissible" and "mandatory" indemnification described above, a corporation may, by charter, bylaw, contract or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including any proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he or she may incur on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation's charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

     PARTIES ENTITLED TO INDEMNIFICATION. The NCBCA defines "director" to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

     INDEMNIFICATION BY REGISTRANT. Subject to such restrictions on indemnification as are imposed under federal securities laws, Registrant's Bylaws provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted by law, and require its Board of Directors to take all actions necessary and appropriate to authorize such indemnification.

     Under the NCBCA, a corporation also may purchase insurance on behalf of any person who is or was a director or officer against any liability arising out of his status as such. Registrant currently maintains a directors' and officers' liability insurance policy.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits and financial statement schedules are filed as part of this Registration Statement or incorporated herein by reference:

     (a) Exhibits

EXHIBIT NUMBER
 PURSUANT TO
 ITEM 601 OF
REGULATION S-K                                           DESCRIPTION OF EXHIBIT
      2          Amended Agreement of Combination among CCB Financial Corporation, Central Carolina Bank and Trust
                 Company and Salem Trust Bank (included as and incorporated from Appendix A of the Prospectus/Proxy
                 Statement filed as a part of this Registration Statement).
      3.1        Registrant's Restated Articles of Incorporation, as amended, (incorporated by reference from Exhibit 3 of Registrant's Form 8-K dated May 19, 1995.
      3.2        Rights Agreement dated February 26, 1990 between Registrant and Central Carolina Bank and Trust
                 Company (incorporated by reference from Exhibit 4 of Registrant's Current Report on Form 8-K dated
                 February 16, 1990).
      3.3        Form of indenture dated November 1, 1993 between Registrant and Wachovia Bank of North Carolina, N.A.,
                 Trustee, pursuant to which Registrant's Subordinated Notes are issued and held is incorporated herein by reference from Exhibit 4.2 of Registrant's Registration Statement No. 33-50793 on Form S-3.
      3.4        Registrant's Bylaws, as revised on April 16, 1996, are incorporated by reference from Exhibit 3 of
                 Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.
      5          Opinion and Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to legality of shares being registered.
      8          Opinion of KPMG Peat Marwick LLP as to tax matters
     10.1        Form of amended employment agreement with Gordon H. T. Sheeran
     10.2        Form of amended employment agreement with Norman D. Potter
     10.3        Form of amended employment agreement with William S. Green
     10.4        Form of amended employment agreement with Deborah S. Marshall
     21          List of Registrant's Subsidiaries (incorporated by reference from Note 1 to consolidated financial statements contained in Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
                 1995.)
     23.1        Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. (contained in Exhibit 5 above)
     23.2        Consent of KPMG Peat Marwick LLP
     23.3        Consent of KPMG Peat Marwick LLP
     23.4        Consent of KPMG Peat Marwick LLP
     23.5        Consent of The Carson Medlin Company
     24          Powers of Attorney
     99.1        Form of appointment by proxy to be used in connection with the Special Meeting of Shareholders of
                 Salem Trust Bank

(b) Financial Statement Schedules.

     All financial statement schedules are omitted as substantially all the required information is contained in the Registrant's consolidated financial statements which are incorporated herein by reference or is not applicable. The opinion of The Carson Medlin Company to the Board of Directors of Salem Trust Bank is included as Appendix C of the Prospectus/Proxy Statement filed as a part of this Registration Statement.

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "1933 Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 ("1934 Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant had duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on September 19, 1996.

                                         CCB FINANCIAL CORPORATION

                                         By: /s/      ERNEST C. ROESSLER
                                                    ERNEST C. ROESSLER
                                            VICE CHAIRMAN, PRESIDENT AND CHIEF
                                                      EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                            TITLE                             DATE

          /s/             ERNEST C. ROESSLER            Vice Chairman, President, Chief Executive     September 19, 1996
                                                          Officer and Director (principal executive
                  ERNEST C. ROESSLER                      officer)

         /s/            W. HAROLD PARKER, JR.           Senior Vice President and Controller          September 19, 1996
                                                          (principal financial and accounting
                W. HAROLD PARKER, JR.                     officer)

          *                W. L. BURNS, JR.             Chairman of the Board of Directors            September 19, 1996
                   W. L. BURNS, JR.

           *              JOHN M. BARNHARDT             Director                                      September 19, 1996
                  JOHN M. BARNHARDT

                                                        Director                                      September 19, 1996
                 J. HARPER BEALL, III

          *              JAMES B. BRAME, JR.            Director                                      September 19, 1996
                 JAMES B. BRAME, JR.

                                                        Director                                      September 19, 1996
                  TIMOTHY B. BURNETT

           *               EDWARD S. HOLMES             Director                                      September 19, 1996
                   EDWARD S. HOLMES

                                                        Director                                      September 19, 1996
                BONNIE MCELVEEN-HUNTER

           *                DAVID B. JORDAN             Vice Chairman and Director                    September 19, 1996
                   DAVID B. JORDAN

                      SIGNATURE                                            TITLE                             DATE

                                                        Director                                      September 19, 1996
                    OWEN G. KENAN

          *              EUGENE J. MCDONALD             Director                                      September 19, 1996
                  EUGENE J. MCDONALD

                                                        Director                                      September 19, 1996
             HAMILTON W. MCKAY, JR., M.D.

                                                        Director                                      September 19, 1996
                   GEORGE J. MORROW

           *                 ERIC B. MUNSON             Director                                      September 19, 1996
                    ERIC B. MUNSON

           *                 MILES J. SMITH             Director                                      September 19, 1996
                 MILES J. SMITH, JR.

          *                JIMMY K. STEGALL             Director                                      September 19, 1996
                   JIMMY K. STEGALL

                                                        Director                                      September 19, 1996
                    H. ALLEN TATE

          *              JAMES L. WILLIAMSON            Director                                      September 19, 1996
                 JAMES L. WILLIAMSON

          *              DR. PHAIL WYNN, JR.            Director                                      September 19, 1996
                 DR. PHAIL WYNN, JR.

        *By: /s/         W. HAROLD PARKER, JR.
                W. HAROLD PARKER, JR.
                   ATTORNEY-IN-FACT

                                 EXHIBITS INDEX

EXHIBIT NUMBER
 PURSUANT TO
 ITEM 601 OF                                                                                 SEQUENTIAL
REGULATION S-K                            DESCRIPTION OF EXHIBIT                              PAGE NO.
      2          Amended Agreement of Combination among CCB Financial Corporation,
                 Central Carolina Bank and Trust Company and Salem Trust Bank (included as and incorporated from Appendix A of the Prospectus/Proxy Statement filed as a part of this Registration Statement).
      3.1        Registrant's Restated Articles of Incorporation, as amended,
                 (incorporated by reference from Exhibit 3 of Registrant's Form 8-K dated
                 May 19, 1995.
      3.2        Rights Agreement dated February 26, 1990 between Registrant and Central
                 Carolina Bank and Trust Company (incorporated by reference from Exhibit
                 4 of Registrant's Current Report on Form 8-K dated February 16, 1990).
      3.3        Form of indenture dated November 1, 1993 between Registrant and Wachovia
                 Bank of North Carolina, N.A., Trustee, pursuant to which Registrant's
                 Subordinated Notes are issued and held is incorporated herein by reference from Exhibit 4.2 of Registrant's Registration Statement No.
                 33-50793 on Form S-3.
      3.4        Registrant's Bylaws, as revised on April 16, 1996, are incorporated by reference from Exhibit 3 of Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.
      5          Opinion and Consent of Brooks, Pierce, McLendon, Humphrey & Leonard,
                 L.L.P. as to legality of shares being registered
      8          Opinion of KPMG Peat Marwick LLP as to tax matters
     10.1        Form of amended employment agreement with Gordon H. T. Sheeran
     10.2        Form of amended employment agreement with Norman D. Potter
     10.3        Form of amended employment agreement with William S. Green
     10.4        Form of amended employment agreement with Deborah S. Marshall
     21          List of Registrant's Subsidiaries (incorporated by reference from Note 1 to consolidated financial statements contained in Registrant's Annual
                 Report on Form 10-K for the fiscal year ended December 31, 1995.)
     23.1        Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
                 (contained in Exhibit 5 above)
     23.2        Consent of KPMG Peat Marwick LLP
     23.3        Consent of KPMG Peat Marwick LLP
     23.4        Consent of KPMG Peat Marwick LLP
     23.5        Consent of The Carson Medlin Company
     24          Powers of Attorney
     99.1        Form of appointment by proxy to be used in connection with the Special
                 Meeting of Shareholders of Salem Trust Bank